As filed with the U.S. Securities and Exchange Commission on June 30, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FACTORIAL ENERGY INC.

(Exact Name of Registrant as Specified in Its Certificate of Incorporation)

Delaware	3690	42-2967285

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

805 Middlesex Turnpike

Billerica, MA 01821

(617) 315-9733

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

 Siyu Huang

Chief Executive Officer

805 Middlesex Turnpike

Billerica, MA 01821

(617) 315-9733 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jocelyn M. Arel

Jeffrey A. Letalien

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

(212) 813-8800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JUNE 30, 2026

PRELIMINARY PROSPECTUS

Factorial Energy Inc.

86,441,489 Shares of Series A Common Stock by the Selling Securityholders

13,800,000 Shares of Series A Common Stock Issuable Upon the Exercise of Public Warrants

This prospectus relates to (i) the issuance by Factorial Energy Inc. (the “Company” or “Factorial Energy”) of up to 13,800,000 shares of Factorial Energy Inc. Series A Common Stock that may be issued upon the exercise of the Factorial Energy Public Warrants (as defined below), and (ii) the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 86,441,489 shares of Series A Common Stock, par value $0.00001 per share of Factorial Energy Inc. (the “Series A Common Stock”), consisting of (a) 32,812,316 shares of Series A Common Stock issued to holders of Factorial Inc. (“Legacy Factorial”) capital stock (excluding treasury shares, dissenting shares and shares held by the Legacy Factorial Founders) (“Non-Founder Stockholders”), (b) 15,512,744 shares of Series A Common Stock issuable upon conversion of 15,512,744 shares of Series B Common Stock, par value $0.00001 per share of Factorial Energy Inc. (the “Series B Common Stock”), issued to the Legacy Factorial Founders (together with the Non-Founder Stockholders, the “Legacy Factorial Stockholders”), (c) 5,810,000 shares of Series A Common Stock issued to the Sponsor (as defined below) and certain initial shareholders of CGC (as defined below), (d) 7,519,404 shares of Series A Common Stock in the aggregate issued in connection with the PIPE Investments to PIPE Investors and shares purchased by Pangaea Three-B, LP, an affiliate of Sponsor (the “Sponsor Investor”), to satisfy in part its purchase obligations under its Investor Stock Purchase Agreement (as defined below), (e) 13,293,953 shares of Series A Common Stock issuable upon exercise of options to purchase Series A Common Stock held by certain Selling Securityholders (the “Options”), (f) 4,630,954 shares of Series A Common Stock issuable upon vesting and settlement of restricted stock unit awards (the “RSUs”) held by certain Selling Securityholders, (g) 62,118 shares of Series A Common Stock issued to Cantor Fitzgerald & Co. (“CF&CO”) pursuant to a financial advisor engagement letter with respect to services provided by CF&CO to the Company in connection with the Business Combination (as defined below) and (h) 6,800,000 shares of Series A Common Stock that may be issued upon the exercise of the Private Warrants (as defined below).

The 13,800,000 shares of Series A Common Stock offered hereby may be issued upon the exercise of the Factorial Energy Inc. Public Warrants at an exercise price of $11.50 per share (the “Public Warrants”).

We will not receive any proceeds from the sale of shares of Series A Common Stock by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Public Warrants and the Options to the extent such Public Warrants and Options are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

We are registering the offer and sale of certain securities described above to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders and any of their permitted transferees may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell the securities under this prospectus, is provided under “Selling Securityholders” and “Plan of Distribution” in this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Series A Common Stock is listed on the Nasdaq Capital Market under the symbol “FAC”. On June 26, 2026, the closing price of our Series A Common Stock was $11.41 per share. Our Warrants are listed on the Nasdaq Capital Market under the symbol “FACWW.” On June 26, 2026, the closing price of our Public Warrants was $1.40 per warrant.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2026.

MARKET AND INDUSTRY DATA

Factorial Energy is responsible for the disclosure contained in this prospectus. However, information contained in this prospectus concerning the market and the industry in which Factorial Energy competes, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by Factorial Energy based on such sources and Factorial Energy’s knowledge of the markets for its products and offerings. This information and any estimates provided herein involve numerous assumptions and limitations, and third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable. The industry in which Factorial Energy operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Although Factorial Energy has not independently verified the accuracy or completeness of third-party information, Factorial Energy believes the industry and market information included in this prospectus is reliable. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

Notwithstanding anything in this prospectus to the contrary, Factorial Energy is responsible for all disclosures in this prospectus.

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INTRODUCTORY NOTE AND FREQUENTLY USED TERMS

On June 4, 2026, as contemplated by the business combination agreement, dated December 17, 2025, by and among Cartesian Growth Corporation III, a Cayman Islands exempted company limited by shares (“CGC”), Fenway MS, Inc., a Delaware corporation and wholly-owned subsidiary of CGC (“Merger Sub”), and Factorial Inc., a Delaware corporation (“Factorial”) (as amended by the Amendment No. 1 to Business Combination Agreement, dated as of March 26, 2026 and Amendment No. 2 to Business Combination Agreement, dated as of May 18, 2026, the “Business Combination Agreement”), CGC changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware, as described further below (the “Domestication”), and changed its name to “Factorial Energy Inc.” In the Domestication, CGC effected a deregistration under Part XII of the Cayman Islands Companies Act (As Revised) and, pursuant to Section 388 of the Delaware General Corporation Law (the “DGCL”), domesticated as a corporation incorporated under the laws of the State of Delaware.

In connection with the Domestication, immediately prior to the Domestication, (1) CGC effected the redemption of Class A ordinary shares of CGC, par value $0.0001 per share (the “CGC Class A Shares”), initially issued in CGC’s initial public offering (the “Public Shares” and the holders of Public Shares, the “Public Shareholders”) that were validly submitted for redemption and not withdrawn; and (2) each holder of each issued and outstanding CGC Class B ordinary shares of CGC, par value $0.0001 per share (the “CGC Class B Shares,” and together with the CGC Class A Shares, the “CGC Ordinary Shares”) irrevocably and unconditionally elected to convert, on a one-for-one basis, each CGC Class B Share held by it into one CGC Class A Share (the “Class B Share Conversion”). At the effective time of the Domestication, each outstanding CGC Class A Share (excluding Public Shares validly submitted for redemption, but including CGC Class A Shares issued upon the Class B Share Conversion) was reclassified as one share of Series A Common Stock. On June 5, 2026 (the “Merger Effective Time”), Merger Sub merged with and into Factorial, with Factorial surviving the merger as a wholly-owned subsidiary of Factorial Energy.

Unless otherwise stated or unless the context otherwise requires, the terms “we”, “us”, “our” and “CGC” refer to Cartesian Growth Corporation III prior to the consummation of the Business Combination and Domestication, and the terms “Factorial Energy,” “the Company,” “combined company” and “post-combination company” refer to Factorial Energy Inc. (f/k/a Cartesian Growth Corporation III) and together with its subsidiaries following the consummation of the Business Combination.

In this document:

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, which was entered into by and among the CGC Insiders, CF&CO, certain Legacy Factorial Stockholders and Factorial Energy in connection with the Closing.

“Aggregate Fully Diluted Legacy Factorial Shares” means the sum, without duplication of (a) Legacy Factorial Common Stock plus (b) the Vested Legacy Factorial Equity Awards, in each case, that were outstanding immediately prior to the Merger Effective Time, plus (c) Legacy Factorial Preferred Stock (on an as-converted to Legacy Factorial Common Stock basis) that were issued and outstanding immediately prior to the Merger Effective Time, plus (d) the aggregate number of shares of Legacy Factorial Common Stock that were issuable upon, or subject to, the conversion of all convertible debt securities of Legacy Factorial that were outstanding immediately prior to the Merger Effective Time, plus (e) the aggregate number of shares of Legacy Factorial Common Stock that were issuable upon, or subject to, the conversion of Legacy Factorial Warrants that were outstanding immediately prior to the Merger Effective Time.

“Aggregate Merger Consideration” means the consideration issued to Legacy Factorial Stockholders in connection with the Merger, determined by dividing (a) the Equity Value by (b) the Redemption Price. For purposes of this prospectus, the Aggregate Merger Consideration issued to Legacy Factorial Stockholders was 105,607,400 shares of Series A Common Stock.

“Business Combination” means the transactions consummated on June 5, 2026 pursuant to the Business Combination Agreement, dated December 17, 2025 (as amended on March 26, 2026 and May 18, 2026), by and among CGC, Merger Sub, and Legacy Factorial including (i) the domestication of CGC as a Delaware corporation and (ii) the merger of Merger Sub with and into Legacy Factorial, with Legacy Factorial surviving the merger as a wholly-owned subsidiary of CGC, following which CGC changed its name to Factorial Energy Inc.

“Business Combination Agreement” means the Business Combination Agreement, dated December 17, 2025, by and among CGC, Merger Sub, and Legacy Factorial, as amended by Amendment No. 1 thereto dated March 26, 2026 and Amendment No. 2 thereto dated May 18, 2026.

“CGC Insiders” means the Sponsor, certain directors and officers of CGC, DirectorCo, and the independent directors of CGC.

“CGC Private Placement Warrants Purchase Agreements” means, the (a) Private Placement Warrants Purchase Agreement, dated as of May 1, 2025, by and between CGC and the Sponsor, and (b) Private Placement Warrants Purchase Agreement, dated as of May 1, 2025, by and between CGC and CF&CO.

“CGC Public Warrants” means the 13,800,000 warrants that were issued by CGC in connection with its IPO.

“CGC Shareholders” means the holders of CGC Ordinary Shares.

“Closing Date” means the date the Closing occurred.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consideration Ratio” means the number of shares of Factorial Energy Common Stock issued in exchange for each share of issued and outstanding Legacy Factorial capital stock upon the Merger, equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the Aggregate Fully Diluted Legacy Factorial Shares. The Aggregate Fully Diluted Legacy Factorial Shares as of the Closing Date was 28,788,335 shares, which represented the Legacy Factorial fully-diluted common stock as of December 31, 2025, and the Redemption Price was approximately $10.42. Accordingly, the Consideration Ratio was approximately 3.6684 shares of Factorial Energy Common Stock for each outstanding share of Legacy Factorial capital stock on an as-converted basis.

“Continental” means Continental Stock Transfer & Trust Company, CGC’s transfer agent.

“Domestication Effective Time” means the effective time of the Domestication.

“DTC” means The Depository Trust Company.

“Equity Value” means the sum of $1,100,000,000.

“ESPP” means the Factorial Energy Inc. 2026 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Factorial Energy Board” means the board of directors of Factorial Energy.

“Factorial Energy Bylaws” means the bylaws of Factorial Energy, which took effect upon the Domestication.

“Factorial Energy Charter” means the certificate of incorporation of Factorial Energy, which took effect upon the Domestication.

“Factorial Energy Common Stock” means the Series A Common Stock and the Series B Common Stock, collectively.

“Factorial Energy Incentive Plan” means the Factorial Energy Inc. 2026 Equity Incentive Plan.

“Factorial Energy Organizational Documents” means, collectively, the Factorial Energy Charter and Factorial Energy Bylaws.

“Investor Stock Purchase Agreements” means the stock purchase agreements, dated December 17, 2025, by and between CGC and the PIPE Investors.

“Legacy Factorial” means Factorial Inc., a Delaware Corporation.

“Legacy Factorial Board” means the board of directors of Legacy Factorial.

“Legacy Factorial Common Stock” means the shares of common stock of Legacy Factorial.

“Legacy Factorial Founders” means Siyu Huang and Alex Yu.

“Legacy Factorial Option” means each outstanding and unexercised option to purchase shares of Legacy Factorial Common Stock immediately prior to the Merger Effective Time.

“Legacy Factorial Preferred Stock” means the shares of preferred stock of Legacy Factorial.

“Legacy Factorial Stockholders” means the holders of Legacy Factorial Common Stock and Legacy Factorial Preferred Stock.

“Merger Effective Time” means the effective time of the Merger.

“Nasdaq” means the Nasdaq Stock Market, LLC.

“Non-Redeeming Shareholders” means the CGC Shareholders who enter into Non-Redemption Agreements with CGC.

“Non-Redemption Agreements” means one or more Non-Redemption Agreements by and between CGC and a Non-Redeeming Shareholder (including as incorporated into an Investor Stock Purchase Agreement executed by such Non-Redeeming Shareholder), pursuant to which, among other things, such Non-Redeeming Shareholder agrees to refrain from exercising their redemption rights with respect to the NRA Shares.

“PIPE Investments” means the subscription for approximately $64.7 million of PIPE Shares plus approximately $36.2 million of proceeds from the trust account resulting from NRA Shares, pursuant to the Investor Stock Purchase Agreements.

“PIPE Investors” means certain qualified institutional buyers, institutional accredited investors and other accredited investors who entered into the Investor Stock Purchase Agreements with CGC.

“PIPE Shares” means the 7,519,404 shares of Series A Common Stock purchased as part of the PIPE Investments.

“Private Warrants” means the 6,800,000 Warrants that were originally issued by CGC pursuant to the CGC Private Placement Warrants Purchase Agreements.

“Public Shareholder” means a holder of Public Shares.

“Public Shares” means the CGC Class A Shares initially issued in CGC’s IPO (whether they are purchased in the initial public offering or thereafter in the open market).

“Public Shares subject to redemption” means the Public Shares held by Public Shareholders other than the Non-Redeeming Shareholders.

“Public Warrants” means the warrants issued in exchange for the CGC Public Warrants at the Closing, with each warrant exercisable for one share of Series A Common Stock at an exercise price of $11.50.

“Redemption Price” means the per-share price, payable in cash, equal to the pro rata portion of the funds held in the Trust Account (including interest earned on the funds held in the Trust Account not previously released to CGC to pay its taxes, net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination) at which each Public Share may be redeemed in connection with the Business Combination, pursuant to the CGC Articles.

“Securities Act” means the Securities Act of 1933, as amended.

“SPAC” means a special purpose acquisition company.

“Sponsor” means CGC III Sponsor LLC, a Cayman Islands limited liability company.

“Trust Account” means the trust account established in connection with CGC’s initial public offering.

“U.S. GAAP” means the accounting principles generally accepted in the United States of America.

“Warrant Agreement” means that certain amended and restated warrant agreement, dated as of June 5, 2026, by and between Factorial Energy and Continental, as warrant agent.

“Warrants” means warrants to purchase Series A Common Stock as contemplated under the Warrant Agreement, with each warrant exercisable for one Series A Common Stock at an exercise price of $11.50, which consists of the Public Warrants and the Private Warrants.

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ABOUT THIS PROSPECTUS

This document forms part of a registration statement on Form S-1 filed with the SEC by Factorial Energy using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We may also use the shelf registration statement to issue up to 13,800,000 shares of our Series A Common Stock that may be issued upon the exercise of the Public Warrants. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus, except with respect to amounts received by us upon exercise of the Public Warrants and the Options to the extent such Public Warrants and Options are exercised for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and the financial statements included elsewhere in this prospectus. Unless the context otherwise requires, the terms “Factorial,” “the Company,” “we,” “us” and “our” in this prospectus refer to Factorial Energy Inc. and its consolidated subsidiaries.

Overview

Factorial, a U.S.-based leader in solid-state battery technology, develops next-generation battery technology with high energy density for planned use in drones, on-road vehicles, mobile robots, energy storage, and other applications that demand high energy density.

The limitations of commercially available lithium-ion (“Li-ion”) batteries are well illustrated by drones and on-road vehicles. Weight, size, and cost constraints limit their payloads, operating ranges, and potential customers. Nevertheless, even with such limitations and end-user concerns regarding safety and capability, each market has grown significantly over the past years.

Drone manufacturers, robotics engineers, and automotive companies are each seeking powerful — yet smaller, lighter, and safer — battery technology for their products.

To meet these demands, Factorial has developed, tested, and delivered to aerospace and automotive manufacturers commercial-grade battery cells with high energy density that are designed to equal or exceed current Li-ion batteries in multiple dimensions including weight, size, safety, and operating temperature range. These qualities have most recently been validated in a real-world test of our full-size cells on public roads in a production model vehicle only lightly modified for installation of our cells. Factorial’s batteries are engineered to be integrated into current use cases, designs, and physical form factors, enabling straightforward incorporation into applications such as drones and on-road vehicles with modest modifications to their manufacturing lines and processes. Factorial’s batteries are designed to deliver advantages in range, payload, and capabilities for current products as well as future designs and innovations. We believe that our philosophy of optimizing both individual battery components and their performance as a complete system will allow us to deliver advantages to end users over conventional Li-ion batteries.

Factorial’s battery cells deliver these advantages by using proprietary battery chemistries, designs, and fabrication techniques to create smaller, lighter batteries with higher energy density than conventional Li-ion batteries, in a manner we believe is commercially scalable. We have built and operated fabrication lines for production of our batteries and delivered thousands of battery cells to partners for use and validation in drones and on-road vehicles.

Factorial believes that its technical advantages and commercial readiness have resulted from and bolstered its collaborations with leading, global partners for adoption of its batteries, production processes, and technology. Our Factorial Electrolyte System Technology (“FEST®”) cells are designed to meet the demands of the high-power market1 such as drones and on-road vehicles. Our SolsticeTM cells are engineered for long cycle applications2 such as mobile robots, on-road vehicles, and AI data center energy storage solutions.

Factorial has cultivated and expanded a range of key partnerships, relationships, and collaborations with manufacturers, end users, and suppliers. Factorial’s partnerships in the automotive industry comprise leading global OEMs representing 26% of the electric vehicle (“EV”) industry in the United States and Europe, as measured by 2024 unit sales.3 Factorial’s relationships in the aerospace industry include a material evaluation agreement with Avidrone Aerospace, a North American aerospace company, that designs and manufactures advanced unmanned aerial systems (“UAS” or “drones”), including heavy-lift and long range unmanned platforms.

1   High power refers to applications requiring high continuous or pulse discharge rates (typically a C-Rate of 4C or greater) as is seen for vertical takeoff or rapid acceleration.

2   Long cycle indicates a demand for a battery that can undergo a high number of charge and discharge cycles before its capacity no longer meets its intended design requirements.

3   ICCT (International Council on Clean Transportation), U.S. Passenger EV Sales and Model Availability Through 2024 — accessed January 2026, https://theicct.org/publication/us-passenger-ev-sales-andmodel-availability-through-2024-apr25/; Statista, Electric

Mobility — September 2025, https://www.statista.com/topics/1010/electric-mobility/; Autovista24, What Are the Global EV Market’s Most Successful Brands? — February 2025, https://autovista24.autovistagroup.com/news/what-are-theglobal-ev-markets-most-successful-brands/, Factorial research and estimates.

In 2021, Factorial became the first company to announce a 40 Ah automotive-scale solid-state battery capable of operating at room temperature. Following an initial strategic investment from Hyundai/Kia, Factorial expanded its partnerships with Mercedes-Benz and Stellantis, who subsequently co-led a $200 million investment round.

Factorial believes that these relationships demonstrate Factorial’s leadership in the solid-state battery industry and will meaningfully support the demand for its products. Moreover, Factorial expects that these relationships will allow Factorial to develop products tailored to meet the needs of end users and match the production demands of its partners and customers.

We believe we have developed one of the world’s most advanced solid-state battery technologies, and the management team necessary to become a leading provider of advanced batteries. We were named by MarketsandMarketsTM as one of seven “star players” in the solid-state battery market in July 2025,4 named to Time Magazine’s America’s Top Greentech Companies list in 2024 and 2025,5 and ranked #25 on Bessemer’s XB100 in 2023.6 Although we are a pre-commercialization stage company, we consider ourselves to be a leader in the solid-state battery industry based upon our achievement of many industry “firsts” (including first to announce a 40 Ah automotive-scale solid-state battery capable of operating at room temperature, world’s first to announce 100+ Ah lithium-metal solid-state battery cell, first to announce the delivery of high energy density (>390Wh/kg) 100+ Ah solid-state battery B sample to a global automotive OEM, and first to announce the launch of solid-state battery production program in the United States for passenger vehicles) and the strength of our relationships with collaboration partners, who collectively hold a 26% market share of the U.S. and European electric vehicle market. We believe we can scale the volume of our own manufacturing. Factorial’s third-party-tested FEST® battery technology is designed to be incorporated into the existing manufacturing lines of its collaboration partners. We have designed our technology to allow batteries with FEST® to be straightforwardly substituted for existing conventional Li-ion batteries in EVs.

Controlled Company

As a result of the voting power of the Series B Common Stock, which has ten votes per share, the Legacy Factorial Founders hold 62.9% of the total voting power of the Factorial Energy Common Stock. Accordingly, the Legacy Factorial Founders have a majority of such voting power and, as a result, Factorial Energy qualifies as a “controlled company” under Nasdaq rules. Nevertheless, Factorial Energy does not intend to rely upon any of the exemptions available to a “controlled company” under Nasdaq corporate governance requirements. If Factorial Energy were to elect to avail itself of the exemptions available to a “controlled company”, Factorial Energy would be permitted to be exempt from certain corporate governance requirements, including the requirement that a majority of its board of directors be composed of “independent directors” under Nasdaq rules and that its compensation committee consist entirely of independent directors.

Risk Factors Summary

In evaluating an investment in our securities, you should carefully read this prospectus and especially consider the factors discussed in the section of this prospectus entitled “Risk Factors.” In particular, such risks include, but are not limited to, the following:

●	The development of batteries is complex and the timing of development cannot be assured. Delays in the development of Factorial Energy’s batteries could adversely affect Factorial Energy’s business and prospects.
●	Factorial Energy is an early-stage company with a history of financial losses and expect to incur significant expenses and continuing losses from operations.

4 “MarketsandMarkets, Solid-State Battery Market Size, Share and Trends, July 2025 - accessed March 2026,https://www.marketsandmarkets.com/Market-Reports/solid-state-battery-market-164577856.html”

5 https://time.com/7344228/americas-top-greentech-companies-of-2025/, https://time.com/7372550/americas-topgreentechcompanies-2024/

6 Bessemer’s XB100, Top 100 Private Deep Tech Companies, 2023.

●	Factorial Energy’s business plan has yet to be tested, and Factorial Energy may not succeed in executing on its strategic plans, including commercialization.
●	Factorial Energy will need substantial additional capital in the future to fund its business and may be unable to meet its future capital requirements, impairing its financial position and results of operations.
●	Factorial Energy’s ability to manufacture its batteries at scale depends on its ability to design, engineer, build, operate and staff its facilities successfully or to obtain third party manufacturing capacity and expertise. Factorial Energy may need to sell its products at a loss before reaching economies of scale.
●	Factorial Energy relies on, and will continue to rely on, complex equipment for our operations. This equipment, and manufacturing generally, creates a significant degree of risk and uncertainty in terms of operational performance and costs. Factorial may not be able to establish new, or maintain existing, supply relationships for necessary raw materials, components or equipment or may be required to pay costs for raw materials, components or equipment that are more expensive than anticipated, which could delay the introduction of our products and negatively impact their business and ability to generate revenue and profits. Certain components of Factorial Energy batteries pose safety risks that may cause injury or death. Factorial Energy may be subject to financial and reputational risks due to product recalls and product liability claims, and we could face substantial liabilities that exceed our resources.
●	Factorial Energy’s future growth and success depend in part on its ability to grow its customer base and effectively sell to a wide variety of customers. Failure to grow Factorial Energy’s customer base would adversely affect its business and prospects.
●	Factorial Energy’s business depends substantially on the continuing efforts of its senior executives and other key personnel as well as the ability to attract, train, and retain highly skilled employees and key personnel.
●	The EV battery market continues to evolve and is highly competitive, and certain other battery manufacturers have significantly greater resources, experience and scale than Factorial Energy does and have technologies that may be superior to Factorial Energy’s. As a result, Factorial Energy may not be able to produce its products at cost competitive prices.
●	The unavailability, reduction, or elimination of government and economic incentives could have a material adverse effect on Factorial Energy’s business, financial condition, results of operations, and prospects.
●	Factorial Energy will be controlled or substantially influenced by the Legacy Factorial Founders, whose interests may conflict with other stockholders.
●	Factorial Energy may become involved in lawsuits to protect or enforce its patent or other intellectual property rights, which could be expensive, time-consuming and unsuccessful.
●	Factorial Energy has identified a material weakness in its internal control over financial reporting. If Factorial Energy is unable to remediate this material weakness or otherwise fails to maintain proper and effective internal controls, its ability to produce timely and accurate financial statements could be impaired, which could adversely affect its operating results, its stock price and access to the capital markets.
●	There may not be an active trading market for Series A Common Stock, which may make it difficult to sell shares of Series A Common Stock.
●	Future sales or issuances, or the perception of future sales or issuances, by Factorial Energy or its stockholders in the public market, including through conversion of the Series B Common Stock, could cause the market price for Factorial Energy’s securities to decline and dilution to Factorial Energy’s stockholders.
●	Factorial Energy will have increased costs as a result of operating as a public company, and Factorial Energy’s management will devote substantial time to related compliance initiatives.

●	We are currently in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by a new U.S. presidential administration and accompanying regulatory activities and economic policies and events related thereto, ongoing military conflicts and geopolitical instability and inflation and interest rates.
●	Factorial Energy’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this prospectus. If we are unable to adequately address these and other risks we face, our business, results of operations, financial condition and prospects may be harmed.

Corporate Information

We were incorporated under the name Cartesian Growth Corporation III on October 29, 2024 as a Cayman Islands exempted company. Upon the Closing, we domesticated as a Delaware corporation and changed our name to Factorial Energy Inc. Our principal executive office is located at 805 Middlesex Turnpike, Billerica, MA 01821, and our telephone number is (617) 315-9733. Our website address is www.factorialenergy.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of being an Emerging Growth Company and a Smaller Reporting Company

The Jumpstart Our Business Startups Act (the “JOBS Act”), was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including (i) being permitted to present only two years of audited financial statements and selected financial data and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including this prospectus, subject to certain exceptions, (ii) not being required to have our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), (iii) certain reduced disclosure requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements, (iv) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, and (v) exemptions from the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.

We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which we have more than $1.235 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) December 31, 2030 (the last day of the fiscal year ending after the fifth anniversary of the effectiveness of CGC’s IPO registration statement).

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to holders of our Common Stock may be different than what you might receive from other public reporting companies in which you hold equity interests.

We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

For certain risks related to our status as an emerging growth company, see the section titled “Risk Factors - Risks Related to Operating as a Public Company.”

THE OFFERING

The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to the section titled “Description of Capital Stock.”

Issuance of Series A Common Stock

Shares of Series A Common Stock issuable upon exercise of the Public Warrants	Up to 13,800,000 shares

Resale of Common Stock

Shares of Common Stock Offered by the Selling Securityholders

Up to 86,441,489 shares of Series A Common Stock consisting of (a) 32,812,316 shares of Series A Common Stock issued to certain holders of Legacy Factorial’s capital stock (excluding treasury shares, dissenting shares and shares held by the Legacy Factorial Founders), (b) 15,512,744 shares of Series A Common Stock issuable upon conversion of 15,512,744 shares of Series B Common Stock held by the Legacy Factorial Founders, (c) 5,810,000 shares of Series A Common Stock issued to the Sponsor and certain initial shareholders of CGC, (d) 7,519,404 shares of Series A Common Stock in the aggregate issued in connection with the PIPE Investments to PIPE Investors and the Sponsor Investor’s NRA Shares, (e) 13,293,953 shares of Series A Common Stock issuable upon exercise of the Options held by certain Selling Securityholders, (f) 4,630,954 shares of Series A Common Stock issuable upon vesting and settlement of the RSUs held by certain Selling Securityholders, (g) 62,118 shares of Series A Common Stock issued to CF&CO pursuant to a financial advisor engagement letter with respect to services provided by CF&CO to the Company in connection with the Business Combination and (h) 6,800,000 shares of Series A Common Stock that may be issued upon the exercise of the Private Warrants.

Common Stock outstanding prior to the exercise of the Options and Warrants	32,812,316 shares of Series A Common Stock and 15,512,744 shares of Series B Common Stock as of the Closing.

Common Stock outstanding after the exercise of the Options and Public Warrants and settlement of RSUs

Up to 50,737,223 shares of Series A Common Stock, assuming the exercise in full of all Options and Public Warrants for cash and the settlement in full of all RSUs, and 15,512,744 shares of Series B Common Stock as of the Closing.

Use of Proceeds

All of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales, except to the extent the Options and the Warrants are exercised for cash. We may receive an aggregate of up to $158,700,000 from the exercise in full of the Warrants for cash, and up to approximately $13,461,119.90 from the exercise in full of the Options for cash, for a combined aggregate of up to approximately $172,161,119.90. We expect to use the net proceeds from the exercise of the Options and Warrants, if any, for general corporate purposes. See “Use of Proceeds” in this prospectus for more information.

Market for our Securities	Our Series A Common Stock is listed on Nasdaq under the symbol “FAC.” The Public Warrants are listed on the Nasdaq under the symbol “FACWW.”

Risk Factors	See “Risk Factors” and other information included elsewhere in this prospectus for a discussion of factors you should consider before investing in our securities.

In this prospectus, unless otherwise indicated, the number of shares of common stock outstanding is as of the Closing and is based on 91,510,501 shares of Series A Common Stock and 15,512,744 shares of Series B Common Stock issued and outstanding as of the Closing Date and excludes:

●	19,639,374 shares of Series A Common Stock reserved for issuance pursuant to outstanding Options under the Factorial Inc. 2019 Stock Incentive Plan, as amended;
●	5,116,217 shares of Series A Common Stock reserved for issuance upon the settlement of outstanding RSUs;
●	20,600,000 shares of Series A Common Stock reserved for issuance upon exercise of the Warrants;
●	21,000,000 shares of Series A Common Stock reserved for issuance under the Factorial Energy Inc. 2026 Equity Incentive Plan, plus any annual increases under the terms thereof; and
●	1,830,211 shares of Series A Common Stock reserved for issuance under the Factorial Energy Inc. 2026 Employee Stock Purchase Plan, plus any annual increases under the terms thereof.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus that are not historical facts are forward-looking statements. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

These forward-looking statements include, but are not limited to:

●	statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity;
●	expectations and timing related to the success, cost and timing of product development activities;
●	financing and other business milestones;
●	potential benefits of the Business Combination; and
●	expectations relating to the Business Combination, including Factorial Energy’s expected cash runway.

These statements are based on various assumptions and on the current expectations of management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from such assumptions. Many actual events and circumstances are beyond our control.

These forward-looking statements are subject to a number of risks and uncertainties, including -

●	changes in domestic and foreign business, market, financial, political, and legal conditions;
●	economic uncertainty and capital markets disruption, which has been significantly impacted by a new U.S. presidential administration and accompanying regulatory activities and economic policies and events related thereto, ongoing military conflicts and geopolitical instability and inflation and interest rates;
●	failure to realize the anticipated benefits of the Business Combination;
●	the ability to maintain the listing of the Series A Common Stock on Nasdaq;
●	future financial performance of Factorial Energy following the Business Combination;
●	international trade disputes, including threatened or implemented tariffs by the U.S. and threatened or implemented tariffs by foreign countries in retaliation;
●	the effects of competition on Factorial Energy’s future business; and
●	Additional risks related to Factorial Energy’s business include, but are not limited to:
●	Factorial Energy’s limited operating history;
●	risks associated with Factorial Energy’s efforts to commercialize its products;
●	Factorial Energy’s ability to maintain its existing agreements with third parties and to negotiate and enter into new definitive agreements on favorable terms, if at all;
●	the impact of competing products on Factorial Energy’s business;

●	intellectual property-related claims;
●	Factorial Energy’s dependence upon its key personnel and ability to attract and retain such personnel and additional qualified personnel; and
●	Factorial Energy’s ability to source the raw materials for its products.

If any of these risks materialize or Factorial Energy’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Factorial Energy does not presently know or that Factorial Energy currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Factorial Energy’s expectations, plans, or forecasts of future events and views as of the date of this prospectus and are qualified in their entirety by reference to the cautionary statements herein. Factorial Energy anticipates that subsequent events and developments will cause Factorial Energy’s assessments to change. These forward-looking statements should not be relied upon as representing Factorial Energy’s assessments as of any date subsequent to the date of this prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements. Neither Factorial Energy, nor any of its affiliates undertake any obligation to update these forward-looking statements, except as required by law.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the other information in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our Series A Common Stock could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this prospectus to our business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and our future prospects. The material and other risks and uncertainties summarized above and described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Development and Commercialization of Our Batteries

The development of batteries is complex and the timing of development cannot be assured. Delays in the development of our batteries could adversely affect our business and prospects.

Developing solid-state batteries that meet the requirements for wide adoption by automotive OEMs is a difficult undertaking and, as far as we are aware, has never been done at massive commercial scale. We continue to develop our technology and face significant challenges in completing the development of our battery cells and in producing battery cells in commercial volumes with acceptable performance, quality, consistency, reliability, throughput, safety, and costs. Some of the development challenges include increasing and maintaining the quality, consistency, reliability and production throughput of our cells, increasing manufacturing scale to produce the volume of cells needed for our technology development and customer applications, installing, bringing up and optimizing higher throughput equipment, packaging design and engineering to ensure adequate cycle life and charging time, cost reduction, and completion of the rigorous and challenging specifications required by our automotive partners, including but not limited to, calendar life, mechanical, safety, and abuse testing.

Any delay in the development or manufacturing scale-up of our solid-state battery cells would negatively impact our business as it will delay time to revenue and negatively impact our collaboration partner and customer relationships.

We may be unable to adequately control the costs associated with our operations and the components necessary to develop and commercialize our solid-state battery technology.

We require significant capital to develop our solid-state battery technology. As we develop our technologies and scale our operations, we expect to continue to incur significant expenses, including those relating to research and development, material or component procurement, leases, sales, and distribution. Our ability to become profitable in the future will depend on our ability to successfully develop and market our products as well as our ability to control our costs, including our labor and material costs. If we are unable to efficiently design, appropriately price, and sell and distribute our products, our anticipated margins, profitability, and prospects would be adversely impacted.

Our business and prospects, including our ability to control costs, could be adversely impacted by changes in macroeconomic conditions, such as changes in administration, inflation, interest rates, slower growth or recession, tariffs, international conflicts, trade disputes, sanctions, and government efforts to stimulate or stabilize the economy. Changes in macroeconomic conditions could happen rapidly, and we may fail to prevent or limit our losses or exposures.

We expect to incur significant costs related to procuring materials and components required to manufacture and assemble our samples and batteries. We expect to use various materials and components in our batteries that will require us to negotiate purchase agreements and delivery lead-times on advantageous terms. We and our partners may not be able to control fluctuation in the prices for these materials or components or negotiate agreements with suppliers on terms that are beneficial to us or our partners. Our business depends on the continued supply of certain proprietary materials and components for our products. We are exposed to multiple risks relating to the availability and pricing of such materials and components, including reliance upon our vendors to construct and produce equipment to increase volumes, which may lead to delays or the requirement that we make additional upfront payments. Increases in the prices for raw materials or our components would increase our operating costs and negatively impact our prospects. For example, our shipping costs have increased in the past. Costs for certain key raw materials and components have also increased due to fluctuations in global commodity prices. Our and our partners’ manufacturing operations can consume significant amounts of electricity and are dependent on reliable and economical sources of power. Transformations in technologies like artificial intelligence, data center expansion, new domestic manufacturing, and electrification in different sectors could increase the demand for electricity and result in significant increases in the cost of securing power. Our inability to secure sufficient power or any planned power outages by public utilities, unplanned power outages, including, but not limited to, those relating to large storms, earthquakes, fires, tsunamis, cyberattacks, physical attacks on utility infrastructure, war, and any failures of electrical power grids more generally, shortages, supply chain issues, capacity constraints, or significant increases in the cost of securing power could have an adverse effect on our business, operating results, financial condition, and future prospects. Our suppliers’ increasing labor costs have also contributed to rising prices. Given that we have yet to generate any revenue from our business operations, we are also limited in our ability to pass on the cost of any such increases to our customers.

In addition, the cost of producing battery cells depends in part upon the prices and availability of raw materials such as lithium, nickel, cobalt and/or other metals, which are part of the intermediate materials and components that we procure to produce our batteries. Changes in demand, cost and availability of raw materials could affect the demand, cost and availability of the intermediate materials and components that we procure to produce our batteries. The prices for these raw materials, intermediate materials and components fluctuate and their available supply may be unstable, depending on market conditions and global demand for these materials. For example, demand for lithium has increased dramatically in recent years, and is expected to continue to increase, due to the ongoing rapid increase in use of lithium batteries in portable electronics and the growing EV and energy storage markets. This rise in demand for lithium could affect the price and availability of the intermediate materials and components that contain lithium and which we procure to produce our batteries. Furthermore, significant sources of supply of certain raw and intermediate materials are available in countries that may be subject to political, economic and social instability or where there is an ongoing risk of tariffs or import prohibitions being imposed by the United States or the European Union on the procurement of such materials from such countries. Certain countries are also imposing controls on the export of such materials. There can be no assurance that suppliers of these materials may be able to meet our or our partners’ volume and other specific needs at reasonable prices, particularly as we ramp up our commercial operations.

We may not be able to accurately estimate the future supply and demand for our batteries, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue and profits.

We anticipate being required to provide forecasts of our demand to our current and future suppliers prior to the scheduled delivery of products to potential customers and collaboration partners. Currently, there is limited historical basis for making judgments on the demand for our batteries and our ability to develop, manufacture, and deliver our battery products. In addition, at least initially, we expect to depend on a limited number of customers and collaboration partners for a significant portion of our anticipated demand, which increases the risk that changes in the purchasing behavior of any one customer or collaboration partner could materially impact our operations. Our customers’ and collaboration partners’ final purchase orders may not be consistent with our estimates and may be reduced, delayed or cancelled at any time, including as a result of changes in their business plans, market conditions or internal priorities.

If we overestimate our requirements, our suppliers may deliver excess inventory, which indirectly would increase our costs and may result in unprofitable sales or write-offs. In addition, if one or more of our customers or collaboration partners reduce the volume of batteries they purchase from us, we may be unable to achieve anticipated production volumes or economies of scale, which could increase our per-unit manufacturing costs and adversely affect our margins. Given that our batteries may be customized to meet our customers’ and collaboration partners’ specifications, they are susceptible to obsolescence due to their limited shelf life. Because we have no history of large-scale production, we may also be unable to forecast accurately the pace of manufacturing or the take-up of our battery products by our customers and collaboration partners.

If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our battery products and result in delays in shipments and revenues. In addition, lead times for materials and components that our suppliers order may vary significantly and depend on factors unique to the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of battery components in a timely manner, the delivery of our batteries to our potential customers and collaboration partners could be delayed, which would harm our business, financial condition and results of operations. Producing additional battery products to make up for any shortages within a short time frame may be difficult, making us unable to fulfill the purchase orders, especially due to the customized nature of our batteries. In either case, our business, financial condition, results of operations and prospects may be adversely affected.

Our expectations and targets regarding when we will achieve various technical, pre-production and production objectives depend in large part upon assumptions and analyses developed by us. If these assumptions or analyses prove to be incorrect, we may not achieve these milestones when expected or at all.

Our expectations and targets regarding when we will achieve various technical, pre-production and production objectives reflect our current expectations and estimates, and are projections based on information readily available to us when setting such milestones. When or whether we will achieve these objectives within the projected timelines depends on a number of factors, many of which are outside our control, including, but not limited to:

●	success and timing of development activity;
●	unanticipated technical or manufacturing challenges or delays;
●	technological developments relating to solid-state or other batteries that could adversely affect the commercial potential of our technologies;
●	whether we can obtain sufficient capital to continue our research and development activities, secure manufacturing capacity and sustain and grow our business;
●	adverse developments in our collaborations with Mercedes-Benz, Stellantis, Hyundai/Kia, PowerCo SE and Karma Automotive, including termination of any joint development / cooperation agreement with Mercedes-Benz, Stellantis, Hyundai/Kia, or PowerCo SE or of the supply agreement with Karma Automotive, cancellation of such agreements or the reduction or cancellation of orders thereunder, delays in achieving the milestones set forth in such agreements or failing to meet the milestones prerequisite to our entering into future agreements with new or existing collaboration partners;
●	adverse development with other development partners and customers, current and future;
●	our ability to manage our growth;
●	whether we can manage relationships with key suppliers;
●	our ability to retain existing key management, integrate recent hires and attract, retain and motivate qualified personnel;
●	domestic and foreign trade policies, including tax and tariff policies; and
●	the overall strength and stability of domestic and international economies.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our ability to achieve our objectives when planned and our business, financial condition, results of operations and prospects.

If our existing customers with whom we have collaboration agreements do not make purchases from us, we will not receive revenue from such customers, and our results of operations would be adversely impacted.

Increasing the size and number of the deployments of our existing customers and collaboration partners is an important part of our growth strategy. Negotiating and obtaining customer orders from the parties with whom we currently have collaboration agreements for the development of our batteries will be important to our ability to begin generating revenue. We may not be effective in executing this or any other aspect of our growth strategy. It is not possible for us to predict the future level of demand from our customers or collaboration partners for our battery products, and there can be no assurance that our existing customers and collaboration partners will continue to purchase from us.

Achieving renewal or expansion of deployments may require us to increasingly engage in sophisticated and costly sales efforts that may not result in additional sales. In addition, our existing customers’ and collaboration partners’ decisions to expand the use of our battery products depends on a number of factors, including general economic conditions, the functioning of our batteries, and our existing customers’ and collaboration partners’ satisfaction with our battery products. If our efforts to expand within our customer base are not successful, our business may suffer.

If we are unable to integrate our products into high spec or automotive applications on commercially reasonable terms or at all, our results of operations could be impaired.

Our battery cells typically are integrated into modules or packs, which in turn are integrated into battery- powered products. OEMs often require unique configurations or custom designs for batteries for their products. Once we enter into contracts with OEMs to produce batteries for their products, we expect to tailor the design of our batteries specifically to the requirements of the OEM product, module, or pack. This development process requires not only substantial lead time between the commencement of design efforts for customized batteries and the commencement of volume shipments of the battery cells to the customer, but also the cooperation and assistance of the OEMs in order to determine the requirements for each specific application. Technical problems may arise that affect the acceptance of our product by the OEMs. If we are unable to design and develop products that meet the OEMs’ requirements, we may lose opportunities to obtain purchase orders, and our reputation and prospects may be damaged.

Our future growth and success depend in part on our ability to grow our customer base and effectively sell to a wide variety of customers. Failure to grow our customer base would adversely affect our business and prospects.

Our future success will depend on our ability to grow our customer base beyond the partners with whom we are currently collaborating on the development of our batteries and effectively sell to a wide variety of customers. Given our currently limited customer base, any one customer may reduce, delay or fail to honor its forecasted or committed purchase volumes, and in such circumstances we may have limited contractual or practical leverage to enforce such commitments, as pursuing legal remedies, including claims for breach of contract, may be impractical, costly or commercially undesirable. Additionally, potential customers include manufacturers of products that tend to be large enterprises or governmental agencies. Sales to these end-users involve risks that may not be present (or that are present to a lesser extent) with sales to smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by large customers in negotiating contractual arrangements with us and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-user that elects not to purchase our solutions.

Large organizations, including most major auto manufacturers, as well as certain potential end-users such as government agencies, often undertake a significant evaluation process that results in a lengthy sales cycle. In addition, product purchases by large organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, large organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers.

If we were unable to obtain or increase orders from our existing customers and collaboration partners or generate new customers or collaboration partners in a cost-effective manner, our business, financial condition and results of operations would likely be adversely affected. We cannot provide assurance that we will be able to maintain or grow our customer base in a cost-effective way. If we are unable to develop high quality products at scale, or introduce new products, we may fail to attract new customers and collaboration partners or lose our existing customers and collaboration partners, which could adversely affect our growth and profitability.

We currently manufacture batteries outside of the United States. If purchasers choose to avoid procuring batteries manufactured outside of the United States, we may be required to establish additional manufacturing facilities within the United States, which could decrease our revenue and/or earnings and our prospects may be adversely affected

We currently fabricate our battery cells in Billerica, Massachusetts and South Korea, where our Korean manufacturing site represents a majority of our batteries’ production capacity. If customers choose to avoid sourcing batteries manufactured outside the United States, whether due to regulatory requirements, incentive eligibility, supply chain considerations, or customer preferences, we may be required to establish manufacturing facilities within the United States. Establishing substantial U.S. manufacturing capabilities would require additional capital and time to design, construct, equip, and qualify such facilities. During this period, our revenues could decline, our cost structure could increase, and our ability to meet customer demand or execute our business strategy could be adversely affected. As a result, our business, financial condition, results of operations, and prospects may be materially and adversely affected.

If the cost, performance characteristics or other specifications of the battery fall short of our targets or our customers’ or collaboration partners’ requirements, our ability to market and sell our batteries could be harmed.

If the cost, performance characteristics or other specifications of the battery fall short of our targets or our customer or collaboration partner requirements, our sales, product pricing and margins would likely be adversely affected.

Our battery cells must simultaneously satisfy all the commercial and safety requirements of our customers and collaboration partners. Although certain of our cells tested passed automotive performance and safety test levels, these performance and safety test results for our prototype cells are not necessarily representative of those of subsequent generations of our cells since performance and safety are a function of the composition of a cell’s materials, which may change from one generation of cells to another and depend on the final design of the battery package. Additional safety tests, with much larger samplings of cells, need to be performed as our materials and processes evolve to ensure efficacy and statistical significance.

Once commercial production of our solid-state battery cells commences, our batteries may contain defects in design and manufacture that may cause them to not perform as expected or that may require repairs, recalls, and design changes. Our batteries are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. We have a limited frame of reference from which to evaluate the long-term performance of our solid-state batteries. There can be no assurance that we will be able to detect and fix any defects in our solid-state batteries prior to the sale to potential consumers. If our batteries fail to perform as expected, we could lose design wins and customers or collaboration partners may delay deliveries, terminate further orders or initiate product recalls, each of which could adversely affect our sales and brand and could adversely affect our business, prospects and results of operations.

We may not be able to establish new, or maintain existing, supply relationships for necessary materials, components or equipment or may be required to pay costs for raw materials, components or equipment that are more expensive than anticipated, which could delay the introduction of our products and negatively impact our business and ability to generate revenue and profits.

Currently, we are in product development and our product design has yet to be finalized, so our volume demand is limited, and we do not have long-term supply arrangements. As volume demand grows, we expect to negotiate long-term supply contracts. For our current product development needs, we source from third-party suppliers for materials, components and equipment necessary to develop and manufacture our proprietary materials (including but not limited to electrolyte) and battery cells. For more information, see “Information About Factorial Energy - Manufacturing and Supply.”

To the extent that, when our volume demand so requires, if we are unable to enter into long-term agreements with our current or future suppliers on beneficial terms, or such suppliers experience difficulties ramping up their supply to meet our long-term requirements at reasonable cost, we may need to seek alternative sources for necessary materials, components or equipment necessary to develop and manufacture our battery cells, produce the materials or additional components in-house, or redesign our proposed products to accommodate available substitutes. To the extent that our suppliers experience any delays in providing or developing their products, we could also experience delays in delivering on our timelines.

Moreover, the price of materials (including raw materials), components and equipment could fluctuate significantly due to circumstances beyond our control. Substantial increases in prices would increase our operating costs and negatively impact our prospects. Any disruption in supply could also temporarily disrupt future research and development activities or production of our batteries until an alternative supplier is able to meet our requirements.

Changes in business conditions, unforeseen circumstances and governmental changes, as well as other factors beyond our control or which we do not presently anticipate, could affect our suppliers’ ability to deliver materials, components or equipment to us on a timely basis. For instance, we may be impacted by currency fluctuations, trade barriers, tariffs or shortages and other general economic or political conditions (such as the ongoing military conflict between Russia and Ukraine, conflicts in the Middle East, and wider regional conflicts), which may limit our ability to obtain key materials or components for our batteries or significantly increase freight charges and other costs and expenses associated with our business. For more information, including the impact of current tariffs on us, see “-General Risks - Changes in U.S. and foreign government policy, including the imposition of or increases in tariffs and changes to existing trade agreements, could have a material adverse effect on global economic conditions and our business, financial condition, results of operations and prospects.” Any of the foregoing could materially and adversely affect our business, financial condition, results of operations and prospects.

Our ability to manufacture our batteries at scale depends on our ability to design, engineer, build, operate and staff our facilities successfully or to obtain third party manufacturing capacity and expertise. We may need to sell our products at a loss before reaching economies of scale.

Because we expect to rely heavily on complex machinery, well-trained personnel and a well-managed supply chain for our operations, our internal and outsourced production will involve a significant degree of uncertainty and risk in terms of operational capacity performance and costs.

Our manufacturing facilities consist of large-scale machinery combining many components. Such machinery will require us to make intensive capital expenditures prior to our ability to earn any product revenue. The manufacturing facility machinery may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Additionally, unexpected malfunctions of the manufacturing facility machinery may significantly affect the intended operational efficiency, thus materially and adversely affecting our business, financial condition and results of operations.

The production of our facilities also requires us to hire and train highly skilled personnel to operate such facilities, including engineers, workers, and indirect laborers. Recruiting and training such skilled staff takes significant cost and time, and an inability to do so timely or at all inhibits the successful operation of these facilities, thus negatively affecting our business. In addition, the manufacturing of our batteries at facilities requires us to obtain various production licenses and permits, receive the necessary internal approvals from our customers and collaboration partners regarding specifications and enter into agreements for the supply of materials, components and manufacturing tools and supplies. If we do not complete such steps in a timely manner, our manufacturing timeline or output could be significantly delayed or inhibited.

We expect to satisfy early demand for our products by expanding our existing operations in the United States and South Korea, to support initial commercial production. We intend to scale primarily through a partner manufacturing model to support gigawatt-scale ramp-up in the automotive market, as well as select surge or opportunistic demand for high-spec applications. Our partner manufacturing approach consists of a combination of outsourced manufacturing through contract manufacturers and joint manufacturing arrangements with industrialization partners with existing cell manufacturing capacity. Industrialization partners may encounter problems during manufacturing for a variety of reasons, any of which could delay or impede their ability to meet demand for our products.

To the extent we rely on contract manufacturers or industrialization partners, we will have reduced visibility into, and control over, manufacturing processes, quality systems, workforce management, regulatory compliance and capacity allocation. Our ability to scale production is expected to depend in significant part on the availability, performance, and reliability of third-party manufacturers, including partners with whom we may only have non-binding arrangements or are still negotiating definitive agreements. Any failure by such manufacturers to meet our specifications, quality standards, production schedules, cost targets or regulatory requirements could result in production delays, increased costs, product defects, recalls, reputational harm or potential liability. Third-party manufacturers may also experience financial distress, capacity constraints, labor disruptions, supply shortages or other operational failures. Although our technology is designed to be compatible with existing lithium-ion manufacturing infrastructure, retrofitting or modifying third-party production lines may involve technical challenges, validation and requalification efforts, and regulatory or customer approvals, which could take longer or cost more than anticipated. Our agreements with such manufacturers may contain limitations of liability, caps on damages or termination rights that limit our remedies. If a manufacturing relationship is disrupted or terminated, transitioning production to an alternative manufacturer could require significant time and expense, including the transfer of tooling, validation and requalification of manufacturing lines, and regulatory or customer approvals. In addition, outsourcing manufacturing may require us to share proprietary technology, trade secrets and know-how with third parties, increasing the risk of intellectual property misappropriation, unauthorized use or disclosure, or development of competing products. Any disruption in third-party manufacturing could materially and adversely affect our business, financial condition, results of operations and prospects.

Finally, the production of our batteries at scale and competitive cost will require us to achieve rates of throughput, use of electricity and consumables, yield, and rate of automation demonstrated for mature batteries and battery material. As we have not produced our batteries at a gigafactory scale, our ability to achieve such rates is untested and subject to significant constraints and uncertainties. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, environmental hazards and remediation, costs associated with commissioning of machines, damages or defects in electronic systems, industrial accidents, fire and seismic activity and natural disasters, and problems with equipment vendors. Should operational risks materialize, they may result in lower yield, which would negatively affect our revenue growth and profitability as projected. Additionally, they could cause personal injury to or death of workers, the loss of manufacturing equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We expect to expand and/or retrofit our existing manufacturing facilities and may, in the future, enter or lease new manufacturing facilities, all of which will require significant capital investment and may not be completed on a timely basis or operate as expected.

We expect to expand, retrofit or upgrade our existing manufacturing facilities and, in the future, may need to lease or otherwise enter into new manufacturing facilities to support the development, scale-up and commercialization of our battery technology. These activities will require significant capital expenditures, management attention and operational resources, and may involve complex construction, installation, commissioning and qualification processes. We may encounter delays, cost overruns, supply chain constraints, permitting issues, labor shortages, equipment delivery delays or other unforeseen challenges in connection with the expansion or retrofit of existing facilities or the leasing of new facilities.

The successful operation of expanded, retrofitted or newly established manufacturing facilities depends on our ability to design, install, integrate and operate new or modified equipment, processes and infrastructure at scale. Any failure to effectively integrate new facilities or manufacturing lines with our existing operations, or to achieve expected levels of throughput, yield, quality, safety or cost efficiency, could result in production disruptions, increased operating costs, delays in product development or commercialization, or reduced margins. In addition, new or retrofitted facilities may not operate as expected initially, and we may need to incur additional costs or make further modifications to achieve targeted performance.

Our decisions regarding whether, when and where to expand or enter new manufacturing facilities are subject to numerous uncertainties, including customer demand, the availability and timing of financing, regulatory and permitting requirements, geopolitical and macroeconomic conditions, and the availability of qualified personnel. If we are unable to successfully expand, retrofit or bring new manufacturing facilities online in a timely and cost-effective manner, or if we commit resources to facilities that ultimately prove to be unnecessary or uneconomic, our business, financial condition, results of operations and prospects could be materially adversely affected.

If the UAVs or EVs in which our batteries are installed do not meet certain standards, our business, results of operations and prospects could be adversely affected.

Our products are expected to be used as components in UAVs and EVs. All vehicles sold must comply with applicable international, federal, and state UAV and motor vehicle safety standards, which vary by national and other jurisdictions. In the United States, vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Failure by our eventual UAV and EV manufacturing customers to satisfy motor vehicle standards could have a material adverse effect on our business and results of operations.

Moreover, we may incur our own significant costs in complying with these regulations. Laws and regulations related to the UAV and EV industry and alternative energy are currently evolving and we face risks associated with changes to these laws and regulations.

To the extent laws and regulations become more stringent or otherwise change, our products or the UAVs or vehicles into which they are incorporated may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing laws and regulations could be burdensome, time consuming and expensive. To the extent compliance with new laws and regulations is cost prohibitive, our business, financial condition, results of operations and prospects would be adversely affected.

Internationally, there may be laws and regulations in jurisdictions we have not yet entered or laws of which we are unaware in jurisdictions we have entered that may restrict our sales or other business practices. Even for those jurisdictions we have analyzed, the laws and regulations in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles interfering with our or our eventual customers’ or collaboration partners’ ability to sell products could have a negative and material impact on our business, financial condition, results of operations and prospects.

The UAV and EV battery markets continue to evolve and are highly competitive, and certain other battery manufacturers have significantly greater resources, experience and scale than we do and have technologies that may be superior to ours. As a result, we may not be able to produce our products at cost-competitive prices.

The UAV and EV battery markets are fast-growing, extremely competitive and driven by the innovation of both large incumbents and emerging entrants like Factorial Energy. For more information, see “Information about Factorial Energy - Competitive Landscape.” Li-ion battery technology has been widely adopted and our current competitors have, and future competitors may have, greater resources than we do and may also be able to devote greater resources to the development of their current and future technologies. These competitors also may have greater access to customers and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and competitive positioning. In addition, battery manufacturers may continue to reduce cost and expand supply of conventional batteries and therefore reduce the prospects for our business or negatively impact our ability to sell our products at a market-competitive price and yet with sufficient margins.

A number of development-stage companies are also seeking to develop new technologies for batteries. Potential new entrants are seeking to develop new technologies for cathodes, anodes, electrolytes and additives. Some of these companies have established relationships with OEMs and are in varying stages of development. Additionally, many OEMs are researching and investing in conventional batteries and/or next- generation battery efforts and, in some cases, in battery development and production. Furthermore, other companies are developing alternative technologies such as advanced diesel, ethanol, fuel cells or compressed natural gas, as well as potential improvements in the fuel economy of the internal combustion engine. We expect competition in battery technology and e-mobility markets intensify due to increased demand for these vehicles and a regulatory push for UAVs and EVs, continuing globalization, and consolidation in the worldwide aviation and automotive industry. Developments in alternative technologies or improvements in battery technology made by competitors may materially adversely affect the sales, pricing and gross margins of our batteries. If a competing technology is developed that has superior operational or price performance, our business will be harmed. Similarly, if we fail to accurately predict and ensure that our battery technology can address customers’ and collaboration partners’ changing needs or emerging technological trends, or if our customers or collaboration partners fail to achieve the benefits expected from our batteries, our business will be harmed.

Developments in alternative battery technology or other power and energy alternatives may adversely affect the demand for our battery products.

Significant developments in alternative technologies, such as fuel cell technology, advanced diesel, ethanol or natural gas, or breathing batteries, may materially and adversely affect our business, financial condition, results of operations and prospects in ways that we may not currently anticipate. Existing and other battery technologies, fuels or sources of energy may emerge as customers’ preferred alternatives to our battery products. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative products, which could result in decreased revenue and a loss of market share to our competitors.

Our research and development efforts may not be sufficient to adapt to changes in alternative fuel and EV technology. As technologies evolve, we plan to upgrade or adapt our energy solutions with the latest technology, in particular lighter weight modules and packs, advanced cooling methods, more sophisticated safety management software, more efficient manufacturing process, and advanced battery chemistry, which may also negatively impact the adoption of our other products. However, we may not compete effectively with alternative systems if we are not able to develop, source and integrate the latest technology into our battery products.

We rely on, and will continue to rely on, complex equipment for our operations. This equipment, and manufacturing generally, creates a significant degree of risk and uncertainty in terms of operational performance and costs.

We rely heavily on, and will continue to rely heavily on, complex equipment for our operations and the production of our batteries, which involves a significant degree of uncertainty and risk in terms of operational performance and costs. Our manufacturing equipment consists of many components, which may suffer unexpected malfunctions from time to time and may depend on repairs and spare parts to resume operations, which may not be available when needed. Problems with our manufacturing processes could result in the loss of manufacturing equipment, damage to manufacturing facilities, monetary losses, delays, unanticipated fluctuations in production and personal injury to or death of workers. Should our precautions be inadequate or an event be larger than expected, we could have significant equipment or facility damage that would impact our ability to deliver our battery products and require additional resources to recover. In addition, in some cases, operational problems may result in environmental damage, administrative fines, increased insurance costs and potential legal liabilities. Any of these operational problems, or a combination of them could have a material adverse effect on our cash flows, business, financial condition, results of operations or prospects.

Furthermore, manufacturing technology may evolve rapidly, and we may decide to update our manufacturing processes more quickly than expected. Moreover, as we scale the commercial production of our batteries, our experience may cause us to discontinue the use of already modified or installed equipment in favor of different or additional equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to accelerate, as well as requiring us to make substantial capital expenditures for the improvement or replacement of such equipment, and our results of operations could be negatively impacted.

We have pursued and may continue to pursue development agreements and other strategic alliances, which could have an adverse impact on our business if they are unsuccessful or entered into on terms that are disadvantageous to us.

We have entered into development agreements with certain of our customers and collaboration partners, and may in the future enter into similar arrangements and development agreements with our customers and collaboration partners, including with Mercedes-Benz, Stellantis, Hyundai/Kia, PowerCo SE and Karma Automotive. While offering potential benefits, these strategic alliances with OEMs, cell makers and others could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by our partners and costs of establishing and maintaining new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of our partners and, to the extent any of them suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with them. For example, if we rely on our partners’ manufacturing facilities, those operations would be outside of our control. We could experience delays if our partners do not meet agreed-upon timelines or experience capacity constraints, and in turn, we could lose customers and collaboration partners and face reputational harm.

Certain components of our batteries pose safety risks that may cause injury or death. We may be subject to financial and reputational risks due to product recalls and product liability claims, and we could face substantial liabilities that exceed our resources.

Due to their energy density, our batteries can pose certain safety risks, including the risk of fire in the event of manufacturing defects, improper use, or improper testing. Accidents causing death, personal injury or property damage, can occur, and no high energy density battery will ever be 100% safe. For example, under certain conditions our batteries can go into thermal runaway, which can result in fire. Although we incorporate safety procedures in the research, development, manufacture and transportation of our batteries that are designed to minimize safety risks, the manufacture or use of our battery products may still cause accidents. Any accident, whether occurring at our manufacturing facilities or from the use of our battery products, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damage.

In addition, due to the harsh environments in which batteries are used, including extremely low temperature and pressure, and combat for military applications, our batteries go through rigorous testing to ensure safe behavior under abuse-case conditions. Although such tests have been successful to date, we cannot assure you such tests will be successful in the future. If we have to make design changes to address any safety issues, we may have to delay or suspend our planned production, which could materially damage our brand, business, financial condition, results of operations and prospects.

Product liability claims, even those without merit or those that do not involve our battery products, could harm our business, financial condition, results of operations and prospects.

A successful product liability claim against us, resulting from safety issues or otherwise, could require us to pay a substantial monetary award. We may not be able to cover any substantial monetary judgment against us. Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our battery products and could have a material adverse effect on our brand, business, financial condition, results of operations and prospects.

The unavailability, reduction, or elimination of government and economic incentives could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We have applied, and may continue to apply, for governmental and economic incentives available to the EV battery developers. Government incentives and subsidies are granted in connection with a government’s efforts to promote the development of the local economy and other policies. We intend to apply for further grants in the future in the jurisdictions in which we operate. Some local government incentives and subsidies may be challenged by higher-level government authorities. Therefore, government incentives and subsidies may be modified, terminated or subject to clawback at the sole discretion of the relevant governmental authorities. Additionally, because laws, regulations and policies with respect to incentives and subsidies may change, we cannot be sure that government incentives and subsidies will continue to be available. In the event that we cease to receive any government incentives or subsidies, any current or future incentive or subsidy is reduced, or any of our current or future incentives or subsidies are challenged, our business, financial condition and results of operations may be adversely affected.

Additionally, we believe that, currently, the availability of government incentives and subsidies available to end-users and OEMs is an important factor considered by customers when purchasing EVs, and that growth in the battery market will depend in part on the availability and amounts of these subsidies and incentives for EVs. Currently, government programs, including in China and Europe, favor the purchase of EVs, including through disincentives that discourage the use of gasoline-powered vehicles. At the federal level in the United States, while the Inflation Reduction Act of 2022 (the “IRA”) provided tax credits for the purchase of electric vehicles and electric vehicle charging infrastructure, the One Big Beautiful Bill Act (the “OBBBA”), enacted in July 2025, has now terminated these credits, which were phased out on September 30, 2025 with respect to electric vehicles purchased after such date and will be phased out on June 30, 2026 with respect to electric vehicle charging infrastructure placed in service after such date. These changes may reduce demand for EVs, adversely affecting our anticipated sales of EV battery products. In addition, OEM partners or customers may delay taking delivery of our battery products if they believe that certain EV incentives will be available at a later date, which may adversely affect our business, financial condition, results of operations and prospects. Any further reduction or elimination of government and economic incentives or subsidies may result in the diminished competitiveness of the alternative fuel vehicle industry generally or EVs that use our batteries in particular.

Our operations expose us to litigation, environmental, and other legal and compliance risks. Compliance with laws and regulations is expensive, and our failure to comply with these laws and regulations may result in monetary damages and fines, adverse publicity and a material adverse effect on our business.

We are subject to a variety of litigation, environmental, health and safety and other legal compliance risks. These risks include, among other things, possible liability relating to product liability matters, personal injuries, intellectual property rights, contract-related claims, health and safety liabilities, environmental matters and compliance with U.S. and foreign laws, competition laws and laws governing improper business practices.

Our operations in the United States and South Korea may be subject to environmental laws and regulations, including laws and regulations relating to water, discharges, emissions, chemicals, hazardous materials, natural resources, remediation and contamination. Compliance with these laws can be difficult and costly. For example, battery life cycle management regulations and regulations governing the transport of batteries may impose substantial requirements on our operations in the United States. Our operations may be required to obtain and comply with environmental permits, many of which may be difficult and expensive to obtain and must be renewed on a periodic basis. A failure to comply with these laws, regulations or permits could result in substantial liabilities, including fines, penalties, the suspension or loss of permits, and possibly orders to cease the non-compliant operations.

As a business with international reach, we are subject to complex laws and regulations in jurisdictions in which we operate. Those laws and regulations may be interpreted in different ways. They may also change from time to time, as may related interpretations and other guidance. Changes in laws or regulations could result in higher expenses and payments, and uncertainty relating to laws or regulations may also affect how we conduct our operations and structure our investments and could limit our ability to enforce our rights.

Changes in environmental and climate laws or regulations, including laws relating to greenhouse gas emissions, could lead to new or additional investment in manufacturing designs, subject us to additional costs and restrictions, including increased energy and raw materials costs, and could increase environmental compliance expenditures. We are subject to various environmental laws and regulations on air emission, waste water discharge, solid waste, noise and the disposal of hazardous materials. Cobalt and lithium are toxic materials that are important raw materials in our batteries. We also use, generate and discharge other toxic, volatile and hazardous chemicals and wastes in our research, development and manufacturing activities. Under South Korean and U.S. environmental regulations, we are required to maintain the pollutant emission levels at the facility within the levels prescribed by the relevant governmental authorities and obtain a pollution discharge permit for water and air emissions. In addition, certain laws and regulations require enterprises like us that generate hazardous waste to engage companies which are licensed and qualified to process the hazardous waste, and to collect, store, dispose of and transfer the hazardous waste.

If we fail to comply with national and local environmental protection laws and regulations, the relevant governmental authorities may impose fines or deadlines to cure instances of non-compliance and may even order us to cease operations if we fail to comply with their requirements. In particular, any breach by us in connection with requirements relating to the handling of hazardous wastes may subject us to monetary damages and fines. In addition, if any third party suffers any loss as a result of our pollutant emission practices, our improper handling of hazardous waste or our noncompliance with environmental regulations, such third parties may seek damages from us.

There can be no assurance that we will be able to comply with all environmental laws and regulations at all times as the environmental legal regime is evolving and becoming more stringent, especially in South Korea and the United States. Therefore, if these or other governments where we do business impose more stringent regulations in the future, we will have to incur additional substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations. If we fail to comply with any of the present or future environmental regulations in any material aspect or cause any loss to any third parties due to our pollutant emission practices, improper handling of hazardous wastes or other environmental noncompliance, we may suffer from negative publicity and may be required to pay substantial fines, pay damages to such third parties, or suspend or even cease operations. Failure to comply with environmental laws and regulations may materially and adversely affect our business, financial condition, results of operations and prospects.

We are subject to environmental and safety risks and requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect our business and results of operations.

Battery technology development and manufacturing involve certain inherent environmental and safety risks. Some of our employees handle hazardous materials, including chemicals, such as materials containing lithium and sulfide, that pose specific challenges. We have engineering and administrative controls in place for handling these materials along with any hazardous substances and the employees who handle such materials are required to follow certain safety procedures, including the use of personal protective equipment such as respirators where needed, chemical goggles, and other protective clothing. In addition to exposure, materials with lithium and sulfides have the propensity to start fires. While we believe we have taken precautionary measures which include engineering controls, personal protective equipment, procedures and training to prevent human exposures and fires, including annual safety training for our employees, we cannot ensure that human or environmental exposure to hazardous materials used in our development activities and prototype products will not occur. Any such exposure could result in future third-party claims against us, damage to our reputation, and heightened regulatory scrutiny, remedial and corrective action obligations or the incurrence of capital expenditures, any of which could limit or impair our ability to attract customers or collaboration partners. The occurrence of future events such as these could have a material adverse effect on our business, financial condition and results of operations.

We utilize new manufacturing equipment, techniques and processes, including specialized automated manufacturing equipment within our separator, cathode, and cell assembly process areas. These equipment and processes pose hazards typical to manufacturing such as, but not limited to, hazardous materials, moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. Although we conduct equipment and process reviews before use, we may not be able to prevent the occurrence of safety incidents that damage machinery or our products, slow or stop production, or harm employees. Consequences to such safety incidents may include litigation, regulation, fines, increased insurance premiums, personal injury to or death of our employees, mandates to temporarily halt production, workers’ compensation claims, damage to our facilities, or other actions that impact our company brand, finances, or ability to operate.

In addition to the risks listed above, we are subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations, including used battery recycling, recovery and reuse, are cost intensive activities that we support. Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require us to make material changes to our operations, resulting in significant increases in the cost of production.

Our business depends substantially on the continuing efforts of our senior executives and other key personnel as well as the ability to attract, train, and retain highly skilled employees and key personnel.

Our success depends on our ability to attract and retain our executive officers, key employees and other qualified personnel, and our operations may be severely disrupted if we lost their services. As we build our brand and become better known, there is increased risk that competitors or other companies will seek to hire our personnel. Most of our executives and engineering staff are subject to non-competition and non- solicitation restrictions, but we may face challenges in enforcing these non-competition and non-solicitation restrictions, particularly in jurisdictions that disfavor or outlaw such restrictions. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm our business and prospects, especially if our non-competition and/or non-solicitation restrictions are found to be invalid and/or unenforceable.

To execute our business plan, we must attract and retain highly qualified personnel in research and development, artificial intelligence and machine learning, sales and marketing, production and other leadership roles. Competition for these employees is intense, and we may not be successful in attracting and retaining qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications in relevant industries. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, in making employment decisions, particularly in high-technology industries, job candidates often consider the value of the equity they are to receive in connection with their employment. Employees may be more likely to leave us if the shares they own or the shares underlying their equity incentive awards have significantly appreciated or significantly reduced in value.

A significant talent pool consists of nationals from countries that may require a license from the United States Bureau of Industry and Security to work with our technology, which raises the cost of hiring due to the uncertainty that a license may not be granted and the candidate would be unemployable in the role envisioned. Our ability to recruit and retain highly skilled personnel internationally depends in part on our ability to obtain and maintain appropriate visas and work authorizations for such employees. Changes in U.S. immigration policy, including increased scrutiny, delays, reductions in the number of visas granted, or limitations on the extension or renewal of existing visas, could make it more difficult or more expensive for us to hire and/or continue to employ certain personnel. In addition, uncertainty regarding the availability or timing of visa approvals or extensions may discourage qualified candidates from accepting employment with us or result in the loss of existing employees whose work authorization cannot be timely obtained or renewed. Any reduction in the availability of new visas or extensions of existing visas, and/or any increase in processing times or denial rates, could limit our access to global talent, disrupt our operations and adversely affect our ability to execute our business strategy. If we fail to attract new personnel, and/or fail to retain and motivate our current personnel, our business and growth prospects could be harmed.

In addition, we are highly dependent on the services of Dr. Siyu Huang, our Co-Founder and Chief Executive Officer; Dr. Alex Yu, our co-Founder and Chief Technology Officer; Jason Duva, our General Counsel; Richard Wei, our Chief Financial Officer; and other senior technical and management personnel, including our executive officers, who may take significant amounts of time to replace. If Drs. Huang, Yu, or other key personnel were to depart, we may not be able to successfully attract and retain the senior leadership necessary to grow our business.

If we do not maintain and continue to develop our corporate culture as we grow and evolve, it could also harm our ability to foster innovation, creativity and teamwork we believe we need to support our growth. Additions of executive-level management, significant numbers of new employees, our workforce reduction and higher employee turnover could significantly and adversely impact our culture.

Risks Related to Our Limited Operating History

We are an early-stage company with a history of financial losses and expect to incur significant expenses and continuing losses from operations.

Legacy Factorial has incurred net losses since our inception. For example, during the years ended December 31, 2025 and 2024, we reported net losses of $73.9 million and $54.3 million, respectively, with revenue of $0 and $0, respectively. We may continue incurring net losses in the future as we, among other things, endeavor to hire the experienced scientific, quality-control, and manufacturing personnel needed to operate our manufacturing processes to scale; increase our sales and marketing activities; expand our distribution infrastructure; and increase our general and administrative functions to support our growing operations. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.

We are not yet cash flow positive, and any failure to effectively manage our cash resources or generate future cash flows could adversely affect our business.

We are not currently cash flow positive, and the development, scaling, and commercialization of battery technology is capital intensive, even under a capital-light operating model. Our business requires ongoing investment in research and development, manufacturing scale-up, supply chain development, and commercialization activities, which may result in significant cash outflows before we generate sufficient operating cash flows.

Our future success depends, in part, on our ability to effectively manage our cash resources, control operating expenses, and generate cash flows from commercial activities in a timely manner. Any misalignment between our cash expenditures and cash inflows, delays in customer adoption or revenue generation, cost overruns, or inefficiencies in cash management could require us to seek additional financing sooner than expected or on less favorable terms.

If we are unable to obtain additional capital when needed, or if we are unable to generate sufficient cash flows to support our operations, our ability to execute our business strategy, continue operations, or pursue growth opportunities could be materially and adversely affected.

Our business plan has yet to be tested, and we may not succeed in executing on our strategic plans, including commercialization.

As a research and development stage company, we face a number of difficulties normally encountered by new enterprises, including substantial risks and expenses in the course of establishing or entering new markets, organizing operations, and undertaking marketing activities. The likelihood of our success must be considered in light of these difficulties and the competitive environment in which we operate. There is nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital, or operate profitably. We will continue to encounter challenges frequently experienced by early commercial stage companies, including scaling up our infrastructure and managing our headcount, and may encounter unforeseen expenses, difficulties, or delays in connection with our growth. In addition to the extensive capital requirements of our business, we can be expected to continue to sustain substantial operating expenses without generating sufficient revenue to cover expenditures. Any investment in our company is therefore highly speculative and could result in loss of your entire investment.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. If actual results differ from our estimates or we adjust our estimates in future periods, our business, prospects, results of operations, and financial condition could be materially and adversely affected. Furthermore, our financial performance in one period may not be indicative of financial performance in future periods.

We will need substantial additional capital in the future to fund our business and may be unable to meet our future capital requirements, impairing our financial position and results of operations.

The development, design, manufacture and sale of batteries is a capital-intensive business. We expect to sustain substantial operating expenses, without generating sufficient revenues to cover expenditures, for a number of years. To date, we have funded our operations through the sales of our convertible preferred stock and through the proceeds of the Business Combination and the PIPE Financing. These funds are expected to finance our principal sources of liquidity and ongoing costs, such as research and development relating to our batteries and the construction of additional manufacturing facilities. In the future, if we are not able to fund our operations from cash flows generated from anticipated product sales, we expect that we will need to raise additional funds through a variety of possible methods, including, but not limited to, entry into joint ventures or other strategic arrangements, issuance of equity (including through at-the-market sales), equity-related or debt securities or through obtaining credit from financial institutions, as well as anticipated future revenue from product sales. Any such issuances may be highly dilutive and/or may result in the imposition of covenants that significantly restrict our ability to conduct our business and operations as we may otherwise deem appropriate.

We believe that our cash on hand and marketable securities will be sufficient to meet our working capital and capital expenditure requirements for a period of at least 12 months from the date of the most recent financial statements included in this prospectus and also sufficient to fund us through commercialization. However, additional funding may be required for a variety of reasons, including opportunities to expand our manufacturing capabilities and delays in expected development of our battery cells. Our ability to successfully develop our products, commence commercial operations and expand our business will depend on many factors, including our working capital needs, the availability of equity and/or debt financing and, over time, our ability to generate positive cash flows from operations.

We cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to stockholders. We may be forced to decrease our level of investment in product development or scale back our operations, which could have an adverse impact on our business and financial prospects. Furthermore, the cost of debt could be higher than anticipated, which could negatively affect our earnings.

Incorrect estimates or assumptions by management in the preparation of our consolidated financial statements could adversely impact our reported assets, liabilities, income, revenue, or expenses.

The preparation of our consolidated financial statements requires management to make critical accounting estimates and assumptions that affect the reported amounts of assets, liabilities, stockholders’ equity, revenue, income, and expenses during the reporting periods. Incorrect estimates and assumptions by management could result in reported amounts that are overstated or understated and have a material adverse effect on our business, prospects, results of operations, and financial condition.

Our ability to utilize any net operating losses or tax credit carry forwards to offset taxable income are subject to complex limitations.

Section 382 of the Internal Revenue Code limits the ability of a corporation that undergoes an “ownership change” to use its pre-change net operating losses to offset future taxable income. An “ownership change” generally means a greater than 50 percentage point change (by value) in a corporation’s equity ownership by certain stockholders over a three-year period. If we have experienced an ownership change at any time since our incorporation, we may be subject to these limitations on our ability to utilize our net operating losses and other tax attributes to offset taxable income or tax liability. In addition, future changes in our stock ownership, which may be outside of our control, may trigger an ownership change.

Changes in tax law, regulations, or interpretations, including those resulting from the OBBBA, could suspend the use of net operating losses or tax credits, possibly with retroactive effect, and adversely impact our effective tax rate or cash flows. As a result, if we earn net taxable income, we could be unable or limited in our ability to use net operating losses and other tax attributes to offset such taxable income, which could result in increased future income tax liabilities. Similar provisions of state tax law may also limit our use of accumulated state tax attributes.

Our cash and money market funds could be adversely affected if the financial institutions in which we hold our cash and money market funds fail.

We deposit and maintain our cash and money market funds with third party financial institutions. A failure of these financial institutions to return our cash deposits and money market funds, or if a depository institution is subject to other adverse conditions in the financial or credit markets, could impact our access to our cash or money market funds and could adversely impact our operating liquidity and financial performance.

There is substantial doubt about our ability to continue as a going concern.

We have prepared cash flow forecasts which indicate that, based on our expected operating losses and negative cash flows and without giving effect to the consummation of the Business Combination or the PIPE Financing, there is substantial doubt about our ability to continue as a going concern for the twelve months following the date that the Legacy Factorial consolidated financial statements, as of and for the year ended December 31, 2025, were issued. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Factorial Energy - Liquidity and Capital Resources.” As a result, management has included disclosures in Note 1 of Legacy Factorial’s financial statements, which include a statement that substantial doubt exists about our ability to continue as a going concern, and our independent registered public accounting firm has included an explanatory paragraph in its report on Legacy Factorial’s financial statements as of and for the year ended December 31, 2025, referring to management’s disclosure with respect to this uncertainty. Our future viability as an ongoing business is dependent on our ability to raise additional capital to finance our operations.

There is no assurance that we will succeed in obtaining sufficient funding on terms acceptable to us to fund continuing operations, if at all. The perception that we might be unable to continue as a going concern may also make it more difficult to obtain financing for the continuation of our operations on terms that are favorable to us, or at all, and could result in the loss of confidence by investors and employees. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that our investors will lose all or a part of their investment.

We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness or otherwise fail to maintain proper and effective internal controls, our ability to produce timely and accurate financial statements could be impaired, which could adversely affect our operating results, our stock price and access to the capital markets.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. In addition, we are required to furnish a report by management on the effectiveness of our internal control over financial reporting in our annual reports on Form 10-K, pursuant to the rules and regulations of the SEC regarding compliance with Section 404 of the Sarbanes-Oxley Act. The process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation is time consuming, costly and complicated. We have identified a material weakness in our internal control over financial reporting relating to inadequate resources to ensure proper system access and segregation of duties, timely and accurate preparation of reconciliations of accounts, and timely and accurate assessment, review and documentation of various transactions to ensure accurate recording of accounts in our financial statements in a timely manner. This material weakness has led to a conclusion that our internal control over financial reporting and disclosure controls and procedures were not effective as of December 31, 2025. Our inability to remediate this material weakness, our discovery of additional control deficiencies or material weaknesses in internal control, and our inability to achieve and maintain effective disclosure controls and procedures and internal control over financial reporting, could adversely affect our results of operations, our stock price and investor confidence in our Company.

Our management plans to take action to remediate this material weakness in our internal control over financial reporting. As of the date of this prospectus, management began remediation actions in 2026 and expects to complete the remediation actions during 2027 and to incur approximately $0.8 million in associated costs. However, the remediation process is ongoing, and we cannot assure that it will be completed within this timeframe or that additional remediation costs will not be incurred. In addition, we could in the future identify additional internal control deficiencies that could rise to the level of a material weakness or uncover other errors in financial reporting. The remediation of such deficiencies or material weaknesses may require significant costs and devotion of a substantial amount of management’s attention, diverting financial resources or management’s time from operating our business. During the course of our evaluation, we may identify areas requiring improvement and may be required to design additional enhanced processes and controls to address issues identified through this review. In addition, there can be no assurance that such remediation efforts will be successful, that our internal control over financial reporting will be effective as a result of these efforts or that any such future deficiencies identified may not be material weaknesses that would be required to be reported in future periods.

If we fail to remediate this material weakness and maintain effective disclosure controls and procedures or internal control over financial reporting, we may not be able to rely on the integrity of our financial results, which could result in inaccurate or late reporting of our financial results, which inaccuracies may lead to a requirement to restate our financial statements, as well as delays or the inability to meet our future reporting obligations or to comply with SEC rules and regulations. As a result, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could decline. We could also become subject to investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities, which could require additional financial and management resources. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could restrict our future access to the capital markets as a result of a loss of investor confidence, limitations on our ability under the Securities Act to conduct certain transactions or a reduction in liquidity if our common stock does not remain listed on a national securities exchange. Reduced access to capital or increased use of financial resources to remedy deficiencies in or maintain the effectiveness of internal controls may reduce our liquidity and ability to operate our business.

Risks Related to Our Intellectual Property

We rely heavily on our intellectual property portfolio. If we are unable to protect our intellectual property rights, our business and competitive position would be harmed.

We rely upon a combination of various intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as contractual protections afforded by license agreements and other agreements, to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through nondisclosure and invention assignment agreements with our employees and consultants, and through non- disclosure agreements with business partners and other third parties. However, these agreements may be insufficient or breached, or may not effectively prevent unauthorized access to or unauthorized use, disclosure, misappropriation or reverse engineering of our confidential information, intellectual property, or technology. Moreover, these agreements may not provide an adequate remedy for breaches or in the event of unauthorized use or disclosure of our confidential information or technology, or infringement of our intellectual property. Despite our efforts to protect our proprietary rights, third parties may, without proper authorization, attempt to copy or otherwise obtain and use our intellectual property or be able to design around our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be adequate, sufficient, or effective. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm our business, results of operations and financial condition.

While certain of our proprietary works may be protected under copyright law, we have chosen not to register any copyrights in these works and instead rely primarily on protecting our software as a trade secret. In order to bring a copyright infringement lawsuit in the United States, the copyright must be registered. Accordingly, the remedies and damages available to us for unauthorized use of our works of authorship may be limited.

Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.

Certain of our key technological innovations, including innovations that are currently commercialized in our products and innovations that we plan to deploy in the future, are described in our issued patents and pending patent applications, as well as patent applications that we plan to file in the future. For more information, see “Information about Factorial Energy - Intellectual Property.” The process of applying for and obtaining a patent is expensive, time consuming and does not always result in patent claims as expected or needed. We may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost, in a timely manner, or in all jurisdictions where protection may be commercially advantageous, or we financially may not be able to protect our proprietary rights at all. There is also no assurance that the pending applications will result in issued patents.

In addition, third parties may have blocking patents that could prevent us from marketing our products or practicing our technology. Alternatively, third parties may seek to develop or market their products similar to or otherwise competitive with our products. In these circumstances, we may need to defend and/or assert our patents, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or agency with jurisdiction may find our patents invalid and/or unenforceable. Even if our patents are determined to be valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives. Under the terms of certain agreements with our development partners, we may file patent applications jointly with third parties and end up co-owning certain patents. As a result, we may not have exclusive rights to such patents and co-ownership of a patent may require us to enter into license agreements with third parties, which are less favorable than if we were the sole owner of the patent. Furthermore, if the other owners are unwilling to join us in an enforcement action, we may be unable to enforce our jointly owned patent rights against infringers. Such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. If one or more of our patents are held to be invalid or unenforceable, if claims of those patents are interpreted narrowly, or if patents fail to issue from our pending applications, our competitiveness and value may also be undermined. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

While we have been issued patents for certain aspects of our technology and have additional patent applications pending, we have not applied for patent protection for all aspects of our technology. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us, and our competitive position would be materially and adversely harmed.

We may need to defend ourselves against intellectual property infringement claims, which may be time- consuming and could cause us to incur substantial costs or limit our ability to use certain technology.

Companies, organizations or individuals, including our current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, distribute, or sell our battery products, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from holders of patents or trademarks inquiring whether we are infringing their proprietary rights and/or seek court declarations that they do not infringe upon our intellectual property rights. Companies holding patents or other intellectual property rights relating to batteries, electric motors or electronic power management systems may bring suits alleging infringement by our battery products of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

●	cease selling, incorporating or using products that incorporate the challenged intellectual property;
●	pay substantial damages;
●	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or
●	redesign our batteries.

We may be subject to additional infringement claims in the future, and even if we believe such claims are without merit, such claims are time-consuming, expensive to litigate or settle and can divert management’s resources and attention. An adverse determination could require that we pay damages, which could be substantial, or that we stop using technologies found to be in violation of a third party’s rights and could prevent us from selling our batteries. In order to avoid these restrictions, we may have to seek a license for the technology. Any such license may not be available on reasonable terms or at all, could require us to pay significant royalties and may significantly increase our operating expenses or otherwise seriously harm our business or results of operations.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, financial condition, results of operations and prospects could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s attention.

If we fail to comply with our obligations under license or technology agreements with third parties or are unable to license rights to use technologies on reasonable terms, we may be required to pay damages and could potentially lose license rights that are critical to our business.

We license certain intellectual property, including technologies, data, content and software from third parties, that is important to our business, and in the future we may enter into additional agreements that provide us with licenses to valuable intellectual property or technology. These licenses typically limit our use of the licensed intellectual property or technology to specific uses and include other contractual obligations with which we must comply. If we fail to comply with any such obligations, we may be required to pay damages and the licensor may have the right to terminate the license. Termination by the licensor would cause us to lose valuable rights, and could prevent us from selling our products and services, or inhibit our ability to commercialize future products and services. Moreover, our licensors may infringe the intellectual property rights of others or our licensors may not have sufficient rights to the intellectual property to grant us the applicable rights. Although we seek to secure indemnification protection from our vendors to protect us against potential third-party infringement claims in connection with our use of the applicable licensed intellectual property, not all of our vendors agree to provide us with sufficient indemnification protection, and in the instances where we do secure indemnification protection from our vendors, it is possible such vendors may not honor such indemnification obligations. If any of our licenses terminate, if we or the licensors fail to abide by the terms of the license, if the licensed intellectual property rights are found to be invalid or unenforceable or if the licensed technology is alleged to be infringing, our business, financial results and reputation could be harmed.

In the future, we may identify additional third-party intellectual property we may need to license in order to engage in our business. However, such licenses may not be available on acceptable terms or at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more- established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. In addition, companies that perceive us to be a competitor may be unwilling to license rights to us. Even if such licenses are available, we may be required to pay the licensor substantial royalties based on sales of our products and services. Such royalties are a component of the cost of our products or services and may affect the margins on our products and services. In addition, such licenses may be nonexclusive, which could give our competitors access to the same intellectual property licensed to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition and results of operations.

We may obtain licenses on technology that has not been commercialized or has been commercialized only to a limited extent, and the success of our business may be adversely affected if such technology does not perform as expected.

From time to time, we may license from third parties, technologies that have not been commercialized or which have been commercialized only to a limited extent. These technologies may not perform as expected within our silicon anode battery cells and related products. If the cost, performance characteristics, manufacturing process or other specifications of these licensed technologies fall short of our targets, our expected sales, costs, time to market, competitive advantage, future product pricing and potential operating margins may be adversely affected.

We may face risks relating to protecting our intellectual property in various countries resulting from our international business operations.

Patent, trademark and trade secret laws vary significantly throughout the world. Filing, prosecuting, and defending patents in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection or licenses, but enforcement is not as strong as that in the United States.

A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States, and efforts to protect against the unauthorized use of our intellectual property rights, technology, and other proprietary rights may be more expensive and difficult outside of the United States. Some courts inside and outside the United States may be less willing or unwilling to protect trade secrets and agreement terms that address non-competition are difficult to enforce in many jurisdictions and might not be enforceable in certain cases. Failure to adequately protect our intellectual property rights could result in our competitors using our intellectual property to offer products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, financial condition, results of operations and prospects.

General Risks

Governmental trade controls, including export and import controls, sanctions, customs requirements and related regimes, could subject us to liability or loss of contracting privileges, limit our ability to transfer technology or compete in certain markets and affect our ability to hire qualified personnel.

Our technology and products, including components of our products, are subject to export control and import laws and regulations, including those by the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, and similar regulations by the South Korean government. These jurisdictions’ export control laws and regulations and economic sanctions prohibit the shipment of certain products, technologies and services to embargoed or sanctioned countries, governments and persons, as well as to various countries and persons due to national security and foreign policy concerns. In particular, U.S. and South Korean export control laws apply to cells with an energy density greater than 350 Wh/kg and require a license for the export of technology and cells exceeding that threshold to many locations outside of each respective jurisdiction, including China and Singapore. Some of our technology and products are thus presently subject to these license requirements under export controls.

Complying with export control and sanctions regulations for a particular sale may be time-consuming and result in delay or loss of sales opportunities. We have set up an export controls compliance program internally. If we fail to comply with these laws and regulations, we and even some of our employees could be subject to substantial civil and/or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on us and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.

A significant talent pool is comprised of nationals from countries that may require a license from the Bureau of Industry and Security to work with our technology (such as China, Russia, and Japan), which raises the cost of hiring due to the uncertainty that a license may not be granted and the candidate would be unemployable in the role envisioned. In addition, changes in our products or solutions or changes in applicable export or import laws and regulations may create delays or prohibitions in the introduction and sale of our products and solutions in international markets, increase costs due to changes in import and export duties and taxes, prevent our customers from deploying our products and solutions or, in some cases, prevent the export or import of our products and solutions to certain countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased use of our products and solutions, decreased ability to export or sell our products and solutions to customers, and decreased ability to import components or parts critical to the manufacture of our products. Any decreased use of our technology and products, limitation on our ability to export or sell our technology and products, or limitation on our ability to import materials, components or equipment would likely adversely affect our business, financial condition, results of operations and prospects.

Changes in U.S. and foreign government policy, including the imposition of or increases in tariffs and changes to existing trade agreements, could have a material adverse effect on global economic conditions and our business, financial condition, results of operations and prospects.

As a result of changes to U.S. and foreign government policy, there may be changes to existing trade agreements, greater restrictions on free trade generally, the imposition of or significant increases in tariffs or other trade restrictions on goods imported into the United States, particularly those manufactured in China, or minerals imported into the United States, and adverse responses by foreign governments to U.S. trade policies, among other possible changes. China is currently a leading global source of supplies for use in the battery industry, including some products that we use. As the implementation of tariffs is ongoing, more tariffs may be added in the future. These tariffs could have an adverse impact on our business, results of operations, prospects and financial condition, and if we are unable to pass through such price increases to our customers, it would likely increase our cost of sales and, as a result, decrease our gross margins, operating income and net income. For example, in February 2025, the United States imposed additional tariffs on imports from China and significantly increased those tariffs in April 2025, and announced plans for “reciprocal”

tariffs on several countries (including China) in late July 2025. As of the date of this prospectus, discussions remain ongoing in respect of certain trade restrictions and tariffs on imports from numerous countries, including China, as well as retaliatory tariffs enacted in response to such actions. In light of these events, there continues to exist significant uncertainty about the future relationship between the United States and other countries with respect to such trade policies, treaties, and tariffs, and we can make no assurance regarding the eventual impact on our results of operations and business. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the United States. Any of these factors could depress economic activity and restrict our access to suppliers, customers or collaboration partners and, in turn, have a material adverse effect on the business and financial condition of such suppliers, customers, collaboration partners or other counterparties we do business with, which in turn would negatively impact us.

We are subject to U.S. and foreign anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, and other anti-corruption laws and regulations in countries in which we conduct activities. Anti-corruption laws prohibit us and our officers, directors, employees, contractors and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing, directly or indirectly, anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. These laws also require companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. These laws also prohibit non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of any of these laws or regulations could result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences and adversely affect our business, financial condition, results of operations and reputation. Our policies and procedures designed to ensure compliance with these laws and regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

As we increase our international cross-border business and expand our operations abroad, we may continue to engage with business partners, suppliers and third-party intermediaries to market our services and to obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities. There can be no assurance that our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international business, our risks under these laws may increase.

Detecting, investigating and resolving actual or alleged violations of anti-corruption, anti-bribery, anti- money laundering or financial and economic sanctions laws can require a significant diversion of time, resources and attention from management. Non-compliance with these laws could subject us to whistleblower complaints, adverse media coverage, investigations, subpoenas received, enforcement actions, prosecution and severe fines, damages and administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, financial condition, results of operations and reputation. In addition, changes in these laws in the future could adversely impact our business and investments in our securities.

Our insurance coverage may not be adequate to protect us from all business risks.

We may be subject, in the ordinary course of business, to losses resulting from product liability, recalls, cyber-attacks, accidents, acts of God, and other claims against us, for which we may have no or inadequate insurance coverage. As a general matter, the policies that we do have may include significant deductibles or self- insured retentions, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and results of operations.

From time to time, we may be involved in legal proceedings and commercial or contractual disputes, which could have an adverse impact on our financial condition and results of operations.

We may be involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with potential customers, suppliers, and collaboration partners, intellectual property matters, personal injury claims, environmental issues, tax matters and employment matters. See “Information about Factorial Energy - Legal Proceedings.”

Furthermore, Factorial Energy became a public company through the consummation of the Business Combination. Newly public companies following the completion of business combinations with special purpose acquisition companies have been subject to increased regulatory oversight and scrutiny, including from the SEC. Any governmental or regulatory investigation or inquiry related to the Business Combination or otherwise could have a material adverse effect on our business and negatively affect our reputation.

It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurance that any such exposure will not be material. Such claims may also negatively affect our reputation.

We believe that our technology enables a variety of business models, including but not limited to sole manufacturing, joint ventures, and licensing, each of which may involve certain risks and tradeoffs.

We believe that our technology enables a variety of business models and presents opportunities with a variety of potential customers, such as OEMs, cell makers, end-users, and licensees, as applicable. We may operate our own manufacturing facilities, enter into joint venture arrangements, or license technology to other manufacturers, among other approaches, each with potential risks and tradeoffs.

Operating wholly-owned manufacturing facilities would allow us full control over production and quality, helping us protect proprietary processes and maintain consistency. However, this approach would require significant capital investment in infrastructure, equipment, and workforce, leading to increased operational expenses and financial exposure, and the capital required for such investment may not be available on attractive terms, if at all. Managing manufacturing operations also exposes us to risks such as supply chain disruptions, production delays, cost overruns, equipment failures, and scaling challenges, which may hinder our ability to meet demand or maintain competitive pricing. Without third-party manufacturers to rely on, any inefficiency or failure in our facilities could have a materially adverse effect on our business, profitability, and reputation.

In a joint venture arrangement, we would collaborate with third parties to commercialize and manufacture our battery technology, sharing both risks and resources. This could provide access to additional capital, markets, and expertise, but also introduces risks related to control and management. Disagreements with partners over operational decisions, strategy, or investments could disrupt our business plans, while our reliance on their performance could pose additional risks. If a joint venture partner fails to fulfill their obligations or experiences financial or operational issues, it could lead to inefficiencies, delays, or disruptions that harm our business and reputation.

Under a licensing model, we can leverage our battery technology by licensing it to third parties for commercialization and manufacturing. This approach could reduce capital requirements by limiting investments in infrastructure and operations and potentially enable faster market penetration. However, licensing could lead to lower revenue, reduced control over production, and distribution challenges. Licensing agreements may also pose risks of third-party noncompliance, inconsistent execution, quality issues, or competitive disadvantages. Additionally, relying on third-party licensees could result in missed market opportunities or reputational damage due to negative association with certain third parties, which could adversely affect our profitability and growth.

Aside from the business models described above, if we pursue other types of arrangements or business models, we potentially face other risks and tradeoffs that could have a materially adverse effect on our business, profitability, and reputation.

Changes in U.S. and foreign tax laws could have a material adverse effect on our business, financial condition or results of operations.

We (as well as certain of our subsidiaries) are subject to federal, state and local taxes in the United States and are also subject to tax in certain foreign jurisdictions. Changes to U.S. tax laws, including limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to U.S. federal income tax laws, such as the IRA, and others that may be enacted in the future (the uncertainty of all of which is heightened by recent changes in governmental administration in the United States), could impact the tax treatment of our foreign earnings. Due to our international business activities, any changes in the taxation of such activities may increase our worldwide effective tax rate and adversely affect our financial position and results of operations.

Significant judgment is required in evaluating our tax positions and our worldwide provision for taxes. During the ordinary course of business, there are many activities and transactions for which the ultimate tax determination is uncertain. In addition, our tax obligations and effective tax rates could be adversely affected by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations, including those relating to income tax nexus, if our earnings are lower than anticipated in jurisdictions where we have lower statutory rates and higher than anticipated in jurisdictions that have higher statutory rates, by changes in foreign currency exchange rates, or by changes in the valuation of its deferred tax assets and liabilities. We may be audited in various jurisdictions, and such jurisdictions may assess additional taxes against us. Although we believe our tax estimates are reasonable, the final determination of any tax audits or litigation could be materially different from our historical tax provisions and accruals, which could have a material adverse effect on our results of operations or cash flows in the period or periods for which a determination is made.

Additionally, changes in corporate tax rates, the realization of net deferred tax assets relating to our operations, the taxation of foreign earnings, and the deductibility of expenses under future tax reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one- time charges in the current or future taxable years, and could increase our future tax expense, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We are exposed to risks related to the use of artificial intelligence by us, our suppliers, partners and competitors.

We are increasingly incorporating artificial intelligence capabilities into our business operations. Artificial intelligence technology is complex and rapidly evolving and presents risks and challenges that may impact our business, including subjecting us to significant competitive, legal, regulatory, operational and other risks. There is no guarantee that use of artificial intelligence will enhance our technologies, benefit our business operations, or produce products and services that are preferred by our partners and customers. Additionally, artificial intelligence algorithms or training methodologies may be flawed, and datasets may contain irrelevant, insufficient, biased or proprietary information, including the intellectual property of others, which can result in output errors and inadvertent infringement, misappropriation or other violations of others’ intellectual property rights, and may give rise to legal liability and materially harm our business. Our competitors may also be more successful in their artificial intelligence strategy and develop competitive products with the aid of artificial intelligence technology. As a result, any issues arising from the development and use of artificial intelligence by us or our suppliers, partners or competitors, combined with an evolving and uncertain regulatory environment, may result in reputational harm, liability, or other adverse consequences to our business operations.

We are subject to foreign currency risks.

We operate internationally and are exposed to risks associated with fluctuations in foreign exchange rates, particularly with regards to the South Korean Won (KRW). As the U.S. Dollar (USD) serves as our functional currency, fluctuations in the KRW exchange rate relative to the USD could significantly impact our financial results. This risk arises primarily from the operations and cash flows generated by our South Korean subsidiary, where we operate a significant production and research and development facility. Any adverse movements in exchange rates between the KRW and USD could negatively affect our expenses, and future profitability, as well as lead to potential volatility in our reported financial results. Additionally, sustained changes in exchange rates could impact the value of our assets and liabilities denominated in KRW, further increasing our financial exposure to currency risk. As of December 31, 2025, we have not entered into any hedging transactions in an effort to reduce exposure to foreign exchange risk.

Evolving scrutiny and changing expectations from global regulators and our stakeholders regarding our environmental, social and governance (ESG) practices and value proposition could adversely affect our business, brand and reputation.

There is evolving focus, including from global regulators and stakeholders such as our investors, customers and partners, on ESG matters, including climate change, environmental stewardship, diversity and inclusion, and sustainability strategy. In particular, increasing public awareness and concern over climate change may result in new or increased legal and regulatory requirements to reduce or mitigate the effects of climate change on the environment. Increased costs of energy or compliance with emissions standards due to increased legal or regulatory requirements may cause disruptions in, or increased costs associated with, our development and manufacturing operations. It is also possible that requirements or guidance in one jurisdiction, such as the United States, may contradict or diverge from requirements or guidance in other jurisdictions, such as the European Union. Agreements with customers and partners may include obligations related to sustainability targets. There can be no certainty that we will manage such matters successfully, or that we will successfully meet the (at times contradictory) expectations of stakeholders as to our proper role with respect to ESG matters. Any failure or perceived failure to timely manage, respond, or meet ESG related contractual, legal or regulatory requirements, expectations or targets, including with respect to reducing our or our partners’ impact on the environment, or addressing climate change related impacts or other sustainability concerns, could subject us to significant costs and liabilities and adversely affect our business and reputation.

We may be negatively impacted by epidemics, pandemics, and other outbreaks.

We face various risks related to epidemics, pandemics, and other outbreaks. For example, the COVID-19 pandemic resulted in changes in consumer and business behavior, a severe market downturn, and restrictions on business and individual activities, as well as in significant volatility in the global economy and reduced economic activity. The spread of COVID-19 also impacted our potential customers, our suppliers and collaboration partners by disrupting the manufacturing, delivery and overall supply chain of battery, EV and equipment manufacturers and suppliers and led to a global decrease in battery and EV sales in markets around the world. In response to the pandemic, government authorities implemented numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns, which affected our operations and the operations of our suppliers, vendors and business partners.

In the event of a further epidemic, pandemic or other outbreak, we may face similar adverse effects as experienced during the COVID-19 pandemic. For example, we may be required to take a variety of measures as may be required by government authorities or that we determine are in the best interests of our employees, suppliers, vendors and business partners, and any such measures may adversely affect our future manufacturing plans, supply chain, sales and marketing activities, business and results of operations.

The extent to which any such epidemic, pandemic or other outbreak would impact our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including the duration and spread of any such epidemic, pandemic or other outbreak, the actions to contain the outbreak or treat its impact, including the development, distribution and administration of effective vaccines, a waning immunity among persons already vaccinated, an increase in fatigue or skepticism with respect to initial or booster vaccinations, the severity of breakthrough cases and variants, including potentially vaccine-resistant variants, and how quickly and to what extent normal economic and operating activities can resume. Even after any such epidemic, pandemic or other outbreak has subsided, we may continue to experience an adverse impact to our business as a result of the global economic impact, including any recession that has occurred or may occur in the future, or due to changes in consumer behavior, for example an increase in remote work leading to a decrease in demand for automobiles.

Our facilities or operations could be damaged or adversely affected by natural disasters and other catastrophic events outside of our control.

Our facilities or operations could be adversely affected by events outside of our control, such as natural disasters, wars, epidemics, pandemics, and other calamities. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services.

Any economic, financial or banking crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, financial condition and results of operations.

In recent years, the United States and global economies suffered dramatic downturns as a result of the COVID-19 pandemic, a deterioration in the credit markets and related financial crisis as well as a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others, and volatility in the capital and credit markets and uncertainty with respect to the health of the U.S. banking system. The U.S. and certain foreign governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. If in future crises governments refuse to take such actions or if the actions taken by these governments are not successful, and/or if the uncertainty in the macroeconomic environment, including elevated inflation concerns, elevated interest rates, tighter credit, currency fluctuations, changes in tariffs and trade restrictions, or concerns or speculation about similar banking disruption events or risks, continues, the resulting adverse economic conditions could lead to market-wide liquidity problems and other disruptions, which may negatively impact the demand for our solid-state battery cells and may negatively impact our liquidity and ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.

Inflation and increased interest rates may adversely affect our financial condition and results of operations.

Our operations could be adversely impacted by inflation, primarily due to higher material, labor, and construction costs. To date, we do not believe that inflation has had a material impact on our results of operations, capital resources or liquidity; however, we have experienced increases in prices of materials, components and labor costs. Our future mitigation strategies may include considering alternative vendors, vertically integrating certain aspects of our supply chain and redesigning our product or production process. It is difficult to determine what impact inflationary pressures will have on our long-term growth strategies, as there is uncertainty regarding how long higher levels of inflation may persist, and to what level these increased costs will affect commercialization of our product. If we are not able to fully offset higher costs through price increases or other corrective measures, this may adversely affect our business, financial condition and results of operations.

Our business may be adversely affected by any disruptions caused by union activities and/or works council obligations.

It is not uncommon for employees of certain trades at companies such as ours to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Moreover, regulations in some jurisdictions outside of the U.S. mandate employee participation in industrial collective bargaining agreements, work councils, and/or other employee representative bodies with certain consultation rights with respect to company operations. In South Korea, for example, mandatory labor management councils and employee consultation requirements could limit our flexibility and increase administrative obligations.

Although we work diligently to provide the best possible work environment for our employees, they may still decide to join or seek recognition to form a labor union, or we may be required to become a union signatory. From time to time, labor unions may engage in campaigns to organize certain of our operations, as part of which such unions may file unfair labor practice charges against us with the National Labor Relations Board and/or other governmental agencies. Any unfavorable outcome of such proceedings may have a negative impact on the perception of our treatment of our employees. Furthermore, any successful union organization efforts may decrease our operational flexibility and disrupt our normal operations, which could adversely affect our business. Additionally, we may from time to time directly or indirectly depend upon companies with unionized work forces, and any work stoppages or strikes organized by such unions could delay the manufacture and sale of our products and/or harm our business and operating results.

Our ability to manage our business is highly dependent on IT systems and our website, systems, and data may be subject to intentional or inadvertent disruption, security incidents, or alleged violations of laws, regulations, or other obligations relating to data handling could adversely impact our reputation and future sales.

We are highly dependent upon a variety of information systems to operate our business. The information systems (including internal and external systems such as our website or systems used by partners, service providers, suppliers, customers, and other third parties) supporting our research, development, and the manufacturing of our batteries, and the data we maintain, including our intellectual property and other confidential or proprietary information, may be subject to intentional or inadvertent disruption, such as telecommunications or network failures, security incidents, or alleged violations of laws, regulations, or other obligations relating to data handling. Any such matters, or perceptions that any of them have occurred, could result in private claims, demands and litigation, regulatory investigations and other proceedings, as well as fines and other liabilities, which could adversely impact our reputation and future sales. We expect to face significant challenges with respect to information security and maintaining the security and integrity of our systems and other systems used in our business, as well as with respect to the data stored on or processed by these systems. Advances in technology, including increased adoption of artificial intelligence technology by us and third-party service providers, suppliers, customers, and other third-party partners, an increased level of sophistication and expertise of hackers, new discoveries in the field of cryptography or other technological developments can result in actual or perceived compromise or breach of, or other security incident with respect to, the systems used in our business or of security measures used in our business to protect intellectual property, confidential information, personal information, and other data. Additionally, remote working further increases the security threats that we and our third-party service providers, suppliers, partners and customers face.

The availability and effectiveness of our batteries, and our ability to conduct our business and operations, depend on the continued operation of information technology and communications systems, some of which we have yet to develop or otherwise obtain the ability to use. We must routinely update our IT infrastructure and our various IT systems throughout the organization, or we may not continue to meet our current and future business needs. Systems used in our business by us and our third-party service providers, suppliers, customers, and partners, including data centers and other information technology systems, may also be vulnerable to damage or interruption. Such systems could also be subject to physical or electronic break-ins, corporate sabotage or state-sponsored espionage, and intentional acts of vandalism, infection by ransomware, viruses, or other malware, as well as disruptions and security incidents as a result of non- technical issues, including intentional or inadvertent acts or omissions by employees, service providers, suppliers, customers, partners or others, to among other things, properly implement our software and related security patches and updates. We use service providers to help provide certain services, and any such service providers face similar security and system disruption risks as us. Some of the systems used in our business are not and will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any data security incidents or other disruptions to any data centers or other systems used in our business by us and our third-party service providers, suppliers, partners, and customers could result in lengthy interruptions in our service and may adversely affect our business, prospects, financial condition and results of operations.

Significant capital and other resources may be required in efforts to enhance our current IT systems, implement new IT systems, protect against information security breaches, security incidents, and system disruptions, or to alleviate problems caused by actual or suspected information security breaches and other data security incidents and system disruptions. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities and otherwise seeking to obtain unauthorized access to systems or data, and to disrupt systems, are increasingly sophisticated and constantly evolving. In addition, the risk of cyberattacks may be heightened due to the war in Ukraine. Such cyberattacks could disrupt the economy more generally and could also impact our operations either directly or indirectly.

Security breaches and/or incidents can also remain undetected for an extended period, including situations in which hackers mine data over time or optimize the timing and potency of their cyberattacks or disruptions. Any failure or perceived failure by us or our service providers, suppliers, customers, and partners, to prevent information security breaches or other security incidents or system disruptions, or to comply with privacy policies or any actual or asserted legal obligations relating to privacy or information security, or any compromise of security that results in or is perceived or reported to result in unauthorized access to, or loss, theft, alteration, release, transfer, unavailability, or other processing of, our information, or any personal information or other customer data or confidential information, that we or our service providers, suppliers, customers, and partners, maintain or otherwise process, could cause our potential customers to lose trust in us, result in loss or theft of proprietary or sensitive data and intellectual property, could harm our reputation and competitive position and could expose us to legal claims, demands, and litigation, regulatory investigations and proceedings, and fines, penalties, and other liability. Any such actual or perceived security breach, security incident or disruption could also divert the efforts of our technical and management personnel and could require us to incur significant costs and operational consequences in connection with investigating, remediating, eliminating and putting in place additional equipment and devices designed to prevent actual or perceived security breaches and other incidents and system disruptions.

Additionally, our handling of data relating to individuals is subject to a variety of laws and regulations relating to privacy, data protection, and data security, and may become subject to additional obligations, including contractual obligations, relating to our maintenance and other processing of this data. Laws, regulations, and other actual and potential obligations relating to privacy, data protection, and data security are evolving rapidly, and we expect to potentially be subject to new laws and regulations, or new interpretations of laws and regulations, in the future in various jurisdictions. These laws, regulations, and other obligations, and changes in their interpretation, could require us to modify our operations and practices, restrict our activities, and increase our costs, and it is possible that these laws, regulations, and other obligations may be inconsistent with one another or be interpreted or asserted to be inconsistent with our business or practices. Any failure or perceived failure to comply with any applicable laws, regulations, or other obligations relating to privacy, data protection, or data security could also result in regulatory investigations and proceedings, and misuse of or failure to secure data relating to individuals could also result in claims and proceedings against us by governmental entities or others, penalties and other liability, and damage to our reputation and credibility, and could have a negative impact on potential future revenues and profits.

In addition, if any issues concerning the IT systems result in, or contribute to, a delay in our timely reporting of our results of operations for any period or our not filing one or more periodic reports with the SEC on time, the price of our Series A Common Stock could decline substantially, and we could face costly lawsuits, including securities class actions, and also could impair our ability to raise necessary capital to run our operations and progress our product development efforts. Further, as we are dependent upon our ability to gather and promptly transmit accurate information to key decision makers, our business, results of operations and financial condition may be adversely affected if our information systems do not allow us to transmit accurate information, even for a short period of time. Failure to properly or adequately address these issues could negatively impact our ability to perform necessary business operations, which could adversely affect our reputation, competitive position, business, results of operations and financial condition. While our enterprise resource planning (“ERP”) system is designed to accurately maintain our books and records and provide important information to our management team for use in the operation of the business, if the ERP system or any other implemented system does not operate as intended, it could adversely affect our financial reporting systems and our ability to produce financial reports and process transactions.

Risks Related to Operating as a Public Company

There may not be an active trading market for Factorial Energy Common Stock, which may make it difficult to sell shares of Factorial Energy Common Stock.

An active trading market for Factorial Energy Common Stock may not develop or be sustained. If an active trading market for Factorial Energy Common Stock does not develop or is not sustained, you may not be able to sell your shares at an attractive price or at all. Furthermore, an inactive market may also impair Factorial Energy’s ability to raise capital by selling shares of Factorial Energy Common Stock in the future, and may impair Factorial Energy’s ability to enter into strategic collaborations or acquire companies or products by using shares of Factorial Energy’s common stock as consideration.

Future sales or issuances, or the perception of future sales or issuances, by Factorial Energy or its stockholders in the public market, including through conversion of the Series B Common Stock, could cause the market price for Factorial Energy’s securities to decline and dilution to Factorial Energy’s stockholders.

The sale or issuance of Factorial Energy’s securities in the public market, or the perception that such sales or issuances could occur, including through the conversion of the Series B Common Stock into Series A Common Stock or any additional issuances of the Series B Common Stock, could harm the prevailing market price of Factorial Energy’s securities and cause dilution to Factorial Energy’s stockholders. These sales, issuances or conversions, or the possibility that these sales, issuances or conversions may occur, also might make it more difficult for Factorial Energy to sell equity securities in the future at a time and at a price that Factorial Energy deems appropriate. Pursuant to the Factorial Energy Bylaws, the Sponsor and certain Factorial Energy stockholders are prohibited from transferring (except for certain permitted transfers) Lock-Up Shares held by such holder (including any shares of Series A Common Stock issued upon conversion of Series B Common Stock) beginning on the Closing Date and ending (i) with respect to 25% of the Lock-Up Shares, on the date 180 days after the Closing Date, (ii) with respect to 25% of the Lock-Up Shares, on the date 270 days after the Closing Date and (iii) with respect to 50% of the Lock-Up Shares, on the first anniversary of the Closing Date; provided, however, that early release of the Lock-Up Shares is permitted upon achievement of specified share price thresholds, as measured by the 20-day volume-weighted average price (“VWAP”). One-third of the remaining Lock-Up Shares will be released if the VWAP reaches $12.00 per share, an additional one-third will be released if the VWAP reaches $14.00 per share and the final one-third will be released upon the VWAP reaching $16.00 per share. An aggregate of approximately 121,936,243 Lock-Up Shares are subject to such transfer restrictions and approximately 274,500 shares issued to the Factorial Energy stockholders are not subject to such transfer restrictions, representing approximately 92% and 0.2%, respectively, of the total issued and outstanding shares of Series A Common Stock following the Business Combination (and shares issuable upon exercise of Options and RSUs), assuming the Maximum Redemptions Scenario, and that an aggregate of approximately $100 million of PIPE Investments were funded at the Closing (inclusive of the proceeds from the trust account resulting from NRA Shares acquired by PIPE Investors to satisfy their obligations under the applicable Investor Stock Purchase Agreement). The sale of the Lock-Up Shares upon release, or the possibility that these sales may occur, could have an adverse effect on the market price of the Series A Common Stock.

Shares of Factorial Energy Common Stock reserved for future issuance under its equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The compensation committee of the Factorial Energy Board may determine the exact number of shares to be reserved for future issuance under Factorial Energy’s equity incentive plans at its discretion. Factorial Energy has filed, and expects to continue to file, registration statements on Form S-8 under the Securities Act to register shares of common stock or securities convertible into or exchangeable for shares of common stock issued pursuant to its equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, Factorial Energy may also issue its securities in connection with investments or acquisitions. The number of shares of Factorial Energy’s common stock issued in connection with an investment or acquisition could constitute a material portion of Factorial Energy’s then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to Factorial Energy’s stockholders.

The market price of Factorial Energy Common Stock may be volatile, and investors could lose all or part of their investment.

The trading price of Factorial Energy Common Stock has been, and is likely to continue to be, highly volatile and subject to wide fluctuations in response to various factors, many of which Factorial Energy cannot control. The stock market in general, and emerging technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

Broad market and industry factors may negatively affect the market price of Factorial Energy’s common stock, regardless of its actual operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include, without limitation:

●	the success of competitive products or announcements by potential competitors of their product development efforts;
●	regulatory actions with respect to Factorial Energy’s products or Factorial Energy’s competitors’ products or product candidates;
●	actual or anticipated changes in Factorial Energy’s growth rate relative to its competitors;
●	regulatory or legal developments in the United States and other countries;
●	developments or disputes concerning Factorial Energy’s patent applications, issued patents, or other proprietary rights;
●	the recruitment or departure of key personnel;
●	announcements by Factorial Energy or its competitors of significant acquisitions, strategic collaborations, joint ventures, collaborations or capital commitments;
●	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;
●	fluctuations in the valuation of companies perceived by investors to be comparable to Factorial Energy;
●	market conditions in the EV or battery sectors;
●	share price and volume fluctuations attributable to inconsistent trading volume levels of Factorial Energy Common Stock;
●	announcement or expectation of additional financing efforts;
●	sales of Series A Common Stock and Series B Common Stock by Factorial Energy, its insiders or its other stockholders;
●	expiration of market stand-off or lock-up agreements;
●	the impact of any public health emergencies, natural disasters, or geopolitical events, including civil or political unrest or military conflicts; and
●	general economic, political, industry and market conditions.

The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and adverse impact on the market price of Factorial Energy Common Stock.

Factorial Energy’s management has limited experience in operating a public company.

Some of Factorial Energy’s executive officers have limited experience in the management of a publicly traded company. As a public company, Factorial Energy is subject to significant regulatory oversight and reporting obligations under federal securities laws, and certain executives’ limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of Factorial Energy. Additionally, Factorial Energy may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States.

Factorial Energy incurs significant expenses and administrative burdens as a public company, which could have an adverse effect on Factorial Energy’s business, financial condition, and results of operations.

As a public company, Factorial Energy incurs significant legal, accounting and other expenses. Factorial Energy is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including those related to climate change and other environmental, social and governance focused disclosures, are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. Factorial Energy has hired, and continues to hire, additional accounting, finance, and other personnel in connection with being a public company. Factorial Energy’s management and other personnel devote a substantial amount of time to these compliance initiatives and Factorial Energy cannot accurately predict or estimate the amount or timing of additional costs it may incur to respond to these requirements.

In addition, as a public company, Factorial Energy is required to incur additional costs and obligations in order to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act. Under these rules, Factorial Energy is required to maintain effective disclosure and financial controls and to make a formal assessment of the effectiveness of its internal control over financial reporting.

Legacy Factorial is required to develop and maintain proper and effective internal control over financial reporting.

As a private company, Legacy Factorial was not required to perform an evaluation of internal control over financial reporting as of December 31, 2025 in accordance with the provisions of the Sarbanes-Oxley Act of 2002. Nevertheless, Legacy Factorial identified a material weakness, as described above. This material weakness remains with Factorial Energy. Had such an evaluation been performed, control deficiencies may have been identified by Factorial Energy’s management, and those control deficiencies could have represented one or more additional material weaknesses. See “- Risks Related to Factorial  Energy - Risks Related to Our Limited Operating History - We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness or otherwise fail to maintain proper and effective internal controls, our ability to produce timely and accurate financial statements could be impaired, which could adversely affect our operating results, our stock price and access to the capital markets.”

As of the date of this prospectus, management began remediation actions in 2026 and expects to complete the remediation actions with respect to the identified material weakness during 2027 and to incur approximately $0.8 million in associated costs. However, the remediation process is ongoing, and we cannot assure that it will be completed within this timeframe or that additional remediation costs will not be incurred. In addition, in connection with its transition to operating as a public company, Factorial Energy has taken, and intends to continue to take, certain steps, such as recruiting additional personnel, in addition to utilizing third-party consultants and specialists, to supplement its internal resources, and to enhance its internal control environment. Factorial Energy cannot assure you that the measures it takes will be sufficient to prevent or avoid potential future material weaknesses.

If Factorial Energy is not able to maintain effective internal control over financial reporting and disclosure controls and procedures, or if material weaknesses are discovered in future periods, it may be unable to accurately and timely report its financial position, results of operations, cash flows or key operating metrics, which could result in late filings of annual or quarterly reports under the Exchange Act, restatements of financial statements or other corrective disclosures, an inability to access equity or debt capital or commercial lending markets, or other material adverse effects on its business, reputation, results of operations, financial condition or liquidity. Factorial Energy’s investors could lose confidence in Factorial Energy’s reported financial information, the market price of Factorial Energy Common Stock could decline, and Factorial Energy could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

Factorial Energy is controlled or substantially influenced by the Legacy Factorial Founders, whose interests may conflict with other stockholders.

Upon the completion of the Business Combination, the Legacy Factorial Founders owned, collectively, approximately 19.1% of the outstanding Factorial Energy Common Stock. Additionally, as the Legacy Factorial Founders own shares of Series B Common Stock, representing ten votes per share, the Legacy Factorial Founders have, collectively, approximately 62.9% of the total voting power of the outstanding Factorial Energy Common Stock. As a result of this dual-class structure, the Legacy Factorial Founders control Factorial Energy. As long as the Legacy Factorial Founders continue to hold at least 62.7% of the Series B Common Stock, the Legacy Factorial Founders will hold a majority of the total voting power of Factorial Energy Common Stock and, accordingly, may be deemed to control Factorial Energy. Although Factorial Energy does not intend to avail itself of any exemptions for a “controlled company” under Nasdaq rules, for so long as the Legacy Factorial Founders hold a majority of the voting power of the Factorial Energy Common Stock, Factorial Energy qualifies as a “controlled company.” As a “controlled company” under the corporate governance requirements of Nasdaq, Factorial Energy is eligible for exemptions from certain corporate governance requirements, including the requirement that a majority of its board of directors be composed of “independent directors” under Nasdaq rules and that its compensation committee consist entirely of independent directors.

The Legacy Factorial Founders may have interests different than yours and may make decisions, including with respect to business combinations, financings, issuances of additional equity, restructurings or other transactions, that conflict with your interests. Additionally, the Legacy Factorial Founders’ concentrated control could have the effect of delaying, preventing or deterring a change in control of Factorial Energy, could deprive you of an opportunity to receive a premium for your shares as part of a sale of Factorial Energy and could ultimately affect the market price of Factorial Energy’s securities. For example, because the Legacy Factorial Founders may have purchased their shares at prices substantially below the price at which shares are being sold in this transaction and have held their shares for a longer period, they may be more interested in selling Factorial Energy to an acquirer than other investors or they may want Factorial Energy to pursue strategies that deviate from the interests of other stockholders. This disproportionate voting control is expected to persist for the foreseeable future. So long as the Legacy Factorial Founders continue to hold Series B Common Stock, you will have limited ability to influence corporate matters and could be outvoted on any matter submitted to a vote of stockholders.

Factorial Energy is an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Factorial Energy is, an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Accordingly, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up the last day of the fiscal year ending after the fifth anniversary of the effectiveness of CGC’s IPO registration statement, although circumstances could cause us to lose that status earlier, including if the market value of our Series A Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, CGC was a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.

Following the Closing, the Company has determined it remains a smaller reporting company. The Company will be able to continue to take advantage of the smaller reporting company scaled disclosures since its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured as of a date within four business days after the consummation of the Business Combination, or the Company’s annual revenue is less than $100.0 million as of the most recently completed fiscal year reported in the Current Report on Form 8-K filed with Form 10 Information (as defined in Rule 144(i)(3) of the Securities Act).

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit the Selling Securityholders to resell shares of Series A Common Stock. We will not receive any proceeds from the sale of shares of Series A Common Stock to be offered by the Selling Securityholders pursuant to this prospectus, except to the extent the Options and the Warrants are exercised for cash.

We would receive up to an aggregate of $158,700,000 from the exercise of the Warrants, assuming the exercise in full of all such for cash, and up to approximately $13,461,119.90 from the exercise in full of the Options for cash, for a combined aggregate of up to approximately $172,161,119.90. We expect to use any net proceeds from the exercise of the Warrants and Options for general corporate purposes. We will have broad discretion over any use of proceeds from the exercise of the Warrants and Options. There is no assurance that the holders of the Warrants and Options will elect to exercise any or all of such warrants or options. The exercise price of the Warrants is $11.50 per share. The exercise prices of the Options range from $0.08 to $2.64 per share. We believe the likelihood that holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of the Series A Common Stock. If the trading price for the Series A Common Stock is less than $11.50 per share, we believe holders of Warrants will be unlikely to exercise their Warrants. To the extent that the Warrants or Options are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of such warrants or options will decrease.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of our Series A Common Stock may be sold by the Selling Securityholders under this prospectus.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends to our stockholders in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

MARKET INFORMATION

On June 8, 2026, the Series A Common Stock began trading on the Nasdaq under the symbol “FAC”. On June 26, 2026, the closing sale price of our Series A Common Stock was $11.41 per share.

The Public Warrants are currently listed on the Nasdaq under the symbol “FACWW”. On June 26, 2026, the closing sale price of our Public Warrant was $1.40 per warrant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share data, unless otherwise stated)

Capitalized terms used but not defined in this section shall have the meanings ascribed to them in the Current Report on Form 8-K (“Form 8-K”) filed with the SEC on June 10, 2026 and, if not defined in the Form 8-K, capitalized terms used but not defined in this section shall have the meanings ascribed to them in the definitive proxy statement/prospectus filed by Cartesian Growth Corporation III with the SEC on May 6, 2026, prior to the consummation of the Business Combination (the “Proxy Statement/Prospectus”).

Introduction

The following is selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 gives pro forma effect to the Business Combination as if it was consummated on March 31, 2026. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and the year ended December 31, 2025 give pro forma effect to the Business Combination as if it was consummated on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following, which are included elsewhere in this prospectus:

●	Factorial’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2026;
●	Factorial’s audited consolidated financial statements for the year ended December 31, 2025;
●	CGC’s unaudited condensed financial statements as of and for the three months ended March 31, 2026; and
●	CGC’s audited financial statements for the year ended December 31, 2025; and
●	Factorial Common Stock is calculated based on shares outstanding as of the Merger Effective Time, and shares underlying vested and outstanding Options as of the Merger Effective Time for purposes of determining the Consideration Ratio.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the actual results of operations of the combined company would have been had the Business Combination occurred on March 31, 2026 or January 1, 2025, respectively. The unaudited pro forma condensed combined financial information has been prepared, in accordance with Article 11 of Regulation S-X and is for informational purposes only. It is subject to several uncertainties and assumptions as described in the accompanying notes.

Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Description of the Transaction

On December 17, 2025, CGC entered into the Business Combination Agreement with Factorial and Merger Sub, pursuant to which on June 5, 2026 (the “Merger Effective Time”) Merger Sub merged with and into Factorial, with Factorial surviving the merger as a wholly-owned subsidiary of CGC.

The board of directors of CGC has approved the Business Combination and the Domestication. In connection with, and as part of, the Domestication, CGC became a Delaware corporation and changed its corporate name to Factorial Energy Inc. (“PubCo”) and all outstanding securities of CGC converted into securities of PubCo, as described in more detail in the Proxy Statement/Prospectus.

By virtue of the Merger and without any action on the part of any Party or any other person, the Aggregate Merger Consideration, equal to the Equity Value of $1.1 billion, consisting of a number of shares of PubCo Common Stock equal to the Equity Value divided by the Redemption Price, was issued as set forth in (i)-(iv) or reserved for issuance as set forth in (v)-(vi) below:

i.	At the Merger Effective Time, each share of Factorial Common Stock that was issued and outstanding as of immediately prior to the Merger Effective Time (excluding treasury shares, dissenting shares and shares held by the Factorial Founders) was automatically canceled and converted into the right to receive a corresponding number of shares of PubCo Series A Common Stock equal to the Consideration Ratio and each share of Factorial’s capital stock that was issued and outstanding as of immediately prior to the Merger Effective Time held by the Factorial Founders was automatically canceled and converted into the right to receive a corresponding number of shares of PubCo Series B Common Stock equal to the Consideration Ratio;
ii.	The number of shares of Factorial Common Stock set forth in (i) above gave effect to:
a.	The conversion of each outstanding convertible debt instrument including accrued interest (including the Factorial Convertible Notes) into Factorial Common Stock pursuant to its terms;
b.	The conversion of each issued and outstanding share of Factorial Preferred Stock into a number of shares of Factorial Common Stock in accordance with the terms of Section 5.1 of the Factorial Certificate of Incorporation in effect immediately prior to the Merger Effective Time; and
c.	The conversion of each issued and outstanding Factorial Warrant into a number of shares of Factorial Common Stock in accordance with the terms of the corresponding warrant agreements;
iii.	each share of Factorial Common Stock held immediately prior to the Merger Effective Time by Factorial as treasury stock was automatically cancelled and extinguished, and no consideration was paid with respect thereto;
iv.	each share of capital stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time was automatically cancelled and extinguished and converted into one share of Factorial Common Stock;
v.	each outstanding and unexercised vested Factorial Option to purchase shares of Factorial Common Stock became a PubCo Option containing the same terms, conditions, vesting and other provisions as were historically applicable to such Factorial Options and each resulting PubCo Option became exercisable for the number of shares of PubCo Series A Common Stock equal to the Consideration Ratio multiplied by the number of shares of Factorial common stock subject to the Factorial Option as of immediately prior to the Merger Effective Time, rounded down to the nearest whole share, at an exercise price equal to the per share exercise price of the Factorial Option divided by the Consideration Ratio, rounded up to the nearest whole cent; and
vi.	each Factorial RSU that was outstanding with respect to shares of Factorial Common Stock was cancelled in exchange for a PubCo RSU under the PubCo Incentive Plan containing the same terms, conditions, vesting and other provisions as were historically applicable to such Factorial RSU, and each resulting PubCo RSU will settle into a number of shares of PubCo Series A Common Stock equal to a number of shares of PubCo Series A Common Stock as set forth on an allocation schedule, rounded down to the nearest whole share.

In addition, PubCo consummated the PIPE Financing pursuant to the PIPE Purchase Agreements. Under the Institutional Investor Stock Purchase Agreement, the Institutional Investor committed to purchase 7,500,000 shares of PubCo Series A Common Stock for an aggregate purchase price of $75.0 million at $10.00 per share. Prior to Closing, the Institutional Investor purchased 2,000,000 Class A ordinary shares of CGC in open market or privately negotiated transactions, which reduced its remaining PIPE Financing purchase commitment on a share-for-share basis. Accordingly, through the PIPE Financing, PubCo issued 5,500,000 shares of PubCo Series A Common Stock to the Institutional Investor for an aggregate purchase price of $55.0 million. Under the Sponsor Investor Stock Purchase Agreement, the Sponsor Investor committed to purchase 2,400,168 shares of PubCo Series A Common Stock (based on the Merger Effective Time Redemption Price) for an aggregate purchase price of $25.0 million. Prior to Closing, the Sponsor Investor purchased 1,470,764 Class A ordinary shares of CGC in the open market, which reduced its remaining PIPE Financing purchase commitment on a share-for-share basis. Accordingly, through the PIPE Financing, PubCo issued 929,404 shares of PubCo Series A Common Stock to the Sponsor Investor at the closing Redemption Price of $10.41593671 per share, for an aggregate purchase price of approximately $9.7 million.

In connection with the Institutional Investor’s open market purchases, and pursuant to the Letter Agreement among the Institutional Investor, Factorial and the Sponsor executed on May 18, 2026, the Sponsor transferred at Closing 90,000 shares of PubCo Series A Common Stock to the Institutional Investor, representing the $900,000 Differential Amount divided by $10.00, and Factorial reimbursed the Sponsor in cash for such Differential Amount. In addition, pursuant to the Investor Stock Purchase Agreements, the Sponsor transferred, directly or indirectly through forfeiture and reissuance, an aggregate of 750,000 shares of PubCo Series A Common Stock to the Institutional Investor and 250,000 shares of PubCo Series A Common Stock to the Sponsor Investor. After giving effect to these Sponsor share transfers, the Institutional Investor received 6,340,000 shares for $55.0 million, or an effective purchase price of approximately $8.68 per share, and the Sponsor Investor effectively received 1,179,404 shares for $9.7 million, or an effective purchase price of approximately $8.21 per share. Note that based on the nature of such Sponsor to investor transfers, no expense is recorded by PubCo as a result of the transfers.

The diagram below depicts a simplified version of the combined company’s organizational structure immediately following the consummation of the Business Combination and the PIPE Financing:

Set forth below is a calculation, on a per CGC Class A Ordinary Share basis, of the approximate net cash received by PubCo from the Trust Account and PIPE Financing. Such calculations are based upon (i) cash held in the Trust Account as of March 31, 2026 assuming the Merger Effective Time redemption price of $10.41593671 (“Redemption Price”) per Public Share and (ii) $64,681 of gross cash proceeds received from the PIPE Financing, and (iii) approximate transaction expenses of $22,057 including the estimated PIPE Financing transaction expenses of $3,750, Factorial’s approximate transaction expenses of $10,259, and CGC’s approximate transaction expenses of $8,048. Pursuant to the Investor Stock Purchase Agreements, the PIPE Investors were entitled to satisfy a portion of their respective purchase obligations through the acquisition of Public Shares and the non-redemption of such shares. In connection with the Closing, the Institutional Investor acquired 2,000,000 Public Shares and the Sponsor Investor acquired 1,470,764 Public Shares, each of which reduced such investor’s obligation to purchase shares of PubCo Common Stock at Closing on a share-for-share basis. The calculations set forth below give effect to those Public Share purchases in determining the number of shares of PubCo Common Stock issued to the PIPE Investors at Closing.

Below is a calculation, on a per CGC Class A Share basis, of the cash received by PubCo from the Trust Account and PIPE Financing, net of transaction expenses. The total number of shares outstanding in the table below gives effect to the issuance of shares of PubCo Common Stock upon consummation of the Business Combination.

Actual
(in thousands, except share and per share amounts)	Redemptions(1)
CGC Class A Ordinary Shares Not Redeemed	4,548,687
Gross Cash Proceeds of Trust Account	$47,379
Gross Cash Proceeds from the PIPE Financing	$64,681
Transaction Expenses(2)	$21,410
Total Shares Outstanding	107,023,245
Net Cash per share of CGC Class A Shares	$0.85
(1)	Reflects redemption of 23,051,313 of CGC Class A Shares out of the 27,600,000 of CGC Class A Ordinary Shares available for redemption by CGC Public Shareholders prior to the Closing. Note that the 4,548,687 shares presented herein include an aggregate of 3,470,764 CGC Class A Shares (the “NRA Shares”) that the Institutional Investor and the Sponsor Investor purchased prior to the Closing to partially satisfy their PIPE Financing obligations.
(2)	Includes cash transaction expenses relating to both the Business Combination and the PIPE Financing. This amount includes $1,346 of cash transaction expenses paid prior to the Closing and $20,064. However, this amount excludes $647 that was payable in Pubco Series A Common Stock for the merger underwriter fee as it’s a non-cash transaction expense. Refer to Note (c) of the unaudited condensed combined pro forma balance sheets as of March 31, 2026 for more information.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under a reverse recapitalization, CGC will be treated as the “acquired” company for financial reporting purposes. Factorial has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Factorial’s shareholders will have the largest voting interest in PubCo;
●	As a result of such voting interest, Factorial’s shareholders will have the ability to nominate a majority of the members of the PubCo Board of Directors;
●	Factorial’s senior management will be the senior management of PubCo; and
●	Factorial is the larger entity, in terms of substantive operations and employee base.

Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Factorial issuing shares for the net assets of CGC, accompanied by a recapitalization. The net assets of CGC will be stated at fair value, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Factorial.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to Factorial’s issuance of Factorial Convertible Notes in May 2026, that converted into Pubco Series A Common Stock in connection with the Business Combination. Although the Factorial Convertible Notes converted into Pubco Series A Common Stock in connection with the Business Combination, such Factorial Convertible Notes were not issued in connection with, or contingent upon, the Business Combination, as the August 2025 Factorial Convertible Notes were issued to existing investors in Factorial prior to the negotiation of the Business Combination Agreement and the January and May 2026 Factorial Convertible Notes were issued to strategic partners with whom Factorial is party to commercial arrangements and all of the shares issuable upon conversion of the Factorial Convertible Notes have been included in the Aggregate Fully Diluted Factorial Shares. For the Factorial Convertible Notes issued in May 2026, the Company estimated the pro forma effect for proceeds received under such convertible notes through the Merger Effective Time. The pro forma effect of the May 2026 Factorial Convertible Notes issuance has been assumed to have occurred as of March 31, 2026 for balance sheet purposes. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for a more accurate understanding of the combined company upon consummation of the Business Combination.

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2026 and in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025 are based on preliminary estimates. The final amounts recorded may differ from the information presented.

Factorial and CGC did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma shares of the combined common stock issued and outstanding immediately after the Business Combination are presented below:

Pro Forma Combined
CGC’s Public Shareholders(1)	4,548,687
Sponsor and DirectorCo(2)	5,810,000
PIPE Institutional Investor(3)	6,340,000
PIPE Sponsor Investor(4)	1,179,404
Factorial Shareholders(5)	89,083,036
Cantor Advisory Fee(6)	62,118
Total shares outstanding	107,023,245
(1)	Reflects redemption of 23,051,313 CGC Class A Shares out of the 27,600,000 CGC Class A Ordinary Shares available for redemption by CGC Public Shareholders prior to the Closing. Note that the 4,548,687 shares presented herein include an aggregate of 3,470,764 CGC Class A Shares (the “NRA Shares”) that the Institutional Investor and the Sponsor Investor purchased prior to the Closing to partially satisfy their PIPE Financing obligations.
(2)	Amount includes 5,710,000 Founder Shares held by the Sponsor and 100,000 Founder Shares held by DirectorCo (in which, each of CGC’s independent directors hold an interest in 30,000 Founder Shares).
(3)	Amount includes (i) the Institutional Investor’s subscription for 5,500,000 shares of PubCo Series A Common Stock at a subscription price of $10.00 per share; plus (ii) the constructive transfer at the Closing of an aggregate of 750,000 shares of PubCo Series A Common Stock from the Sponsor to the Institutional Investor; and plus (iii) an aggregate of 90,000 shares of Pubco Series A Common Stock constructively transferred to the Institutional Investor by the Sponsor as part of the Letter Agreement. The effective subscription price of the Institutional Investor is $8.68 per share, taking into account the foregoing transfers from the Sponsor.
(4)	Amount includes (i) the Sponsor Investor’s subscription for 929,404 shares of PubCo Series A Common Stock at a subscription price equal to the Redemption Price; plus (ii) the constructive transfer at the Closing of an aggregate of 250,000 shares of PubCo Series A Common Stock from the Sponsor to the Sponsor Investor. The effective subscription price of the Sponsor Investor is $8.21 per share, taking into account the foregoing transfer from the Sponsor.
(5)	Includes (i) an aggregate of 3,081,263 shares of PubCo Series A Common Stock issued to holder of Factorial Common Stock from conversion of Factorial Common Stock based upon the Consideration Ratio; (ii) an aggregate of 15,512,744 shares of PubCo Series B Common Stock issued to the Factorial Founders from the exchange of shares of Factorial Common Stock based upon the Consideration Ratio; (iii) an aggregate of 67,314,957 shares of PubCo Series A Common Stock issued to holders of Factorial Preferred Stock from the exchange of shares of Factorial Preferred Stock; (iv) an aggregate of 2,811,447 shares of PubCo Series A Common Stock issued to holders of the Factorial Convertible Notes from conversion of the Factorial Convertible Notes along with accrued interest into shares of Factorial Common Stock immediately before the Business Combination and the subsequent exchange into shares of PubCo Series A Common Stock; and (v) an aggregate of 362,625 shares of PubCo Series A Common Stock issued to holders of the Factorial Warrants from their cashless exercise of the warrants for shares of Factorial Preferred Stock and converted into shares of Factorial Common Stock immediately before the Business Combination and subsequent exchange for PubCo Series A Common Stock.
(6)	Amount includes 62,118 shares of PubCo Series A Common Stock issued to Cantor pursuant to the financial advisor engagement letter as outlined in the section entitled “Certain Engagements in Connection with the Business Combination” of the Proxy Statement/Prospectus.

Unaudited Condensed Combined Pro Forma Balance Sheets as of March 31, 2026

(in thousands, except share and per share data)

	Historical				Pro Forma Combined
			Pro Forma
			Adjustments
			for		Transaction		Pro Forma
			Q2 2026		Accounting		Balance
	CGCT	Factorial	Transactions	Notes	Adjustments	Notes	Sheet
Assets
Current assets:
Cash and cash equivalents	$396	$25,449	$1,040	(a)	$287,480	(b)	$118,808
					(240,101)	(f)
					(16,386)	(c)
					60,931	(d)
Deferred offering costs	—	3,468	—		(3,468)	(c)	—
Prepaid expenses and other current assets	113	5,078	—		—		5,191
Total current assets	509	33,995	1,040		88,455		123,999
Restricted cash	—	884	—		—		884
Property and equipment, net	—	20,206	—		—		20,206
Operating lease right-of-use assets, net	—	7,266	—		—		7,266
Other assets	10	40	—		—		50
CGC Investments held in Trust Account	285,869	—	—		(285,869)	(b)	—
Total assets	$286,388	$62,391	$1,040		$(197,414)		$152,405
Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$—	$656	$—		$—		$656
Accrued expenses	1,312	4,128	—		(3,352)	(c)	2,088
Accrued offering costs	75	—	—		—		75
Operating lease liabilities, current portion	—	1,401	—		—		1,401
Total current liabilities	1,387	6,185	—		(3,352)		4,220
Operating lease liabilities, net of current portion	—	6,817	—		—		6,817
Convertible notes liability	—	24,896	1,040	(a)	(25,936)	(e)	—
Deferred UW fee payable	13,140	—	—		(13,140)	(c)	—
Warrant liability	—	3,484	—		(3,484)	(e)	—
Total liabilities	14,527	41,382	1,040		(45,912)		11,037
Redeemable convertible preferred stock
Factorial Series A-1 redeemable convertible preferred stock	—	327	—		(327)	(e)	—
Factorial Series A-2 redeemable convertible preferred stock	—	655	—		(655)	(e)	—
Factorial Series B-1 redeemable convertible preferred stock	—	2,169	—		(2,169)	(e)	—
Factorial Series C-1 redeemable convertible preferred stock	—	28,303	—		(28,303)	(e)	—
Factorial Series C-2 redeemable convertible preferred stock	—	26,013	—		(26,013)	(e)	—
Factorial Series D redeemable convertible preferred stock	—	192,185	—		(192,185)	(e)	—
CGC Class A common stock subject to redemption	285,869	—	—		(285,869)	(f)	—
Total redeemable convertible preferred stock	285,869	249,652	—		(535,521)		—
Stockholders’ equity (deficit)
PubCo Series A common stock	—	—	—		8	(e)	9
					1	(f)
Pubco Series B common stock	—	—	—		2	(e)	2
CGC Class B Common Stock	1	—	—		(1)	(f)	—
Additional paid-in capital	—	36,285	—		(3,362)	(c)	409,374
					268,142	(e)
					47,379	(f)
					60,931	(d)
Accumulated deficit	(14,009)	(264,151)	—		10,886	(e)	(267,274)
Accumulated other comprehensive income	—	(743)	—		—		(743)
Factorial Treasury stock	—	(34)	—		34	(e)	—
Total stockholders’ equity (deficit)	(14,008)	(228,643)	—		384,020		141,368
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$286,388	$62,391	$1,040		$(197,414)		$152,405

The pro forma adjustments to the unaudited condensed combined pro forma balance sheet as of March 31, 2026 consist of the following:

(a)	Reflects Factorial’s issuance of additional Convertible Notes in May 2026 for an aggregate $1,040 face value, which were converted, along with accrued interest, into Factorial Common Stock immediately before the consummation of the Business Combination necessitating inclusion in these pro forma adjustments. Note that Factorial has elected the Fair Value Option for the Convertible Notes in accordance with ASC 825, Financial Instruments; however, these pro forma adjustments for the May 2026 transaction herein are not giving effect to any change in fair value of the notes on the date of issuance stemming from such election. Assumptions regarding changes in fair value, including accrued interest, of the Factorial Convertible Notes, are recorded as transaction accounting adjustments in (e).
(b)	Represents the interest earned, based on the Redemption Price of $10.41593671 per CGC Class A Ordinary Share, on investments held in the Trust Account held by CGC of $1,611, and the transfer of both CGC’s investments held in the Trust Account, and the interest earned to cash and cash equivalents prior to the consideration of Redemptions as outlined in (f). Refer to the below table for the pro forma entries. The interest earned is recorded as income for CGC through accumulated deficit and then reclassified into additional paid-in capital because of the Business Combination as described in (f)(i). Refer to the below table for the pro forma entries:

	Cash and cash	CGC Investments	Accumulated
	equivalents	held in Trust Account	deficit
Transfer of CGC’s investments held in trust account	287,480	(287,480)
Interest Earned on Investments Held in Trust Account		1,611	(1,611)
Total	287,480	(285,869)	(1,611)

(c)	Reflects the following pro forma adjustments for transaction costs associated with the Business Combination (refer to below table for pro forma entries):

CGC’s transaction expenses of approximately $8,048 related to the Business Combination, of which $11 had been paid as of March 31, 2026 and $8,037 was paid in cash at Closing. The transaction expenses of $8,048 includes a $4,311 underwriting fee, and other transaction costs of $3,737, including $1,147 incurred and expensed through March 31, 2026 (of which $11 had been paid as of March 31, 2026), and $2,590 incurred after March 31, 2026 through the Closing of the Business Combination. The expenses incurred after March 31, 2026, are recorded as expense for CGC through accumulated deficit and then reclassified into additional paid-in capital in consummation of the Business Combination.

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP ASC 805. Under this method of accounting, Factorial is the accounting acquirer, and as a result, qualifying transaction costs incurred by Factorial are treated as deferred offering costs and any balance below the net proceeds from this reverse recapitalization will be charged directly to equity. This recording complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs - SEC Materials” (“ASC 340-10-S99”) and Commission Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Deferred offering costs consist of legal and other professional expenses incurred through the balance sheet date that are directly related to the Business Combination and are reflected in shareholders’ equity (deficit) in these pro formas of the Business Combination with any balance below the net proceeds from this Business Combination.

Factorial’s transaction expenses are approximately $10,259 for transaction expenses related to the Business Combination. The transaction expenses of $10,259 include a $5,000 merger underwriting fee paid in both cash and PubCo Series A Common Stock, $3,468 of other related transaction expenses incurred through March 31, 2026 (of which $1,263 had been paid as of March 31, 2026), and $1,791 of other related transaction expenses incurred after March 31, 2026 through the close of the Business Combination. These costs are reflected in additional paid-in capital in these pro formas.

The $5,000 merger underwriter fee was payable in $2,500 in cash and the remaining $2,500 in a combination of cash and publicly traded common equity securities of the post-combination company. The cash portion of this remaining amount equaled (a) a fraction, the numerator of which is the amount by which the total proceeds received by the combined company in connection with any equity financing consummated in connection with the Business Combination and the cash delivered from CGC’s trust account at the Closing exceed $75,000, and the denominator of which is $50,000, multiplied by (b) $2,500, with the remainder payable in shares of common equity of the post-combination company. Based on actual redemptions, $1,853 was payable in cash, and the remaining $647 was payable in Pubco Series A Common Stock. The adjustment of the $1,853 payment in PubCo Series A Common Stock is reflected in additional paid-in capital in these pro formas.

	Deferred		Deferred	Cash and	Additional
	UW Fee	Accrued	Offering	cash	paid-in
	Payable	Expenses	Costs	equivalents	capital
CGC cash payments of transaction expenses and adjustments	(13,140)	(1,147)		(8,037)	6,250
Factorial cash payments of transaction expenses		(2,205)	(3,468)	(8,349)	(9,612)
Total	(13,140)	(3,352)	(3,468)	(16,386)	(3,362)

(d)	At the Merger Effective Time, the Institutional Investor purchased from PubCo an aggregate of 6,340,000 shares of PubCo Series A Common Stock for an aggregate purchase price of $55,000, pursuant to a stock purchase agreement and the Sponsor Investor purchased from PubCo an aggregate of 1,179,404 shares of PubCo Series A Common Stock, for an aggregate purchase price of $9,681 pursuant to a stock purchase agreement. The Institutional Investor and the Sponsor Investor satisfied in part their purchase obligations under the stock purchase agreements through purchases of 3,470,764 NRA Shares in the aggregate at market prices. Such shares were subject to Non-Redemption Agreements and the proceeds from CGC’s trust account released at Closing reflect non-redemption of such shares. CGC incurred PIPE Financing transactions costs of $3,750, leading to net PIPE Financing proceeds of $60,931.
(e)	Reflects the following pro forma adjustments for conversion of historical Factorial instruments associated with the Business Combination and the elimination of CGC accumulated deficit:
i.	The assumption includes the conversion of the $15,340 face value of the Factorial Convertible Notes which converted, at fair value, in accordance with the respective agreements resulting in 766,397 shares of Factorial Common Stock. The resulting 766,397 shares of Factorial Common Stock were then exchanged into 2,811,447 shares of PubCo Series A Common Stock with a $0.0001 par value per share in accordance with the Business Combination. The Company elected the Fair Value Option for the Factorial Convertible Notes in accordance with ASC 825, Financial Instruments. The Factorial Convertible Notes issued from issuance respectively through the three months ended March 31, 2026, included an aggregate fair value adjustment of $10,596 as of March 31, 2026. The pro forma adjustments also give effect to the change in conversion value of the Factorial Convertible Notes issued in May 2026 as a result of the Business Combination representing its carrying value of May 2026 Notes plus assumed interest through June 5, 2026 for pro forma purposes. As such, the estimated carrying value of the Factorial Convertible Notes required an incremental adjustment to accumulated deficit of $3,123, which consists of incremental value inclusive of the conversion value of interest to adjust the Factorial Convertible Notes to $29,059 as of the Merger Effective Time.
ii.	The conversion of 18,349,937 shares of Factorial Preferred Stock into Factorial Common Stock on a one-to-one basis and then exchanged into 67,314,957 shares of PubCo Series A Common Stock with a $0.0001 par value per share.
iii.	The cashless exercise of 295,558 Factorial Warrants into 362,625 shares of Factorial Common Stock immediately before the consummation of the Business Combination and then exchanged into 372,907 PubCo Series A Common Stock.
iv.	The exchange of 839,951 shares of Factorial Common Stock into 3,081,263 shares of PubCo Series A Common Stock with a $0.0001 par value per share.
v.	The exchange of 4,228,739 shares of Factorial Common Stock into 15,512,744 shares of PubCo Series B Common Stock with a $0.0001 par value per share. This adjustment has no impact on additional paid-in capital.
vi.	The removal of Factorial Treasury Stock into additional paid-in capital immediately prior to the Merger Effective Time by the Company as treasury stock was be automatically cancelled and extinguished, and no consideration was paid with respect thereto.

vii.	The elimination of historical CGC accumulated deficit of $14,009, through additional paid-in capital, net of the accumulated deficit impact of the assumed $3,123 change in fair value on the Factorial Convertible Notes discussed in footnote (e)(i). The income impact of the CGC pro forma interest earned on investments held in Trust of $1,611 discussed in footnotes (b) and (f)(i) and the accumulated deficit impact of the CGC transaction costs estimated to be incurred after May 31, 2026 of $2,590 discussed in footnote (c) are reclassified into additional paid-in capital due to the effects of the Business Combination as they represent income and expenses of CGC that are eliminated.
(f)	Reflects the following pro forma adjustments for redemptions associated with the Business Combination (refer to below table for pro forma entries):
i.	4,548,687 CGC Class A Ordinary shares previously subject to redemption for cash but not redeemed (accreted to the Redemption Price through an adjustment to accumulated deficit of $1,611 through the adjustment discussed in footnote (b)) and transferred to shareholders’ equity at $0.00001 par value.
ii.	The conversion of 6,900,000 CGC Class B Shares into 6,900,000 shares of PubCo Series A Common Stock, with a par value $0.00001 per share. Additionally, both the CGC Private Warrants and CGC Public Warrants survive the Business Combination and convert into PubCo Warrants and therefore result in no pro forma financial statement impact.

	CGC
	Class A
	Common	CGC		PubCo		Cash
	Stock	Class B		Series A	Additional	and
	Subject to	Common	Accumulated	common	paid-in	cash
	Redemption	Stock	deficit	stock	capital	equivalents
Redemptions	(285,869)	—	(1,611)	—	47,379	(240,101)
CGC Class B Conversion		(1)		1
Total	(285,869)	(1)	(1,611)	14	47,379	(240,101)

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Three Months Ended March 31, 2026

(in thousands, except share and per share data)

	Historical		Pro Forma Combined
			Transaction		Pro Forma
			Accounting		Statement of
	CGCT	Factorial	Adjustments	Notes	Operations
Operating expenses:
Research and development, net	$—	$1,942	$—		$1,942
Selling, general and administrative	811	4,549	2,590	(a)	7,950
Total operating expense	811	6,491	2,590		9,892
Loss from operations	(811)	(6,491)	(2,590)		(9,892)
Financing costs related to issuance of convertible promissory note	—	(37)	37	(b)	—
Change in fair value of warrant liability	—	(106)	106	(b)	—
Change in fair value of convertible promissory notes	—	(1,707)	1,707	(b)	—
Other income (expense), net	2,492	(234)	(2,492)	(c)	(234)
Income (loss) before provision for income taxes	1,680	(8,575)	(3,232)		(10,126)
Income tax expense	—	—	—		—
Net income/(loss)	$1,680	$(8,575)	$(3,232)		$(10,126)
Basic and diluted weighted average shares outstanding, Class A Common Stock Subject to Redemption	27,600,000	—
Basic and diluted net income per share, Class A Common Stock Subject to Redemption	$0.06	$—
Basic and diluted weighted average common stock outstanding, CGC Class B Common Stock, non-redeemable	6,900,000	—
Basic net loss per share, CGC Class B Common Stock, non-redeemable	$0.24	$—
Basic and diluted weighted average common stock outstanding		5,056,994
Basic and diluted net loss per share, common stock		$(1.70)
Basic and diluted pro forma weighted average shares outstanding					107,023,245	(d)
Basic and diluted pro forma net loss per share					$(0.09)

The pro forma adjustments to the unaudited condensed combined pro forma statement of operations for the three months ended March 31, 2026 consist of the following:

(a)	Reflects CGC’s transaction expenses of approximately $2,590 ($3,737 total less $1,147 expensed by CGC through March 31, 2026) related to the Business Combination, excluding the $4,311 underwriter fee. Note that this adjustment does not reflect $10,259 of transaction expenses incurred by Factorial. The $10,259 of Factorial transaction expenses are presented net within stockholders’ equity (deficit) on the unaudited combined pro forma balance sheet as of March 31, 2026 pursuant to applicable accounting principles related to reverse recapitalizations.
(b)	Represents an adjustment to eliminate the financing costs related to Factorial’s issuance of Factorial Convertible Notes during the three months ended March 31, 2026, the change in fair value of the Factorial Convertible Notes issued during the three months ended March 31, 2026, and change in the fair value of the Factorial Warrants during the three months ended March 31, 2026, as this pro forma financial information assumes the Business Combination occurred on January 1, 2025 and therefore, includes the exchange of the Factorial Convertible Notes and Factorial Warrants into shares of PubCo Series A Common Stock as of the earliest period presented (i.e., January 1, 2025).
(c)	Represents an adjustment to eliminate interest earned on marketable securities held in the Trust Account associated with the proceeds from CGC’s IPO held in Trust for the three months ended March 31, 2026.
(d)	The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination occurred as of the earliest period presented (January 1, 2025). In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period.

Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025.

The following unaudited pro forma condensed combined financial information has been prepared to present the actual impact of redemptions of ordinary shares by Public Shareholders at the time of the Business Combination for the three months ended March 31, 2026. Calculation of pro forma net loss per share excludes the following securities: (a) 20,600,000 shares of PubCo Series A Common Stock issuable upon the exercise of 13,800,000 CGC Public Warrants and 6,800,000 CGC Private Warrants; (b) 24,755,591 shares of PubCo Series A Common Stock that will be issuable upon the exercise or settlement of 19,639,374 Factorial Options, with a weighted average exercise price of $1.09 and of which 16,524,075 shares are exercisable based on shares outstanding as of the Merger Effective Time, and 5,116,217 Factorial RSUs, of which none are vested as of the Merger Effective Time; and (c) any shares of PubCo Series A Common Stock that will initially be available for issuance under the PubCo Incentive Plan and ESPP.

Further, under the Business Combination Agreement, the converted Factorial Options and Factorial RSUs retained substantially the same terms, including vesting conditions and other substantive provisions, as were applicable immediately prior to the Business Combination, with only equitable adjustments to the number of underlying shares and, for options, the exercise price to reflect the consideration ratio. As a result, the Business Combination did not in itself cause these awards to vest nor is it expected to result in incremental stock-based compensation expense solely from the conversion of such awards. Therefore, the impact of Factorial Options and Factorial RSUs has been excluded from these unaudited condensed pro forma financial statements as such awards remained as outstanding equity awards and not PubCo Series A Common Stock immediately following the Business Combination.

Pro Forma Combined
For the three months ended March 31, 2026
Pro forma net loss	$(10,126)
Pro forma basic and diluted net loss per share	$(0.09)
Number of shares of PubCo Common Stock
CGC’s Public Shareholders	4,548,687
Sponsor and DirectorCo	5,810,000
PIPE Institutional Investor	6,340,000
PIPE Sponsor Investor	1,179,404
Factorial Shareholders	89,083,036
Cantor Advisory Fee	62,118
Total shares outstanding	107,023,245

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Year Ended December 31, 2025

(in thousands, except share and per share data)

	Historical		Pro Forma Combined
			Transaction		Pro Forma
			Accounting		Statement of
	CGCT	Factorial	Adjustments	Notes	Operations
Operating expenses:
Research and development, net	$—	$24,323	$—		$24,323
Selling, general and administrative	1,158	22,202	3,061	(a)	26,421
Loss and impairment on lease termination	—	17,063	—		17,063
Total operating expense	1,158	63,588	3,061		67,807
Loss from operations	(1,158)	(63,588)	(3,061)		(67,807)
Financing costs related to issuance of convertible promissory note	—	(4,608)	4,608	(b)	—
Change in fair value of warrant liability	—	(2,230)	2,230	(b)	—
Change in fair value of convertible promissory notes	—	(4,389)	4,389	(b)	—
Other income (expense), net	7,377	970	(7,377)	(c)	970
Income (loss) before provision for income taxes	6,219	(73,845)	789		(66,837)
Income tax expense	—	—	—		—
Net income/(loss)	$6,219	$(73,845)	$789		$(66,837)
Basic and diluted weighted average shares outstanding, Class A Common Stock Subject to Redemption	18,197,802	—
Basic and diluted net income per share, Class A Common Stock Subject to Redemption	$0.25	$—
Basic weighted average common stock outstanding, CGC Class B Common Stock, non-redeemable	6,593,407	—
Basic net loss per share, CGC Class B Common Stock, non-redeemable	$0.25	$—
Diluted weighted average common stock outstanding, CGC Class B Common Stock, non-redeemable	6,900,000	—
Diluted net loss per share, CGC Class B Common Stock, non-redeemable	$0.25	$—
Basic and diluted weighted average common stock outstanding		5,026,704
Basic and diluted net loss per share, common stock		$(14.69)
Basic and diluted pro forma weighted average shares outstanding					107,023,245	(d)
Basic and diluted pro forma net loss per share					$(0.62)

The pro forma adjustments to the unaudited condensed combined pro forma statement of operations for the year ended December 31, 2025 consist of the following:

(a)	Reflects CGC’s transaction expenses of approximately $3,061 ($3,737 total less $676 expensed by CGC through December 31, 2025) related to the Business Combination, excluding the $4,311 underwriter fee. Note that this adjustment does not reflect $10,259 of transaction expenses incurred by Factorial. The $10,259 of Factorial transaction expenses are presented net within stockholders’ equity (deficit) on the unaudited combined pro forma balance sheet as of March 31, 2026 pursuant to applicable accounting principles related to reverse recapitalizations.
(b)	Represents an adjustment to eliminate the financing costs related to Factorial’s issuance of Factorial Convertible Notes during the year ended December 31, 2025, the change in fair value of the Factorial Convertible Notes issued during the year ended December 31, 2025, and change in the fair value of the Factorial Warrants during the year ended December 31, 2025, as this pro forma financial information assumes the Business Combination occurred on January 1, 2025 and therefore, includes the exchange of the Factorial Convertible Notes and Factorial Warrants into shares of PubCo Series A Common Stock as of the earliest period presented (i.e., January 1, 2025).
(c)	Represents an adjustment to eliminate interest earned on marketable securities held in the Trust Account associated with the proceeds from CGC’s IPO held in Trust for the year ended December 31, 2025.
(d)	The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination occurred as of the earliest period presented (January 1, 2025). In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period.

Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025.

The following unaudited pro forma condensed combined financial information has been prepared to present the actual impact of redemptions of ordinary shares by Public Shareholders at the time of the Business Combination for the year ended December 31, 2025. Calculation of pro forma net loss per share excludes the following securities: (a) 20,600,000 shares of PubCo Series A Common Stock issuable upon the exercise of 13,800,000 CGC Public Warrants and 6,800,000 CGC Private Warrants; (b) 24,755,591 shares of PubCo Series A Common Stock that will be issuable upon the exercise or settlement of 19,639,374 Factorial Options, with a weighted average exercise price of $1.09 and of which 16,524,075 shares are exercisable based on shares outstanding as of the Merger Effective Time, and 5,116,217 Factorial RSUs, of which none are vested as of the Merger Effective Time; and (c) any shares of PubCo Series A Common Stock that will initially be available for issuance under the PubCo Incentive Plan and ESPP.

Further, under the Business Combination Agreement, the converted Factorial Options and Factorial RSUs retained substantially the same terms, including vesting conditions and other substantive provisions, as were applicable immediately prior to the Business Combination, with only equitable adjustments to the number of underlying shares and, for options, the exercise price to reflect the consideration ratio. As a result, the Business Combination did not in itself cause these awards to vest nor is it expected to result in incremental stock-based compensation expense solely from the conversion of such awards. Therefore, the impact of Factorial Options and Factorial RSUs has been excluded from these unaudited condensed pro forma financial statements as such awards remained as outstanding equity awards and not PubCo Series A Common Stock immediately following the Business Combination.

Pro Forma Combined
For the three months ended March 31, 2026
Pro forma net loss	$(66,837)
Pro forma basic and diluted net loss per share	$(0.62)
Number of shares of PubCo Common Stock
CGC’s Public Shareholders	4,548,687
Sponsor and DirectorCo	5,810,000
PIPE Institutional Investor	6,340,000
PIPE Sponsor Investor	1,179,404
Factorial Shareholders	89,083,036
Cantor Advisory Fee	62,118
Total shares outstanding	107,023,245

BUSINESS

Overview

Factorial Energy, a U.S.-based leader in solid-state battery technology, develops next-generation battery technology with high energy density for planned use in drones, on-road vehicles, mobile robots, energy storage, and other applications that demand high energy density.

The limitations of commercially available lithium-ion (“Li-ion”) batteries are well illustrated by drones and on-road vehicles. Weight, size, and cost constraints limit their payloads, operating ranges, and potential customers. Nevertheless, even with such limitations and end-user concerns regarding safety and capability, each market has grown significantly over the past years.

Drone manufacturers, robotics engineers, and automotive companies are each seeking powerful - yet smaller, lighter, and safer - battery technology for their products.

The commercialization of lithium-ion (Li-ion) batteries in the 1990s spurred the creation of multiple global industries, including smartphones, high-energy laptop computers, small aviation drones, and consumer-ready on-road vehicles, each of which was impracticable without high energy delivery in small, lightweight form factors. Although incremental changes and improvements have increased the capacity and durability of Li-ion batteries, the technology is likely near its physical limits. The energy storage industry has not yet commercialized a battery solution superior to Li-ion batteries as measured by, and balancing, weight, size, safety, operating temperature range, and cost.

To meet these demands, Factorial Energy has developed, tested, and delivered to aerospace and automotive manufacturers commercial-grade battery cells with high energy density that are designed to equal or exceed current Li-ion batteries in multiple dimensions including weight, size, safety, and operating temperature range. These qualities have most recently been validated in a real-world test of our full-size cells on public roads in a production model vehicle only lightly modified for installation of our cells. Factorial Energy’s batteries are engineered to be integrated into current use cases, designs, and physical form factors, enabling straightforward incorporation into applications such as drones and on-road vehicles with modest modifications to their manufacturing lines and processes. Factorial Energy’s batteries are designed to deliver advantages in range, payload, and capabilities for current products as well as future designs and innovations. We believe that our philosophy of optimizing both individual battery components and their performance as a complete system will allow us to deliver advantages to end users over conventional Li-ion batteries.

Factorial Energy’s battery cells deliver these advantages by using proprietary battery chemistries, designs, and fabrication techniques to create smaller, lighter batteries with higher energy density than conventional Li-ion batteries, in a manner we believe is commercially scalable. We have built and operated fabrication lines for production of our batteries and delivered thousands of battery cells to partners for use and validation in drones and on-road vehicles.

Factorial Energy believes that its technical advantages and commercial readiness have resulted from and bolstered its collaborations with leading, global partners for adoption of its batteries, production processes, and technology. Our Factorial Electrolyte System Technology (“FEST®”) cells are designed to meet the demands of the high-power market1 such as drones and on-road vehicles. Our SolsticeTM cells are engineered for long cycle applications2 such as mobile robots and AI data center energy storage solutions.

Factorial Energy has cultivated and expanded a range of key partnerships, relationships, and collaborations with manufacturers, end users, and suppliers. Factorial Energy’s partnerships in the automotive industry comprise leading global OEMs representing 26% of the electric vehicle (“EV”) industry in the United States and Europe, as measured by 2024 unit sales.3 Factorial Energy’s relationships in the aerospace industry include a material evaluation agreement with Avidrone Aerospace, a North American aerospace company, that designs and manufactures advanced unmanned aerial systems (“UAS” or “drones”), including heavy-lift and long range unmanned platforms.

1 High power refers to applications requiring high continuous or pulse discharge rates (typically a C-Rate of 4C or greater) as is seen for vertical takeoff or rapid acceleration.

2 Long cycle indicates a demand for a battery that can undergo a high number of charge and discharge cycles before its capacity no longer meets its intended design requirements.

3 ICCT (International Council on Clean Transportation), U.S. Passenger EV Sales and Model Availability Through 2024 - accessed January 2026, https://theicct.org/publication/us-passenger-ev- sales-and-model-availability-through-2024-apr25/; Statista, Electric Mobility - September 2025, https://www.statista.com/topics/1010/electric-mobility/; Autovista24, What Are the Global EV Market’s Most Successful Brands? - February 2025, https://autovista24.autovistagroup.com/news/what-are-the- global-ev-markets-most-successful-brands/, Factorial research and estimates.

In 2021, Factorial Energy became the first company to announce a 40 Ah automotive-scale solid-state battery capable of operating at room temperature. Following an initial strategic investment from Hyundai/Kia, Factorial Energy expanded its partnerships with Mercedes-Benz and Stellantis, who subsequently co-led a $200 million investment round.

Factorial Energy believes that these relationships demonstrate Factorial Energy’s leadership in the solid-state battery industry and will meaningfully support the demand for its products. Moreover, Factorial Energy expects that these relationships will allow Factorial Energy to develop products tailored to meet the needs of end users and match the production demands of its partners and customers.

We believe we have developed one of the world’s most advanced solid-state battery technologies, and the management team necessary to become a leading provider of advanced batteries. We were named by MarketsandMarketsTM as one of seven “star players” in the solid-state battery market in July 2025,4 named to Time Magazine’s America’s Top Greentech Companies list in 2024 and 2025,5 and ranked #25 on Bessemer’s XB100 in 2023.6 Although we are a pre-commercialization stage company, we consider ourselves to be a leader in the solid-state battery industry based upon our achievement of many industry “firsts” (including first to announce a 40 Ah automotive-scale solid-state battery capable of operating at room temperature, world’s first to announce 100+ Ah lithium-metal solid-state battery cell, first to announce the delivery of high energy density (>390Wh/kg) 100+ Ah solid-state battery B sample to a global automotive OEM, and first to announce the launch of solid-state battery production program in the United States for passenger vehicles) and the strength of our relationships with collaboration partners, who collectively hold a 26% market share of the U.S. and European electric vehicle market. We believe we can scale the volume of our own manufacturing. Factorial Energy’s third-party-tested FEST® battery technology is designed to be incorporated into the existing manufacturing lines of its collaboration partners. We have designed our technology to allow batteries with FEST® to be straightforwardly substituted for existing conventional Li-ion batteries in EVs.

Industry Background

Factorial targets initial adoption in “high spec” markets that demand superior performance in terms of energy density, power delivery, and/or long cycle life, such as drones, robotics and ultra-high performance cars. It also plans to expand into mainstream EVs and the broader automotive market by the end of the decade. Factorial believes that its batteries will be attractive for a broad range of markets and products including many applications that currently incorporate Li-ion batteries, as well as future products that require compact power independent from a wall socket and cord.

The Drone Market: waiting on sufficient energy

The global drone market has evolved from serving niche applications into a cornerstone of commercial services and defense operations. The drone market is estimated to grow from $83.7 billion in 2025 to $163.6 billion by 2030 (a 14.3% CAGR), driven by expanding commercial applications in logistics, inspection, and surveillance and defense applications.

4 “MarketsandMarkets, Solid-State Battery Market Size, Share and Trends, July 2025 - accessed March 2026, https://www.marketsandmarkets.com/Market-Reports/solid-state-battery-market-164577856.html”

5 https://time.com/7344228/americas-top-greentech-companies-of-2025/, https://time.com/7372550/americas-topgreentech-companies-2024/

6 Bessemer’s XB100, Top 100 Private Deep Tech Companies, 2023.

Battery performance, measured by both weight and size, has constrained drone market growth by limiting payloads, range, and flight time. Factorial’s batteries and technology address these limitations directly. Our batteries are lighter and smaller than conventional Li-ion batteries with comparable energy storage, allowing more of their energy to be used for transporting additional cargo over longer distances and/or extending flight times. In addition, the benefits of smaller size and less mass allow other drone components to be smaller and lighter, creating a virtuous cycle of increased range and/or lower cost. Beyond performance, we believe our U.S. and South Korea-based manufacturing support a secure supply chain that meets strict component requirements for defense and public safety under the American Security Drone Act and the FCC’s Covered List. As a result, we believe that Factorial’s increased battery performance relative to conventional Li-ion technology should enable and benefit from continued expansion of the drone market.

We believe that the drone market presents an attractive near-term growth opportunity because of its short development cycle and design parameters. The relative simplicity of the components incorporated into drones supports a shorter development cycle and a quicker path to market. In addition, the expected product life for many drones is shorter than for other products such as energy storage. We believe that these characteristics make the drone market attractive as a primary initial target for adoption of our products and near-term revenue generation.

The Defense Market: seeking swarms, stealth, and resiliency

Recent Legislation and Policy Statements

The defense sector presents a substantial opportunity for Factorial, fueled by policies and strategies directed towards military modernization, platform electrification (in particular, drones and batteries), and secure domestic supply chains. Current U.S. defense budgeting and acquisitions regulation recognize the battery supply chain as a strategic imperative. Recent legislation both bars battery procurement from named Chinese companies and explicitly requires a transition to U.S. and U.S.-allied battery sources, including through subsidies for construction and modernization of American battery factories over the next 5 years.

Internationally, we believe these drivers are supported by an overall expected increase in global defense spending. NATO’s commitment to increase defense expenditures to 5% of GDP could increase annual spending from $440 billion in 2025 to $1.2 trillion by 2035 to support these initiatives.[7]

Drones	American Security Drone Act: barring certain non-US UAV sources
Batteries	FY 2026 National Defense Authorization Act §§867 & 842: funding US factories
Electrification	FY 2026 National Defense Authorization Act §2405: funding US batteries
Drones	FY 2026 Department of Defense Fiscal Year 2026 Budget Request: funding R&D and advanced manufacturing
Modernization	FY 2026 National Defense Authorization Act §2405: funding US supply chain resilience
Electrification	Defense Logistics Agency Strategic Plan (2025 - 2030): promoting US battery sources
Batteries	National Security Determination (Dec 21, 2025): designating batteries as a critical UAV component

Defense modernization drives demand for high-performance energy storage across air, land, sea, and space. While UAS represent a key segment, the market is also focused on Unmanned Underwater Vehicles (“UUVs”) for long-endurance surveillance, Automated Guided Vehicles (“AGVs”) for tactical logistics, and space systems where mass efficiency is paramount.

Platform electrification is the shift to electrical energy and away from internal combustion engines in order to reduce the demand and logistics burdens of liquid fuels as well as heat and noise signatures. The portability of batteries is a fundamental element of the shift to electrified platforms, including motorized equipment carriers to accompany individual troops and increase maneuverability and manage increasing physical burdens from equipment.

7 Joint Declaration at 2025 NATO Summit in The Hague.

The Electric Vehicle Market: superior experience waiting on lower costs

EVs offer a lower marginal cost of ownership, with both lower operating costs and maintenance costs, making them a superior choice for many drivers over internal combustion engine automobiles. Even with reduced government incentives in some geographies, including the United States, the EV market continues its rapid expansion, with an estimated 17% year-over-year aggregate increase in Europe and the U.S. from 2024 to 2025.8 In 2025, EVs were expected to account for one in every four passenger vehicles sold globally.9 By 2030, analysts project EV sales will reach 39 million units (a 14% CAGR), capturing 42% of the global passenger vehicle market. 10, 11 We believe that significant obstacles to EV adoption after cost are range anxiety, charging speed, and safety concerns. Factorial Energy’s batteries and technologies address each obstacle directly. Our lighter and smaller batteries enable EVs to deliver longer driving ranges compared to conventional Li-ion batteries. Factorial Energy was the first in the world to announce 100+ Ah solid-state battery cells with high energy density (>390 Wh/kg) with a global OEM. The performance benefits of this technology have been validated through real-world testing, including integration of Factorial Energy’s FEST® battery cells into a lightly modified Mercedes-Benz EQS test vehicle. Replacing the conventional Li-ion battery, the vehicle achieved a driving range of 1,205 km on public roads across different climate zones and route profiles with 137 km of additional range remaining available. Cells combining our FEST® technology with lithium metal anodes can deliver high power in a broad operating window. Our 77 Ah FEST® cells shipped to Stellantis have demonstrated 4C discharge in a broad temperature window ranging between -30°C to 45°C. In addition, FEST® combined with lithium metal anodes enables fast charging with high power. Our 77 Ah FEST® cells have demonstrated charging from 15% to 90% in less than 20 minutes. FEST® is designed to enhance safety by resisting dendrite formation, which enables the use of high-capacity anode materials such as lithium metal. In the case of silicon anodes, FEST® helps reduce the flammability of both the active electrode material and the electrolyte. This improved stability results in a more forgiving, higher thermal runaway onset temperature compared to equivalent anode and cathode systems that rely solely on liquid electrolytes, further enhancing overall battery safety.

As in the aviation and drone markets, higher energy density afforded by our technology not only improves performance but also allows a reduction in the cost and weight of other vehicle components such as suspension parts and frames. Current electric vehicles often weigh 500 to 3,000 pounds12 more than comparable internal combustion vehicles and up to 20 percent of the battery’s energy dedicated to moving the battery system’s own mass in some cases.13 By reducing battery size and weight, Factorial’s higher energy density enables lighter, more efficient vehicles, creating a virtuous cycle of improved range and lower material costs. Because Factorial’s batteries are lighter and more compact, a greater share of stored energy is available to power travel over longer distances, supporting both enhanced performance and improved economics for end users.

8 Cox, U.S. Bureau of Economic Analysis, European Alternative Fuels Observatory & ACEA (driving mobility for Europe).

9 BloombergNEF, Electric Vehicle Outlook 2025 - Key Numbers, accessed January 2026, https://about.bnef.com/insights/clean-transport/electric-vehicle-outlook/#key-numbers.

10 BloombergNEF, Electric Vehicle Outlook 2025 - Key Numbers, accessed January 2026, https://about.bnef.com/insights/clean-transport/electric-vehicle-outlook/#key-numbers.

11 BloombergNEF, Electric Vehicle Outlook 2025 - Key Numbers, accessed January 2026, https://about.bnef.com/insights/clean-transport/electric-vehicle-outlook/#key-numbers.

12 Kelley Blue Book, Heaviest Electric Vehicles - accessed January 2026, https://www.kbb.com/car-advice/heaviest-electric-vehicles/; Center for Auto Safety, Enormous Electric Vehicles - accessed January 2026, https://www.autosafety.org/enormous-electric-vehicles/.

13 Factorial Energy, Company Website - accessed January 2026, https://factorialenergy.com/; ACEEE, Electric Vehicle Efficiency: Unlocking Consumer Savings and Environmental Gains - August 2024, https://www.aceee.org/sites/default/files/pdfs/electric_vehicle_efficiency-unlocking_consumer_ savings_and_environmental_gains.pdf; ACEEE, Vehicle Lifecycle Efficiency - accessed January 2026, https://www.aceee.org/topic/vehicle-lifecycle-efficiency.

Factorial Energy’s addressable market for EVs is substantial and projected to exceed $200 billion by 2030, according to Bloomberg 2025 Executive Summary. In 2024, Factorial Energy’s announced strategic partners collectively held a 26% market share of the 4.4 million EVs sold in the U.S. and Europe. In February 2026, we further expanded this portfolio by entering into a Joint Development Agreement (“JDA”) with PowerCo SE, the battery subsidiary of the Volkswagen Group (“PowerCo”). Our relationships with these OEMs and cell makers are typically structured as joint development agreements designed to advance our technology through progressive sample validation stages toward series production. In February 2026, we expanded this commercial pipeline by launching a production program with Karma Automotive. This program represents the first integration of solid-state technology into a domestic U.S. passenger vehicle production platform. We believe that these development programs and production-intent partnerships provide Factorial Energy with strong momentum toward future commercial demand.

Source: ICCT (International Council on Clean Transportation), U.S. Passenger EV Sales and Model Availability Through 2024 - accessed January 2026, https://theicct.org/publication/us-passenger-ev-sales-and- model-availability-through-2024-apr25/; Statista, Electric Mobility - September 2025, https://www.statista.com/topics/1010/electric-mobility/; Autovista24, What Are the Global EV Market’s Most Successful Brands? - February 2025, https://autovista24.autovistagroup.com/news/what-are-the-global-ev- markets-most-successful-brands/; Factorial research and estimates.

Other High Spec Markets: seeking next generation power supplies

Solid-state batteries are expected to make new products and markets practicable by delivering high energy in smaller, lighter form factors than conventional Li-ion batteries. These advantages are particularly relevant for applications where compact energy density and power is critical, ranging from super cars to power tools. The safety and power demands of modern data centers limit the use of conventional Li-ion batteries for energy storage and smoothing. The greater energy density, operating temperature flexibility, smaller size, high power delivery, and enhanced safety of our batteries make these, and other high spec markets such as medical devices and underground mining equipment, potentially suitable applications for our products.

Current Battery Technology

Li-ion batteries made new markets practicable by delivering increased power in smaller, lighter form factors. Among the innovations that became commercially viable were smartphones, electric cars, and drones. In addition, countless other devices became feasible, including cordless power tools, medical devices such as insulin pumps, doorbell cameras, high-powered handheld vacuums, and portable speakers. At the same time, each of these applications remains handicapped by weight, size, operating life, and safety. Conventional Li-ion batteries are approaching practicable limits of energy density that are inherent in their fundamental design and chemistry. In particular, their reliance on liquid electrolytes contributes to their size, weight, and safety challenges.

All batteries have four main components: an anode, a cathode, and electrolyte and a separator. The anode holds charged molecules (ions) and the physical movement of those molecules and associated charge to the cathode corresponds to flow of electrical energy in the attached device. The electrolyte is a substance, liquid in the case of conventional Li-ion batteries, that allows the movement of charged molecules and an engineered separator allows molecules but not electrons to pass through. As a result, the electrons must flow through the attached device.

Electrolyte Design. Liquid electrolytes used in conventional Li-ion batteries are highly flammable. Moreover, they break down at relatively low temperatures (below the boiling point of water) and then become gaseous, resulting in swelling of their enclosures. Notably, liquid electrolytes can encourage or allow the formation of lithium “dendrites” (needles of lithium) which can puncture the internal separator, cause a short circuit, and ignite the electrolyte.

Significant fire risks associated with liquid electrolytes require conventional Li-ion batteries to be often housed in rigid metal shells and to include complex cooling systems, each of which adds substantial weight and size without increasing power. Moreover, the fire risk constrains practical charging speeds in order to manage the flow of charged molecules to the anode. Each of these handicaps can be reduced through the use of a non-liquid electrolyte.

Component Design. Beyond electrolyte composition, battery technology seeks to improve anodes, cathodes, and separators. On one end of the battery, conventional Li-ion technology uses graphite anodes which have inherent limitations on energy density (measured by weight) and charging speed. At the other end of the battery, researchers are seeking new cathode materials for lower cost, better cycle life, higher voltage, and improved energy density. Finally, current batteries have limited high temperature stability and therefore require cooling systems to keep those batteries below 45°C in order to avoid thermal runaway.

Factorial’s Batteries and Technology

Factorial Energy’s FEST® batteries target the high power market. The high power market, comprising electric aviation (including drones and eVTOLs), and on-road vehicles, robotics, and power tools, prioritizes the delivery of a large amount of electrical power in a short period. Our FEST® cells are designed to meet the demands of the high power market and, relative to conventional Li-ion batteries, to deliver lighter weight and smaller size, as well as delivering improvements in cycle life or charging speed to meet performance requirements. We designed our FEST® cells to be manufactured largely on existing equipment and using techniques for conventional Li-ion batteries. Consistent with this philosophy, our FEST® cells are designed and sized to be incorporated into existing applications with minimal or no design changes. Our automotive-validated battery technology is engineered for efficient volume manufacturing and scale. As a result, we expect automotive OEMs to see improvements in performance without re-engineering as their products shed the excess weight and size from additional equipment and material necessitated by conventional Li-ion technology.

Our engineers seek to improve multiple qualities of a battery, including its size, weight, cost, safety, scalability, as a system, balancing and addressing the demands created by each to match or outperform conventional Li-ion batteries with respect to these elements. We believe that our philosophy of optimizing both individual battery components and their performance as a complete system will allow us to deliver advantages to end users over conventional Li-ion batteries. We believe that this approach has led to our leadership in advancing battery technology, including:

●	In 2021, Factorial became the first to deliver a 40 Ah automotive-scale solid-state battery capable of operating at room temperature.
●	In 2023, Factorial and Stellantis jointly announced the world’s first 100+ Ah lithium-metal solid- state battery cell.
●	In 2024, Factorial further advanced commercialization by becoming the first company to announce the delivery of high energy density (>390Wh/kg) 100+ Ah solid-state battery B sample to a global automotive OEM.

●	In 2026, Factorial and Karma Automotive announced the launch of the first solid-state battery production program in the United States for passenger vehicles, targeting the integration of FEST® technology into a series-production vehicle platform.

Electrolyte Design. FEST® is an electrolyte system that incorporates a polymer-based solid electrolyte with a small liquid component, supplanting the fully liquid electrolytes used in conventional Li-ion batteries. FEST® is designed to enhance safety by more effectively resisting dendrite formation, which enables the use of high-capacity anode materials such as lithium metal. Lithium metal is the lightest metal element on the periodic table, supporting higher energy density and reduced battery weight.

In the case of silicon anodes, FEST® helps reduce the flammability of both the active electrode material and the electrolyte. This improved stability results in a more forgiving, higher thermal runaway onset temperature compared to equivalent anode and cathode systems that rely solely on liquid electrolytes, further enhancing overall battery safety.

Anode Design. Our FEST® system is compatible with lithium metal, graphite, and silicon-based anode materials. FEST® can allow a conventional graphite anode to be replaced by lithium metal, which delivers more energy density by both weight and size. FEST® cells have demonstrated an energy density of greater than 390 Wh/kg, substantially more than typical production Li-ion batteries which range from 250 Wh/kg to 330 Wh/kg. In addition, FEST® combined with lithium metal anodes delivers high power in a broad operating window ranging from -30°C to 45°C. Our 77 Ah FEST® cells have demonstrated charging from 15% to 90% in less than 20 minutes and support 4C discharge. In addition to lithium metal, our FEST® system is also compatible with silicon anodes, and we have active development programs with our partners for lithium metal and silicon anodes.

Cathode Design. Our FEST® cells are designed to permit the use of high-capacity anodes and FEST® electrolyte together with high-capacity, low cobalt NMC/NCA (nickel/manganese/cobalt or nickel/cobalt/ aluminum) cathodes. By leveraging current leading cathode designs, our FEST® cells benefit from existing supply and experience as well as being positioned to incorporate future high-capacity cathodes as they become commercially available. Our FEST® system is also compatible with lithium iron phosphate cathodes.

Factorial Energy’s FEST® batteries were designed from inception to be well suited for manufacturing largely on existing assembly lines which we believe streamlines commercialization and accelerates adoption. We believe that certain conventional Li-ion battery assembly lines, representing billions of dollars in investment, are underutilized or face uncertain demand. We believe that FEST® can effectively exploit overcapacity in battery production given the large overlap in its production steps with conventional processes. A FEST® production line can utilize up to 80% of the same equipment as a conventional lithium-ion battery assembly line, enabling capital investment savings of up to 80%.

The LG Energy LGES E101A battery cell, based on NMC chemistry, is a currently commercially available conventional Li-Ion battery with a capacity and footprint similar to Factorial’s FEST® B-sample cell. Our research indicates that our FEST® battery cells offer more than 30% volumetric and gravimetric energy density, and are at least 20% lighter, than the LGES E101A battery, which has similar capacity and form factor to our large format cells.

Source: Factorial, Quasi-Solid-State Battery Breakthroughs, 2025 White Paper; LG Energy Solution, Cell Solutions for Powerful EV Performance - 2024, https://www.lgensol.com/assets/file/ LGES_spec_sheet_cells_2024.pdf.

Our SolsticeTM technology is designed to address the needs of high cycle life applications where long life and extreme high temperature stability are expected. The high cycle market includes robots and high spec energy storage systems, consumer electronics and long-range on-road vehicles, and consumer electronics. Our SolsticeTM cells are expected to deliver high energy, lower weight, and smaller size while providing superior thermal and electrochemical safety relative to conventional Li-ion batteries through the use of an all solid, sulfide-based electrolyte. SolsticeTM cells have a potential energy density of up to 450 Wh/kg, and stability at temperatures as high as 90°C (compared to the approximately 60°C limit of conventional liquid electrolytes).

Our SolsticeTM cells have been produced in sizes as large as 40 Ah, a format relevant for mobility applications, and been delivered to high energy and automotive partners for development validation.

Although our primary focus is on quasi-solid and all-solid-state battery technologies, due to evolving customer demand in the high spec market, we are also developing advanced liquid electrolyte systems compatible with high-capacity anodes, including but not limited to lithium metal.

We believe that several of our technological advances result from our creation and use of Gammatron™, our proprietary software-based, AI-enabled simulation platform designed to mimic and model the performance of Factorial’s batteries over their lifecycle. Gammatron™ fuses lab data, machine learning, and high-fidelity simulations to solve critical battery engineering challenges. Some of the key benefits of Gammatron™ that we believe will continue to aid our engineering, design, and production capabilities are:

●	Faster development cycles: Gammatron™ successfully forecasted a battery’s long-term cycle from just two weeks of data, a task that traditionally required three to six months.
●	Better design: Gammatron™’s digital twin allowed us to double a cell’s life by optimizing our battery’s fast charging algorithm, without altering its physical chemistry.
●	Quality improvement: Gammatron™ aggregates production data to deliver end-to-end traceability and advanced battery cell state-of-health and lifetime predictions across the entire lifecycle.

Our Competitive Strengths

We are at the forefront of scaling high performance batteries. On-road vehicle battery cells typically require capacities of at least 40 Ah. Scaling solid-state battery cells from laboratory formats of 3 - 5 Ah to automotive scale cells of 40 Ah and beyond remains one of the most technically challenging problems in the battery industry. In 2021, we became the first company to announce an automotive sized 40 Ah solid-state battery cell that operates at room temperature. In 2023, we announced the world’s first 100+ Ah high energy density solid-state battery cells (>390 Wh/kg) that passed UN 38.3 transportation safety certification. Following the announcement of our partnership with Mercedes-Benz in 2024 regarding solid-state battery cell development, we successfully scaled our Solstice™ all solid-state battery cells to automotive size (40 Ah), continuing our path toward commercialization. Also in 2024, we shipped our 100+ Ah cells to a global automotive OEM for B sample evaluation, a validation stage to verify performance and maturity of production-intent designs. We were also the first company to publicly announce the integration of high energy density solid-state cells into a passenger test vehicle.

These milestones culminated in real world automotive validation. Mercedes-Benz integrated Factorial’s FEST® cells into a lightly modified EQS test vehicle and, in August 2025, completed a 1,205 km journey from Stuttgart, Germany to Malmö, Sweden on a single charge. This demonstration validated real world performance at automotive scale. The demonstration is a key early step towards commercialization over a multi-year process that begins with the development of a prototype, followed by validation in a test vehicle and further testing in a fleet of vehicles before deployment of batteries comprised of such cells in vehicles sold to end users.

Advancing from technical validation to commercial implementation, in February 2026, we launched our first U.S. passenger vehicle production program with Karma Automotive. Karma announced that the program targets the integration of FEST® technology into a series-production vehicle platform in the near future.

We have established partnerships and cooperation with numerous industry leaders. We have established joint development agreements (“JDAs”) and/or collaborative development agreements (“CDAs”) with, and received investments from, major global OEMs including Mercedes-Benz, Stellantis, and Hyundai/Kia, each of whom is pursuing extensive electrification goals. We further expanded this portfolio in February 2026 by entering into a JDA with PowerCo, focused on the development and validation of our solid-state technology. In February 2026, we launched the first solid-state battery production program in the United States with Karma Automotive, which will integrate our solid-state platform into a production vehicle environment. The automotive industry has one of the most demanding and rigorous product requirements among all battery applications. We believe that our collaboration with these established automotive leaders validates the capabilities and potential of our technology as well as our overall business model.

We have received automotive OEM substantiation of our large format cells in key dimensions. The automotive industry sets high standards for validation of battery performance and quality. We were the first solid-state battery maker to announce validation by a global OEM on multiple metrics. We were the first to announce 100+ Ah high energy density solid-state batteries with a global OEM. Stellantis verified our high energy density FEST® batteries which delivered 375 Wh/kg throughout a wide range of temperatures and operational conditions. FEST® cells verified by Stellantis retain over 80% of their discharge capacity at -30°C, enabling reliable performance across diverse climates and in demanding applications. FEST® battery cells have demonstrated superior charging speed. Our high energy density 77 Ah FEST® cell achieves fast charging from 15% to 90% state of charge in less than 20 minutes, enabling rapid recharging at high-power stations. This verification supported Stellantis’s plan to announce a demonstration fleet using our FEST® cells.

Our technology is well-suited for the aviation market. We believe that our FEST® technology is well- suited for the drone and broader aviation market because of its combination of small size, low weight, and high power delivery across a broad state of charge and range of temperatures. Our FEST® cells have demonstrated up to high power 10C continuous discharge capability, which is critical for demanding transient loads such as take-off and landing profiles. The broad operating window of our FEST® cells is particularly valuable for aerospace-mobility use cases where extreme temperature resilience can be critical. We believe our batteries are well suited to serve aviation OEMs whose rigorous performance requirements prioritize performance and reliability.

Our solid-state batteries deliver higher performance in order to reduce total cost of ownership. Our batteries offer significantly greater energy density and thus can improve performance and/or reduce total costs of ownership for transportation applications compared to existing Li-ion battery technology. Smaller size and lower weight can deliver enhanced road or flight range and/or greater payload and performance relative to conventional Li-ion batteries, or similar performance at lower weight and cost. FEST® has been verified in automotive-sized lithium-metal solid-state cells by Stellantis and is being tested in coordination with additional global OEMs.

Our solid-state batteries can deliver greater safety. FEST® battery cells have demonstrated superior safety characteristics across a wide range of abuse and environmental conditions relative to conventional Li-ion batteries. The safety of our delivered FEST® cells has been confirmed by third-party testing through a range of tests, including: crushing, nail penetration, altitude, thermal, vibration, shock, short circuit, impact, overcharge, and forced discharge. In November 2023, we achieved a pivotal safety milestone by delivering the first UN 38.3 certified lithium solid-state battery cell at 100+ Ah, a critical capacity for automotive applications. Initial test data suggest that the Solstice™ all-solid-state cells can maintain excellent high temperature- stability up to 90°C, where conventional Li-ion cells may require cooling beyond 45°C. This thermal behavior has the potential to enable simplified thermal management system designs which may reduce vehicle mass and complexity and support more demanding operational profiles.

Our solid-state batteries are designed for capital efficient scaling. We expect the FEST® production process to have an 80% overlap with existing Li-ion battery production lines and to effectively leverage established supply chains. This approach is expected to significantly reduce upfront capital expenditures and accelerate time to market through retrofitting underutilized manufacturing capacity currently available in the industry. Solstice™ incorporates a dry cathode coating process that eliminates conventional solvent based mixing and drying steps. This approach reduces energy consumption during manufacturing and avoids the volatile organic compounds associated with those steps. In addition, we are engineering the platform to simplify and reduce formation requirements, which may further lower manufacturing costs and environmental impacts relative to conventional Li-ion production.

Our advanced manufacturing capability has demonstrated high yields. We believe that scaling from 3 - 5 Ah cells to 100+ Ah high energy density cells is a significant technical challenge, and producing and shipping thousands of such cells or more to global OEMs with consistent quality is even more demanding. We believe that state of the art fabrication lines typically target yields of approximately 70 - 80%. Our fabrication line has achieved yields exceeding 85% across thousands of automotive sized FEST® cells that we have produced and shipped to global OEM partners. For illustrative purposes, assuming other factors remain constant, a production yield of 15% would generally result in approximately 5.7 times higher unit cost than a yield of 85%. We believe our manufacturing capabilities and cost efficiency to scale are enabled by designing production equipment that closely conforms to and builds upon conventional Li-ion manufacturing processes. Our manufacturing process has allowed us to produce full scale modules and packs with our OEM partners, culminating in the successful integration and public road testing of a demonstration vehicle.

We have established an extensive patent and intellectual property portfolio. Over the last decade, we have generated more than 150 U.S. and foreign patents and patent applications, including broad fundamental patents around our core technology. Our patent and patent applications are designed to protect innovations across solid-state battery technology, including, advanced materials (electrode materials, liquid electrolytes, polymer electrolytes, inorganic solid electrolytes, and functional additives), cell components (electrodes, electrode protective layers, electrolytes, separators and current collectors), configurations (cell design, physical format, layout and arrangement of component(s), and internal support structures), processes (for assembling manufacturing and evaluating batteries and battery components), and technologies for battery optimization using artificial intelligence and machine learning.

We have established partnerships with and received affirmation from leading battery industry suppliers. We believe that innovation in the battery industry depends on coordinated efforts across the supply chain. Our partnerships with leading upstream suppliers enable innovation at scale and we believe shows that companies, who we believe have shown leadership in battery innovation and decades of insight into market demand, and who undertake selective investment practices and focus on credible companies with differentiated technology, affirm our approach. We believe that investments by POSCO Future M and Philenergy, together with our MoUs with top 10 global battery materials suppliers, reflect confidence in our technology. In addition, we have also partnered with SungEel HiTech to support solid-state battery recycling, which may enhance lifecycle material supply security.

We have seasoned leadership with deep battery, industrial, and automotive expertise. We believe that while many companies possess promising technologies at the conceptual or laboratory stage, successful commercialization requires the ability to translate lab innovation into scalable manufacturing and execution. We further believe that this ability is fundamentally driven by the experience, judgment, and execution capability of our people. We believe that our leadership and advisory teams are a key differentiator in our ability to develop, manufacture, and commercialize advanced battery technologies.

Our leadership team has significant academic, industry, and corporate experience. Our co-founders, Siyu Huang and Alex Yu, each hold a PhD in chemistry from Cornell University and have prior experience founding and scaling a manufacturing business within the battery industry. Together, they have built and expanded battery materials manufacturing operations, developed deep expertise in advanced battery materials, and accumulated a combined 28 years of experience in battery industry. Through this work, they have also established partnerships with leading automotive OEMs, battery manufacturers, and materials suppliers. Our Executive Chairman, Joe Taylor, is the former Chairman and CEO of Panasonic Corporation of North America and played a key role in the development of the Tesla-Panasonic relationship, which culminated in the first Tesla gigafactory. Dr. Dieter Zetsche, the former Chairman of the Board of Management of Daimler AG and Head of Mercedes-Benz, was an early investor and advisor for Factorial. Upon consummation of the Business Combination, Dr. Zetsche joined the Board of Directors of the combined company. Professor Héctor Abruña, a co-founder of Factorial, is a member of the National Academy of Sciences and a distinguished professor and former chair of the Cornell University Department of Chemistry. By drawing from more than 160 years of expertise across battery, industrial and automotive sector, we believe our team constitutes a core competitive strength.

Partnerships

We believe that our partnerships with global industry leaders, including OEMs and established suppliers, will support and accelerate our path to commercialization by allowing us to understand and meet the engineering requirements of potential customers. In 2021, we secured and announced strategic investments and JDAs with global automotive OEMs: Mercedes-Benz, Stellantis and Hyundai/Kia.

At CES in 2023, we announced, together with Stellantis, the world’s first high energy density 100+ Ah lithium-metal solid-state battery cell developed in collaboration with a global OEM. Since that time, we have manufactured and shipped thousands of automotive-scale solid-state battery cells to our global OEM partners. To support the expansion of our planned customer footprint into drone and other high spec markets, we are in discussions with multiple potential customers and partners for testing and future integration of our products into their applications. In parallel, we have built a broad and strategic supplier coalition among solid-state battery developers to support the scaling and commercialization of our solid-state technology.

Each of our collaboration agreements with global automotive OEMs is for the development and testing of our battery cells through a long-term process designed toward potential commercialization. The development process occurs over several years, beginning with the development of a small prototype (3 - 5Ah), followed by larger automotive sized cells (40Ah and above), validation in a test vehicle and further testing in a fleet of vehicles, before potential deployment of battery packs in vehicles sold to consumers. As outlined above and below, we developed our first small format 3 - 5Ah cell eight years ago. In 2021, we announced an automotive-sized 40Ah cell, followed by the debut of our 100+Ah solid-state battery with a global automotive OEM in 2023. In 2025, a vehicle powered by our cells successfully completed its first road test. We have also announced plans with an OEM partner to launch a demonstration fleet of vehicles equipped with FEST® beginning in 2026. We anticipate the initial commercialization of our battery cells in the high spec market could begin as early as late 2027.

Mercedes-Benz: Building on our collaboration agreement, in 2024 we delivered the world’s first announced B-samples of 100+ Ah solid-state lithium metal battery cells to an OEM. In 2025, a lightly modified Mercedes-Benz EQS powered by these cells achieved a record-setting 1,205 km (748 miles) drive on a single charge on public highways from Stuttgart to Malmö. Upon arrival in Malmö, the car retained 137 km (85 miles) of available range. Pursuant to our collaboration agreement with Mercedes-Benz, dated November 21, 2021 and amended on August 1, 2025, the parties agreed to collaborate on the development of solid-state battery technology under a two-track program governed by mutually agreed statements of work. The agreement provides for shared development activities and allocates intellectual property based on subject matter, subject to specified cross-licenses, with each party retaining its pre-existing intellectual property. If development milestones are achieved, the parties have agreed to discuss in good faith a potential commercial supply relationship, which would be subject to a separate supply agreement at Mercedes-Benz’s discretion. The agreement also includes limited exclusivity provisions restricting Factorial, for specified periods, from entering into certain parallel development arrangements within the scope of the collaboration, and contains customary confidentiality, indemnification, and limitation of liability provisions. The agreement has a term through December 31, 2027, unless earlier terminated, and may be terminated by Mercedes-Benz for convenience or by either party for material breach (subject to a cure period) or insolvency, with customary survival of intellectual property, confidentiality and other specified provisions.

Stellantis: Building on our joint collaboration agreement and successful verification of our 77 Ah cells, Stellantis announced in October 2024 its plan to build a demonstration fleet of Stellantis’ STLA Large platform vehicles equipped with FEST®, led by the Dodge Charger Daytona. In April 2025, Stellantis and Factorial announced the successful verification of FEST®, which we believe marked a significant step forward on the path to bringing next-generation on-road vehicle batteries to market. In June 2026, Stellantis and Factorial integrated FEST® cells into a Dodge Charger Daytona development vehicle and launched a road-testing program to verify performance, safety and reliability, marking the first integration of solid-state cells into a Stellantis vehicle. The first vehicle in the fleet was built in 2025. In April 2025, Stellantis and Factorial announced the successful verification of FEST®, which we believe marked a significant step forward on the path to bringing next-generation on-road vehicle batteries to market. Pursuant to our joint collaboration agreement with Stellantis, dated August 1, 2025, which replaced the joint collaboration agreement with Stellantis, dated November 20, 2021, the parties agreed to jointly develop battery cells and validate Factorial’s solid-state battery technology for automotive applications under defined technical targets, milestones and deliverables. The agreement provides for shared development activities and allocates intellectual property based on subject matter, subject to specified cross-licenses, with each party retaining its pre-existing intellectual property. The agreement also sets forth agreed demonstration fleet cell supply terms and related payment arrangements, and contains customary confidentiality, indemnification, and limitation of liability provisions. Pursuant to the agreement, the Company and Stellantis jointly developed a timeline, which includes deliverables of Stellantis to the Company through June 2027 such as module and pack safety reports, battery management system results, installation and retrofitting of test cells, and validation results associated with the demonstration program. During the year ended December 31, 2025, the Company prepaid $2 million to Stellantis for these services. The agreement has a term through December 31, 2028, unless earlier terminated by mutual agreement or by either party for uncured material breach or insolvency, and includes customary survival provisions, with certain commercial and exclusivity provisions continuing in effect through December 31, 2027 in specified circumstances.

Hyundai/Kia: Our JDA with Hyundai/Kia, signed in August 2021, represented our first major OEM strategic investment and focuses on integrating our technology into mass market vehicles. Building on this relationship, we maintain active technical engagement with Hyundai/Kia. The JDA provides a framework for the supply and evaluation of our battery cells, joint research and development activities to enhance cell performance and the exploration of potential joint manufacturing opportunities, with specific projects governed by mutually agreed statements of work. The agreement provides for shared development activities and allocates intellectual property based on subject matter, as further specified in the agreement, with each party retaining its pre-existing intellectual property. The agreement has no fixed term and continues until terminated, may be terminated by either party for uncured material breach and by Hyundai/Kia for convenience upon 30 days’ notice. The agreement also includes confidentiality obligations, indemnification and liability provisions customary for development collaborations.

Karma Automotive: In February 2026, we launched the first U.S. solid-state battery production program for passenger vehicles with Karma Automotive, a California-based ultra-luxury manufacturer. The program focuses on integrating FEST® technology into Karma’s next-generation vehicle architecture, beginning with the 1,000+ horsepower Kaveya super-coupe. This collaboration aims to validate our technology in a high-performance production environment. Pursuant to our supply agreement with Karma, we agreed to supply Karma’s requirements for specified FEST® silicon pouch cells for use in Karma’s next-generation vehicles, subject to agreed pricing, forecasts and purchase order procedures. The agreement provides that Karma’s binding production purchase obligations are contingent upon its verification that initial cells meet specified key performance indicators, following which Karma is subject to minimum binding annual purchase commitments as set forth in the production forecast. The agreement contains customary quality, warranty and recall provisions, including defined remedies and negotiated allocation of recall-related costs, as well as indemnification, insurance and limitation of liability provisions. The agreement continues through end of production for the applicable program, may be terminated by Karma for convenience upon six months’ notice or by either party for uncured material breach, and includes customary survival of warranty, indemnification, confidentiality and related provisions.

PowerCo SE: In February 2026, we entered into a JDA with PowerCo, the battery company of the Volkswagen Group. PowerCo is currently developing a global production network, with announced gigafactory sites in Salzgitter, Germany, Valencia, Spain, and St. Thomas, Canada. Our collaboration focuses on the development and validation of our solid-state technology, leveraging PowerCo’s expertise in cell industrialization and large-scale manufacturing. This partnership is focusing on validating Factorial’s cell technology for industrialization. Pursuant to our JDA with PowerCo, the parties agreed to collaborate on the development and validation of Factorial’s solid-state battery technology in accordance with specified technical targets, milestones and deliverables. The agreement provides milestone-based payments by PowerCo tied to defined deliverables and acceptance procedures, and allocation of development responsibilities between the parties. Intellectual property arising from the collaboration is allocated by subject matter, subject to agreed usage rights and exclusivity provisions during the term. The agreement has a 15-month term, may be terminated by either party for uncured material breach, insolvency or failure to achieve agreed milestones, and includes customary survival of intellectual property, confidentiality and related provisions.Avidrone Aerospace: In May 2025, Factorial marked its first formal expansion into drones with a shipment of flight-ready cells to Avidrone, a developer of long-range cargo drones. This partnership represents a key step toward the first planned real-world flight deployment of FEST®. We are currently collaborating on the integration of our cells into a demonstration aircraft. We believe that FEST® could double the range of Avidrone’s aircraft, increasing their attractiveness for drone-based delivery, surveillance, and emergency response. We also expect the path to commercialization in the drone market to be substantially shorter than commercialization of our battery cells for use in automotive applications as a result of the smaller physical size and reduced technical complexity of drones.

Source: Business Wire, Factorial Ships First Solid-State Battery Cells to Avidrone Aerospace for Drone Deployment - May 2025, https://www.businesswire.com/news/home/20250528983969/en/Factorial-Ships-First- Solid-State-Battery-Cells-to-Avidrone-Aerospace-for-Drone-Deployment.

Drone Integrator Partnerships: In May 2026, we announced a series of collaborations with leading drone integrators across three continents to advance integration of our next-generation battery technology into commercial, industrial and defense drone systems. In the United States, we are collaborating with KULR Technology Group, Inc. (NYSE American: KULR) to optimize our cells for demanding unmanned aircraft systems (“UAS”) flight environments, leveraging KULR’s expertise in battery safety, thermal management and pack design. In Europe, we have begun developing battery packs with Tulip Tech B.V. (the Netherlands) to enable the first phase of our cell integration in Europe. In Asia-Pacific, JRES (South Korea) is leading integration and deployment efforts for commercial and industrial drones. These collaborations followed the demonstration of initial battery packs powered by our cells by KULR and Tulip at the XPONENTIAL 2026 conference in Detroit.

POSCO Future M: To strengthen our product leadership and enhance supply chain security, we announced in December 2025 the signing of an MoU and in January 2026 the investment by POSCO Future M, a leading battery materials supplier for the development of all-solid-state battery technology. Under the MoU, our two companies will jointly develop materials for all-solid-state batteries intended for use in on-road vehicles, robotics, energy storage systems and other applications. POSCO Future M is one of the only companies in Korea that produces both cathode and anode materials, the core components of batteries, and currently supplies them to global customers. POSCO Future M has established a robust supply chain for key raw materials such as lithium, nickel and graphite. By leveraging the POSCO’s Group’s integrated R&D capabilities, POSCO Future M develops customer-tailored mass production technologies to meet evolving market demands.

Philenergy: To strengthen our product leadership and enhance supply chain security, in September 2025, we entered into an MoU with, and in January 2026, received an investment from, Philenergy, Korea’s leading battery equipment and infrastructure provider, intended to accelerate the scale up of Legacy Factorial’s solid-state battery platform. Pursuant to the MoU, the companies will explore integrating Philenergy’s world-class production infrastructure and proven supply chain with Legacy Factorial’s proprietary battery architecture. Philenergy’s advanced manufacturing capabilities, including automated laser notching, precision stacking systems, next-generation winding technology and intelligent assembly infrastructure, represent the forefront of advanced battery production engineering. Philenergy’s modular factory architecture delivers enhanced capital efficiency, deployment speed, and operational flexibility than traditional fixed-line approaches. For Factorial Energy, this could mean reaching volume manufacturing faster while maintaining the rigorous process control demanded by solid-state technology.

SungEel HiTech: In June 2025, we announced the signing of a JDA with SungEel HiTech to advance solid-state and lithium-metal batteries battery recycling. SungEel HiTech is a South Korea-based global leader in lithium-ion battery recycling, recovering critical metals like nickel, cobalt, and lithium through advanced hydrometallurgy. Operating a closed-loop system across Asia, Europe, and North America, SungEel HiTech will work closely with us to build a resilient, circular supply chain with eco-friendly materials.

Our Growth Strategy

Capital light growth model. Our current plan is to pursue a capital-light growth strategy designed to accelerate commercialization while minimizing capital requirements and execution risk. While more capital- intensive strategies could require multi-billion-dollar internal investments and extended timelines, we intend to scale production through a flexible, partner-enabled manufacturing model.

During the initial adoption phase, particularly in high spec markets, we plan to satisfy early demand for our solid-state battery products by expanding our existing fabrication line operations in South Korea and the United States, to support initial commercial production. As demand grows, including incremental high spec applications and gigawatt-scale ramp-up in the automotive market, we expect to scale primarily through a partner manufacturing approach. This model relies on joint manufacturing arrangements that may include technology licensing, manufacturing services, and materials supply. Battery cell manufacturing is complex and process-intensive, and we believe that successful commercialization requires more than licensing intellectual property. As appropriate, based on a partner’s manufacturing capabilities and utilizing our internal production experience, we may provide technology and manufacturing services to transfer critical process know-how and support yield optimization and production efficiency.

We plan to leverage our experience in building and delivering our FEST® batteries and our work with industrialization partners to modify Li-ion manufacturing lines and processes to serve our partners and customers at scale. We designed our FEST® technology as a “drop-in” solution compatible with existing manufacturing infrastructure, utilizing identical lines and tooling for up to 80% of the equipment and cost base. This compatibility is expected to significantly reduce capital expenditures and production risks for industrialization partners and accelerate time to market, potentially by utilizing lines currently under construction. Our growth plans include collaborating with third-party cell manufacturers to retrofit existing, possibly underutilized lines. By leveraging our partners’ excess capacity, we aim to meet production goals and customer demand more efficiently than through greenfield construction.

Expand commercial production. We are expanding our commercial production capabilities to meet growing customer demand. Our advanced manufacturing center in South Korea has space to accommodate up to 200 megawatt-hours and has produced and shipped thousands of large-format solid-state battery cells, including cells up to and above 100 Ah, to global automotive OEM partners for use in prototypes and testing. In addition, we also construct cells at our global headquarters in the greater Boston area, which houses low-volume cell fabrication collocated with research and development facilities.

As demand increases in high spec applications, we are expanding and investing in a new FEST® fabrication line to supply commercial cells tailored to partner- and customer-specific designs, including for expected drone and aerospace applications. These markets require differentiated performance characteristics, and the planned expansion and investment is intended to support their technical and qualification requirements.

As discussed above, the path from initial development through commercialization of our FEST® battery cells for automotive use is a multi-year process. For use in drones, the timeline to commercialization is expected to be much shorter. During each development phase, we are required to make substantial expenditures on research and development and for the manufacturing of battery cells for use in prototypes and demonstration vehicles, including the purchase of raw materials and labor costs, without generating substantial revenue from the production thereof. At each stage of development - including commercialization - our battery cells and the vehicles or other products in which they are used will be subject to rigorous testing. Any failure to successfully complete the required testing and validation would require us to make corrections or other alterations that could require substantial expenditures and significantly delay our timeline to commercialization. In addition, any such delays could result in a reduction in customer demand for the products in which our battery cells are used, which may result in fewer orders and lost revenue opportunities. While our collaboration with our partners has provided us with some early indications of expected customer demand, we will not be able to measure demand from consumers for our battery cells used in automotive or other applications with substantial accuracy until after completion of the development phases and transition to commercialization.

Our Solstice™ cells utilize a state-of-the-art dry cathode coating process that is highly efficient and is expected to significantly reduce energy consumption during manufacturing. Cathode coating is among the most energy-intensive steps in battery production. A fully dry cathode coating process is expected to reduce overall manufacturing energy usage and eliminate the need to evaporate solvents typically used in liquid-based processes. Based on partner feedback, we believe we were among the first companies to announce the development of a fully dry-coated cathode, to integrate this cathode into a solid-state battery cell, and to validate the resulting cell through global automotive OEM testing. Our development of Solstice™ battery cells is at an earlier stage than the development of FEST® battery cells.

We plan to continue investing in the scale-up of Solstice™ manufacturing, including process optimization, equipment development, and materials innovation. We plan to fund this expansion through capital raised in the Business Combination, as well as future JDAs, CDAs, strategic partnerships, and JVs. Our capacity expansion plan includes optional plans that can take advantage of and reflect changes in the business or financing environments.

Establish partnerships with high spec customers. We believe that the superior characteristics of our FEST® batteries compared to current Li-ion batteries will make them attractive to high spec customers such as UAV OEMs and ultra-high performance automakers. As a result, we intend to focus on establishing our partnership with high spec manufacturers who can benefit from the capabilities of our battery cells relative to conventional Li-ion batteries and work with them to incorporate and adapt our solid-state batteries for their individual requirements and products.

Broaden our automotive pipeline: We are building a diverse pipeline of relationships with passenger EV manufacturers, including our existing strategic partners. To date, we have entered into partnership agreements with leading global OEMs representing 26% of EV sales in 2024 in the U.S. and Europe.

Strengthen our global supply chain coalition. We seek to establish a resilient and diversified global supply chain.

We recently announced an MoU with and received investment from POSCO Future M, a leading material and equipment supplier in the battery industry. We also have developed partnerships with many other global material leaders, such as SungEel HiTech, covering materials development and recycling initiatives. Additionally, in September 2025, we entered into an MoU and in January 2026 received an investment from Philenergy for collaboration on equipment for solid-state battery production.

We believe that battery innovation is dependent upon the strength and integration of the supply chain. In our view, the success of leading battery cell manufacturers has been a result of deep, collaborative relationships with top tier suppliers, a dynamic that we believe has contributed to Asian manufacturers holding more than 85% of global battery cell production14. We believe that battery manufacturing is best understood as a cohesive, supply-chain - driven ecosystem rather than a standalone technology effort.

14 BBC Future, How China Won the World’s Battery Race - November 2025, https://www.bbc.com/future/article/20251110-how-china-won-the-worlds-battery-race

We believe that our deep partnerships with leading participants across the Li-ion battery supply chain are among the strongest established by a Western battery developer. In addition, many of the raw materials and components used in our and our third-party partners’ manufacturing processes are readily available, reducing our dependence on any particular supplier. These relationships are intended to provide not only supply certainty but, more importantly, third-party validation of and support for our technology and manufacturing approach.

Build industrialization partnerships. The global Li-ion battery market currently has significant excess manufacturing capacity, with many facilities supported by multi-billion-dollar investments operating at utilization rates below 50%15. We believe our familiar and flexible manufacturing processes position us as an attractive partner for manufacturers seeking to deploy and commercialize solid-state battery technology.

Our FEST® batteries are designed to be compatible with existing Li-ion manufacturing infrastructure, including comparable size, form factors and equipment design. This compatibility is expected to enable the retrofit of existing Li-ion production lines into solid-state battery production lines, potentially reducing capital expenditure requirements by up to 80% relative to greenfield construction. Accordingly, we intend to pursue industrialization partnerships that leverage underutilized capacity and accelerate the commercialization of our solid-state battery technology.

Deepen product substantiation. We believe the combination of advanced cell performance and multi- OEM commercial partnerships positions us as a leading solid-state battery developer in the high spec segment. In 2025, we achieved a significant milestone with Mercedes-Benz by integrating our cell technology into a lightly modified EQS passenger car, which completed a record drive of more than 1,200 kilometers on a single charge.

In addition, following the successful verification of our cell performance by Stellantis in 2025, in June 2026 we integrated our FEST® cells into a Dodge Charger Daytona development vehicle based on Stellantis’ STLA Large platform and, together with Stellantis, launched a road-testing program to verify performance, safety and reliability, representing a further step toward vehicle-level validation and commercialization. In February 2026, we launched a production program with Karma Automotive to integrate our FEST® technology into their next-generation vehicle platform, beginning with the high-performance Kaveya super-coupe.

Customers in the drone and UAS markets often have a unique combination of operating characteristics. As we expand our business focus to address this market, we will need to expand our product validation with these end users in mind.

Manufacturing and Supply

We think of ourselves as akin to “fabless innovation” companies in the semiconductor industry - designing and creating new products to be produced by existing, often external, manufacturing capacity.

Large-scale Li-ion battery factories require significant capital and years to build and outfit. We believe that our FEST® technology can help avoid the need to construct new gigafactories. As noted in “Our Growth Strategy”, we designed FEST® as a “drop-in” solution largely compatible with existing manufacturing infrastructure. This compatibility (representing up to 80% of the cost base) is intended to significantly reduce capital expenditure and production risk for industrialization partners and to accelerate time to market. We believe that FEST® can be the initial product for, and take advantage of, lines currently under construction that are intended for conventional Li-ion cells.

As described above, we expect to satisfy early demand for our solid-state battery products by expanding our existing fabrication line operations in South Korea and the United States, to support initial commercial production. As demand grows, including incremental high spec applications and gigawatt-scale ramp-up in the automotive market, we expect to scale primarily through a partner manufacturing approach.

Our joint manufacturing approach consists of a combination of licensing, technology engineering services and value added material supply. We are continuously evaluating potential industrialization partnership opportunities and have been in discussions with several potential industrialization partners, including execution of the non-binding MoU with Philenergy.

15 BloombergNEF, China Already Makes as Many Batteries as the Entire World Wants - April 2024, https://about.bnef.com/insights/clean-transport/china-already-makes-as-many-batteries-as-the-entire-world-wants/.

We plan to leverage our experience in building and delivering our FEST® batteries and our work with industrialization partners to modify Li-ion manufacturing lines and processes to serve our partners and customers at scale. We designed our FEST® technology as a “drop-in” solution compatible with existing manufacturing infrastructure, utilizing identical lines and tooling for up to 80% of the equipment and cost base. This compatibility is expected to significantly reduce capital expenditures and production risks for industrialization partners and accelerate time to market, potentially by utilizing lines currently under construction. Our growth plans include collaborating with third-party cell manufacturers to retrofit existing, possibly underutilized lines. By leveraging our partners’ excess capacity, we aim to meet production goals and customer demand more efficiently than through greenfield construction.

Of the key steps in the electrode manufacturing and assembly of a battery, we have modified or replaced the calendaring, slitting & notching, and stacking steps. Our changes allow the use of our high- capacity lithium metal anodes while using existing lines and steps. Cell finishing (electrolyte filling, formation, aging, and inspection) naturally differ because of our quasi-solid electrolytes and the aging advantages created by our use of high-capacity anodes and quasi-solid electrolytes.

We plan to source our input materials from industry leading suppliers to the Li-ion battery industry. We maintain strategic relationships with some of the industry’s top vendors of cathode material along with leading vendors of other key inputs.

Research and Development

Our scientists and engineers primarily conduct their research and development activities at our headquarters facility in Billerica, Massachusetts. Their efforts concentrate on advancing our battery technology and manufacturing processes, including enhancing performance and reducing cost, as well as improving production yield and overall operational efficiency.

Our research and development currently includes programs for the following areas:

●	Solid-State Battery Cell Development: Developing and validating multi-layer solid-state battery cells to deliver high performance and a lower total cost of ownership for our end users.
●	Solid-State Battery Material Innovation: Advancing core materials, including polymer electrolytes, cathodes, anodes, and electrode formulations, to improve battery performance, safety, and manufacturability for large-format cells.
●	Materials and Supply Chain Partnerships: Collaborating with leading materials suppliers, such as POSCO Future M, to jointly scale the core materials required for next-generation battery production while qualifying additional top-tier materials vendors to diversify and strengthen our supply chain.
●	Manufacturing process innovation and yield improvement: Enhancing manufacturing processes to scale from initial 3 - 5 Ah cells to automotive-scale cells of 40 Ah and larger. This requires sustained investment in process engineering and extensive collaboration with global equipment suppliers to translate technical know-how into automated, high-yield manufacturing solutions.
●	Diversified Deployment & Application Expansion: Extending our battery platform for new end users and industries, including aerospace and drone production, to integrate solid-state cells into new systems, and to validate performance, range, and payload advantages across diverse sectors.

Intellectual Property

Our proprietary battery technology is the foundation of our business success and technology leadership. We protect our competitive advantage through a combination of patent, trademark, and trade secret laws in the U.S. and other jurisdictions, alongside license agreements and rigorous contractual protections. We further secure our intellectual property through nondisclosure and invention assignment agreements with employees, consultants, and business partners.

We regularly file patent applications and hold patents in the U.S. and other countries where we operate. Our patent portfolio is most robust in solid-state components, including but not limited to next generation cathode, anodes, electrolyte materials, cell designs, and cell manufacturing process specific to solid-state batteries. Our trade secrets primarily safeguard key material formulation, cell designs, and manufacturing methods.

As of December 2025, we owned the following:

●	U.S. Patents: 14 issued patents and 47 pending or allowed patent applications.
●	Foreign Patents: 110 foreign and international patents and applications in 9 jurisdictions, including the European Patent Office, United Kingdom, Germany, France, Italy, Japan, S. Korea, Taiwan, and China.
●	Trademarks: 6 registered U.S. trademarks.

Our issued U.S. patents and foreign patents are scheduled to expire between 2036 and 2044 and 2029 and 2044, respectively.

We do not have any material patent licenses.

Competitive Landscape

The battery market is evolving and remains highly competitive, with new technologies and competitors emerging regularly. This heightened competition could pose risks to our business, results of operations, and financial condition. Conversely, increased competition may also catalyze the development of the solid-state battery supply chain, align market demand, and drive cost reductions that accelerate broader adoption of solid-state battery technologies.

Factorial competes with existing battery technology companies, including major Li-ion battery manufacturers, automotive OEMs, and new entrants. Major global suppliers, including Panasonic, Samsung SDI, CATL, BYD, and LG Energy Solution, currently supply conventional Li-ion batteries at scale and are seeking to develop next-generation technologies, such as solid-state and lithium-metal batteries.

Because electrification is a key strategic priority, many leading automotive OEMs have invested in solid- state battery efforts and, in some cases, in battery development and production. For example, Tesla has built multiple gigafactories and expressed openness to supplying batteries to other manufacturers. Toyota is pursuing a multi-year initiative to commercialize solid-state batteries with a goal of introducing solid-state- battery on-road vehicles later this decade. Similarly, Samsung has announced plans to mass produce all- solid-state batteries by 2027.

Several development-stage companies are also seeking to improve conventional Li-ion batteries or develop new quasi-solid-state and all solid-state technologies. Many of these entrants have announced relationships with automotive OEMs. Factorial Energy was the first known company to deliver solid-state battery cells exceeding 100 Ah that achieved more than 1,200 kilometers of range in OEM-conducted road testing. As of March 26, 2026, we remain the only solid-state cell maker to have publicly announced this milestone.

We believe our ability to compete successfully depends on technical factors, such as energy density, price, charge rate, safety, and cycle life, as well as non-technical factors, including brand, customer relationships, and financial and manufacturing resources.

Incumbents and future entrants may possess greater resources, larger customer bases, and more established strategic relationships than we do. However, we believe many large incumbents are focused primarily on scaling existing gigafactories, which may limit their resources for dedicated solid-state battery development. Notably, Asian manufacturers currently account for over 85% of global battery cell production. We believe that U.S. and EU OEMs prioritize the establishment of a secure, localized, and resilient battery supply chain.

We seek to build a competitive advantage through broad OEM validation and proving real-world performance. Beyond our active engagements with announced OEM partners, we recently signed an additional non-binding MoU with a leading European automaker. Our diversification strategy extends beyond on-road vehicles into high spec sectors such as aerospace & defense, providing multiple paths to commercialization.

We consider QuantumScape to be our nearest direct competitor.

Government Regulation and Compliance

Our business activities are global and are subject to various federal, state, local, and foreign laws, rules, and regulations. For example, there are government regulations, both in the United States and abroad, pertaining to battery safety, transportation of batteries, use of batteries in cars, factory safety, worker health and safety, and disposal of hazardous materials. There are also workplace health and safety regulations, including the U.S. Occupational Safety and Health Act (OSHA), which require that certain information be provided to employees.

Environmental laws and regulations, including the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, and similar foreign and state laws, may control how battery cells and their components are stored, transported, used, recycled and disposed of. These laws may impose strict, joint, and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. The export of batteries and battery technology is subject to export controls and may also be subject to controls regarding military, aerospace, and communications technology.

In many cases, our products, including our batteries and related technology, are or may in the future become subject to United States trade, import, and export controls laws, or similar laws of other foreign jurisdictions where we conduct business. In the United States, such export laws do or could include the Export Administration Regulations, the International Traffic in Arms Regulations (the “ITAR”), the Foreign Trade Regulations, and trade and economic sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Controls.

In particular, a license may be required to export or reexport our products or technology to certain countries, certain end users, or for certain end uses. The time it takes to obtain a license could lead to delay or lost market opportunities. And the export or reexport to certain countries, end users, or for certain end uses may be prohibited altogether. Additionally, certain sensitive technologies and data could require special handling and storage considerations, and potentially registration under the ITAR, which increases compliance costs and risk.

Similarly, at times, there may be tariffs, restrictions, or prohibitions on imports of materials from certain regions used for our products, including those based on human rights concerns. One example of a prohibition is the Uyghur Forced Labor Prevention Act (“UFLPA”) of 2021, which, according to U.S. Customs and Border Protection, “establishes a rebuttable presumption that the importation of any goods, wares, articles, and merchandise mined, produced, or manufactured wholly or in part in the Xinjiang Uyghur Autonomous Region of the People’s Republic of China, or produced by certain entities, is prohibited by Section 307 of the Tariff Act of 1930 and that such goods, wares, articles, and merchandise are not entitled to entry to the United States. The presumption applies unless the Commissioner of U.S. Customs and Border Protection determines that the importer of record has complied with specified conditions and, by clear and convincing evidence, that the goods, wares, articles, or merchandise were not produced using forced labor.” Compliance with the UFLPA can sometimes be cumbersome based on the ability to trace the source of materials or other factors, and these examinations can delay or otherwise affect supply chains and delivery. Other import laws are also administered by U.S. Customs and Border Protection.

Moreover, our business is subject to the Foreign Corrupt Practices Act and other anti-corruption, anti- bribery, and anti-money laundering laws and regulations in the jurisdictions in which we have offices or do business, both in the United States and abroad. Any failure to meet any of these obligations, or a future modification to any of these legal regimes, could cause us to incur significant costs and delays, including the potential for new overhead costs, fines, sanctions, and third-party claims.

We are also subject to substantial federal, state, and local government contracting laws, regulations, and contractual requirements that govern the award, administration, and performance of government contracts and grants. Government contracts often include terms and regulatory obligations not typically found in commercial contracts, such as domestic content and sourcing standards, supply chain traceability, cybersecurity and quality assurance protocols, safety and environmental compliance, and other production and procurement mandates under statutes and regulations such as the Buy American Act, Trade Agreements Act and applicable sections of the Federal Acquisition Regulation and Defense Federal Acquisition Regulation Supplement. Ensuring compliance with these requirements may increase costs, constrain supplier and production flexibility, and require significant administrative effort. Failure to comply with applicable laws, regulations, or contractual provisions could result in damages, contractual remedies, civil or criminal penalties, contract termination or rescission, suspension or debarment from future government contracting, or other enforcement actions. Any such outcomes could materially adversely affect our business, financial condition, results of operations, reputation, and growth prospects.

Employees

We prioritize creating a world-class team and seek to recruit people dedicated to our strategic mission. Many of our employees bring significant experience from leading battery manufacturers and automotive OEMs.

As of December 31, 2025, our workforce consisted of approximately 100 employees. Our workforce operates from our headquarters in Billerica, Massachusetts, as well as locations in Woburn, Massachusetts and South Korea. As described below, we conduct research and development activities, low volume production activities at our corporate headquarters in Billerica, Massachusetts and our testing space in Woburn, Massachusetts, and manufacturing of our battery cells at our fabrication facility in South Korea. We also maintain sales and engineering personnel based in Germany.

Over two-thirds of our staff works in research and development and related functions; notably, more than half of this group holds advanced engineering and scientific degrees, many from the world’s top universities.

Facilities

As of December 31, 2025, our corporate headquarters is located in Billerica, Massachusetts, in the greater Boston area, where we lease approximately 52,000 square feet of space under an agreement expiring in October 2032. We lease an approximately 18,000 square foot prototyping space in Woburn, Massachusetts pursuant to an agreement that expires in May 2028. In addition, we own an approximately 28,000-square- foot fabrication facility in Cheonan, South Korea.

We dedicate the majority of these premises to development and manufacturing engineering activities and believe these facilities adequately meet our current operational needs.

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings arising in the ordinary course of business. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can adversely impact our operations due to defense and settlement costs, the division of management resources, and other related factors.

We are party to an arbitration, initiated on March 14, 2025, before the International Centre for Dispute Resolution. A hearing was conducted in June 2026, and post-hearing submission are due in July 2026. The hearing is regarding a contractual dispute in which a vendor is seeking $4.9 million in damages, interest, and other relief. We do not believe that such payment is owed, we are defending against such claims, and we have asserted counterclaims. We believe that a loss is neither probable nor remote and are unable to reasonably estimate the amount or range of possible loss due to the stage of the proceedings and the uncertainty regarding the resolution of the competing claims.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations of Factorial Inc. (for purposes of this section, “Factorial,” “Company,” “we,” “our” or “us”) should be read together with Factorial’s audited financial statements for the years ended December 31, 2025 and 2024 included in the prospectus beginning on Page 1, Factorial’s unaudited condensed financial statements for the three months ended March 31, 2026 and 2025, and related notes included in this prospectus, as well as the unaudited pro forma condensed combined financial information included in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates, and assumptions concerning events and financial trends that may affect our future operating results or financial position. Our actual results and the timing of events could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included in this prospectus.

Overview

Factorial, a US-based leader in solid-state battery technology, develops next generation battery technology for planned use by drone, mobile robots, roadgoing vehicles, energy storage, and other demanding applications. Our FEST® cells are designed to meet the demands of the high-power market and, relative to conventional Li-ion batteries, deliver lighter weight, smaller size, longer life, and faster charging, in each case meeting or exceeding conventional batteries in each of these key parameters we believe are valued by end users.

Factorial is a development stage company with no revenue to date that has incurred a net loss of approximately $8.6 million, with cash used in operations of $6.1 million, for the three months ended March 31, 2026 and an accumulated deficit of approximately $264.2 million as of March 31, 2026.

The Business Combination

Factorial entered into the Business Combination Agreement with CGC on December 17, 2025. Pursuant to the Business Combination Agreement, and after CGC’s shareholders voted to approve it, Merger Sub, a newly formed subsidiary of CGC, merged with and into Factorial. Upon the Closing, the separate corporate existence of Merger Sub ceased to exist, and Factorial survived and became a wholly-owned subsidiary of CGC. In connection with the consummation of the Business Combination, CGC changed its corporate name to Factorial Energy Inc. The Business Combination was accounted for as a reverse recapitalization. Factorial was deemed the accounting acquirer and the combined entity is the successor SEC registrant, meaning that Factorial’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, CGC was treated as the acquired company for financial statement reporting purposes. As a result of the closing of the Business Combination, the most significant change in Factorial’s financial position and results is a $92.0 million net increase in cash and cash equivalents (as compared to Factorial’s consolidated balance sheet at March 31, 2026), which includes $112.1 million in gross proceeds from the PIPE Financing (inclusive of the proceeds from the trust account resulting from NRA Shares acquired by PIPE Investors to satisfy their obligations under the applicable Investor Stock Purchase Agreement) that was received at the Closing offset by the transaction expenses, which occurred on June 5, 2026. Transaction expenses paid at closing for the Business Combination and PIPE Financing were approximately $21.1 million. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the Business Combination, Factorial became the successor to an SEC-registered and Nasdaq-listed company, which will require Factorial to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Factorial expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Trends, Opportunities and Uncertainties

Factorial is a pre-revenue company. We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those in the sections of the prospectus titled “Business - Our Competitive Strengths”, “Business - Our Growth Strategy”, “Business - Manufacturing and Supply”, “Business - Research and Development”, “Business - Competitive Landscape”, Business - Government Regulation and Compliance” and “Risk Factors.”

We identified a material weakness in our internal control over financial reporting relating to inadequate resources to ensure proper system access and segregation of duties, timely and accurate preparation of reconciliations of accounts, and timely and accurate assessment, review and documentation of various transactions to ensure accurate recording of accounts in our financial statements in a timely manner. This material weakness led to a conclusion that our internal control over financial reporting and disclosure controls and procedures were not effective as of March 31, 2026.

Since December 2025, Factorial has added additional headcount to its finance team, including a chief financial officer, an accounting manager, and a staff accountant. The Company plans to increase staffing of its technical accounting and internal audit function during 2026 and will engage outside consultants to advise on improvements surrounding its controls over financial reporting. As of the date of this filing, management has taken remediation actions during 2026 and expects to complete the remediation actions related to Factorial’s material weakness over financial reporting during 2027 and expects to incur approximately $0.8 million in associated costs.

Basis of Presentation

Factorial currently conducts its business through one operating segment. As a pre-revenue company with no commercial operations, Factorial’s activities to date have been limited and were conducted primarily in the United States and Korea and its historical results are reported under U.S. GAAP and in U.S. dollars. Factorial’s Korean subsidiary’s functional currency is the Korean Won. Upon commencement of commercial operations, Factorial expects to expand its global operations substantially, including in the United States, Asia, and the European Union, and as a result Factorial expects its future results to be sensitive to foreign currency transaction and translation risks and other financial risks that are not reflected in its historical financial statements. As a result, Factorial expects that the financial results it reports for periods after it begins commercial operations will not be comparable to the financial results included in the prospectus.

Components of Results of Operations

Factorial is a research and development stage company, and its historical results may not be indicative of its future results for reasons that may be difficult to anticipate. Accordingly, the drivers of Factorial’s future financial results, as well as the components of such results, may not be comparable to Factorial’s historical or projected results of operations.

Research and Development Expense

To date, Factorial’s research and development expenses have consisted primarily of personnel-related expenses for scientists, experienced engineers and technicians as well as costs associated with the expansion and ramp up of our engineering facility in the United States and Cheonan, South Korea, including the material and supplies to support the product development and process engineering efforts. As Factorial ramps up its engineering operations to complete the development of its solid-state, lithium-metal batteries and required process engineering to meet automotive cost targets, Factorial anticipates that research and development expenses will increase significantly for the foreseeable future as Factorial expands its hiring of scientists, engineers, and technicians and continues to invest in additional plant and equipment for product development (e.g. multi-layer cell stacking, packaging and engineering), building prototypes, and testing of battery cells as the team works to meet the full set of Original Equipment Manufacturers (“OEMs”) product requirements.

General and Administrative Expense

General and administrative expenses consist mainly of personnel-related expenses for Factorial’s executive, sales and marketing and other administrative functions and expenses for outside professional services, including legal, accounting and other advisory services. Factorial is expanding its headcount in anticipation of planning for and ramping up commercial manufacturing operations and to meet public company financial and compliance requirements. Accordingly, in addition to the non-recurring transaction costs discussed above, Factorial expects its general and administrative expenses to increase significantly in the near term and for the foreseeable future. Upon commencement of commercial operations, Factorial also expects general and administrative expenses to include sales, marketing and advertising costs.

Financing Costs Related to Issuance of Convertible Promissory Notes - Related Parties

Financing costs related to issuance of convertible promissory notes to related parties represents the excess of the fair value of the convertible promissory notes over the proceeds received, if any, as well as direct financing costs paid in cash at issuance.

Financing Costs Related to Issuance of Convertible Promissory Notes

Financing costs related to issuance of convertible promissory notes represents the excess of the fair value of the convertible promissory notes over the proceeds received, if any, as well as direct financing costs paid in cash at issuance.

Change in Fair Value of Convertible Promissory Notes - Related Parties

Change in fair value of convertible promissory notes to related parties represents the fair value adjustment to mark the convertible promissory note liability to fair value.

Change in Fair Value of Convertible Promissory Notes

Change in fair value of convertible promissory notes represents the fair value adjustment to mark the convertible promissory note liability to fair value.

Change in Fair Value of Warrant Liabilities

Change in fair value of warrant liabilities represents the fair value adjustment to mark the warrant liabilities to fair value based on changes in the underlying equity valuation.

Other (Expenses) Income, Net

Factorial’s other income (expense) consists of interest income from interest-bearing accounts, interest expense, and the effects of foreign currency.

Provision for Income Taxes

Factorial’s income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. Factorial maintains a valuation allowance against the full value of its U.S. and state net deferred tax assets because Factorial believes the recoverability of the tax assets is not more likely than not.

Results of Operations

Comparison of the Three Months Ended March 31, 2026 to the Three Months Ended March 31, 2025

The following table sets forth Factorial’s historical operating results for the periods indicated:

	Three Months Ended March 31,		$	%
	2026	2025	Change	Change

	(in thousands, except Share and per Share Amounts)
Operating expenses:
Research and development	$(1,942)	$(6,754)	$(4,812)	(71.2)%
General and administrative	(4,549)	(6,368)	(1,819)	(28.6)%
Total operating expenses	(6,491)	(13,122)	(6,631)	(50.5)%
Loss from operations	(6,491)	(13,122)	(6,631)	(50.5)%
Other income (expense):
Financing costs related to issuance of convertible promissory notes	(37)	—	37	N/M (1)
Change in fair value of convertible promissory notes - related parties	(1,407)	—	1,407	N/M
Change in fair value of convertible promissory notes	(300)	—	300	N/M
Change in fair value of warrant liabilities	(106)	—	106	N/M
Other income (expense), net	(234)	252	(486)	N/M
Total other income (expense), net	(2,084)	252	(2,336)	N/M
Net loss	(8,575)	(12,870)	(4,295)	(33.4)%
Net loss attributable to common stockholders	$(8,575)	$(12,870)	$(4,295)	(33.4)%
Net loss	$(8,575)	$(12,870)	$(4,295)	(33.4)%
Other comprehensive income (loss):
Foreign currency translation adjustments and other	(298)	8	306	N/M
Total comprehensive loss	(8,873)	(12,862)	(3,989)	(31.0)%
Comprehensive loss attributable to common stockholders	$(8,873)	$(12,862)	$(3,989)	(31.0)%
Basic and Diluted net loss per share	$(1.70)	$(2.57)	$(0.87)	(33.9)%
Basic and Diluted weighted-average common shares outstanding	5,056,994	5,016,149	40,845	0.1%
(1)	Not Meaningful (“N/M”)

Research and Development

Research and development expenses decreased by $4.8 million, or 71.2%, from $6.7 million for the three months ended March 31, 2025 to $1.9 million for the three months ended March 31, 2026. The decline primarily resulted from receipts of $3.4 million from joint development partners for the three months ended March 31, 2026, compared to $0.03 million for the three months ended March 31, 2025, which are recorded net in research and development expenses. The decrease was further attributable to the absence of occupancy and depreciation costs that had previously been allocated to research and development, following the exit of the Methuen, Massachusetts facility in October 2025.

General and Administrative

General and administrative expenses decreased by $1.8 million, or 28.6%, from $6.3 million for the three months ended March 31, 2025 to $4.5 million for the three months ended March 31, 2026, primarily due to a decline in stock-based compensation expense. General and administrative stock-based compensation expense decreased by $2.2 million, or 63%, from $3.5 million for the three months ended March 31, 2025, to $1.3 million for the three months ended March 31, 2026. The decrease was further attributable to the absence of occupancy and depreciation costs that had previously been allocated to general and administrative expenses, following the exit of the Methuen, Massachusetts facility in October 2025. These decreases were partially offset by increases in professional services expenses including legal, audit, and advisory fees.

Financing Costs Related to Issuance of Convertible Promissory Notes

In January 2026, we issued convertible promissory notes under which we could receive aggregate proceeds of up to $5.4 million. During the three months ended March 31, 2026, we received proceeds of $4.3 million. We incurred issuance costs of $0.04 million, which was recorded as a financing cost.

Change in Fair Value of Convertible Promissory Notes - Related Parties

The fair value of our convertible promissory notes to related parties increased by $1.4 million for the three months ended March 31, 2026. These notes were issued in 2025. Changes in fair value of convertible promissory notes to related parties are non-cash and are included in net loss.

Change in Fair Value of Convertible Promissory Notes

The fair value of our convertible promissory notes increased by $0.3 million for the three months ended March 31, 2026. These notes were issued in January 2026. Changes in fair value of convertible promissory notes are non-cash and are included in net loss.

Change in Fair Value of Warrant Liabilities

The change in fair value of our warrant liabilities increased by $0.1 million for the three months ended March 31, 2026. There was no change in fair value of our warrant liabilities for the three months ended March 31, 2025. Changes in fair value of warrant liabilities are non-cash and are included in net loss.

Other Income (Expense), Net

Other income (expense), net reflected an expense of $0.2 million for the three months ended March 31, 2026, compared to income of $0.3 million for the three months ended March 31, 2025, a change of $0.5 million. The change is due to fluctuations in the effects of foreign exchange offset by a reduction interest income.

Provision for Income Taxes

The Company did not record an income tax provision for the three months ended March 31, 2026 or 2025 due to losses incurred and the establishment of a full valuation allowance against deferred tax assets.

Comparison of the Fiscal Year Ended December 31, 2025 to the Fiscal Year Ended December 31, 2024

The following table sets forth Factorial Energy’s historical operating results for the periods indicated:

	Twelve Months Ended December 31,		$	%
	2025	2024	Change	Change

	(in thousands, except Share and per Share Amounts)
Operating expenses:
Research and development	$(24,323)	$(31,809)	$(7,486)	(23.5)%
General and administrative	(22,202)	(24,711)	(2,509)	(10.2)%
Loss on impairment and lease termination	(17,063)	—	17,063	N/M
Total operating expenses	(63,588)	(56,520)	7,068	12.5%
Loss from operations	(63,588)	(56,520)	7,068	12.5%
Other income (expense):
Financing costs related to issuance of convertible promissory notes - related parties	(4,608)	—	4,608	N/M
Change in fair value of convertible promissory notes - related parties	(4,389)	—	4,389	N/M
Change in fair value of warrant liability	(2,230)	488	2,718	N/M
Other income (expense), net	970	1,688	(718)	(42.5)%
Total other income (expense), net	(10,257)	2,176	(12,433)	N/M
Net loss	(73,845)	(54,344)	19,501	35.9%
Net loss attributable to common stockholders	$(73,845)	$(54,344)	$19,501	35.9%
Net loss	$(73,845)	$(54,344)	$19,501	35.9%
Other comprehensive income (loss):
Foreign currency translation adjustments and other	(521)	(37)	484	1,308.1%
Total comprehensive loss	(74,366)	(54,381)	19,985	36.7%
Comprehensive loss attributable to common stockholders	$(74,366)	$(54,381)	$19,985	36.7%
Basic and Diluted net loss per share	$(14.69)	$(10.85)	$3.84	35.4%
Basic and Diluted weighted-average common shares outstanding	5,026,704	5,009,250	17,454	0.3%

Research and Development

Research and development expenses decreased by $7.5 million, or 23.5%, from $31.8 million in 2024 to $24.3 million in 2025. The decline primarily resulted from lower headcount in 2025 as compared to 2024, which resulted in a decrease in salary and benefit expenses.

General and Administrative

General and administrative expenses decreased by $2.5 million, or 10.2%, from $24.7 million in 2024 to $22.2 million in 2025, primarily due to lower headcount in 2025 as compared to 2024, which resulted in a decrease in salary and benefit expenses.

Loss and Impairment on Lease Termination

We recorded a loss on impairment and lease termination of $17.1 million as a result of our exit from our Methuen facility.

Financing Costs Related to Issuance of Convertible Promissory Notes

In August 2025 we issued convertible promissory notes totaling $10.0 million to related parties. The fair value at issuance exceeded the $10.0 million of proceeds received, and the excess was recorded as a financing cost related to the issuance of the convertible promissory notes.

Change in Fair Value of Convertible Promissory Notes

The fair value of our convertible promissory notes increased by $4.4 million in 2025. These notes were issued in 2025.

Change in Fair Value of Warrant Liability

The change in fair value of our warrant liabilities increased by $2.2 million in 2025 as compared to a decrease in $0.5 million in 2024 as a result of changes in the Company’s equity value.

Other Income (Expense), Net

Other income (expense), net was $1.0 million in 2025 compared to $1.7 million in 2024, a change of $0.7 million. The change is due to a reduction in interest income, offset by fluctuations in the effects of foreign exchange impacts.

Provision for Income Taxes

The Company did not record an income tax provision in 2025 or 2024 due to losses incurred and the establishment of a full valuation allowance against deferred tax assets.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from the sales of preferred and convertible preferred stock, and equity-linked securities. As of March 31, 2026, our principal sources of liquidity were our cash and cash equivalents in the amount of $25.5 million. Our cash equivalents are invested primarily in U.S. Treasury money market funds.

As of the date of this filing, Factorial has yet to generate any revenue from its business operations. To date, Factorial has funded its capital expenditure and working capital requirements through equity as further discussed below. Factorial’s ability to successfully develop its products, commence commercial operations and expand its business will depend on many factors, including its working capital needs, the availability of equity or debt financing and, over time, its ability to generate cash flows from operations.

As of March 31, 2026, Factorial’s cash and cash equivalents amounted to $25.5 million. As a result of the closing of the Business Combination, Factorial’s cash and cash equivalents have increased to approximately $116.6 million on June 10, 2026. In January 2026, Factorial entered into agreements with new investors to issue convertible notes where Factorial can receive proceeds up to $5.4 million. Upon the Closing the convertible notes were converted into shares issued by Factorial in conjunction with the Business Combination and exchanged for shares of Series A Common Stock in the Business Combination. As of June 10, 2026, Factorial has received proceeds of $5.4 million.

Factorial expects its capital expenditures and working capital requirements to increase materially in the near future, as it seeks to accelerate its research and development efforts and scale up the production operations with its OEM partners. As described in the “Business” section of the prospectus, Factorial expects to satisfy early demand for its solid-state battery products by expanding its existing fabrication line operations in South Korea and the United States, to support initial commercial production. During the three months ended March 31, 2026, Factorial paid capital expenditures for such expansion of approximately $0.5 million and expects to incur capital expenditures of approximately $7.5 million during the remainder of 2026. The expansion is expected to be completed by the end of 2027. Beyond the initial investment to expand our existing fabrication line operations in South Korea and the United States, we do not plan to build or acquire additional manufacturing facilities or incur substantial capital expenditures for the expansion of our existing facilities. Instead, as demand grows, including incremental high spec applications and gigawatt-scale ramp-up in the automotive market, we expect to scale primarily through a partner manufacturing approach.

Factorial believes that its cash on hand, including the net proceeds from CGC’s cash in trust post redemption and the PIPE Financing, will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this filing and sufficient to fund its operations until it commences commercial production of the Factorial solid-state battery, assuming Factorial is able to do so as currently contemplated. Factorial may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated delays in negotiations with OEMs and tier-one automotive suppliers or other suppliers, supply chain challenges, competitive pressures, and regulatory developments, among other developments. To the extent that Factorial’s current resources are insufficient to satisfy its cash requirements, Factorial may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than Factorial expects, Factorial may be forced to decrease its level of investment in product development or scale back its operations, which could have an adverse impact on its business and financial prospects.

Based on its current operating plan, the Company estimates that its cash and cash equivalents as of the date of this filing will be sufficient to fund its operating expenses and capital expenditure requirements into the first quarter of 2028. The Company has based this estimate on assumptions that may prove to be wrong and could deplete its liquid resources sooner than it currently expects.

Cash Flows

Comparison of the Three Months Ended March 31, 2026 to the Three Months Ended March 31, 2025

The following table provides a summary of Factorial’s cash flow data for the periods indicated:

	Three Months Ended March 31,		$	%
	2026	2025	Change	Change
Amount in thousands
Net cash provided (used in) operating activities	$(6,120)	$(6,103)	$17	0.3%
Net cash provided (used in) investing activities	(487)	(172)	$315	183.1%
Net cash provided (used in) financing activities	3,302	(205)	$3,507	N/M

Cash Flows from Operating Activities

Factorial’s cash flows used in operating activities to date have been primarily comprised of payroll, material and supplies, facilities expense, and professional services related to research and development and general and administrative activities. As Factorial continues to ramp up hiring for technical headcounts to accelerate its developmental efforts, Factorial expects its cash used in operating activities to increase significantly before it starts to generate any material cash flows from its business.

Net cash used in operating activities was $6.1 million for the three months ended March 31, 2026, and 2025 and primarily represents payments on employee compensation and benefits, R&D materials, facilities, and professional fees. The payments were offset by an increase in receivables under collaboration agreements of $2.2 million during the three months ended March 31, 2026. Receivables under collaboration agreements decreased by $0.5 million during the three months ended March 31, 2025.

Cash Flows from Investing Activities

Factorial’s cash flows used in investing activities, to date, have been comprised of purchases of property and equipment and purchases and disposals of equipment. Factorial expects the costs to acquire property and equipment to increase in the near future as it builds pilot and sample production lines for its FEST Silicon and Solstice programs.

Net cash used from investing activities was $0.5 million and $0.2 million for the three months ended March 31, 2026, and 2025, respectively, which was used for property and equipment purchases. The 2026 purchases were entirely to support production in Korea.

Cash Flows from Financing Activities

Through March 31, 2026, Factorial has financed its operations primarily through the sale of equity and equity-linked securities. In addition, in January 2026, Factorial entered into agreements with new investors to issue convertible notes where Factorial can receive proceeds up to $5.4 million

Net cash from financing activities was $3.3 million for the three months ended March 31, 2026, and primarily represents proceeds from issuance of convertible notes, offset by the payment of deferred transaction costs. Net cash used in financing activities was $.2 million for the three months ended March 31, 2025, and primarily represents principal payments on the Company’s former finance lease for the Methuen, Massachusetts facility.

Comparison of the Fiscal Year Ended December 31, 2025 to the Fiscal Year Ended December 31, 2024

The following table provides a summary of Factorial’s cash flow data for the periods indicated:

	Year Ended
	December 31		$	%
	2025	2024	Change	Change
Amount in thousands
Net cash provided (used in) operating activities	$(30,162)	$(37,210)	$(7,048)	(18.9)%
Net cash provided (used in) investing activities	1,326	(1,877)	$3,203	N/M
Net cash provided (used in) financing activities	7,300	(816)	$8,116	N/M

Cash Flows from Operating Activities

Factorial Energy’s cash flows used in operating activities to date have been primarily comprised of payroll, material and supplies, facilities expense, and professional services related to research and development and general and administrative activities. As Factorial Energy continues to ramp up hiring for technical headcounts to accelerate its developmental efforts, Factorial Energy expects its cash used in operating activities to increase significantly before it starts to generate any material cash flows from its business.

Net cash used in operating activities was $30.2 million in 2025 and primarily represents payments on employee compensation and benefits, R&D materials, facilities, and professional fees. Net cash used in operating activities decreased by $7.0 million, or 18.9%, from $37.2 million in 2024, primarily due to reduced research and development and general and administrative expenses.

Cash Flows from Investing Activities

Factorial Energy’s cash flows used in investing activities, to date, have been comprised of purchases of property and equipment and purchases and disposals of equipment. Factorial Energy expects the costs to acquire property and equipment to increase in the near future as it builds pilot and sample production line for its FEST Silicon and Solstice programs.

Net cash from investing activities was $1.3 million in 2025. Cash used for property and equipment purchases was $1.1 million and offset by proceeds from disposals of property and equipment of $2.4 million. Net cash provided in investing activities increased by $3.2 million, from a use of cash of $1.9 million in 2024, primarily due to proceeds received from the disposal of property and equipment from the lease termination.

Cash Flows from Financing Activities

Through December 31, 2025, Factorial Energy has financed its operations primarily through the sale of equity securities. In addition, in August 2025, Legacy Factorial entered into agreements for the sale of convertible notes for $10.0 million.

Net cash from financing activities was $7.3 million in 2025 and primarily represents proceeds from issuance of convertible notes, offset by the payment of a termination fee associated with its exit of its Methuen lease. There were no such events in 2024.

Contractual Obligations and Commitments

Factorial leases its headquarters space in Billerica, Massachusetts (the “Billerica Sublease”) under a single sublease classified as an operating lease expiring on October 30th, 2032. The Billerica Sublease does not contain any provision for an extension. Factorial also leased laboratory and office space in Tallahassee, Florida (the “Tallahassee Lease”) under a single lease classified as an operating lease that expired at the end of its term on February 28th, 2025. Additionally, Factorial leases laboratory and storage space, which includes offices, in Woburn, Massachusetts (the “Woburn Lease”) under a single lease classified as an operating lease expiring on April 30, 2028. The Woburn Lease does not contain any provision for extension. Finally, Factorial leased laboratory and manufacturing space, which included offices, in Methuen, Massachusetts (the “Methuen Lease”) under a single lease classified as a financing lease. The Methuen Lease was terminated on October 18, 2025. Factorial has not commenced negotiations with respect to extending the Billerica Sublease or the related lease between the applicable sublessor from whom the Company subleases such property and the ultimate lessor, but intends to do so prior to the expiration thereof.

In January 2026, Factorial entered into agreements with new investors to issue convertible notes where Factorial can receive proceeds up to $5.4 million. Upon the Closing the notes were converted into shares issued by Factorial in conjunction with the Business Combination and exchanged for shares of Series A Common Stock in the Business Combination. As of June 10, 2026, Factorial has received proceeds of $5.4 million.

Off-Balance Sheet Arrangements

Factorial is not a party to any off-balance sheet arrangements, as defined under SEC rules.

Critical Accounting Policies

Factorial’s financial statements have been prepared in accordance with GAAP. In the preparation of these financial statements, Factorial is required to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. There have been no significant changes to our critical accounting policies in the preparation of our condensed consolidated financial statements during the three months ended March 31, 2026 compared to those disclosed in our audited annual consolidated financial statements for the year ended December 31, 2025, included in the prospectus.

Critical Accounting Estimates

There have been no significant changes to our critical accounting estimates in the preparation of our condensed consolidated financial statements during the three months ended March 31, 2026 compared to those disclosed in our audited annual consolidated financial statements for the year ended December 31, 2025, included in the prospectus.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

Factorial Energy an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. This may make it difficult or impossible to compare Factorial’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. PubCo may continue to qualify as an “emerging growth company” after the Business Combination until the earliest of (i) such time as of which it is a “large accelerated filer”, (ii) its annual gross revenues exceed $1.235 billion, (iii) it issues more than $1 billion of non-convertible debt securities during a three-year period or (iv) the end of the fifth fiscal year after CGC’s IPO, which occurred in 2025.

Recent Accounting Pronouncements

See Note 2 to the audited consolidated financial statements included in the prospectus for more information about recent accounting pronouncements, the timing of their adoption, and Factorial’s assessment, to the extent it has made one, of their potential impact on Factorial’s financial condition and its results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Factorial is exposed to a variety of markets and other risks including the effects of change in interest rates, inflation and foreign currency translation and transaction risks as well as risks to the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

The market interest risk in Factorial’s financial instruments and financial positions represents the potential loss arising from adverse changes in interest rates. As of March 31, 2026, we had cash and cash equivalents of $25.4 million and restricted cash of $0.9 million, substantially all of which was held in interest-bearing accounts for which the fair market value would be affected by change in the general level of U.S. interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in the interest rate would not have a material effect on the fair market value of our cash and cash equivalents.

A significant change in interest rates may also have an impact on the valuation of our equity and equity-linked instruments, as discussed in “Equity Valuations.” This could cause a material change in the carrying value of our equity and equity-linked instruments.

Foreign Currency Risk

Factorial’s U.S. entities and certain foreign subsidiaries have the U.S. dollar as their functional currency, while Factorial’s South Korea entity has the Korean Won as their functional currency. Factorial’s current and potential future subsidiaries could be expected to have other functional currencies, reflecting their principal operating markets. Once Factorial starts commercialization, it expects to be exposed to both additional currency transaction and translation risk. To date, Factorial has not hedged such exposure, although it may do so in the future.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Factorial Energy

Agreements with Legacy Factorial Stockholders

In connection with the issuance of Legacy Factorial Series D Preferred Stock, in December 2021, Legacy Factorial entered into the third amended and restated investors’ rights agreement (the “Investors Rights Agreement”), the third amended and restated voting agreement (the “Voting Agreement”) and the third amended and restated right of first refusal and co-sale agreement (the “ROFR Agreement”), in each case, with the purchasers of Legacy Factorial Preferred Stock and certain holders of Legacy Factorial Common Stock, some of which are beneficial owners of more than 5% of Legacy Factorial’s capital stock or are entities with which certain of Legacy Factorial’s directors are affiliated.

The Investors Rights Agreement imposes certain affirmative obligations on Legacy Factorial and also grants certain rights to holders, including certain registration rights with respect to the securities held by them, certain information, and certain additional rights. The Investors Rights Agreement will terminate in connection with the Closing. In replacement thereof, such holders will enter into the A&R Registration Rights Agreement at closing, providing customary registration rights. See “Description of Securities.”

The Voting Agreement provides drag-along rights in respect of sales by certain Legacy Factorial Stockholders. The Voting Agreement also contains provisions with respect to the election of the Legacy Factorial Board and its composition. The Voting Agreement will terminate in connection with the Closing.

The ROFR Agreement provides for rights of first refusal and co-sale rights in respect of sales by certain Factorial Stockholders. The ROFR Agreement will terminate in connection with the Closing.

August Convertible Promissory Notes

In August 2025, pursuant to a note purchase agreement, Legacy Factorial issued and sold senior secured convertible promissory notes with an aggregate principal amount of $10 million to certain beneficial owners of more than 5% of Legacy Factorial’s capital stock with which certain of Legacy Factorial’s directors are affiliated (the “Convertible Note Purchasers”), which promissory notes were amended on January 20, 2026 (as amended, the “August Convertible Notes”). The August Convertible Notes bear an interest rate of 15% per annum. Upon the earliest of (i) a Qualified Financing (as defined in the August Convertible Notes), (ii) a “Qualified SPAC Transaction” (as defined in the Legacy Factorial Certificate of Incorporation), or (iii) the “Identified SPAC Transaction” (as defined in the August Convertible Notes), the principal amounts and all accrued interest under the August Convertible Notes will automatically convert at a 50% discount to the applicable price of the Qualified Financing, Qualified SPAC Transaction or Identified SPAC Transaction, into (a) the stock of the same class and series of Legacy Factorial’s securities that is issued by Legacy Factorial in the Qualified Financing, or (b) Legacy Factorial Common Stock in the event of a Qualified SPAC Transaction or the Identified SPAC Transaction. The Business Combination constitutes the Identified SPAC Transaction. In a conversion pursuant to an Identified SPAC Transaction, such as the Business Combination, the conversion price of the August Convertible Notes will not exceed $34.0131 per share.

The following table sets forth the Convertible Notes Purchasers, the original principal amounts and current outstanding amounts under their respective August Convertible Notes and director affiliations.

		Principal	Principal	Interest	Interest
	Original	Balance as of	Paid as of	Paid as of	Payable as of
	Principal	December 31,	December 31,	December 31,	December 31,
Convertible Note Purchasers	Amount	2025	2025	2025	2025
Stellantis Ventures B.V.(1)	$2,000,000	$2,000,000	$	$	$128,092
Mercedes-Benz Corporate Investments LLC(2)	$2,000,000	$2,000,000	$	$	$128,092
GVP Climate Series SVP LP - Series 3(3)	$5,500,000	$5,500,000	$	$	$352,254
GVP Climate Fund I LP(4)	$500,000	$500,000	$	$	$32,023
(1)	Stellantis Ventures B.V., an affiliate of Stellantis Europe S.p.A. (f/k/a FCA Italy S.p.A.) (“Stellantis Europe”), a holder of more than 5% of Legacy Factorial’s capital stock. Additionally, Michael Bly is employed by an affiliate of Stellantis Europe and is a member of the Legacy Factorial Board.
(2)	Mercedes-Benz Corporate Investments LLC (“MBCI”) is a holder of more than 5% of Legacy Factorial’s capital stock. Additionally, Uwe Keller is affiliated with Mercedes-Benz and is a member of the Legacy Factorial Board.

(3)	GVP Climate Series SVP LP - Series 3 is affiliated with GVP Climate Fund I LP, which also holds August Convertible Notes, and with Gatemore Storage Partners II, LLC, Gatemore Special Opportunities Master Fund Ltd, Gatemore Storage Partners, LLC, and Gatemore Storage Partners III, LLC (collectively, “Gatemore”), which collectively holds more than 5% of Factorial’s capital stock. Additionally, Liad Meidar is affiliated with GVP Climate Series SVP LP - Series 3 and Gatemore and is a member of the Factorial Board.
(4)	GVP Climate Fund I LP is affiliated with GVP Climate Series SVP LP - Series 3, which also holds August Convertible Notes, and with Gatemore, which collectively holds more than 5% of Factorial Energy’s capital stock. Additionally, Liad Meidar is affiliated with GVP Climate Fund I LP and Gatemore and is a member of the Factorial Energy Board.

In connection with the August Convertible Notes, in August 2025, Legacy Factorial entered into a Security Agreement with the Convertible Note Purchasers pursuant to which Legacy Factorial granted to the Convertible Note Purchasers a security interest in certain property, assets and rights of Legacy Factorial as set forth therein.

Collaboration agreements with Stellantis Europe and FCA US LLC

In November 2021, Legacy Factorial entered into a Collaboration Agreement with Stellantis Europe (the “Stellantis Europe Collaboration Agreement”) to design and develop solid-state rechargeable battery cell technology. See “Business - Partnerships - Stellantis.” Stellantis Europe is a holder of more than 5% of Factorial Energy’s capital stock. Additionally, Michael Bly is employed by an affiliate of Stellantis Europe and was a member of the Legacy Factorial Board.

For the year ended December 31, 2024, the Company received $0.8 million in expense reimbursements for the services provided under the Stellantis Europe Collaboration Agreement, which are recorded net within research and development expenses on the consolidated statement of operations. Amounts due from Stellantis Europe totaled $0.6 million, which are included in receivables under collaboration agreements on the consolidated balance sheet as of December 31, 2024.

In August 2025, Legacy Factorial entered into a Collaboration Agreement with FCA US LLC (the “FCA US Collaboration Agreement”), which replaced the Stellantis Europe Collaboration Agreement. Pursuant to the FCA US Collaboration Agreement, the Company and Stellantis jointly developed a timeline, which includes deliverables of Stellantis to the Company through June 2027 such as module and pack safety reports, battery management system results, installation and retrofitting of test cells, and validation results associated with the demonstration program. During the year ended December 31, 2025, the Company prepaid $2 million to Stellantis for these services. See “Business - Partnerships - Stellantis.” FCA US LLC is an affiliate of Stellantis Europe, a holder of more than 5% of Factorial Energy’s capital stock.

Sale Purchase Agreement with Hermitage

In June 2023, Hermitage Investment Fund 1 LP (“Hermitage”), an existing investor in Legacy Factorial, negotiated a sale purchase agreement with certain stockholders in Legacy Factorial for the Series D Preferred Stock price of $34.0131 per share, where the transfer of the shares occurred during the year ended December 31, 2024 (“Secondary Transactions”). Two of the stockholders that were a party of the transaction were certain trusts, of which Dr. Alex Yu, Factorial’s Co-founder and Chief Technology Officer, and Dr. Siyu Huang, Factorial’s Co-founder and Chief Executive Officer, are trustees, respectively. Specifically, Dr. Yu sold 32,693 shares of Legacy Factorial Common Stock and Dr. Huang sold 39,930 shares of Legacy Factorial Common Stock, respectively. The fair value of the Factorial Common Stock at the time of the Secondary Transactions was $4.80 per share and the shares were sold for price of $34.0131 per share, leading to excess of fair value of $29.2131 per share. Additionally, Legacy Factorial determined the excess paid over fair value was not for a purpose clearly other than compensation and therefore, recorded stock-based compensation for the year ended December 31, 2024 of $1.0 million for Dr. Yu and $1.2 million for Dr. Huang related to the incremental fair value received by the employees.

Common Development Agreement with Mercedes-Benz

In November 2021, Legacy Factorial entered into a Common Development Agreement with Mercedes-Benz, as amended by that certain Amendment #1, dated August 1, 2025 (the “Mercedes-Benz Agreement”) to collaborate to create and develop solid-state battery technology for use in hybrid and battery-powered electric vehicles. See “Business - Partnerships - Mercedes-Benz.” Mercedes-Benz is affiliated with MBCI, a holder of more than 5% of Factorial Energy’s capital stock. Additionally, Uwe Keller is affiliated with Mercedes- Benz and is a member of the Factorial Energy Board.

For the year ended December 31, 2024, the Company received $2.6 million in expense reimbursements for the services provided under the Mercedes-Benz Agreement, which are recorded net within research and development expenses on the consolidated statement of operations. Amounts due from Mercedes-Benz totaled $4,000, which are included in receivables under collaboration agreements on the consolidated balance sheet as of December 31, 2024.

Taylor Consulting Agreement

In March 2020, Legacy Factorial entered into a consulting services agreement with Joseph Taylor, Executive Chairman of the Factorial Energy Board. For the fiscal year ended December 31, 2025, Mr. Taylor was eligible to be paid annual cash fees of $350,004 for services as Executive Chairman of the Factorial Energy Board. However, effective January 1, 2025, Mr. Taylor volunteered for a temporary 50% reduction in his cash fees, which fees were reinstated to their pre-reduction levels effective January 1, 2026. Mr. Taylor is serving as the Executive Chairman of the Factorial Energy Board. In connection with such service, Mr. Taylor’s compensation was determined by the independent members of the Factorial Energy Board in replacement of the consulting services. For a description of the compensation expected to be paid the Mr. Taylor for his role as Executive Chairman of the Factorial Energy Board, see “Executive and Director Compensation of Factorial - Director Compensation - Non-Employee Director Compensation Policy.”

Indemnification Agreements and Insurance

In connection with the Closing, Factorial Energy entered into an indemnification agreement with each of its directors and officers and Factorial Energy purchased, prior to the Closing, directors’ and officers’ liability insurance. The indemnification agreements require Factorial Energy to indemnify its directors and officers to the fullest extent permitted under Delaware law.

Compensation Arrangements

Compensation arrangements for Factorial Energy’s named executive officers and directors are described elsewhere in this prospectus. See “Executive and Director Compensation of Factorial.”

CGC

Founder Shares

On November 12, 2024, the Initial Shareholders paid $25,000, or approximately $0.004 per share, to cover certain of the CGC’s offering and formation costs in exchange for 5,750,000 Founder Shares. Each of CGC’s independent directors, Ali Bouzarif, Kevin Gold and Sanford Litvack, has received for their services as directors an indirect interest in 30,000 Founder Shares through membership interests in DirectorCo. On May 1, 2025, pursuant to a share recapitalization, CGC issued an additional 1,150,000 Founder Shares to the Sponsor (with DirectorCo waiving its entitlement to be issued additional Founder Shares in connection therewith and directing its allotment be issued to the Sponsor), resulting in the Initial Shareholders holding an aggregate of 6,900,000 Founder Shares, with up to 900,000 Founder Shares subject to surrender and forfeiture depending on the extent to which the over-allotment option of the underwriter was exercised. On May 2, 2025, the underwriters exercised their over-allotment option in full, which was settled as part of the closing of the IPO. As a result of the underwriter’s election to fully exercise their over-allotment option, 900,000 Founder Shares were no longer subject to forfeiture by the Sponsor.

Furthermore, in connection with the IPO, the Initial Shareholders, officers and directors have agreed not to transfer, assign or sell any of their Founder Shares and any Factorial Energy Common Stock issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the Business Combination or (ii) the date following the completion of the Business Combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their Factorial Energy Common Stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Additionally, concurrently with the execution of the Business Combination Agreement, on December 17, 2025, CGC entered into those certain Investor Stock Purchase Agreements with the Sponsor and the Institutional Investor. Pursuant to the Investor Stock Purchase Agreements, among other things, the Sponsor agreed to transfer an aggregate amount of 1,000,000 CGC Class A Shares to the PIPE Investors.

Private Placement of CGC Private Warrants

Simultaneously with the IPO, CGC consummated the sale of an aggregate of 6,800,000 CGC Private Warrants to the Sponsor and Cantor, the representative of the underwriters of the IPO, at a price of $1.00 per warrant, generating gross proceeds of $6,800,000. Of those 6,800,000 CGC Private Warrants, the Sponsor purchased 4,400,000 CGC Private Warrants and Cantor purchased 2,400,000 CGC Private Warrants. Each Unit consists of one CGC Class A Share and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one CGC Class A Share at a price of $11.50 per share.

The CGC Private Warrants are identical to the warrants underlying the CGC Units sold in the IPO, except that so long as they are held by the initial purchasers or their permitted transferees, they (i) may not (including the CGC Class A Shares issuable upon exercise of the CGC Private Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) are entitled to registration rights and (iii) with respect to CGC Private Warrants held by Cantor and/or its designees, will not be exercisable more than five years from the commencement of sales in the IPO in accordance with FINRA Rule 5110(g)(8).

Working Capital Loans

On October 29, 2024, as amended on March 31, 2025, CGC issued the Sponsor Promissory Note to the Sponsor, pursuant to which CGC may borrow up to an aggregate principal amount of $250,000. The Sponsor Promissory Note was non-interest bearing and payable on the earlier of (i) May 31, 2025 or (ii) the completion of the IPO. As of May 5, 2025, CGC had borrowed $250,000 under the Sponsor Promissory Note, which was repaid simultaneously with the closing of the IPO.

In connection with the Business Combination, CGC repaid any such Working Capital Loans out of the proceeds of the Trust Account released to CGC without interest. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

Administrative Services Agreement

Commencing on May 1, 2025, the effective date of the IPO registration statement, CGC entered into the Administrative Services Agreement with the Sponsor to pay an aggregate of $10,000 per month for office space, utilities, and secretarial and administrative support. For the year ended December 31, 2025, CGC incurred $80,000 in fees for these services, of which such amount is included in accrued expenses in the accompanying balance sheet. As of December 31, 2025 and 2024, CGC had paid $50,000 and $0 on the balance sheet, respectively.

Agreements Related to the Business Combination

Investor Stock Purchase Agreement

Concurrently with the execution of the Business Combination Agreement, on December 17, 2025, CGC entered into the Sponsor Stock Purchase Agreement with the Sponsor Investor and the Institutional Investor Stock Purchase Agreement with the Institutional Investors. Pursuant to the Investor Stock Purchase Agreements, the PIPE Investors agreed to subscribe for and purchase, and CGC agreed to issue and sell to the PIPE Investors, on the Closing Date, an aggregate number of 9,927,184 shares of Series A Common Stock, at an average subscription price of $10.08 per share (assuming a Redemption Price (as defined in the CGC Articles) of $10.30 per share) for aggregate gross proceeds of $100,000,000 (assuming that no PIPE Investor elects to use Class A ordinary shares held by it (if any) to satisfy its obligations under its respective Investor Stock Purchase Agreement). The Institutional Investor subscribed for 7,500,000 shares of Series A Common Stock at a subscription price of $10.00 per share, and the Sponsor Investor subscribed for 2,427,184 shares of Series A Common Stock (assuming a Redemption Price of $10.30 per share) at a subscription price equal to the Redemption Price. Pursuant to the Investor Stock Purchase Agreements, the Sponsor will transfer at the Closing (which transfer may be indirectly through forfeiture and reissuance) an aggregate of 750,000 shares of Series A Common Stock to the Institutional Investor and 250,000 shares of Series A Common Stock to the Sponsor Investor. The Investor Stock Purchase Agreements provide that CGC will grant the PIPE Investors certain customary registration rights, and do not place any contractual lock-up restrictions on the shares issued or received thereunder.

Lock-Up Restrictions

The Factorial Energy Bylaws provide that the Sponsor and certain Factorial stockholders will be prohibited from transferring (except for certain permitted transfers) any shares of Factorial Energy Series A Common Stock held by such holder (beginning on the Closing Date and ending (i) with respect to 25% of the Lock-Up Shares, on the date 180 days after the Closing Date, (ii) with respect to 25% of the Lock-Up Shares, on the date 270 days after the Closing Date and (iii) with respect to 50% of the Lock-Up Shares, on the first anniversary of the Closing Date; provided, however, that, on the dates on which certain trading price conditions are satisfied, such transfer restrictions will terminate with respect to one-third of the Lock-Up Shares, with such Early Release Lock-Up Shares allocated first among the Lock-Up Shares with the earliest Lock-Up Termination Date that has not yet occurred and successively to each remaining tranche of Lock-Up Shares in chronological order. The foregoing transfer restrictions will not apply to a specified number of shares (such number to be agreed upon prior to Closing) held by each such holder and such specified shares are not Lock-up Shares.

A&R Registration Rights Agreement

In connection with the Closing, Factorial Energy, Sponsor, Cantor and certain stockholders of Legacy Factorial entered into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, among other things, Factorial Energy agreed that, within 30 calendar days following the Closing Date, Factorial Energy will file with the SEC (at Factorial Energy’s sole cost and expense) a Resale Registration Statement registering the resale of certain shares of Factorial Energy Series A Common Stock held by or issuable to the parties thereto, and Factorial Energy will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands. The A&R Registration Rights Agreement amends and restates the registration rights agreement that was entered into by CGC, Cantor, the Sponsor and CGC III Sponsor DirectorCo LLC in connection with the IPO. The Registration Rights Agreement will terminate on the earlier of (a) the seven year anniversary of the date of the Registration Rights Agreement or (b) with respect to any holder party thereto, on the date that such holder no longer holds any Registrable Securities (as defined therein). The PIPE Investors also have registration rights pursuant to the terms of the Investor Stock Purchase Agreements.

Policies and Procedures for Related Persons Transactions

The Company adopted a related party transaction approval policy and the Company’s audit committee is responsible for the review, consideration and approval or ratification of related party transactions. For purposes of the Company’s policy, a “related person transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or a member of our board of directors;
●	any person who is known by the Company to be the beneficial owner of more than five percent (5%) of its voting stock;
●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of its voting stock; and
●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

The Company has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time.

MANAGEMENT

The following sets forth certain information, as of the date of this prospectus, concerning the persons who serve as directors and executive officers of Factorial Energy.

Name	Age	Position(s)
Executive Officers
Siyu Huang, Ph.D.	38	Co-founder, Chief Executive Officer and Director
Alex Yu, Ph.D.	39	Co-founder, Chief Technology Officer and Director
Richard Wei	63	Chief Financial Officer
Jason Duva	53	General Counsel and Secretary
Directors (excluding those already listed above)
Joseph M. Taylor	73	Executive Chairperson
Uwe Keller	58	Director
Liad Meidar	52	Director
Dieter Zetsche	73	Director
Jon Nelson	52	Director

Executive Officers

Siyu Huang, Ph.D., has served as the Chief Executive Officer of Factorial Energy since June 2026. Previously, Dr. Huang served as Legacy Factorial’s Co-founder and Chief Executive Officer since January 2020 and as a member of the Legacy Factorial Board from August 2019 to June 2026. Dr. Huang co-founded Lionano Inc., a battery materials company and predecessor to Legacy Factorial, where she served on the Board of Directors from inception and held successive operational roles, including VP of Business Development and subsequently Chief Operating Officer, from October 2013 to October 2019. From 2014 to 2017, Dr. Huang participated in the Marketing Leadership Development Program at Johnson & Johnson. Dr. Huang holds a Ph.D. in Chemistry, M.S. in Chemistry, and an MBA from Cornell University, and a B.S. in Chemistry from Xiamen University. We believe that Dr. Huang is qualified to serve on the Factorial Energy Board based on her record in building battery material, advancing solid-state battery technology from concept to deployment and securing strategic partnerships and financings for Factorial in her role as Chief Executive Officer. She has been recognized as one of Inc.’s Female Founders 250 (2024, 2025), a Boston Globe Tech Power Player (2023, 2025), and as one of Automotive News 100 Leading Women (2025). Dr. Huang is married to Dr. Yu, Factorial Energy’s Co-founder, Chief Technology Officer and Director.

Alex Yu, Ph.D., has served as the Chief Technology Officer of Factorial Energy since June 2026. Previously, Dr. Yu served as Legacy Factorial’s Co-founder and Chief Technology Officer from May 2022 to June 2026 and as a member of the Legacy Factorial Board since August 2019. From January 2020 to May 2022, Dr. Yu served as Legacy Factorial’s President, and from August 2019 to December 2019 served as Legacy Factorial’s CEO. Previously, from October 2013 to October 2019, Dr. Yu served as chief executive officer and founder of Lionano Inc., a predecessor to Legacy Factorial. Dr. Yu holds a Ph.D. in Chemistry from Cornell University and a B.S. in Chemistry from Xiamen University. We believe that Dr. Yu is qualified to serve on the Factorial Energy Board based on his extensive battery materials and electrochemistry background and leadership in developing automotive-grade solid-state cells, and his knowledge of Factorial Energy from his role as Factorial’s Chief Technology Officer. Dr. Yu is married to Dr. Huang, Factorial Energy’s Co-founder, Chief Executive Officer and Director.

Richard Wei has served as the Chief Financial Officer of Factorial Energy since June 2026. Previously, Mr. Wei served as Legacy Factorial’s Chief Financial Officer from December 2025 to June 2026 and served as a financial advisor to Legacy Factorial from September 2025 to December 2025. From April 2018 to October 2020, Mr. Wei served as chief financial officer to ECMOHO Limited, a health and wellness e-commerce and integrated solutions company. Prior to that, Mr. Wei served as chief financial officer of five Nasdaq-listed technology, semiconductor, and online media companies for a total of over 18 years, including at Shanda Games Limited, Spreadtrum Communications, Inc., Silicon Motion Technology Corporation (Nasdaq:SIMO), Kong-Zhong Corporation, and ASE Test Limited. Earlier in his career, Mr. Wei spent six years as an equity research analyst covering the Asian technology and semiconductor sectors at Lehman Brothers Asia and Morgan Stanley Asia Limited. Mr. Wei also held various roles at companies such as IBM, Morgan Stanley and Lehman Brothers. Mr. Wei holds an MBA from Cornell University and an S.B. in Computer Science from Massachusetts Institute of Technology.

Jason Duva has served as Factorial Energy’s General Counsel and Head of Government Affairs since June 2026. Previously, Mr. Duva served as Legacy Factorial’s General Counsel since April 2022 and as Head of Government Affairs from December 2024 to June 2026. From December 2020 to April 2022, Mr. Duva served as general counsel & chief administrative officer of Latham Group, Inc. (Nasdaq:SWIM), a global manufacturer of residential swimming pools and related products. Previously, from February 2005 to October 2020, Mr. Duva worked at Avid Technology, Inc., a global technology company, where he most recently served as executive vice president, chief legal and administrative officer and advisor. Mr. Duva holds a J.D. from Boston College Law School and an A.B. in Political Science from Brown University.

Directors (excluding those already listed above)

Joseph M. Taylor has served as the Executive Chairman of the Factorial Energy Board since June 2026. Previously, Mr. Taylor served as Executive Chairman of the Legacy Factorial Board from May 2020 to June 2026. Mr. Taylor has served as director of CeriBell, Inc. (Nasdaq:CBLL) since May 2017. Previously, Mr. Taylor held various roles of increasing responsibility at Panasonic Corporation of North America (OTCMKTS: PCRFY), a diversified electronics and technology company with businesses spanning consumer electronics, automotive systems, energy storage, and industrial solutions, from September 1983 to April 2017, serving most recently as Chairman and Chief Executive Officer from April 2010 to April 2017. During this tenure, Mr. Taylor also served as Managing Executive Officer of parent company Panasonic Corporation for 12 years. Mr. Taylor also served as Vice-Chairman of the board of Trustees of the New Jersey Institute of Technology, a public polytechnic university, from June 2014 to June 2022 and has served as an advisory board member of WAVE Equity Partners, a private equity firm, since September 2023 and as an Advisor to Plug and Play, a startup accelerator. Mr. Taylor holds a B.A. from LaSalle College and an honorary doctorate from the New Jersey Institute of Technology. We believe that Mr. Taylor is qualified to serve on the Factorial Energy Board due to his extensive experience in leading a large and innovative technology company and experience in corporate governance and business strategy.

Uwe Keller, Ph.D., has served as a member of the Factorial Energy Board since June 2026. Previously, Dr. Keller served as a member of the Legacy Factorial Board from February 2022 to June 2026. Dr. Keller has also served as Director of Battery Development at Mercedes-Benz AG, an automotive manufacturer, since January 2021. Previously, Dr. Keller served in various leadership roles at Mercedes-Benz AG, including Director of Autonomous Driving from March 2018 to December 2020 and Director of Drivetrain Systems from January 2015 to February 2018, and held positions of increasing responsibility at Mercedes-Benz AG from April 2000 to December 2014. Dr. Keller holds a Ph.D. in Control Engineering from Heriot-Watt University and a Diploma (Master) in Electrical Engineering from the Technical University Darmstadt. We believe that Dr. Keller is qualified to serve on the Factorial Energy Board due to his extensive experience in automotive engineering, including battery systems and autonomous driving technologies, as well as his leadership experience at a global automotive manufacturer.

Liad Meidar has served as a member of the Factorial Energy Board since June 2026. Previously, Mr. Meidar served as a member of the Legacy Factorial Board from May 2021 to June 2026. Mr. Meidar is the Founder and Managing Partner of Gatemore Capital Management, a principal investment firm focused on special situations and growth opportunities across public and private markets, a position he has held since May 2005. Mr. Meidar is also Co-Founder of GVP Climate, an affiliate of Gatemore Capital Management focused on climate technology investments. In addition, Mr. Meidar has served as Executive Chairman of GSE Worldwide, Inc., a sports marketing and talent management agency, since December 2018, and as Chairman of Adronite, Inc., an AI codebase intelligence technology company, since February 2026 (and board member since April 2025). Mr. Meidar has also served as a board member of Malibu Life Holdings Limited (LSE: MLHL)since May 2024 and SurvivorNet Inc. since November 2019. He has served on the Dean’s Advisory Council at Princeton University since April 2010. Mr. Meidar holds a Bachelor of Arts in Economics from Princeton University. We believe that Mr. Meidar is qualified to serve on the Factorial Energy Board due to his extensive experience as a principal investor and board member across public and private companies, including his expertise in capital allocation, strategic growth initiatives and governance of technology and climate-focused businesses.

Dieter Zetsche, Ph.D., has served as Chairman of the Supervisory Board of TUI Group AG, a global tourism company, since June 2019, where he also serves on the audit and nomination committees. Dr. Zetsche has also served as a Senior Advisor at Perella Weinberg Partners since April 2024. Dr. Zetsche previously served as Vice Chairman of the board of Kensington Capital Acquisition Corp IV from March 2022 to September 2022 and Kensington Capital Acquisition Corp VI from March 2026. Previously, Dr. Zetsche served as Chairman of the Board of Management (Chief Executive Officer) of Daimler AG (formerly DaimlerChrysler AG), a global automotive manufacturer, from 2006 to 2019, and concurrently served as Head of Mercedes-Benz’ Cars Division from 2005 to 2019. Earlier in his career, Dr. Zetsche served as President and Chief Executive Officer of Chrysler Group from 2000 to 2005 and held various senior leadership roles at Daimler-Benz AG and its affiliates from 1992 to 2005, including responsibility for passenger car development and commercial vehicles. Dr. Zetsche holds a Doctor-Ingenieur from Technische Universität Paderborn and a Diplom-Ingenieur in Electrical Engineering from the Karlsruhe Institute of Technology. We believe that Dr. Zetsche is qualified to serve on the Factorial Energy Board due to his extensive leadership experience in the global automotive industry, including decades of executive and board-level experience overseeing large-scale manufacturing, technology innovation and international business operations.

Jon K. Nelson has served as Chief Executive Officer of Stellantis Financial Services, the financial service operations of Stellantis N.V. (NYSE:STLA), since January 2026. From April 2024 to December 2025, Mr. Nelson served as a Partner and Automotive Deals Co-Leader at PricewaterhouseCoopers (“PwC”). From January 2021 to February 2024, Mr. Nelson served as Senior Vice President of Finance, Product Planning, Capital Allocation & Synergies at Stellantis N.V. Prior to that, Mr. Nelson served as Chief Accounting Officer and Group Controller of Fiat Chrysler Automobiles N.V. from February 2015 to January 2021, which merged with Groupe PSA to become Stellantis N.V. Earlier in his career, Mr. Nelson served in various roles, including in capital markets and accounting advisory roles, at PwC from August 2005 to January 2015. Mr. Nelson has also served as a member of the IFRS Interpretations Committee from August 2020 to March 2024. Mr. Nelson holds a Bachelor of Business Administration in Accounting from the University of Iowa. He is a licensed Certified Public Accountant (“CPA”) and holds a current active Michigan CPA license. We believe that Mr. Nelson is qualified to serve on the Factorial Energy Board due to his extensive experience in financial reporting, accounting, capital markets advisory, and senior finance leadership roles across the global automotive industry, including his expertise in SEC reporting, SOX compliance, M&A transactions, and corporate governance.

Board Composition

The Factorial Energy Board manages the business and affairs of Factorial Energy, as provided by Delaware law, and conducts its business through meetings of the board of directors and its standing committees. The Factorial Energy Board consists of seven members; provided, that at least a majority of the Factorial Energy Board qualifies as independent directors (as such term is defined under Nasdaq rules). The primary responsibilities of the Factorial Energy Board are to provide risk oversight and strategic guidance to Factorial Energy and to counsel and direct Factorial Energy’s management. The Factorial Energy Board meets on a regular basis and convenes additional meetings, as required.

Staggered Board

In accordance with the terms of the Factorial Energy Charter and Factorial Energy Bylaws, the Factorial Energy Board is divided into three staggered classes of directors and each director is assigned to one of the three classes. At each regularly scheduled annual meeting of the stockholders, one class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the regularly scheduled annual meeting of stockholders to be held during the years 2027 for Class I directors, 2028 for Class II directors and 2029 for Class III directors.

●	Factorial Energy’s Class I directors are Liad Meidar and Jon Nelson;
●	Factorial Energy’s Class II directors are Uwe Keller, Alex Yu, and Dieter Zetsche; and
●	Factorial Energy’s Class III directors are Siyu Huang and Joseph Taylor.

The Factorial Energy Charter and the Factorial Energy Bylaws that each became effective upon the Domestication provide that the number of directors that constitutes the Factorial Energy Board shall be fixed from time to time by a resolution of the Factorial Energy Board. If the number of directors is thereafter changed, any increase or decrease in directorships is apportioned among the classes by the Factorial Energy Board so as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Factorial Energy Board shortens the term of any incumbent director.

The division of the Factorial Energy Board into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of Factorial Energy management or a change in control.

Director Independence

Series A Common Stock, Factorial Energy adheres to the rules of Nasdaq in determining whether a director is independent. The Factorial Board has consulted, and the Factorial Energy Board consults, with its counsel to ensure that the board of directors’ determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person who is not an executive officer or employee, or who does not have a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The parties have determined that Uwe Keller, Liad Meidar, Dieter Zetsche and Jon Nelson are considered independent directors of Factorial Energy. Factorial Energy’s independent directors have regularly scheduled meetings at which only independent directors are present.

Factorial Energy’s Co-founder, Chief Executive Officer and Director, Dr. Huang, and Factorial Energy’s Co-founder, Chief Technology Officer and Director, Dr. Yu, are married to each other. There are no other family relationships among any of Factorial Energy’s executive officers and directors.

Board Committees

At the Closing, the Factorial Energy Board has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates under a written charter effective since the Closing of the Business Combination, which satisfies the applicable Nasdaq Listing Rules. In addition, from time to time, special committees may be established under the direction of the Factorial Energy Board when necessary to address specific issues. Copies of each board committee’s charter are posted on Factorial Energy’s website. Factorial Energy’s website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this prospectus. The composition and responsibilities of each of the committees of the Factorial Energy Board are described below. Members serve on these committees until their resignation or until otherwise determined by the Factorial Energy Board.

Audit Committee

Following the Business Combination, the Factorial Energy audit committee consists of Liad Meidar, Dieter Zetsche and Jon Nelson and is chaired by Jon Nelson. The functions of the audit committee include:

●	appointing, approving the compensation of, and assessing the independence of Factorial Energy’s independent registered public accounting firm;
●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by Factorial Energy’s independent registered public accounting firm;
●	reviewing the overall audit plan with Factorial Energy’s independent registered public accounting firm and members of management responsible for preparing Factorial Energy’s financial statements;
●	reviewing and discussing with management and Factorial Energy’s independent registered public accounting firm Factorial Energy’s annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by Factorial Energy;
●	coordinating the oversight and reviewing the adequacy of Factorial Energy’s internal control over financial reporting;
●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
●	recommending based upon the audit committee’s review and discussions with management and Factorial Energy’s independent registered public accounting firm whether Factorial Energy’s audited financial statements shall be included in its Annual Report on Form 10-K;
●	monitoring the integrity of Factorial Energy’s financial statements and Factorial Energy’s compliance with legal and regulatory requirements as they relate to Factorial Energy’s financial statements and accounting matters;
●	preparing the audit committee report required by SEC rules to be included in Factorial Energy’s annual proxy statement;
●	reviewing all related persons transactions for potential conflict of interest situations and approving all such transactions; and
●	reviewing quarterly earnings releases.

All members of the audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq listing rules. The Factorial Energy Board has determined that Jon Nelson qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations. In making this determination, the Factorial Energy Board considered the nature and scope of experience that Jon Nelson has previously had. The Factorial Energy Board determined that all of the directors that became members of our audit committee following the Business Combination satisfy the relevant independence requirements for service on the audit committee set forth in the rules of the SEC and the Nasdaq listing rules. Both Factorial Energy’s independent registered public accounting firm and management periodically meet privately with the audit committee.

Compensation Committee

Following the Business Combination, the Factorial Energy compensation committee consists of Uwe Keller, Liad Meidar and Dieter Zetsche and is chaired by Liad Meidar. The functions of the compensation committee include:

●	annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of Factorial Energy’s Chief Executive Officer;
●	evaluating the performance of Factorial Energy’s Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation (i) reviewing and determining the cash compensation of Factorial Energy’s Chief Executive Officer and (ii) reviewing and approving grants and awards to Factorial Energy’s Chief Executive Officer under equity-based plans;
●	reviewing and approving the compensation of Factorial Energy’s other executive officers;
●	reviewing and establishing Factorial Energy’s overall management compensation, philosophy and policy;
●	overseeing and administering Factorial Energy’s compensation and similar plans;
●	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq listing rules;
●	reviewing and approving Factorial Energy’s policies and procedures for the grant of equity-based awards;
●	reviewing and recommending to the board of directors the compensation of Factorial Energy’s directors;
●	preparing Factorial Energy’s compensation committee report if and when required by SEC rules;
●	reviewing and discussing annually with management Factorial Energy’s “Compensation Discussion and Analysis,” if and when required, to be included in Factorial Energy’s annual proxy statement; and
●	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Each member of Factorial Energy’s compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act.

Nominating and Corporate Governance Committee

Following the Business Combination, Factorial Energy’s nominating and corporate governance committee consists of Uwe Keller and Jon Nelson and is chaired by Uwe Keller. The functions of the nominating and corporate governance committee include:

●	developing and recommending to the Factorial Energy Board criteria for board and committee membership;
●	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
●	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise Factorial Energy;
●	identifying individuals qualified to become members of the board of directors;
●	recommending to the Factorial Energy Board the persons to be nominated for election as directors and to each of the board’s committees;
●	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and

overseeing the evaluation of the Factorial Energy Board and management.

Compensation Committee Interlocks and Insider Participation

None of the members of Factorial Energy’s compensation committee is, or has at any time during the prior three years been, one of Factorial Energy’s officers or employees. None of Factorial Energy’s executive officers currently serves, or has in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Factorial Energy Board or the Factorial Energy compensation committee.

Code of Business Conduct and Ethics

The Factorial Energy Board has adopted a Code of Business Conduct and Ethics in connection with the Business Combination. The Code of Business Conduct and Ethics applies to all of Factorial Energy’s employees, officers (including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants, and is available on Factorial Energy’s website at https://www.factorialenergy.com. Factorial Energy intends to disclose future amendments to certain provisions of its Code of Business Conduct and Ethics on its website. The inclusion of Factorial Energy’s website address in this prospectus does not include or incorporate by reference the information on Factorial Energy’s website into this prospectus, and you should not consider that information a part of this prospectus.

Board Observer Rights

Factorial Energy’s Bylaws provide that Factorial Energy may agree to appoint one or more observers to the Factorial Energy Board (each, an “Observer”). Pursuant to the Business Combination Agreement, CGC and Factorial agreed that one individual designated by Sponsor shall serve as an Observer beginning at Closing. The terms of appointment of any Observer are at the discretion of the Factorial Energy Board including with respect to entitlement, scope, and timing of communications, participation, and attendance. In no case is an Observer entitled to vote at any meeting of the Factorial Energy Board. Factorial appointed Peter Yu as the Observer.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Exchange Act. The compensation provided to Factorial Energy’s named executive officers (the “NEOs”) for the fiscal year ended December 31, 2025 is detailed in the 2025 Summary Compensation Table and accompanying footnotes and narrative that follow. Unless otherwise stated, all references in the following sections and tables to compensation earned, including stock options and restricted stock units (“RSUs”), relate to compensation provided by Factorial Energy. Factorial Energy’s NEOs for the fiscal year ended December 31, 2025, which consist of Factorial Energy’s Chief Executive Officer and its next two most highly compensated executive officers (other than the Chief Executive Officer) serving as executive officers as of December 31, 2025, are:

●	Siyu Huang, Ph.D., MBA, its Founder and Chief Executive Officer;
●	Alex Yu, Ph.D., its Founder and Chief Technical Officer; and
●	Jason Duva, its General Counsel.

To date, the compensation of the NEOs has consisted of a combination of base salary, cash bonuses and long-term incentive compensation in the form of stock options and RSUs. The NEOs, like all full-time employees, are eligible to participate in Factorial Energy’s health, welfare and retirement benefit plans. Following the Business Combination, Factorial Energy has developed an executive compensation program that is designed to align compensation with Factorial Energy’s business objectives and the creation of stockholder value, while enabling the combined company to attract, motivate and retain individuals who contribute to the long-term success of Factorial Energy.

2025 Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to Factorial Energy’s NEOs during the fiscal year ended December 31, 2025.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)	($)(3)	($)	($)(4)	($)
Siyu Huang, Ph.D., MBA
Founder and Chief Executive Officer	2025	200,000	200,000	—	1,278,258	—	9,931	1,688,189
Alex Yu, Ph.D.
Founder and Chief Technical Officer	2025	262,500	87,500	—	812,309	—	9,793	1,172,102
Jason Duva
General Counsel	2025	251,244	85,105	—	745,409	—	15,960	1,097,718
(1)	Effective as of January 1, 2025, certain Factorial Energy executives, including each of the NEOs, volunteered for temporary reductions in their base salaries. The base salaries of each of the NEOs prior to these voluntary reductions were as follows: Dr. Huang: $400,000, Dr. Yu: $350,000 and Mr. Duva: $308,700. The NEOs’ pre-reduction base salaries were reinstated effective January 1, 2026.
(2)	The amounts reported represent discretionary make whole bonus payments approved by the Factorial Energy Board on November 20, 2025 due to the closing of the convertible notes issued by Factorial Energy in August 2025 and enhanced duties in connection with the Business Combination and, for Mr. Duva, a discretionary bonus payment of $20,155.
(3)	The amounts reported represent the aggregate grant date fair value of stock options granted to Factorial Energy’s NEOs during the fiscal year ended December 31, 2025, as well as the incremental fair value of stock options that were repriced during the fiscal year ended December 31, 2025 (as described in more detail under the heading “Equity Incentive Compensation” below), in each case, calculated in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, disregarding estimated forfeitures related to service-based vesting conditions. For a description of the assumptions used in determining these values, see Note 3 of Factorial Energy’s audited financial statements for the fiscal year ended December 31, 2025 included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received by Factorial Energy’s NEOs upon the exercise of the stock options or any sale of the underlying shares.

(4)	The amounts reported represent 401(k) matching contributions made by Factorial Energy for each of the NEOs.

Narrative Disclosure to Summary Compensation Table

2025 Base Salaries

Factorial Energy’s NEOs each receive a base salary to compensate them for services rendered to Factorial Energy. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries are generally reviewed annually, typically in connection with Factorial Energy’s annual performance review process, approved by the Factorial Energy Board or the compensation committee of the Factorial Energy Board and may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Effective January 1, 2025 and until December 31, 2025, certain of Factorial Energy’s executive officers, including each of the NEOs, volunteered for temporary reductions in their base salaries. The reduced base salaries for the fiscal year ended December 31, 2025 for Dr. Huang, Dr. Yu and Mr. Duva were $200,000, $262,500 and $251,244 respectively. The base salaries for Dr. Huang, Dr. Yu and Mr. Duva prior to the reduction were $400,000, $350,000 and $308,700, respectively.

Equity Incentive Compensation

Factorial Energy believes that equity grants provide executives with a strong link to long-term performance, create an ownership culture and help to align the interests of its executives and its stockholders. In addition, Factorial Energy believes that equity grants promote executive retention because they incentivize executive officers to remain in its employment during the vesting period. Accordingly, the Factorial Energy Board periodically reviews the equity incentive compensation of its executives and may grant equity incentive awards to them from time to time. In the fiscal year ended December 31, 2025, the NEOs were each granted stock options that were fully vested and stock options that vest over four years from the vesting start date. Each NEO’s outstanding equity awards as of December 31, 2025 are set forth in the “Outstanding Equity Awards at Fiscal 2025 Year-End” table below.

On January 24, 2025, the Factorial Energy Board approved the repricing of certain outstanding stock options held by then-current service providers of Factorial Energy, including each of the NEOs, with an exercise price in excess of $3.23 per share to $3.23 per share. The incremental fair value of the repriced stock options held by the NEOs are included in the Option Awards column of the “2025 Summary Compensation Table” above.

Retirement, Perquisites and Personal Benefits

Factorial Energy currently maintains a tax-qualified 401(k) retirement savings plan (the “401(k) Plan”) for its employees, including its NEOs, who satisfy certain eligibility requirements. Factorial Energy’s NEOs are eligible to participate in the 401(k) Plan on the same terms as other full-time employees. The 401(k) Plan is intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. Factorial Energy believes that providing a vehicle for tax-deferred retirement savings through its 401(k) Plan adds to the overall desirability of its executive compensation package and further incentivizes its employees, including its NEOs, in accordance with its compensation policies. Factorial Energy provides safe harbor matching contributions under the 401(k) Plan equal to 100% of the first 5% of each employee’s contributions. Other than the 401(k) Plan, Factorial Energy does not provide any qualified or non-qualified retirement or deferred compensation benefits to its employees, including its NEOs.

Employment Arrangements in Place Prior to the Business Combination for Named Executive Officers

Siyu Huang, Ph.D., MBA Founder Service Agreement

On October 4, 2013, Factorial entered into a Founder Service Agreement with Dr. Huang, pursuant to which Dr. Huang provides services to Factorial for such payment as may be agreed to between Factorial and Dr. Huang.

Alex Yu, Ph.D. Founder Service Agreement

On October 4, 2013, Factorial entered into a Founder Service Agreement with Dr. Yu, pursuant to which Dr. Yu provides services to Factorial. In connection with his initial engagement, Dr. Yu was granted a restricted stock award.

Jason Duva Offer Letter

On March 8, 2022, Factorial entered into an offer letter with Mr. Duva (the “Duva Offer Letter”) for the position of General Counsel, which provides for Mr. Duva’s at-will employment. Pursuant to the Duva Offer Letter, Mr. Duva is eligible to receive an annual base salary and also received a one-time signing bonus and initial equity awards. Mr. Duva is also eligible to participate in Factorial’s employee benefit plans generally available to similarly situated employees, subject to the terms of those plans.

Change in Control Severance Agreements

In November 2023, Factorial entered into Change in Control Severance Agreements with each of the NEOs (the “NEO CIC Severance Agreements”). Pursuant to the NEO CIC Severance Agreements, upon a (i) termination of an NEO’s employment by Factorial other than for “cause” (as defined in the applicable NEO CIC Severance Agreement) or due to death or disability or (ii) resignation by the NEO for “good reason” (as defined in the applicable NEO CIC Severance Agreement), in each case within the period beginning three months prior to and ending 12 months after a “change in control” (as defined in the applicable NEO CIC Severance Agreement) (the “Change in Control Period”), the NEOs are entitled to receive, subject to the execution and delivery of an effective and irrevocable release of claims in favor of Factorial: (A) a lump sum amount equal to 12 months (or, in the case of the Chief Executive Officer, 24 months) of the NEO’s base salary; (B) a lump sum payment equal to 100% (or, in the case of the Chief Executive Officer, 200%) of the NEO’s target annual bonus; (C) an amount equal to the employer portion of the monthly COBRA premium until 12 months (or, in the case of the Chief Executive Officer, 18 months) following termination of employment or, if earlier, until the NEO has secured other employment or is no longer eligible for coverage under COBRA; and (D) accelerated vesting of all outstanding and unvested Factorial equity awards held by the NEO that are subject solely to time-based vesting.

Employment Arrangements in Place Following the Business Combination for Named Executive Officers

Executive Employment Agreements

Factorial Energy entered into employment agreements with each of the NEOs (the “NEO Employment Agreements”), providing for the NEOs’ continued at-will employment. Pursuant to the NEO Employment Agreements, the NEOs are eligible to receive an annual base salary and are eligible to participate in the employee benefit plans generally available to similarly situated employees of Factorial Energy, subject to the terms of those plans. The NEO Employment Agreements also provides for eligibility for initial and annual long-term equity incentive awards.

Executive Change in Control Severance Plan

In connection with the Business Combination, the Factorial Energy Board adopted an Executive Change of Control Severance Plan (the “Severance Plan”), effective as of the Closing, in which the NEOs and certain other executives are eligible to participate.

The Severance Plan provides that upon a (i) termination of an eligible participant’s employment by Factorial Energy other than “cause” or due to death or “disability” (each as defined in the Severance Plan) or (ii) resignation by an eligible participant for “good reason” (as defined in the Severance Plan), in each case within the Change in Control Period, the eligible participant is entitled to receive, subject to the execution and delivery of an effective and irrevocable release of claims in favor of Factorial Energy and continued compliance with all applicable continuing obligations: (A) a lump sum amount equal to one times (or, in the case of the Chief Executive Officer, two times) the sum of the eligible participant’s base salary and the participant’s target annual bonus in effect immediately prior to the date of termination or immediately prior to the change in control, if higher; (B) an amount equal to the employer portion of the monthly COBRA premium until the earliest of (x) 12 months (or, in the case of the Chief Executive Officer, 24 months), (y) the date the eligible participant becomes eligible for group medical plan benefits under any other employer’s group medical plan or (z) the cessation of the eligible participant’s health continuation rights under COBRA; and (C) accelerated vesting of all outstanding and unvested Factorial Energy equity awards held by the eligible participant that are subject solely to time-based vesting.

The payments and benefits provided under the Severance Plan may not be eligible for a U.S. federal income tax deduction by Factorial Energy pursuant to Section 280G of the Code. These payments and benefits may also subject an eligible participant, including the NEOs, to an excise tax under Section 4999 of the Code. If the payments or benefits payable in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits are reduced if such reduction would result in a higher net after-tax benefit to the eligible participant.

Compensation Recovery Policy

In accordance with the requirements of the SEC and Nasdaq listing rules and in connection with the Business Combination, the Factorial Energy Board adopted a compensation recovery policy, which became effective at the Closing. The compensation recovery policy provides that in the event that Factorial Energy is required to prepare a restatement of its financial statements due to material noncompliance with any financial reporting requirement under securities laws, Factorial Energy will seek to recover any incentive-based compensation that was based upon the attainment of a financial reporting measure and that was received by any current or former executive officer during the three-year period preceding the date that the restatement was required if such compensation would have exceeded the amount that the executive officer would have received based on the restated financial statements.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table lists all outstanding equity awards held by Factorial’s NEOs as of December 31, 2025.

					Option Awards(1)					Stock Awards(1)
							Equity
							Incentive					Equity
							Plan			Equity		Incentive
							Awards:			Incentive		Plan
							Number of			Plan		Awards:
			Number of		Number of		Securities			Awards:		Market
			Securities		Securities		Underlying			Number of		Value of
			Underlying		Underlying		Unexercised			Unearned		Unearned
			Unexercised		Unexercised		Unearned	Option		Shares or		Shares or
		Vesting	Options		Options		Options	Exercise	Option	Units of		Units of
	Grant	Commencement	(#)		(#)		(#)	Price	Expiration	Stock		Stock
Name	Date	Date	Exercisable		Unexercisable		Unexercisable	($)	Date	(#)		($)(2)
Siyu Huang, Ph.D., MBA	4/10/2022	2/11/2022	703,914		30,605	(3)	—	3.23	4/9/2032	—		—
	8/25/2022	8/25/2022	262,875		52,575	(3)	—	3.23	8/24/2032	—		—
	2/2/2024	—	—		—		—	—	—	900,000	(5)	35,226,000
	1/24/2025	N/A	29,569	(4)	—		—	3.23	1/23/2035	—		—
	3/13/2025	N/A	42,127	(4)	—		—	3.23	3/12/2035	—		—
	10/8/2025	9/4/2025	—		50,000	(3)	—	9.67	10/7/2035	—		—
	4/10/2022	2/11/2022	351,956		15,303	(3)	—	3.23	4/9/2032	—		—
Alex Yu, Ph.D.	8/25/2022	8/25/2022	93,625		18,725	(3)	—	3.23	8/24/2032	—		—
	2/2/2024	—	—		—		—	—	—	300,000	(5)	11,742,000
	1/24/2025	N/A	29,569	(4)	—		—	3.23	1/23/2035	—		—
	3/13/2025	N/A	36,861	(4)	—		—	3.23	3/12/2035	—		—
	10/8/2025	9/4/2025	—		50,000	(3)	—	9.67	10/7/2035	—		—
Jason Duva	5/9/2022	4/30/2022	91,666		8,334	(3)	—	3.23	5/8/2032	—		—
	8/25/2022	8/25/2022	43,208		8,642	(3)	—	3.23	8/24/2032	—		—
	7/8/2024	—	—		—		—	—	—	28,794	(5)	1,126,997
	1/24/2025	N/A	14,424	(4)	—		—	3.23	1/23/2035	—		—
	3/13/2025	N/A	45,825	(4)	—		—	3.23	3/12/2035	—		—
	10/8/2025	9/22/2025	—		80,538	(3)	—	9.67	10/7/2035	—		—
	10/8/2025	N/A	4.160	(4)	—		—	9.67	10/7/2035	—		—
(1)	All option and RSU awards were granted under the 2019 Plan described below.
(2)	As no public market existed for the Legacy Factorial Common Stock as of December 31, 2025, there was no market value for these shares as of such date. The dollar amount included is based on $39.14 per Legacy Factorial Common Share, which equals the per share price used in the Business Combination pursuant to the Business Combination Agreement of approximately $10.30 multiplied by an Exchange Ratio of approximately 3.8 shares of Series A Common Stock per share of Legacy Factorial Common Stock.
(3)	The shares underlying this stock option vest over a four year period, with 25% vesting on the one year anniversary of the vesting commencement date and the remaining 75% vesting in 36 equal monthly installments over the following three years, subject to continued service through the applicable vesting date.
(4)	This stock option was fully vested upon grant.

(5)	The shares underlying this RSU award are subject to a liquidity event vesting condition, a time-based vesting condition, a share price-based vesting condition, and a performance-based vesting condition, all of which must be satisfied before the shares will be deemed vested and may be settled. The liquidity event vesting condition was satisfied on the Closing Date, the time-based vesting condition will be satisfied on the second anniversary of the Closing Date and achievement of the performance-based vesting condition will be determined based on the number of specified corporate development, commercial, financial and production business milestones that are achieved. In addition, the number of RSUs that are deemed earned can be increased or decreased based on the value of the per share consideration received in the Business Combination.

Additional Narrative Disclosure

Employee Benefit and Equity Compensation Plans

Factorial Inc. 2019 Stock Incentive Plan

Legacy Factorial’s 2019 Stock Incentive Plan (the “2019 Plan”) was initially adopted by the Legacy Factorial Board on August 6, 2019, was approved by Legacy Factorial’s stockholders on August 11, 2019 and was most recently amended on December 5, 2023. The 2019 Plan allows for the grant of incentive stock options to Legacy Factorial’s employees and employees of any “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code) and for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to employees, directors and consultants of Legacy Factorial and its parent or subsidiary corporations. Following the Closing, Factorial Energy did not grant any further awards under the 2019 Plan, and all outstanding awards under the 2019 Plan were cancelled and exchanged for awards under the Factorial Energy Incentive Plan.

Under the 2019 Plan, Legacy Factorial reserved for issuance an aggregate of 8,668,779 shares of Legacy Factorial Common Stock. Any stock award or any portion thereof that expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares being repurchased by Legacy Factorial at the original issuance price pursuant to a contractual repurchase right) or results in Legacy Factorial Common Stock not being issued, the unused Legacy Factorial Common Stock subject to such award shall again be available for the grant of awards under the 2019 Plan. Further, shares of Legacy Factorial Common Stock tendered to Legacy Factorial by a participant to exercise an award or to satisfy tax withholding obligations arising with respect to an award shall be added to the number of shares of Legacy Factorial Common Stock available for the grant of awards under the 2019 Plan. The number of shares of Legacy Factorial Common Stock reserved for issuance under the 2019 Plan is subject to adjustment in the event of stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Legacy Factorial Common Stock other than an ordinary cash dividend, and no more than 8,668,779 shares of Legacy Factorial Common Stock may be issued under the 2019 Plan pursuant to incentive stock options.

The 2019 Plan is administered by the Legacy Factorial Board or a committee or sub-committee appointed by it. The administrator of the 2019 Plan has full power to, among other things, select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to accelerate the time at which a stock award may be exercised or vest, to amend the 2019 Plan and to determine the specific terms and conditions of each award, subject to the provisions of the 2019 Plan.

Stock options may be granted under the 2019 Plan. The exercise price per share of all stock options granted under the 2019 Plan must equal at least 100% of the fair market value per share of Legacy Factorial Common Stock on the date of grant. The term of a stock option may not exceed ten years.

Stock appreciation rights may be granted under the 2019 Plan. Stock appreciation rights entitle the recipient to shares of Legacy Factorial Common Stock, or cash, equal to the value of the appreciation in Legacy Factorial’s Common Stock over the measurement price. The measurement price per share of all stock appreciation rights must equal at least 100% of the fair market value per share of Legacy Factorial Common Stock on the date of grant. The term of a stock appreciation right may not exceed ten years.

Restricted stock may be granted under the 2019 Plan. Restricted stock awards are grants of Legacy Factorial Common Stock that are subject to various restrictions, including restrictions on transferability and forfeitures provisions. Shares of restricted stock will vest, and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator of the 2019 Plan.

Restricted stock units may be granted under the 2019 Plan. A restricted stock unit is an award that covers a number of shares of Legacy Factorial Common Stock that may be settled upon vesting in cash, by the issuance of the underlying shares or a combination of both. The administrator of the 2019 Plan determines the terms and conditions of restricted stock units.

Other stock-based awards may be granted under the 2019 Plan. An other stock-based award is an award of shares of Legacy Factorial Common Stock or other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Legacy Factorial Common Stock or other property. The administrator of the 2019 Plan determines the terms and conditions of other stock-based awards.

The 2019 Plan generally does not allow for the transfer or assignment of awards, other than, by the laws of descent and distribution, to family members or pursuant to domestic relations orders, and generally only the recipient of an award may exercise such an award during his or her lifetime.

In the event of certain changes in Factorial Energy’s capitalization, the exercise prices of and the number of shares subject to outstanding options and the purchase or measurement price of and the numbers of shares subject to outstanding awards will be proportionately adjusted, subject to any required action by the Factorial Energy Board or Factorial Energy’s stockholders.

In the event of a “reorganization event” (as defined in the 2019 Plan), the administrator of the 2019 Plan may take one or more of the following actions with respect to awards other than restricted stock: (i) provide that such awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a participant, provide that all of the participant’s unexercised and/or unvested awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon such reorganization event, (iv) in the event of a reorganization event under the terms of which holders of Legacy Factorial Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event (the “Acquisition Price”), make or provide for a cash payment to participants with respect to each award held by a participant equal to (A) the number of shares of Legacy Factorial Common Stock subject to the vested portion of the award multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, (v) provide that, in connection with a liquidation or dissolution of Legacy Factorial, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. Upon the occurrence of a reorganization event other than a liquidation or dissolution of Legacy Factorial, the repurchase and other rights of Legacy Factorial with respect to outstanding restricted stock will inure to the benefit of Legacy Factorial’s successor and will, unless the administrator of the 2019 Plan determines otherwise, apply to the cash, securities or other property which the Legacy Factorial Common Stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock; provided, however, that the administrator of the 2019 Plan may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between a participant and Legacy Factorial, either initially or by amendment, or provide for forfeiture of such restricted stock if issued at no cost. Upon the occurrence of a reorganization event involving the liquidation or dissolution of Legacy Factorial, except to the extent specifically provided to the contrary in the instrument evidencing any restricted stock or any other agreement between a participant and Legacy Factorial, all restrictions and conditions on all restricted stock then outstanding will automatically be deemed terminated or satisfied.

The Legacy Factorial Board may amend, suspend or terminate the 2019 Plan at any time; provided that the Legacy Factorial Board may not effect any such amendment without the approval of Legacy Factorial’s stockholders if such approval is required under Section 422 of the Code or any successor provision with respect to incentive stock options. Except as otherwise provided in the 2019 Plan or a stock award agreement, no amendment of the 2019 Plan will materially and adversely affect a participant’s rights under an outstanding stock award without the participant’s consent.

As of December 31, 2025, options to purchase up to 5,546,772 shares of Legacy Factorial Common Stock at a weighted average exercise price of $3.90 per share and 1,394,670 RSUs were outstanding under the 2019 Plan.

Factorial Energy Inc. 2026 Equity Incentive Plan

In connection with the Business Combination, Factorial Energy adopted the Factorial Energy Incentive Plan.

The Factorial Energy Incentive Plan allows Factorial Energy to make equity and equity-based incentive awards to officers, employees, non-employee directors and consultants. The Factorial Energy Board believes that providing such persons with a direct stake in Factorial Energy will assure a closer alignment of the interests of such individuals with those of Factorial Energy and its stockholders, thereby stimulating their efforts on Factorial Energy’s behalf and strengthening their desire to remain with Factorial Energy.

The Factorial Energy Incentive Plan is administered by the Factorial Energy Board, the compensation committee of the Factorial Energy Board or such other similar committee pursuant to the terms of the Factorial Energy Incentive Plan (the “plan administrator”). The plan administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards are granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the Factorial Energy Incentive Plan. The plan administrator may delegate to a subcommittee consisting of one or more members of the Factorial Energy Board, or a committee consisting of one or more officers, the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated subcommittee or committee, subject to certain limitations and guidelines.

The total number of shares of Series A Common Stock initially reserved for issuance under the Factorial Energy Incentive Plan is equal to 21,000,000 shares (the “Initial Limit”). The Factorial Energy Incentive Plan provides that the number of shares reserved and available for issuance thereunder automatically increases on January 1, 2027 and each January 1 thereafter by (i) 5% of the sum of (a) the number of shares of Factorial Energy Common Stock issued and outstanding and (b) the number of shares of Series A Common Stock issuable pursuant to the exercise of any outstanding, pre-funded warrants to acquire Factorial Energy Common Stock for a nominal exercise price (the sum of (a) and (b), the “Outstanding Shares”) on the immediately preceding December 31 or (ii) such lesser number of shares as determined by the plan administrator (the “Annual Increase”). These limits are subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, extraordinary cash dividend, reverse stock split or other similar change in Factorial Energy’s capitalization. The maximum aggregate number of shares of Series A Common Stock that may be issued upon exercise of incentive stock options under the Factorial Energy Incentive Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2027 and on each January 1 thereafter by the lesser of the Annual Increase or 7,250,000 shares of Series A Common Stock, subject, in each case, to any adjustments permitted under the Factorial Energy Incentive Plan. Shares underlying any awards under the Factorial Energy Incentive Plan that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by Factorial Energy prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) are added back to the shares available for issuance under the Factorial Energy Incentive Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options. Shares repurchased by Factorial Energy on the open market are not added to the shares available for issuance under the Factorial Energy Incentive Plan.

The Factorial Energy Incentive Plan contains a limitation whereby the aggregate value of all awards under the Factorial Energy Incentive Plan and all other cash compensation paid by Factorial Energy to any non-employee director for in any calendar year services as a non-employee director may not exceed $750,000; provided, however, that such amount is $1,000,000 for the first calendar year a non-employee director is initially appointed to the Factorial Energy Board.

Persons eligible to participate in the Factorial Energy Incentive Plan are those full-time or part-time officers, employees, non-employee directors and consultants of Factorial Energy as selected from time to time by the plan administrator in its discretion. As of the date of this prospectus, approximately 159 individuals are eligible to participate in the Factorial Energy Incentive Plan, which includes approximately 5 officers, 115 employees who are not officers, 4 non-employee directors and 35 consultants.

The 2026 Incentive Plan permits the granting of both options to purchase Series A Common Stock that qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the Factorial Energy Incentive Plan are non-qualified options if they fail to qualify as incentive stock options. Incentive stock options may only be granted to employees of Factorial Energy, its “parent corporation” within the meaning of Section 424(e) of the Code or its “subsidiary corporation” within the meaning of Section 424(f) of the Code. Non-qualified options may be granted to any persons eligible for awards under the Factorial Energy Incentive Plan. The exercise price of each option is determined by the plan administrator but generally may not be less than 100% of the fair market value of a share of Series A Common Stock on the date of grant or, in the case of an incentive stock option granted to a 10% stockholder, 110% of the fair market value of a share of Series A Common Stock on the date of grant. The term of each option is fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator determines at what time or times each option may be exercised.

The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to receive shares of Series A Common Stock, or cash, equal to the value of the appreciation in the stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of a share of Series A Common Stock on the date of grant. The term of each stock appreciation right is fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator determines at what time or times each stock appreciation right may be exercised.

The plan administrator may award restricted shares of Series A Common Stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. The plan administrator may also grant shares of Series A Common Stock that are free from any restrictions under the Factorial Energy Incentive Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits based on cash dividends that would have been paid on specified shares of Series A Common Stock if such shares had been issued to the recipient.

The plan administrator may grant cash-based awards under the Factorial Energy Incentive Plan to participants.

The Factorial Energy Incentive Plan requires the plan administrator to make appropriate adjustments to the number of shares of Series A Common Stock that are subject to the Factorial Energy Incentive Plan, to certain limits in the Factorial Energy Incentive Plan and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

The Factorial Energy Incentive Plan provides that upon the effectiveness of a “sale event,” as defined in the Factorial Energy Incentive Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the 2026 Incentive Plan. To the extent that awards granted under the Factorial Energy Incentive Plan are not assumed, continued or substituted by the successor entity, all awards granted under the Factorial Energy Incentive Plan will terminate. In such case, except as may be otherwise provided in the relevant award agreement, all awards with time-based vesting, conditions or restrictions shall become fully vested and exercisable or nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and exercisable or nonforfeitable in connection with a sale event in the plan administrator’s discretion or to the extent specified in the relevant award agreement. In addition, participants holding options and stock appreciation rights may either (i) receive payment, in cash or in kind, equal to the difference between the per share consideration in the sale event and the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share consideration in the sale event, such option or stock appreciation right will be cancelled for no consideration) or (ii) be permitted, within a specified period of time, to exercise such participant’s outstanding options or stock appreciation rights to the extent then exercisable. Factorial Energy also has the option to make or provide for a payment, in cash or in kind, to participants holding other awards in an amount equal to the per share consideration in the sale event multiplied by the number of vested shares underlying such awards.

Participants in the 2026 Incentive Plan are responsible for the payment of any federal, state or local taxes that Factorial Energy is required by law to withhold with respect to awards granted under the Factorial Energy Incentive Plan. The plan administrator may cause any tax withholding obligation of Factorial Energy or its affiliates to be satisfied, in whole or in part, by Factorial Energy withholding from shares of Series A Common Stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of Factorial Energy or its affiliates to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to Factorial Energy or the applicable affiliate in an amount that would satisfy the withholding amount due.

The Factorial Energy Incentive Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of non-qualified options by gift to an immediate family member, to trusts for the benefit of family members or to partnerships in which such family members are the only partners.

Awards under the Factorial Energy Incentive Plan are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any right Factorial Energy may have under any clawback, forfeiture or recoupment policy, as in effect from time to time, or other agreement or arrangement or (ii) applicable law.

The Factorial Energy Board may amend or discontinue the Factorial Energy Incentive Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the Factorial Energy Incentive Plan require the approval of Factorial Energy’s stockholders. The plan administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding stock options and stock appreciation rights or effect the repricing of such awards through cancellation and re-grants or cancellation in exchange for cash or other awards without stockholder consent.

No awards may be granted under the Factorial Energy Incentive Plan after the date that is ten years from the Incentive Plan Effective Date. Awards of incentive stock options may not be granted under the 2026 Incentive Plan after the tenth anniversary of the Closing Date.

Factorial Energy Inc. 2026 Employee Stock Purchase Plan

In connection with the Business Combination, Factorial Energy adopted the ESPP.

The ESPP has two components: a component intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code (the “423 Component”) and a component that is not intended to so qualify, (the “Non-423 Component”). Except as otherwise provided, the Non-423 Component will be operated and administered in the same manner as the 423 Component, except where prohibited by law.

The total number of shares of Series A Common Stock initially reserved for issuance under the ESPP is 1,830,211 shares of Series A Common Stock. The ESPP provides that the number of shares reserved and available for issuance thereunder automatically increases each January 1, beginning on January 1, 2027 and ending on January 1, 2036, by the least of (i) 2% of our Outstanding Shares on the immediately preceding December 31, (ii) 3,000,000 shares of Series A Common Stock and (iii) such number of shares of Series A Common Stock as determined by the administrator of the ESPP. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the ESPP is appropriately adjusted.

The ESPP is administered by the person or persons appointed by the Factorial Energy Board and the administrator of the ESPP has full authority to make, administer and interpret such rules and regulations regarding the ESPP as it deems advisable.

All individuals classified as employees on the payroll records of Factorial Energy or a “designated company,” as defined in the ESPP, are eligible to participate in the ESPP, provided that the administrator of the ESPP may determine, in advance of any offering, that such employees are eligible only if, as of the first day of the applicable offering (the “offering date”), (a) they are customarily employed by Factorial Energy or a designated company for more than (i) 20 hours a week or (ii) five months per calendar year, (b) they have completed a minimum period of service prior to the offering date (provided such service requirement does not exceed two years of employment) and/or (c) they are not highly compensated employees (within the meaning of Section 414(q) of the Code). No person who owns or holds, or as a result of participation in the ESPP would own or hold, Factorial Energy Common Stock or options to purchase Factorial Energy Common Stock, that together equal 5% or more of total combined voting power or value of all classes of stock of Factorial Energy or any parent or subsidiary is entitled to participate in the ESPP. No employee may exercise an option granted under the ESPP that permits the employee to purchase Series A Common Stock having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

Participation in the ESPP is limited to eligible employees who authorize payroll deductions or contributions equal to a whole percentage (unless the administrator of the ESPP determines in advance of an offering to require that a fixed amount be specified in lieu of a percentage) of base pay to the ESPP. Employees may authorize payroll deductions or contributions, with a minimum of 1% of base pay and a maximum of 15% of base pay or such other minimum or maximum as may be specified by the administrator of the ESPP in advance of an offering. As of the date of this prospectus, there are currently approximately 115 employees who are eligible to participate in the ESPP. Once an employee becomes a participant in the ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the ESPP, becomes ineligible to participate in the ESPP or his or her employment ceases.

Factorial Energy may make one or more offerings, consisting of one or more purchase periods, to its employees to purchase shares under the ESPP, which is referred to as an “offering period.” Each offering period begins and ends on the dates determined by the administrator of the ESPP; provided that, no offering period shall exceed 27 months in duration. Shares are purchased on the last business day of each purchase period or, if such purchase period is the last purchase period of the offering period, the last business day of such offering period, with that day being referred to as an “exercise date.”

On the offering date, Factorial Energy grants to employees participating in that offering period an option to purchase shares of Series A Common Stock. On the exercise date of each purchase period, the employee is deemed to have exercised the option, at the exercise price, for the lowest of (i) the number of shares of Series A Common Stock determined by dividing such employee’s accumulated payroll deductions or contributions on such exercise date by the exercise price; (ii) the number of shares of Series A

Common Stock determined by dividing $25,000 by the fair market value of the common stock on the applicable offering date for such offering; or (iii) such other number of shares as established by the administrator of the ESPP in advance of the offering. The exercise price is equal to the lesser of (i) 85% the fair market value per share of Series A Common Stock on the first day of the offering period or (ii) 85% of the fair market value per share of Series A Common Stock on the exercise date. No participant may be granted an option that permits such participant rights to purchase Series A Common Stock under the ESPP, and any other employee stock purchase plan of Factorial Energy and its parents and subsidiaries, to accrue at a rate that exceeds $25,000 of the fair market value of Series A Common Stock (determined on the option grant date) for each calendar year in which the option is outstanding at any time.

In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions or contributions will be refunded.

To the extent an offering period has more than one purchase period and to the extent permitted by applicable law, if the fair market value of Series A Common Stock on any exercise date in an offering period is lower than the fair market value of Series A Common Stock on the first day of such offering, then all participants in such offering will be automatically withdrawn from such offering immediately after the exercise of their option on such exercise date and will be automatically re-enrolled in the immediately following offering period as of the first day thereof.

Except as may be permitted by the administrator of the ESPP in advance of an offering period, a participant may not increase or decrease the amount of such participant’s payroll deductions or contributions during any offering period; provided, however, that a participant may increase or decrease such participant’s payroll deduction or contributions with respect to the next offering period by filing a new enrollment form within the period established by the administrator of the ESPP. A participant may withdraw from an offering period at any time without affecting such participant’s eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. A participant’s withdrawal will be effective as soon as practicable following the date that the plan administrator receives the participant’s written notice of withdrawal under the ESPP.

In the case of and subject to the consummation of a “sale event,” as defined in the ESPP, the administrator of the ESPP, in its discretion, and on such terms and conditions as it deems appropriate, is authorized to take any one or more of the following actions under the ESPP or with respect to any right under the ESPP or to facilitate such transactions or events: (a) to provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other options or property selected by the administrator of the ESPP in its sole discretion; (b) to provide that the outstanding options under the ESPP shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (c) to make adjustments in the number and type of shares of Series A Common Stock (or other securities or property) subject to outstanding options under the ESPP and/or in the terms and conditions of outstanding options and options that may be granted in the future; (d) to provide that the offering with respect to which an option relates will be shortened by setting a new exercise date on which such offering will end; and (e) to provide that all outstanding options shall terminate without being exercised and all amounts in the accounts of participants shall be promptly refunded.

The Factorial Energy Board may terminate or amend the ESPP at any time. An amendment that increases the number of shares of Series A Common Stock authorized under the ESPP and certain other amendments require the approval of the Factorial Energy stockholders.

Senior Executive Cash Incentive Bonus Plan

In connection with the Business Combination, the Factorial Energy Board adopted the Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”), effective as of the Closing. The Bonus Plan allows for cash bonus payments based upon company and individual performance targets that may be established by the compensation committee of the Factorial Energy Board. Any payment targets will be related to financial and operational measures or objectives with respect to Factorial Energy (the “Corporate Performance Goals”), as well as individual performance objectives.

The compensation committee of the Factorial Energy Board may select Corporate Performance Goals from among the following: cash flow (including, but not limited to, operating cash flow and free cash flow); research and development, regulatory milestones; revenue; corporate revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Series A Common Stock; economic value-added; acquisitions or strategic transactions, including licenses, collaborations, joint ventures or promotion arrangements; operating income (loss); return on capital assets, equity or investment; stockholder returns; return on sales; gross or net profit levels; productivity;

expense efficiency; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of Series A Common Stock; sales or market shares; operating income; net annual recurring revenue; or any other performance goal selected by the compensation committee of the Factorial Energy Board, any of which may be measured in absolute terms, as compared to any incremental increase, in terms of growth, as compared to results of a peer group, against the market as a whole, compared to applicable market indices and/or measured on a pre-tax or post-tax basis.

Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas are adopted in each performance period by the compensation committee of the Factorial Energy Board and communicated to each executive. The Corporate Performance Goals are measured at the end of each performance period after Factorial Energy financial reports have been published or such other appropriate time as the compensation committee of the Factorial Energy Board determines. If the Corporate Performance Goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period, but not later than 74 days after the end of the fiscal year in which such performance period ends. Subject to any rights contained in any agreement between the executive officer and Factorial Energy, an executive officer is required to be employed by us on the bonus payment date to be eligible to receive a bonus payment under the Bonus Plan. The Bonus Plan also permits the compensation committee of the Factorial Energy Board to approve additional bonuses to executive officers in its sole discretion.

Director Compensation

2025 Director Compensation Table

The following table sets forth information concerning the compensation of Factorial Energy’s non-employee directors for services rendered to Legacy Factorial during the fiscal year ended December 31, 2025. Directors who are employees of Factorial Energy do not receive additional compensation for serving as directors. We reimburse non-employee directors for reasonable travel and out-of-pocket expenses incurred in attending meetings of the Factorial Energy Board and the committees thereof.

	Fees Earned
	or Paid in		Stock
	Cash	Option Awards	Awards	Total
Name	($)(1)	($)(2)	($)	($)
Michael Bly(3)	—	—	—	—
Uwe Keller(3)	—	—	—	—
Liad Meidar(4)	—	302,606	—	302,606
Praveen Sahay(5)	—	302,606	—	302,606
Joseph Taylor(6)	350,004	952,746	—	1,302,750
(1)	For the fiscal year ended December 31, 2025, Mr. Taylor was eligible to be paid annual cash fees of $350,004 for services as Executive Chairman of the Factorial Energy Board. However, effective January 1, 2025, Mr. Taylor volunteered for a temporary 50% reduction in his cash fees, which fees were reinstated to their pre-reduction levels effective January 1, 2026. The amount reported for Mr. Taylor represents cash fees paid for services as Executive Chairman of the Factorial Energy Board as well as a discretionary make whole bonus payment of $175,002 due to the closing of the convertible notes issued by Legacy Factorial in August 2025 and enhanced duties in connection with the Business Combination, which was approved by the Factorial Energy Board on November 20, 2025.
(2)	The amounts reported represent the aggregate grant date fair value of stock options awarded to Legacy Factorial’s non-employee directors during the fiscal year ended December 31, 2025, as well as the incremental fair value of stock options that were repriced during the fiscal year ended December 31, 2025, in each case, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures related to service-based vesting. For a description of the assumptions used in determining these values, see Note 3 of Legacy Factorial’s audited financial statements for the fiscal year ended December 31, 2025 included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received by the applicable non-employee director upon the exercise of the stock options or any sale of the underlying shares.
(3)	As of December 31. 2025, Messrs. Bly and Keller did not hold any outstanding equity awards.
(4)	As of December 31, 2025, Mr. Meidar held outstanding options to purchase an aggregate of 50,000 shares of Legacy Factorial Common Stock.
(5)	As of December 31, 2025, Mr. Sahay held outstanding options to purchase an aggregate of 100,000 shares of Legacy Factorial Common Stock.
(6)	As of December 31, 2025, Mr. Taylor held outstanding options to purchase an aggregate of 1,100,783 shares of Legacy Factorial Common Stock and 33,594 unvested RSUs.

Non-Employee Director Compensation Policy

In connection with the Business Combination, the Factorial Energy Board adopted a non-employee director compensation policy that became effective at the Closing. The policy is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, the Factorial Energy non-employee directors other than the Executive Chairman are eligible to receive cash retainers (which are payable quarterly in arrears and prorated for partial years of service) and equity awards as set forth below:

Annual
Retainer
Board of Directors:
Members	$50,000
Additional retainer for non-executive chair	$50,000
Additional retainer for lead independent director	$20,000
Audit Committee:
Members (other than chair)	$7,750
Retainer for chair	$15,500
Compensation Committee:
Members (other than chair)	$5,500
Retainer for chair	$11,000
Nominating and Corporate Governance Committee:
Members (other than chair)	$5,000
Retainer for chair	$10,000

In addition, the non-employee director compensation policy provides that, upon initial election to the Factorial Energy Board, each non-employee director other than the Executive Chairman is granted an initial RSU award with a value of $180,000 (the “Initial Grant”). The Initial Grant vests in full on the first anniversary of the date of grant, subject to continued service through the applicable vesting date. Furthermore, on the date of each annual meeting of stockholders following the completion of the Business Combination, each non-employee director who continues as a non-employee director following such meeting other than the Executive Chairman is granted an annual RSU award with a value of $180,000 (the “Annual Grant”). The Annual Grant vests in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of Factorial Energy’s next annual meeting of stockholders.

The Executive Chairman of the Factorial Energy Board receives such compensation as is determined annually by the independent members of the Factorial Energy Board. The compensation for the Executive Chairman of the Factorial Energy Board consists of an annual base salary of $360,000 and an annual RSU award with a value of $540,000, subject to vesting in full upon the first anniversary of the date of grant.

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director for service as a Factorial Energy non-employee director in a calendar year period does not exceed $1,000,000 in the first calendar year such individual becomes a non-employee director and $750,000 in any other calendar year; provided, however, that these limits do not apply to the Executive Chairman of the Factorial Energy Board.

We reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Factorial Energy Board and committees thereof.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Factorial Energy Charter and the Factorial Energy Bylaws, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Factorial Energy Charter and the Factorial Energy Bylaws described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Factorial Energy Charter authorizes the issuance of 750,000,000 shares of capital stock, consisting of (i) 600,000,000 shares of Series A common stock, par value $0.00001 per share, (ii) 50,000,000 shares of Series B common stock, par value $0.00001 per share, and (iii) 100,000,000 shares of preferred stock, par value $0.00001 per share. The shares of Series A Common Stock and Series B Common Stock issued in connection with the Business Combination pursuant to the Business Combination Agreement were duly authorized, validly issued, fully paid and non-assessable.

Common Stock

The Factorial Energy Charter authorizes the issuance of 650,000,000 shares of common stock, par value $0.00001 per share. As of the Closing Date, there were issued and outstanding 91,510,501 shares of shares of Series A Common Stock and 15,512,744 shares of Series B Common Stock.

The Factorial Energy Charter provides that:

●	The holders of Series A Common Stock and Series B Common Stock shall vote together on all matters submitted to a vote of the stockholders, with each holder of Series A Common Stock entitled to one vote for each share held and each holder of Series B Common Stock entitled to ten votes for each share held; provided, however, that holders of Common Stock shall not be entitled to vote on any amendment to the Factorial Energy Charter (or on any amendment to a certificate of designation of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such Preferred Stock or series thereof are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Factorial Energy Charter (or pursuant to a certificate of designation of any series of Preferred Stock) or under applicable law;
●	dividends may be declared and paid ratably on the Common Stock out of the assets of Factorial Energy legally available for such purpose at such times and in such amounts as the Board in its discretion shall determine; and
●	upon the voluntary or involuntary liquidation, dissolution or winding up of Factorial Energy, and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the net assets of Factorial Energy shall be distributed pro rata to the holders of Common Stock.

The rights of the holders of Series A Common Stock and Series B Common Stock are identical, except with respect to voting and conversion rights. Each share of Series B Common Stock is entitled to ten votes and will be convertible at the option of the holder at any time into one share of Series A Common Stock on a one-for-one basis. In addition, each share of Series B Common Stock will automatically convert into one share of Series A Common Stock upon the following events, including:

●	upon a transfer of such share, subject to limited exceptions for certain permitted transfers to family members, estate planning vehicles, retirement accounts and entities that are wholly owned and controlled by the applicable Legacy Factorial Founder, in each case so long as the Factorial Founder retains sole dispositive power and exclusive voting control over such shares;
●	if the applicable holder and its permitted transferees collectively cease to beneficially own at least 50% of the number of shares of Series B Common Stock held by such holder as of the Closing Date; or
●	upon the earliest of: (i) the date specified by affirmative vote of the holders of at least 662∕3% of the outstanding shares of Series B Common Stock, voting as a single series; (ii) the date that is nine months following the death or incapacity of both Legacy Factorial Founders; and (iii) the date that is the seven year anniversary of the Closing Date.

Following any such automatic conversion of all outstanding shares of Series B Common Stock, Factorial Energy will retire such shares and no additional shares of Series B Common Stock may thereafter be issued.

Preferred Stock

The Factorial Energy Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Factorial Energy Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Factorial Energy Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Series A Common Stock and could have anti-takeover effects. The ability of the Factorial Energy Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Factorial Energy has no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Series A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, provided that we have an effective registration statement under the Securities Act covering the shares of Series A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the amended and restated warrant agreement entered into in connection with the Closing (the “Warrant Agreement”)) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Series A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Series A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Series A Common Stock upon exercise of a warrant unless the share of Series A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

In order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of our initial business combination, under the terms of the Warrant Agreement, we agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of the Business Combination, we would use our commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement covering the registration under the Securities Act of the shares of Series A Common Stock issuable upon exercise of the warrants and thereafter would use our commercially reasonable efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to the shares of Series A Common Stock issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of Series A Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Series A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we are not required to file or maintain in effect a registration statement.

Redemption of warrants when the price per share of Series A Common Stock equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant; upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and
●	if, and only if, the closing price of our Series A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “- Redemption Procedures - Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of our initial business combination and ending three business days before we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Series A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Series A Common Stock is available throughout the measurement period. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Series A Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of Series A Common Stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering. We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Series A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Series A Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of Series A Common Stock is increased by a share capitalization payable in Series A Common Stock, or by a sub-division of shares of Series A Common Stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of Series A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Series A Common Stock. A rights offering made to all or substantially all holders of shares of Series A Common Stock entitling holders to purchase shares of Series A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Series A Common Stock equal to the product of (i) the number of shares of Series A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Series A Common Stock) and (ii) the quotient of (x) the price per shares of Series A Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Series A Common Stock, in determining the price payable for Series A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Series A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Series A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of Series A Common Stock on account of such shares of Series A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Series A Common Stock in connection with a proposed initial business combination or certain amendments to our amended and restated memorandum and articles of association, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Series A Common Stock in respect of such event.

If the number of outstanding shares of Series A Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of Series A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Series A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Series A Common Stock.

Whenever the number of shares of Series A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Series A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Series A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Series A Common Stock (other than those described above or that solely affects the par value of such shares of Series A Common Stock or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Series A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Series A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Series A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event (the “Alternative Issuance”). If less than 70% of the consideration receivable by the holders of Series A Common Stock in such a transaction is payable in the form of securities in the successor entity that are listed for trading on a national securities exchange or quoted in an established over-the-counter market, or are to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a Warrant Agreement between Continental, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in this prospectus, (ii) adjusting the provisions relating to cash dividends on Series A Common Stock as contemplated by and in accordance with the Warrant Agreement, (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants or (iv) to provide for the delivery of the Alternative Issuance. All other modifications or amendments require the vote or written consent the holders of at least 50% of the then-outstanding public warrants, except that amending our Warrant Agreement will require a vote of holders of at least 50% of the private placement warrants (including the vote in favor or written consent of CF&CO) or private placement-equivalent warrants that may be issued upon conversion of working capital loans solely with respect to any amendment to the terms of the private placement warrants or private placement-equivalent warrants that may be issued upon conversion of working capital loans (including, for the avoidance of doubt, the forfeiture or cancellation of any warrants). You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Series A Common Stock and any voting rights until they exercise their warrants and receive shares of Series A Common Stock. After the issuance of shares of Series A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors - Risks Related to Factorial Energy - Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. With respect to any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder, we note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. If it is conclusively determined that the exclusive forum provision applies to claims under the Securities Act, we will notify investors of such update in future SEC filings (which notification will include clarification that the exclusive forum provision does not apply to claims under the Exchange Act) in future SEC filings.

Factorial Energy Private Warrants

The Factorial Energy Private Warrants are identical to the Public Warrants described above except that, so long as they are held by the initial purchasers or their permitted transferees, the Factorial Energy Private Warrants (including the shares of Series A Common Stock issuable upon exercise of these warrants) (i) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (ii) will be are entitled to registration rights and (iii) with respect to such Factorial Energy Private Warrants held by CF&CO and/or its designees, are not be exercisable more than five years from the commencement of sales in this offering in accordance with FINRA Rule 5110(g)(8). Amending our Warrant Agreement (including, for the avoidance of doubt, the forfeiture or cancellation of any warrants) will require requires a vote of holders of at least 50% of the Factorial Energy Private Warrants (including the vote in favor or written consent of CF&CO) or private placement-equivalent warrants that may be issued upon conversion of working capital loans solely with respect to any amendment to the terms of the private placement warrants or private placement-equivalent warrants that may be issued upon conversion of working capital loans (including, for the avoidance of doubt, the forfeiture or cancellation of any warrants). All other modifications or amendments require the vote or written consent of the holders of at least 50% of the then-outstanding Public Warrants.

Dividends

Under the Factorial Energy Charter, holders of Series A Common Stock and Series B Common Stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our Board out of legally available assets or funds. There are no current plans to pay cash dividends on Series A Common Stock for the foreseeable future.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Factorial Energy Charter, the holders of Series A Common Stock and Series B Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Each share of Series A Common Stock is entitled to one vote. Each share of Series B Common Stock is entitled to ten votes and is convertible at any time into one share of Series A Common Stock. Subject to certain limited exceptions, the holders of Series A Common Stock and Series B Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of such stock under the Factorial Energy Charter.

Preemptive or Other Rights

The Factorial Energy Charter does not provide for any preemptive or other similar rights.

Election of Directors

The Factorial Energy Board consists of seven directors, as discussed in greater detail in “Management.” Under the terms of the Factorial Energy Charter, the Board is divided into three classes designated as Class I, Class II and Class III. Class I directors initially served for a term expiring at the first annual meeting of stockholders following the Closing. Class II and Class III directors initially served for a term expiring at the second and third annual meeting of stockholders following the Closing, respectively. At each succeeding annual meeting of stockholders, directors are elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There is no limit on the number of terms a director may serve on the Factorial Energy Board.

Under the Factorial Energy Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.

Annual Stockholder Meetings

Factorial Energy provides that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Factorial Energy Board. To the extent permitted under applicable law, Factorial Energy may conduct meetings by means of remote communication.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Factorial Energy’s stockholders have appraisal rights in connection with a merger or consolidation of Factorial Energy. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of Factorial Energy’s stockholders may bring an action in Factorial Energy’s name to procure a judgment in Factorial Energy’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Factorial Energy’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The Factorial Energy Charter and Factorial Energy Bylaws provide for the indemnification of current and former officers and directors of Factorial Energy to the fullest extent permitted by Delaware law. Factorial Energy has further agreed to advance reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such officer or director for which indemnity will or could be sought.

Factorial Energy has entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Factorial Energy Charter. The Factorial Energy Charter also permits us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions.

Factorial Energy purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In connection with the Closing, Factorial Energy purchased a tail policy with respect to liability coverage for the benefit of our current officers and directors on the same or substantially similar terms of our existing policy. Pursuant to the Business Combination Agreement, Factorial Energy maintains such tail policy for a period of six years following the Closing.

These provisions may discourage current shareholders and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders and stockholders. Furthermore, a shareholder’s or stockholder’s investment may be adversely affected to the extent Factorial Energy pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law; Factorial Energy Charter and Factorial Energy Bylaws

The Factorial Energy Charter and Factorial Energy Bylaws contain, and the DGCL contains, provisions, as summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Factorial Energy Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of the Factorial Energy Board to maximize stockholder value in connection with any unsolicited offer to acquire Factorial Energy. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of Factorial Energy by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Series A Common Stock held by stockholders.

Exclusive Forum

The Factorial Energy Organizational Documents establish that, unless Factorial Energy consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Factorial Energy, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of Factorial Energy to Factorial Energy or Factorial Energy’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Factorial Energy Charter or Factorial Energy Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that the exclusive forum provision does not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless Factorial Energy consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder.

Listing of Securities

The Series A Common Stock and the Public Warrants are listed on Nasdaq under the symbols “FAC” and “FACWW,” respectively.

Registration Rights

At the Closing, Factorial Energy entered into the A&R Registration Rights Agreement, pursuant to which, among other things, the Sponsor and certain Legacy Factorial Stockholders have specified rights to require Factorial Energy to register all or a portion of their shares of Series A Common Stock under the Securities Act and provide customary demand as well as piggyback registration rights. The PIPE Investors also have registration rights pursuant to the terms of the Investor Stock Purchase Agreements.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Resales under Rule 144

Under the Securities Act, securities may be sold only if the sale is registered under the Securities Act or qualifies for an exemption from registration, including an exemption under Rule 144 under the Securities Act (“Rule 144”). Rule 144(b)(1) provides a safe harbor pursuant to which certain persons may sell shares of common stock that constitute “restricted securities” as defined in Rule 144 without registration under the Securities Act. “Restricted securities” include, among other things, securities acquired directly or indirectly from the issuer, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering. In general, the conditions that must be met for a person to sell securities pursuant to Rule 144(b)(1) are as follows: (i) the person selling the shares must not be an affiliate of ours at the time of the sale, and must not have been an affiliate of ours during the preceding three months, and (2) either (A) at least one year must have elapsed since the date of acquisition of the restricted securities from us or any of its affiliates or (B) if we satisfies the current public information requirements set forth in Rule 144, at least six months have elapsed since the date of acquisition of the restricted securities from us or any of its affiliates.

Rule 144(b)(2) provides a safe harbor pursuant to which persons who are affiliates of ours may sell shares of its stock, whether restricted securities or not, without registration under the Securities Act if certain conditions are met. In general, the conditions that must be met for a person who is an affiliate of ours (or has been within three months prior to the date of sale) to sell shares of stock of ours pursuant to Rule 144(b)(2) are as follows (1) if the shares being sold are restricted securities, at least six months must have elapsed since the date of acquisition of the shares of stock from us or any of its affiliates, (2) the seller must comply with volume limitations, manner of sale restrictions and notice requirements and (3) we must satisfy the current public information requirements set forth in Rule 144. In order to comply with the volume limitations, a seller may not sell, in any three month period, more than the following number of shares:

●	1.0% of the shares of our common stock then outstanding as shown by the most recent report or statement published by us;
●	the average weekly reported volume of trading in our common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of the notice required to be filed by the seller under Rule 144 or if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker; or
●	the average weekly volume of trading in such securities reported pursuant to an effective transaction report plan or an effective national market system plan, as defined in Regulation NMS under the Exchange Act, during the four week period described in the preceding bullet.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company unless the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We are no longer a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of shares of common stock.

Rule 145

The shares of common stock to be issued to certain persons or entities pursuant to the registration statement of which this prospectus forms a part will be subject to the provisions of Rule 145 under the Securities Act (“Rule 145”). Under Rule 145, a person or entity that is an affiliate of a party to a merger, acquisition or reclassification (the “merger”) at the time they are submitted for vote or consent is deemed to be an underwriter in connection with any transaction to publicly offer or sell securities acquired in the merger unless the following conditions are met:

●	the conditions set forth under “Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” are met; and
●	either (i) the sale occurs at least 90 days after the securities were acquired in the merger and the conditions applicable to resales under Rule 144(b)(2), other than the notice requirement, are satisfied or (ii) for a person who is not an affiliate of ours on the date of sale (and has not been an affiliate of ours within three months prior to the date of sale), either (A) at least one year has elapsed since the securities were acquired in the merger or (B) if we satisfy the current public information requirements set forth in Rule 144, at least six months have elapsed since the securities were acquired in the merger.

Securities subject to Rule 145 may be resold pursuant to a registration statement registering their resale which is also registering the resales of the securities acquired in the merger.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of Factorial Energy Common Stock as of the Closing Date by:

●	each person known by the Company who is the beneficial owner of more than 5% of the issued and outstanding shares of Factorial Energy Common Stock;
●	each of the Company’s current named executive officers and directors; and
●	all current executive officers and directors of the Company as a group;

Beneficial ownership is determined in accordance with the rules and regulations of the Commission. A person is a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

The beneficial ownership of the Factorial Energy Common Stock is based on 91,510,501 shares of Series A Common Stock and 15,512,744 shares of Series B Common Stock issued and outstanding as of the Closing Date.

					Total Factorial Energy
	Series A		Series B		Common
Beneficial Owner(1)	Common Stock		Common Stock		Stock
	Number	%	Number	%	Number	%
Siyu Huang(2)	6,085,121	6.2%	15,512,744	100%	21,597,865	19.1%
Alex Yu(3)	6,085,121	6.2%	15,512,744	100%	21,597,865	19.1%
Jason Duva(4)	834,038	*	—	—	834,038	*
Joseph Taylor(5)	3,869,152	4.1%	—	—	3,869,152	3.5%
Uwe Keller	—	—	—	—	—	—
Liad Meidar(6)	3,025,950	3.3%	—	—	3,025,950	2.8%
Dieter Zetsche(7)	1,133,709	1.2%	—	—	1,133,709	1.1%
Jon Nelson	—	—	—	—	—	—
All Current Directors and Executive Officers as a Group (9 individuals)(8)	15,865,298	15.3%	15,512,744	100%	31,378,042	26.4%
5% Stockholders
WAVE Equity Fund, L.P.(9)	11,474,452	12.5%	—	—	11,474,452	10.7%
Mercedes-Benz Corporate Investments LLC(10)	8,669,995	9.5%	—	—	8,669,995	8.1%
Stellantis Europe S.p.A(11)	8,669,995	9.5%	—	—	8,669,995	8.1%
Sponsor, DirectorCo and Pangaea Three-B, LP(12)	8,460,168	9.2%	—	—	8,460,168	7.9%
*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise noted, the business address of each of the individuals and entities listed in the table above is c/o Factorial Energy Inc., 805 Middlesex Turnpike, Billerica, MA 01821.
(2)	Reflects (i) 7,762,710 shares of Series B Common Stock, all of which are held by trusts of which Dr. Huang serves as investment trustee, (ii) 4,090,616 shares of Series A Common Stock underlying Options vested or to be vested and exercisable within 60 days of the Closing Date, (iii) 7,750,034 shares of Series B Common Stock held by Dr. Yu and his affiliated entities, and (iv) 1,994,505 shares of Series A Common Stock underlying Options vested or to be vested and exercisable within 60 days of the Closing Date held by Dr. Yu.
(3)	Reflects (i) 7,750,034 shares of Series B Common Stock, of which 366,840 are held by Dr. Yu and 7,383,194 are held by a trust of which Dr. Yu serves as investment trustee, (ii) 1,994,505 shares of Series A Common Stock underlying Options vested or to be vested and exercisable within 60 days of the Closing Date and (iii) 7,762,710 shares of Series B Common Stock and 4,090,616 shares of Series A Common Stock underlying Options vested or to be vested and exercisable within 60 days of the Closing Date, each held by Dr. Huang and her affiliated entities.

(4)	Reflects (i) 44,681 shares of Series A Common Stock and (ii) 789,357 shares of Series A Common Stock underlying Options vested or to be vested and exercisable within 60 days of the Closing Date.
(5)	Reflects (i) 23,041 shares of Series A Common Stock and (ii) 3,846,111 shares of Series A Common Stock underlying Options vested or to be vested and exercisable within 60 days of the Closing Date.
(6)	Reflects 3,025,950 shares of Series A Common Stock, which consists of (i) 761,964 shares held by Mr. Meidar, (ii) 446,782 shares held by trusts of which Mr. Meidar serves as investment trustee, (iii) 556,193 shares held by Elm Tree Investments LLC, of which Mr. Meidar is the manager, (iv) 1,152,137 shares held by Gatemore Special Opportunities Fund, of which Mr. Meidar is the portfolio manager, and (v) 108,874 shares held by GVP Climate Fund I LP, of which Mr. Meidar has investment decision-making power as one of the managing members of the ultimate general partner of such fund.
(7)	Reflects (i) 230,427 shares of Series A Common Stock and (ii) 903,282 shares of Series A Common Stock underlying Options vested or to be vested and exercisable within 60 days of the Closing Date, each held by memang GmbH of which Mr. Zetsche is general manager.
(8)	Reflects 11,990,711 shares of Series A Common Stock underlying Options vested or to be vested and exercisable within 60 days of the Closing Date.
(9)	Reflects (i) 10,584,189 shares of Series A Common Stock held by WAVE Equity Fund, L.P., (ii) 255,548 shares of Series A Common Stock held by WAVE AAC/LIO Co-Invest III, LLC, and (iii) 634,715 shares of Series A Common Stock held by WAVE Factorial Energy I, LLC. WAVE AAC/LIO Co-Invest III, LLC, WAVE Factorial Energy I, LLC and WAVE Factorial Energy I, LLC (the “WAVE entities”) are managed by WAVE Equity Partners LLC, which may be deemed to be a beneficial owner of the shares held or held by the WAVE entities. The address of WAVE Equity Fund, L.P., WAVE AAC/LIO Co-Invest III, LLC and WAVE Factorial Energy I, LLC is 67 Batterymarch St, Suite 500, Boston, MA 02110.
(10)	Reflects 8,669,995 shares of Series A Common Stock held by Mercedes-Benz Corporate Investments LLC. The address of Mercedes-Benz Corporate Investments LLC is 35555 W. Twelve Mile Rd., St. 100, Farmington Hills, MI 48331.
(11)	Reflects (i) 8,234,493 shares of Series A Common Stock held by Stellantis Europe S.p.A and (ii) 435,502 shares of Series A Common Stock held by Stellantis Ventures B.V. Stellantis Europe S.p.A. and Stellantis Ventures B.V. are both wholly owned subsidiaries of Stellantis N.V., which may be deemed to be a beneficial owner of the shares held by Stellantis Europe S.p.A. and Stellantis Ventures B.V. The address of Stellantis Europe S.p.A. is Corso Giovanni Agnelli 200, 10135 Turin (Torino), Italy.
(12)	Reflects 5,710,000 shares of Series A Common Stock held by Sponsor, 100,000 shares of Series A Common Stock held by CGC III Sponsor DirectorCo (“DirectorCo”) and 2,648,298 shares of Series A Common Stock held by Pangaea Three-B, LP (“Pangaea”). Excludes 4,400,000 Factorial Energy Private Warrants held by Sponsor and 324,120 Public Warrants held by Pangaea, each of which are exercisable for Series A Common Stock within 60 days of the Closing Date. The warrants contain an issuance limitation that prohibits the holder from exercising the warrants to the extent that after giving effect to such issuance after the exercise, the holder (together with the holder’s affiliates and any other person acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.9% of the outstanding shares of Series A Common Stock immediately after giving effect to the issuance of the shares issuable upon exercise of the warrants. Pangaea is the sole member of Sponsor and is controlled by Peter Yu. Mr. Yu disclaims beneficial ownership of the securities held by Sponsor, DirectorCo and Pangaea, except to the extent of his pecuniary interest therein. The address of each of Sponsor, DirectorCo and Pangaea is 505 Fifth Avenue, 15th Floor, New York, NY 10017.

SELLING SECURITYHOLDERS

This prospectus relates to the possible offer and resale by the Selling Securityholders of up to 86,441,489 Series A Common Stock, consisting of (a) 32,812,316 shares of Series A Common Stock issued to Non-Founder Stockholders, (b) 15,512,744 shares of Series A Common Stock issuable upon conversion of 15,512,744 shares of Series B Common Stock held by our Legacy Factorial Founders, (c) 5,810,000 shares of Series A Common Stock issued to the Sponsor and certain initial shareholders of CGC, (d) 7,519,404 shares of Series A Common Stock in the aggregate issued in connection with the PIPE Investments to PIPE Investors and shares purchased by Pangaea Three-B, LP, an affiliate of Sponsor, to satisfy in part its purchase obligations under its Investor Stock Purchase Agreement, (e) 13,293,953 shares of Series A Common Stock issuable upon exercise of the Options held by certain Selling Securityholders, (f) 4,630,954 shares of Series A Common Stock issuable upon vesting and settlement of the RSUs held by certain Selling Securityholders, (g) 62,118 shares of Series A Common Stock issued to CF&CO pursuant to a financial advisor engagement letter with respect to services provided by CF&CO to the Company in connection with the Business Combination and (h) 6,800,000 shares of Series A Common Stock that may be issued upon the exercise of the Private Warrants.

Sales of the foregoing shares of Series A Common Stock, which comprise a significant portion of our public float, by the Selling Securityholders, or the perception that such sales may occur, could have a significant negative impact on the trading price of our Series A Common Stock.

The Selling Securityholders may from time to time offer and sell any or all of the Series A Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in the Series A Common Stock after the date of this prospectus such that registration rights shall apply to those securities.

The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth the name and address of the Selling Securityholders, the aggregate number of Series A Common Stock that the Selling Securityholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Securityholders both before and after the offering. We have based percentage ownership after this offering on 91,510,501 shares of Series A Common Stock outstanding as of the Closing Date.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Series A Common Stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Series A Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities. For information regarding transactions between us and the Selling Securityholders, see the section entitled “Certain Relationships and Related Person Transactions.”

Unless otherwise indicated below, the address of each Selling Securityholder listed in the tables below is c/o Factorial Energy Inc., 805 Middlesex Turnpike, Billerica, MA 01821.

The beneficial ownership of the Factorial Energy Common Stock is based on 91,510,501 shares of Series A Common Stock and 15,512,744 shares of Series B Common Stock issued and outstanding as of the Closing Date.

			Series A
	Series A		Common
	Common Stock	Series A	Stock
	Beneficially	Common	Owned
	Owned	Stock	After
	Prior to this	to be Sold in	this
Name of Selling Securityholder	Offering(1)	this Offering	Offering	Percent
Alex Yu (2)	21,597,865	26,399,492	—	—
Alyeska Master Fund, L.P. (3)	8,305,727	6,340,000	1,965,727	9.1%
Brett Olsher (4)	232,161	123,287	—	—
Cantor Fitzgerald & Co. (5)	2,462,118	2,462,118	—	—
Dieter Zetsche (6)	1,133,709	1,133,709	—	—
Jason Duva (7)	834,038	1,344,707	—	—
Joseph Taylor (8)	3,869,152	4,307,632	—	—
Liad Meidar (9)	3,025,950	3,209,370	—	—
Mercedes-Benz Corporate Investments LLC (10)	8,669,995	8,669,995	—	—
Richard Wei (11)	917,328	917,328	—	—
Siyu Huang (12)	21,597,865	26,399,492	—	—
Sponsor, DirectorCo and Pangaea Three-B, LP (13)	14,685,942	14,685,942	—	—
Stellantis Europe S.p.A (14)	8,669,995	8,669,995	—	—
WAVE Equity Fund, L.P. (15)	11,474,452	11,474,452	—	—
*	Indicates beneficial ownership less than 1%.
(1)	In addition to the securities beneficially owned pursuant to Rule 13d-3 under the Exchange Act, this column also reflects Options to be vested and exercisable more than 60 days of the Closing Date, the RSUs, Factorial Energy Private Warrants and Public Warrants, which otherwise would not be considered beneficially owned by the applicable Selling Securityholder pursuant to Rule 13d-3 under the Exchange Act.
(2)	Reflects (i) 7,750,034 shares of Series A Common Stock issuable upon conversion at any time of 7,750,034 shares of Series B Common Stock, of which 366,840 shares are held by Dr. Yu and 7,383,194 shares are held North Point Family Trust, which Dr. Yu serves as investment trustee, (ii) 1,994,505 shares of Series A Common Stock underlying the Options vested or to be vested and exercisable within 60 days of the Closing Date and (iii) 7,762,710 shares of Series A Common Stock issuable upon conversion at any time of 7,762,710 shares of Series B Common Stock and 4,090,616 shares of Series A Common Stock underlying Options vested or to be vested and exercisable within 60 days of the Closing Date, each held by Dr. Huang and her affiliated entities, all of which may be deemed to be beneficially owned by Dr. Yu. 6,484,658 shares of Series A Common Stock underlying the Options and 4,630,954 shares of Series A Common Stock underlying the RSUs held by Dr. Yu and Dr. Huang are being registered and offered pursuant to this registration statement. The Selling Securityholders are Dr. Yu and North Point Family Trust.
(3)	Reflects (i) 7,295,797 shares of Series A Common Stock and (ii) 1,009,930 shares of Series A Common Stock underlying Public Warrants, which are beneficially owned by Alyeska Master Fund, L.P. Alyeska Investment Group, L.P. serves as the investment manager of Alyeska Master Fund, L.P. (“Alyeska Master Fund”). Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund. 6,340,000 shares of Series A Common Stock are being registered and offered pursuant to this registration statement. The address of Alyeska Master Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. The address of each of Alyeska Investment Group, L.P. and Anand Parekh is 77 W. Wacker, Suite 700, Chicago, IL 60601. The Selling Securityholder is Alyeska Master Fund, L.P.
(4)	Reflects (i) 123,287 shares of Series A Common Stock held by Brett Olsher and (ii) 108,874 shares of Series A Common Stock held by GVP Climate Fund I LP, of which Mr. Olsher has investment decision-making power as one of the managing members of the ultimate general partner of such fund. The address of Brett Olsher is 430 Park Avenue, New York, NY 10022. The Selling Securityholder is Brett Olsher.
(5)	Reflects (i) 62,118 shares of Series A Common Stock and (i) 2,400,000 shares of Series A Common Stock underlying Factorial Energy Private Warrants. CF&CO is the record owner of the securities reported herein. The business address of CF&CO is 110 East 59th Street, New York, NY 10022. Cantor Fitzgerald Securities (“CFS”) controls the managing general partner of CF&CO. Cantor Fitzgerald, L.P. (“CFLP”) indirectly controls each of CFS and CF&CO. CFLP is controlled by CF Group Management, Inc. (“CFGM”), its managing general partner. Mr. Brandon G. Lutnick is the controlling trustee of the trusts owning all of the voting shares of CFGM, and therefore controls CFGM. No one other than Brandon G. Lutnick and entities and trusts controlled by him for the benefit of himself, his siblings and their respective descendants owns more than a 10% economic interest in Cantor Fitzgerald, L.P. As such, each of CFS, CFLP, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the securities directly held by CF&CO. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The Selling Securityholder is Cantor Fitzgerald & Co.
(6)	Reflects (i) 230,427 shares of Series A Common Stock and (ii) 903,282 shares of Series A Common Stock underlying Options vested or to be vested and exercisable within 60 days of the Closing Date, all of which are beneficially owned by memang GmbH of which Mr. Zetsche is general manager. 903,282 shares of Series A Common Stock underlying the Options held by memang GmbH are being registered and offered pursuant to this registration statement. The Selling Securityholders are Dieter Zetsche and memang GmbH.
(7)	Reflects (i) 44,681 shares of Series A Common Stock and (ii) 789,357 shares of Series A Common Stock underlying Options vested or to be vested and exercisable within 60 days of the Closing Date, all of which are beneficially owned by Jason Duva. 1,088,770 shares of Series A Common Stock underlying the Options and 105,628 shares of Series A Common Stock underlying the RSUs held by Mr. Duva are being registered and offered pursuant to this registration statement. The Selling Securityholder is Jason Duva.
(8)	Reflects (i) 23,041 shares of Series A Common Stock and (ii) 3,846,111 shares of Series A Common Stock underlying Options vested or to be vested and exercisable within 60 days of the Closing Date, all of which are beneficially owned by Joseph Taylor. 4,038,119 shares of Series A Common Stock underlying the Options and 123,236 shares of Series A Common Stock underlying the RSUs held by Mr. Taylor are being registered and offered pursuant to this registration statement. The Selling Securityholder is Joseph Taylor.
(9)	Reflects 3,025,950 shares of Series A Common Stock, which consists of (i) 761,964 shares held by Mr. Meidar, (ii) 446,782 shares held by trusts of which Mr. Meidar serves as investment trustee, (iii) 556,193 shares held by Elm Tree Investments LLC, of which Mr. Meidar is the manager, (iv) 1,152,137 shares held by Gatemore Special Opportunities Fund, of which Mr. Meidar is the portfolio manager, and (v) 108,874 shares held by GVP Climate Fund I LP, of which Mr. Meidar has investment decision-making power as one of the managing members of the ultimate general partner of such fund, all of which may be deemed to be beneficially owned by Mr. Meidar. 183,420 shares of Series A Common Stock underlying the Options held by Mr. Meidar are being registered and offered pursuant to this registration statement. The Selling Securityholders are Elm Tree Investments LLC, Gatemore Special Opportunities Master Fund Ltd., GVP Climate Fund I LP, Old Farm Blue Trust, Old Farm Red Trust, and Old Farm White Trust.
(10)	Reflects 8,669,995 shares of Series A Common Stock held by Mercedes-Benz Corporate Investments LLC. The address of Mercedes-Benz Corporate Investments LLC is 35555 W. Twelve Mile Rd., St. 100, Farmington Hills, MI 48331. The Selling Securityholder is Mercedes-Benz Corporate Investments LLC.
(11)	Reflects (i) 550,488 shares of Series A Common Stock and (ii) 366,840 shares of Series A Common Stock underlying Options vested or to be vested and exercisable within 60 days of the Closing Date, all of which are beneficially owned by Richard Wei. 917,328 shares of Series A Common Stock and shares of Series A Common Stock underlying the Options and held by Mr. Wei are being registered and offered pursuant to this registration statement. The Selling Securityholder is Richard Wei.
(12)	Reflects (i) 7,762,710 shares of Series A Common Stock issuable upon conversion at any time of 7,762,710 shares of Series B Common Stock, all of which are held by trusts of which Dr. Huang serves as investment trustee, (ii) 4,090,616 shares of Series A Common Stock underlying Options vested or to be vested and exercisable within 60 days of the Closing Date, (iii) 7,750,034 shares of Series A Common Stock issuable upon conversion at any time of 7,750,034 shares of Series B Common Stock held by Dr. Yu and his affiliated entities, and (iv) 1,994,505 shares of Series A Common Stock underlying Options vested or to be vested and exercisable within 60 days of the Closing Date held by Dr. Yu, all of which may be deemed to be beneficially owned by

Dr. Huang. 6,484,658 shares of Series A Common Stock underlying the Options and 4,630,954 shares of Series A Common Stock underlying the RSUs held by Dr. Huang and Dr. Yu are being registered and offered pursuant to this registration statement. The Selling Securityholders are Dr. Huang, North Point Family Trust and Siyu Huang 2024 Family Trust dated March 1, 2024.
(13)	Reflects 5,710,000 shares of Series A Common Stock held by Sponsor, 100,000 shares of Series A Common Stock held by DirectorCo, 4,151,822 shares of Series A Common Stock held by Pangaea, 4,400,000 shares of Series A Common Stock underlying Factorial Energy Private Warrants held by Sponsor and 324,120 shares of Series A Common Stock underlying Public Warrants held by Pangaea, each of which are exercisable for Series A Common Stock within 60 days of the Closing Date. The warrants contain an issuance limitation that prohibits the holder from exercising the warrants to the extent that after giving effect to such issuance after the exercise, the holder (together with the holder’s affiliates and any other person acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.9% of the outstanding shares of Series A Common Stock immediately after giving effect to the issuance of the shares issuable upon exercise of the warrants. Pangaea is the sole member of Sponsor and is controlled by Peter Yu. Mr. Yu disclaims beneficial ownership of the securities held by Sponsor, DirectorCo and Pangaea, except to the extent of his pecuniary interest therein. The address of each of Sponsor, DirectorCo and Pangaea is 505 Fifth Avenue, 15th Floor, New York, NY 10017. The Selling Securityholders are CGC III Sponsor DirectorCo LLC, CGC III Sponsor LLC and Pangaea Three-B, LP.
(14)	Reflects (i) 8,234,493 shares of Series A Common Stock held by Stellantis Europe S.p.A and (ii) 435,502 shares of Series A Common Stock held by Stellantis Ventures B.V. Stellantis Europe S.p.A. and Stellantis Ventures B.V. are both wholly owned subsidiaries of Stellantis N.V., which may be deemed to be a beneficial owner of the shares held by Stellantis Europe S.p.A. and Stellantis Ventures B.V. The address of Stellantis Europe S.p.A. is Corso Giovanni Agnelli 200, 10135 Turin (Torino), Italy. The Selling Securityholders are Stellantis Europe S.p.A and Stellantis Ventures B.V.
(15)	Reflects (i) 10,584,189 shares of Series A Common Stock held by WAVE Equity Fund, L.P., (ii) 255,548 shares of Series A Common Stock held by WAVE AAC/LIO Co-Invest III, LLC, and (iii) 634,715 shares of Series A Common Stock held by WAVE Factorial Energy I, LLC. WAVE AAC/LIO Co-Invest III, LLC, WAVE Factorial Energy I, LLC and WAVE Factorial Energy I, LLC (the “WAVE entities”) are managed by WAVE Equity Partners LLC, which may be deemed to be a beneficial owner of the shares held or held by the WAVE entities. The address of WAVE Equity Fund, L.P., WAVE AAC/LIO Co-Invest III, LLC and WAVE Factorial Energy I, LLC is 67 Batterymarch St, Suite 500, Boston, MA 02110. The Selling Securityholders are WAVE AAC/LIO Co-Invest III, LLC, WAVE Factorial Energy I, LLC and WAVE Factorial Energy I, LLC.

PLAN OF DISTRIBUTION

We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders pursuant to this prospectus, except with respect to any amounts received by us upon exercise of the Options or Warrants to the extent the Options or Warrants are exercised for cash. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	an over-the-counter distribution in accordance with the rules of the Nasdaq;
●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
●	through one or more underwritten offerings on a firm commitment or best efforts basis;
●	settlement of short sales entered into after the date of this prospectus;
●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	through the distribution of securities by any Selling Securityholder to its partners, members or securityholders;

●	through a combination of any of the above methods of sale; or
●	any other method permitted pursuant to applicable law.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable securities pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part. To the extent that such members, partners, stockholders or other equityholders is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit such members, partners, stockholders or other equityholders to use the prospectus to resell the securities acquired in such distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;
●	the names of the selling securityholders;
●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
●	settlement of short sales entered into after the date of this prospectus;
●	the names of any participating agents, broker-dealers or underwriters; and
●	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

Our Series A Common Stock is listed on Nasdaq under the symbol “FAC”.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

A holder of the Public Warrants may exercise its warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of Continental, our warrant agent, the certificate evidencing such Public Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Public Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS

The validity of the shares of our securities offered by this prospectus will be passed upon by Goodwin Procter LLP, New York, NY.

EXPERTS

The financial statements of CGC as of December 31, 2025 and 2024, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2025 and for the period from October 29, 2024 (inception) through December 31, 2024, have been audited by CBIZ CPAs P.C., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of CGC to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Factorial Inc. as of December 31, 2025 and 2024 and for the years then ended have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), and have been included in this prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at http://www. factorialenergy.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

INDEX TO FINANCIAL STATEMENTS

CARTESIAN GROWTH CORPORATION III - AUDITED FINANCIAL STATEMENTS

Page
Financial Statements as of December 31, 2025 and 2024:
Report of Independent Registered Public Accounting Firm (PCAOB ID Number 199)	F-3
Balance Sheets as of December 31, 2025 and 2024	F-4
Statements of Operations for the year ended December 31, 2025 and for the period from October 29, 2024 (Inception) through December 31, 2024	F-5
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2025 and for the period from October 29, 2024 (Inception) through December 31, 2024	F-6
Statement of Cash Flows for the year ended December 31, 2025 and for the period from October 29, 2024 (Inception) through December 31, 2024	F-7
Notes to Financial Statements	F-8

FACTORIAL INC. - AUDITED FINANCIAL STATEMENTS

CARTESIAN GROWTH CORPORATION III FINANCIAL STATEMENTS

FACTORIAL INC. UNAUDITED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Cartesian Growth Corporation III

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Cartesian Growth Corporation III (the “Company”) as of December 31, 2025 and 2024, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2025 and for the period from October 29, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audits, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and for the period from October 29, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities within 24 months from the closing of the Company’s initial public offering. The Company entered into a business combination agreement with a business combination target on December 17, 2025; however, the completion of this transaction is subject to the approval of the Company’s shareholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction Additionally, the Company lacks the Capital resources that are needed to fund its operations for a reasonable period of time, which is generally considered to be one year from the issuance of the financial statements. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 2. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ CBIZ CPAs P.C.

We have served as the Company’s auditor since 2025.

Houston, TX
March 20, 2026

CARTESIAN GROWTH CORPORATION III

BALANCE SHEETS

	December 31,	December 31,
	2025	2024
Assets
Current assets
Cash	$624,163	$—
Prepaid insurance - current	112,307	—
Prepaid expenses	3,669	3,202
Total current assets	740,139	3,202
Deferred offering costs	—	263,676
Prepaid insurance – long term	37,435	—
Investments held in Trust Account	283,377,276	—
Total Assets	$284,154,850	$266,878

Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit
Current Liabilities
Accrued offering costs	$75,000	$242,872
Accrued expenses	759,869	—
Promissory note – related party	—	41,626
Total current liabilities	834,869	284,498
Deferred underwriting fee	13,140,000	—
Total Liabilities	13,974,869	284,498

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 27,600,000 and 0 shares at redemption value of approximately $10.27 and $0 per share as of December 31, 2025 and 2024, respectively	283,377,276	—

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 27,600,000 and 0 shares subject to possible redemption as of December 31, 2025 and 2024, respectively)	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding as of December 31, 2025 and 2024	690	690
Additional paid-in capital	—	24,310
Accumulated deficit	(13,197,985)	(42,620)
Total Shareholders’ Deficit	(13,197,295)	(17,620)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$284,154,850	$266,878

The accompanying notes are an integral part of these financial statements.

CARTESIAN GROWTH CORPORATION III

STATEMENTS OF OPERATIONS

		For the Period
		from October 29,
		2024
	For the	(Inception)
	Year Ended	through
	December 31,	December 31,
	2025	2024
General and administrative costs	$1,158,207	$42,620
Loss from operations	(1,158,207)	(42,620)
Other income:
Interest earned on investments held in Trust Account	7,377,276	—
Other income, net	7,377,276	—
Net income (loss)	$6,219,069	$(42,620)
Basic weighted average shares outstanding, Class A ordinary shares subject to redemption	18,197,802	—
Basic and diluted net income per share, Class A ordinary shares subject to redemption	$0.25	$—
Basic weighted average shares outstanding, Class B ordinary shares	6,593,407	6,900,000
Basic net income (loss) per share, Class B ordinary shares	$0.25	$(0.01)
Diluted weighted average shares outstanding, Class B ordinary shares	6,900,000	6,900,000
Diluted net income (loss) per share, Class B ordinary shares	$0.25	$(0.01)

The accompanying notes are an integral part of these financial statements.

CARTESIAN GROWTH CORPORATION III

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2025 AND

FOR THE PERIOD FROM OCTOBER 29, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

	Class B		Additional		Total
	Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance — October 29, 2024 (inception)	—	$—	$—	$—	$—
Class B ordinary shares issued to Sponsor	6,900,000	690	24,310	—	25,000
Net loss	—	—	—	(42,620)	(42,620)
Balance – December 31, 2024	6,900,000	690	24,310	(42,620)	(17,620)
Remeasurement of Class A ordinary shares to redemption amount	—	—	(9,722,332)	(19,374,434)	(29,096,766)
Sale of 6,800,000 Private Placement Warrants	—	—	6,800,000	—	6,800,000
Fair Value of Public Warrants at issuance	—	—	3,132,600	—	3,132,600
Allocated value of transaction costs to Class A shares	—	—	(234,578)	—	(234,578)
Net income	—	—	—	6,219,069	6,219,069
Balance – December 31, 2025	6,900,000	$690	$—	$(13,197,985)	$(13,197,295)

The accompanying notes are an integral part of these financial statements.

CARTESIAN GROWTH CORPORATION III

STATEMENTS OF CASH FLOWS

		For the Period
		from October 29,
		2024
	For the	(Inception)
	Year Ended	Through
	December 31,	December 31,
	2025	2024
Cash Flows from Operating Activities:
Net income (loss)	$6,219,069	$(42,620)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Payment of operation costs through promissory note	20,450	35,814
Formation costs paid through issuance of Class B ordinary shares	―	6,806
Interest earned on marketable securities held in Trust Account	(7,377,276)	―
Changes in operating assets and liabilities:
Prepaid insurance	(112,307)	―
Prepaid expenses	23,131	―
Long term prepaid insurance	(37,435)	―
Accrued expenses	759,869	―
Net cash used in operating activities	(504,499)	―
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(276,000,000)	―
Net cash used in investing activities	(276,000,000)	―
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	271,200,000	―
Proceeds from sale of Private Placements Warrants	6,800,000	―
Repayment of advances from related party	(37,433)	―
Repayment of promissory note - related party	(250,000)	―
Payment of offering costs	(583,905)	―
Net cash provided by financing activities	277,128,662	―
Net Change in Cash	624,163	―
Cash – Beginning of period	―	―
Cash – End of period	$624,163	$ ―
Non-Cash investing and financing activities:
Prepaid services contributed by Sponsor through promissory note - related party	$11,326	$—
Remeasurement of Class A ordinary shares to redemption value	$29,096,766	$—
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$12,790
Deferred costs included in accrued offering costs	$371,503	$242,872
Deferred offering costs paid through promissory note – related party	$176,598	$5,812
Deferred offering costs applied to prepaid expense	$—	$2,202
Deferred underwriting fee payable	$13,140,000	$—

The accompanying notes are an integral part of these financial statements.

CARTESIAN GROWTH CORPORATION III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Cartesian Growth Corporation III (the “Company”) is a blank check company incorporated as a Cayman Islands exempted corporation on October 29, 2024. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). Prior to the consummation of its initial public offering (“Initial Public Offering”), the Company had not, nor had anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any Business Combination target with respect to an initial Business Combination with the Company.

As of December 31, 2025, the Company has not commenced any operations. All activity for the period from October 29, 2024 (inception) through December 31, 2025 relates to the Company’s formation and the Initial Public Offering, which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. Subsequent to the Initial Public Offering, the Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering, which have been placed in the Trust Account. The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is CGC III Sponsor LLC (the “Sponsor”). The registration statements for the Company’s Initial Public Offering became effective on May 1, 2025. On May 5, 2025, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units”), which includes the full exercise by the underwriters of their over-allotment option of 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 6,800,000 Private Placement Warrants (the “Private Placement Warrants”) to the Sponsor and Cantor Fitzgerald & Co. (“Cantor”), the representative of the underwriters of the Initial Public Offering, at a price of $1.00 per warrant, generating gross proceeds of $6,800,000. Of those 6,800,000 Private Placement Warrants, the Sponsor purchased 4,400,000 Private Placement Warrants and Cantor purchased 2,400,000 Private Placement Warrants. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement Warrants, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less deferred underwriting commissions).

Transaction costs amounted to $18,821,468, consisting of $4,800,000 of cash underwriting fee, $13,140,000 of deferred underwriting fee and $881,468 of other offering costs.

The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

CARTESIAN GROWTH CORPORATION III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Following the closing of the Initial Public Offering on May 5, 2025, an amount of $276,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units, and a portion of the net proceeds from the sale of the Private Placement Warrants, was placed in a trust account (the “Trust Account”) and initially invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended Business Combination. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the Trust Account, the Company may, at any time (based on the management team’s ongoing assessment of all factors related to the Company’s potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of the Initial Public Offering, or by such earlier date as the Company’s board of directors may approve, or such other time period in which the Company must complete an initial Business Combination pursuant to an amendment to the Company’s amended and restated memorandum and articles of association (the “Articles”) approved by the Company’s shareholders (the “Completion Window”), subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a shareholder vote to amend the Articles to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company will provide the Company’s public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable, but without deduction for any excise or similar tax that may be due or payable), divided by the number of then-outstanding public shares. The amount in the Trust Account is initially anticipated to be $10.00 per public share.

The ordinary shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

The Company will have only the duration of the Completion Window to complete the initial Business Combination. However, if the Company is unable to complete its initial Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable, but without deduction for any excise or similar tax that may be due or payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will constitute full and complete payment for the public shares and completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

CARTESIAN GROWTH CORPORATION III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

The Sponsor, CGC III Sponsor DirectorCo LLC (“DirectorCo”), and the Company’s officers and directors have entered into letter agreements with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the Articles; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would not be voted in favor of approving the Business Combination) in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company (except for the Company’s independent registered public accounting firm), or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable (but without deduction for any excise or similar tax that may be due or payable), provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Liquidity and Capital Resources and Going Concern

The Company’s liquidity needs up to December 31, 2025 had been satisfied through the loan from the Sponsor under an unsecured promissory note (the “Sponsor Promissory Note”) of up to $250,000 (see Note 5). As of December 31, 2025, the Company had $624,163 cash and a working capital deficit of $94,730.

In order to fund finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of December 31, 2025 and 2024, the Company had no borrowings under the Working Capital Loans.

CARTESIAN GROWTH CORPORATION III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Codification (“ASC”) 205-40, “Presentation of Financial Statements - Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Window.

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. The Company adopted ASU 2023-07 on January 1, 2024. The amendments will be applied retrospectively to all prior periods presented in the accompanying financial statements (see Note 9).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

CARTESIAN GROWTH CORPORATION III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $624,163 and $0 in cash and no cash equivalents as of December 31, 2025 and 2024, respectively.

Investments Held in Trust Account

As of December 31, 2025, the assets held in the Trust Account, amounting to $283,377,276, were held in mutual funds primarily invested in U.S. Treasury Bills with a maturity of 185 days or less. At December 31, 2024, there were no assets held in the Trust Account.

Investments held in the Trust Account are presented at fair value at each balance sheet date, with unrealized gains and losses resulting from changes in fair value included in earnings as a component of interest and dividend income earned on investments held in the Trust Account in the accompanying statements of operations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the relative fair value method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares were charged to temporary equity and offering costs allocated to the public warrants and Private Placement Warrants were charged to shareholder’s deficit as public warrants and Private Placement Warrants after management’s evaluation were accounted for under equity treatment.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to its short-term nature.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

CARTESIAN GROWTH CORPORATION III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025 and 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Class A Ordinary Shares Subject to Possible Redemption

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and then to accumulated deficit. Accordingly, as of December 31, 2025, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. As of December 31, 2025, the Class A ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$276,000,000
Less:
Proceeds allocated to public warrants	(3,132,600)
Class A ordinary shares issuance costs	(18,586,890)
Plus:
Remeasurement of carrying value to redemption value	29,096,766
Class A ordinary shares subject to possible redemption, December 31, 2025	$283,377,276

Warrant Instruments

The Company accounted for the public warrants and Private Placement Warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned values.

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income by the weighted average number of shares of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as redeemable Class A ordinary shares and non-redeemable Class A and Class B ordinary shares. Remeasurement associated with the redeemable shares of Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.

CARTESIAN GROWTH CORPORATION III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement Warrants since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 20,600,000 Class A Ordinary Shares in the aggregate. As of December 31, 2025 and 2024, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares that then share in the earnings of the Company.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

			For the period from October 29,
	For the year ended		2024 (Inception) through
	December 31, 2025		December 31, 2024
		Non-		Non-
	Redeemable	redeemable	Redeemable	redeemable
	Class A	Class B	Class A	Class B
Basic net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$4,565,061	$1,654,008	$—	$(42,620)
Denominator:
Basic weighted average shares outstanding	18,197,802	6,593,407	—	6,900,000
Basic net income (loss) per ordinary share	$0.25	$0.25	$—	$(0.01)

			For the period from October 29,
	For the year ended		2024 (Inception) through
	December 31, 2025		December 31, 2024
		Non-		Non-
	Redeemable	redeemable	Redeemable	redeemable
	Class A	Class B	Class A	Class B
Diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$4,509,295	$1,709,774	$—	$(42,620)
Denominator:
Diluted weighted average shares outstanding	18,197,802	6,900,000	—	6,900,000
Diluted net income (loss) per ordinary share	$0.25	$0.25	$—	$(0.01)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statement.

CARTESIAN GROWTH CORPORATION III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering on May 5, 2025, the Company sold 27,600,000 Units, which includes a full exercise by the underwriters of their over-allotment option of 3,600,000 Units at a purchase price of $10.00 per Unit, generating gross proceeds of $276,000,000. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Warrants — As of December 31, 2025, there were 20,600,000 warrants outstanding, including 13,800,000 public warrants and 6,800,000 Private Placement Warrants. At December 31, 2024, there were no warrants outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the Class A ordinary share underlying such Unit.

Under the terms of the warrant agreement, the Company has agreed that, as soon as practicable, but in no event later than 20 business days after the closing of its initial Business Combination, it will use commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the Initial Public Offering or a new registration statement covering the registration under the Securities Act of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Company’s initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their public warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

CARTESIAN GROWTH CORPORATION III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00: The Company may redeem the outstanding warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and
●	if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the Company’s initial Business Combination and ending three business days before the Company sends the notice of redemption to the warrant holders.

In addition, if (x) we issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any founder shares held by our initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances and from our initial public offering), and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price above be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a subdivision of ordinary shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

CARTESIAN GROWTH CORPORATION III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering on May 5, 2025, the Sponsor and Cantor purchased an aggregate of 6,800,000 Private Placement Warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $6,800,000. Of those 6,800,000 Private Placement Warrants, the Sponsor purchased 4,400,000 Private Placement Warrants and Cantor purchased 2,400,000 Private Placement Warrants. Each Private Placement Warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

The Private Placement Warrants are identical to the public warrants sold in the Initial Public Offering except that, so long as they are held by the Sponsor, Cantor, or their permitted transferees, the Private Placement Warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to Private Placement Warrants held by Cantor and/or its designees, will not be exercisable more than five years from the commencement of sales in our initial public offering in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110(g)(8).

The Sponsor, DirectorCo, and the Company’s officers and directors have entered into letter agreements with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the Articles (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination) in favor of the initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On November 12, 2024, the Sponsor and DirectorCo made a capital contribution of an aggregate of $25,000, or approximately $0.004 per share, to cover certain of the Company’s expenses, for which the Company issued an aggregate of 5,750,000 founder shares to the Sponsor and DirectorCo. On May 1, 2025, pursuant to a share recapitalization, the Company issued an additional 1,150,000 founder shares to the Sponsor (with DirectorCo waiving its entitlement to be issued additional founder shares in connection therewith and directing the Company to issue its allotment to the Sponsor), resulting in the Company’s initial shareholders holding an aggregate of 6,900,000 founder shares. On May 2, 2025, the underwriters exercised their over-allotment option in full, which was settled as part of the closing of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 900,000 founder shares are no longer subject to forfeiture by the Sponsor.

CARTESIAN GROWTH CORPORATION III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

The Company’s initial shareholders have agreed not to transfer, assign or sell any of their founder shares and any Class A ordinary shares issued upon conversion thereof until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial shareholders with respect to any founder shares (the “Lock-up”). Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the founder shares will be released from the Lock-up.

Promissory Note — Related Party

The Sponsor had agreed to loan the Company an aggregate of up to $250,000 to be used for a portion of the expenses of the Initial Public Offering. The loan was non-interest bearing, unsecured and due at the earlier of May 31, 2025 or the closing of the Initial Public Offering. As of May 5, 2025, the Company had borrowed $250,000 under the Sponsor Promissory Note and was simultaneously paid with the closing of the Initial Public Offering. Borrowings under the Sponsor Promissory Note are no longer available.

Administrative Services Agreement

Commencing on May 1, 2025, the effective date of the registration statements for the Initial Public Offering, the Company entered into an agreement with the Sponsor to pay an aggregate of $10,000 per month for office space, utilities, and secretarial and administrative support. For the year ended December 31, 2025, the Company incurred $80,000, in fees for these services, of which $50,000 was paid. As of December 31, 2025 and 2024, the Company had accrued $30,000 and $0 on the balance sheet, respectively.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of December 31, 2025 and 2024, no such Working Capital Loans were outstanding.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing global conflicts in the Middle East, Europe, and Latin America. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

CARTESIAN GROWTH CORPORATION III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

On July 4, 2025, the U.S. government enacted tax reform, commonly referred to as the One Big Beautiful Bill Act (“OBBB”). OBBB amends U.S. tax law, including provisions related to bonus depreciation, interest expense limitation, research and development, global intangible low-taxed income, foreign derived intangible income and base erosion and anti-abuse tax. The Company evaluated the provisions of the OBBB and determined that adoption of the new law did not have a material impact on its financial statements or related disclosures.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Registration Rights

The holders of the founder shares (and the Class A ordinary shares issuable upon conversion of the founder shares), Private Placement Warrants (and the Class A ordinary shares underlying such Private Placement Warrants), and private placement equivalent-warrants that may be issued upon conversion of the Working Capital Loans have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the initial Business Combination pursuant to a registration rights agreement signed on May 1, 2025, the effective date of the registration statements for the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. Notwithstanding anything to the contrary, Cantor may only make a demand on one occasion and only during the five-year period beginning from the commencement of sales in the Initial Public Offering. In addition, Cantor may participate in a “piggy-back” registration only during the seven-year period beginning from the commencement of sales in the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from May 1, 2025, the effective date of the registration statements for the Initial Public Offering, to purchase up to an additional 3,600,000 Units to cover over-allotments, if any, at the Initial Public Offering price less underwriting discounts and commissions. On May 2, 2025, the underwriters fully exercised their over-allotment option, closing on the 3,600,000 additional Units simultaneously with the Initial Public Offering.

The underwriters were entitled to a cash underwriting discount of $4,800,000, which was paid in cash to the underwriters at the closing of the Initial Public Offering.

Additionally, the underwriters are entitled to a deferred underwriting discount of 4.50% of the gross proceeds of the Initial Public Offering held in the Trust Account, other than the gross proceeds from Units sold pursuant to the underwriters’ over-allotment option, and 6.50% of the gross proceeds from Units sold pursuant to the underwriters’ over-allotment option, or $13,140,000 in the aggregate upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

On December 17, 2025, the Company entered into a Fee Modification Agreement with Cantor in connection with its contemplated business combination with Factorial Inc., pursuant to which Cantor agreed to modify the previously agreed $13,140,000 deferred underwriting commission. If the business combination with Factorial Inc. is consummated, the Company (or the target or successor) will pay Cantor a non-refundable modified deferred fee payable at closing equal to $3.75 million plus amounts based on the value of public shares not redeemed in the transaction, subject to an aggregate cap of $13.0 million.

CARTESIAN GROWTH CORPORATION III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Business Combination Agreement

On December 17, 2025, the Company, Fenway MS, Inc., a Delaware corporation (“Merger Sub”), and Factorial Inc., a Delaware corporation (“Factorial”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). The Business Combination Agreement and the transactions contemplated thereby (the “Business Combination”) were unanimously approved by the boards of directors and special committees comprised of independent and disinterested members of the boards of directors of each of CGC and Factorial. The Business Combination is expected to close in mid-2026, following the receipt of the requisite approvals of CGC shareholders and Factorial stockholders and the fulfillment of other customary closing conditions.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, Sponsor and Factorial entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor, as a holder of the Company’s Class B ordinary shares (the “Sponsor Shares”), has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the Business Combination, (ii) waive any adjustment to the conversion ratio set forth in the governing documents of the Company or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination, (iv) be bound by certain transfer restrictions with respect to its shares in the Company prior to the closing of the Business Combination, (v) be subject to certain transfer restrictions provided in the New Factorial Bylaws, and (vi) waive redemption rights with respect to the Sponsor Shares, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

PIPE Financing

Concurrently with the execution of the Business Combination Agreement, the Company entered into a Stock Purchase Agreement (the “Sponsor Stock Purchase Agreement”) with an affiliate of the Sponsor (the “Sponsor Investor”) and a Stock Purchase Agreement (the “Institutional Investor Stock Purchase Agreement,” and together with the Sponsor Stock Purchase Agreement, “Investor Stock Purchase Agreements”) with a certain institutional investor (the “Institutional Investor,” and together with the Sponsor Investor, the “PIPE Investors”).

Pursuant to the Investor Stock Purchase Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the PIPE Investors, at the closing of the Business Combination, an aggregate of 9,927,184 shares of New Factorial Series A Common Stock, at an average subscription price of $10.08 per share (assuming a Redemption Price (as defined in the Company’s certificate of incorporation) of $10.30 per share) for aggregate gross proceeds of $100,000,000 (the “PIPE Financing”). The Institutional Investor subscribed for 7,500,000 shares of New Factorial Series A Common Stock at a subscription price of $10.00 per share, and the Sponsor Investor subscribed for 2,427,184 shares of New Factorial Series A Common Stock (assuming a Redemption Price of $10.30 per share) at a subscription price equal to the Redemption Price. Pursuant to the Investor Stock Purchase Agreements, the Sponsor will transfer at the closing of the Business Combination (which transfer may be indirectly through forfeiture and reissuance) an aggregate of 750,000 shares of New Factorial Series A Common Stock to the Institutional Investor and 250,000 shares of New Factorial Series A Common Stock to the Sponsor Investor. The average subscription prices are $9.09 per share and $9.34 per share for the Institutional Investor and the Sponsor Investor, respectively, assuming a Redemption Price of $10.30 per share and taking into account the foregoing transfers from the Sponsor.

CARTESIAN GROWTH CORPORATION III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Registration Rights Agreement

In connection with the closing of the Business Combination, New Factorial (the resulting post-Closing entity, “New Factorial”), Sponsor, Cantor and certain stockholders of Factorial will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, among other things, New Factorial will agree that, within 30 calendar days following the closing of the Business Combination, New Factorial will file with the SEC (at New Factorial’s sole cost and expense) a registration statement registering the resale of certain shares of New Factorial Series A Common Stock held by or issuable to the parties thereto (the “Resale Registration Statement”), and New Factorial will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each. At December 31, 2025 and 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 200,000,000 Class A ordinary shares at par value of $0.0001 each. At December 31, 2025 and 2024, there were no shares of Class A ordinary shares issued or outstanding, excluding the 27,600,000 and 0 shares subject to possible redemption, respectively.

Class B Ordinary Shares — The Company is authorized to issue a total of 20,000,000 Class B ordinary shares at par value of $0.0001 each. On November 12, 2024, the Company issued an aggregate of 5,750,000 Class B ordinary shares to the Sponsor and DirectorCo for $25,000, or approximately $0.004 per share. On May 1, 2025, pursuant to a share recapitalization, the Company issued an additional 1,150,000 founder shares to the Sponsor (with DirectorCo waiving its entitlement to be issued additional founder shares in connection therewith and directing the Company to issue its allotment to the Sponsor), resulting in the Company’s initial shareholders holding an aggregate of 6,900,000 founder shares. On May 2, 2025, the underwriters exercised their over-allotment option in full, which was settled as part of the closing of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 900,000 founder shares are no longer subject to forfeiture by the Sponsor.

The founder shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of (i) the total number of all Class A ordinary shares outstanding upon the completion of the Initial Public Offering (including any Class A ordinary shares issued pursuant to the underwriters’ over-allotment option and excluding the Class A ordinary shares underlying the Private Placement Warrants), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued, in connection with the closing of the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or any of its affiliates or to the Company’s officers or directors upon conversion of Working Capital Loans) minus (iii) any redemptions of Class A ordinary shares by public shareholders in connection with an initial Business Combination; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

CARTESIAN GROWTH CORPORATION III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the Articles or as required by the Companies Act (Revised) of the Cayman Islands, as the same may be amended from time to time, or stock exchange rules, an ordinary resolution under Cayman Islands law and the Articles, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company, is generally required to approve any matter voted on by the Company’s shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company, and pursuant to the Articles, such actions include amending the Articles and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the Company’s initial Business Combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the initial Business Combination, only holders of the Class B ordinary shares will (i) have the right to vote on the appointment and removal of directors and (ii) be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of the Class A ordinary shares will not be entitled to vote on these matters during such time. These provisions of the Articles may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2025, investments held in the Trust Account were held in mutual funds primarily invested in U.S. Treasury Bills with a maturity of 185 days or less. The estimated fair values of investments held in Trust Account are determined using available market information. Fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets.

CARTESIAN GROWTH CORPORATION III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

The following table presents information about the Company’s assets and liabilities that are measured at fair value as of December 31, 2025 and 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	December 31, 2025	December 31, 2024
Investments held in Trust Account	1	$283,377,276	$—

The fair value of the public warrants was $3,132,600 or $0.227 per public warrant, and the fair value of the private placement warrants was $1,567,638 or $0.231 per private placement warrant. The fair value of both the public and private placement warrants was determined using Monte Carlo Simulation Model. Both instruments are classified within shareholders’ deficit and will not require remeasurement after issuance.

The following table presents the quantitative information regarding market assumptions used in the valuation of the public and private placement warrants:

May 5, 2025
Volatility	5.7%
Risk free rate	3.79%
Market implied likelihood of completing a Business Combination	17.2%
Share price	$9.886
Weighted terms (Yrs)	2.86

The market implied likelihood of completing a Business Combination was determined by analyzing the quoted market prices of the rights for similar companies that included rights in their units. The criteria used was:

Criteria	Low	High
IPO proceeds ($M)	55	250
Warrant coverage	—	1
Rights coverage (per unit)	0.05	0.20
Remaining months to complete	9	22

NOTE 9. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

CARTESIAN GROWTH CORPORATION III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	December 31, 2025	December 31, 2024
Cash	$624,163	$—
Investments held in Trust Account	$283,377,276	$—

		For the Period
	For the	from October 29, 2024
	Year Ended	(Inception) Through
	December 31, 2025	December 31, 2024
General and administrative costs	$1,158,207	$42,620
Interest earned on investments held in Trust Account	$7,377,276	$—

General and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Business Combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs are the significant segment expenses provided to the CODM on a regular basis.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date and through the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Factorial Inc.

Consolidated Financial Statements as of and for the Years Ended

December 31, 2025, and 2024 and Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Factorial Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Factorial Inc. and its subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit of $255,576 at December 31, 2025, incurred a net loss of $73,845, and used $30,162 of cash in its operations for the year ended December 31, 2025. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2025.

Boston, Massachusetts

March 26, 2026

FACTORIAL INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$28,891	$48,252
Receivables under collaboration agreements (includes $1,000 and $581 as related party as of December 31, 2025, and 2024, respectively)	1,152	589
Deferred transaction costs	1,423	—
Prepaid expenses and other current assets (includes $1,110 and $0 as related party as of December 31, 2025, and 2024, respectively)	1,425	797
Total current assets	32,891	49,638
Restricted cash	881	3,169
Property and equipment, net	21,276	47,690
Operating lease right-of-use assets, net	7,576	8,769
Finance lease right-of-use assets, net	—	6,767
Other non-current assets (related party)	160	—
TOTAL ASSETS	$62,784	$116,033
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable (includes $190 and $0 as related party, as of December 31, 2025, and 2024, respectively)	$741	$472
Accrued expenses	2,981	2,023
Operating lease liabilities, current portion	1,357	1,211
Financing lease liabilities, current portion	—	713
Total current liabilities	5,079	4,419
Operating lease liabilities, net of current portion	7,180	8,537
Financing lease liabilities, net of current portion	—	8,773
Convertible promissory notes - related parties, at fair value	18,889	—
Warrant liabilities for Series B-1 and Series D redeemable convertible preferred stock (includes $2,770 and $1,471 to related parties as of December 31, 2025, and 2024, respectively)	3,378	1,148
Total liabilities	34,526	22,877
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock (Note 8):
Series A-1 redeemable convertible preferred stock, $0.0001 par value; 1,234,568 shares authorized, issued and outstanding as of December 31, 2025, and 2024. Liquidation preference of $3,000 as of December 31, 2025.	327	327
Series A-2 redeemable convertible preferred stock, $0.0001 par value; 2,362,204 shares authorized, issued and outstanding as of December 31, 2025, and 2024. Liquidation preference of $6,000 as of December 31, 2025.	655	655
Series B-1 redeemable convertible preferred stock, $0.0001 par value; 2,738,469 shares authorized; 2,718,539 shares issued and outstanding as of December 31, 2025, and 2024 Liquidation preference of $22,166 as of December 31, 2025.	2,169	2,169
Series C-1 redeemable convertible preferred stock, $0.0001 par value; 3,570,724 shares authorized, issued and outstanding as of December 31, 2025, and 2024. Liquidation preference of $28,423 as of December 31, 2025.	28,303	28,303
Series C-2 redeemable convertible preferred stock, $0.0001 par value; 2,513,698 shares authorized, issued and outstanding as of December 31, 2025, and 2024. Liquidation preference of $26,857 as of December 31, 2025.	26,013	26,013

See accompanying notes to consolidated financial statements.

FACTORIAL INC.

CONSOLIDATED BALANCE SHEETS (Continued)

(In thousands, except share and per share data)

	As of December 31,
	2025	2024
Series D redeemable convertible preferred stock, $0.0001 par value; 7,625,734 shares authorized; 5,950,204 shares issued and outstanding as of December 31, 2025, and 2024. Liquidation preference of $202,385 as of December 31, 2025.	192,185	192,185
Total redeemable convertible preferred stock	249,652	249,652
Stockholders’ deficit:
Common stock, $0.0001 par value; 32,000,000 shares authorized as of December 31, 2025, and 2024. 5,039,438 and 5,016,051 shares issued and outstanding as of December 31, 2025, and 2024, respectively.	—	—
Additional paid-in capital	34,661	25,193
Accumulated deficit	(255,576)	(181,731)
Accumulated other comprehensive (loss) income	(445)	76
Treasury stock, at cost; 108,466 shares as of December 31, 2025, and 2024	(34)	(34)
Total stockholders’ deficit	(221,394)	(156,496)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT	$62,784	$116,033

See accompanying notes to consolidated financial statements.

FACTORIAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Year Ended December 31,
	2025	2024
Operating expenses:
Research and development, net (includes $405 and $3,389 of related party research and development reimbursement, net, during the years ended December 31, 2025, and 2024, respectively)	$(24,323)	$(31,809)
Selling, general and administrative (includes $190 and $2,820 of related party expenses, during the years ended December 31, 2025, and 2024, respectively)	(22,202)	(24,711)
Loss on impairment and lease termination	(17,063)	—
Loss from operations	(63,588)	(56,520)
Other (expense) income, net:
Financing costs related to issuance of convertible promissory notes - related parties	(4,608)	—
Change in fair value of convertible promissory notes - related parties	(4,389)	—
Change in fair value of warrant liabilities (includes related party loss of $1,736 and gain of $407 during the years ended December 31, 2025, and 2024, respectively)	(2,230)	488
Other (expenses) income, net	970	1,688
Total other (expenses) income, net	(10,257)	2,176
Loss before provision for income taxes	(73,845)	(54,344)
Provision for income taxes	—	—
Net loss	$(73,845)	$(54,344)
Net loss attributable to common stockholders - basic and diluted (Note 13)	$(73,845)	$(54,344)
Net loss per share attributable to common stockholders - basic and diluted (Note 13)	$(14.69)	$(10.85)
Weighted-average common stock outstanding - basic and diluted (Note 13)	5,026,704	5,009,250

See accompanying notes to consolidated financial statements.

FACTORIAL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Year Ended December 31,
	2025	2024
Net loss	$(73,845)	$(54,344)
Other comprehensive loss, net of tax
Foreign currency translation adjustments	(521)	(37)
Other comprehensive loss, net of tax	$(521)	$(37)
Comprehensive loss	$(74,366)	$(54,381)
Comprehensive loss attributable to stockholders	$(74,366)	$(54,381)

See accompanying notes to consolidated financial statements.

FACTORIAL INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

	REDEEMABLE
	CONVERTIBLE						ACCUMULATED
	PREFERRED STOCK		COMMON STOCK		ADDITIONAL		OTHER	TREASURY	TOTAL
	$0.0001 PAR VALUE		$0.0001 PAR VALUE		PAID-IN	ACCUMULATED	COMPREHENSIVE	STOCK	STOCKHOLDERS’
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	DEFICIT	INCOME (LOSS)	AT COST	DEFICIT
BALANCE, December 31, 2023	18,349,937	$249,652	5,006,697	$—	$16,055	$(127,387)	$113	$(34)	$(111,253)
Issuance from stock option exercises	—	—	9,354	—	13	—	—	—	13
Stock based compensation	—	—	—	—	9,125	—	—	—	9,125
Foreign currency translation adjustments	—	—	—	—	—	—	(37)	—	(37)
Net loss	—	—	—	—	—	(54,344)	—	—	(54,344)
BALANCE, December 31, 2024	18,349,937	$249,652	5,016,051	$—	$25,193	$(181,731)	$76	$(34)	$(156,496)
Issuance from stock option exercises	—	—	5,477	—	19	—	—	—	19
Issuance from vesting of RSAs	—	—	17,910	—	—	—	—	—	—
Stock based compensation	—	—	—	—	9,449	—	—	—	9,449
Foreign currency translation adjustments	—	—	—	—	—	—	(521)	—	(521)
Net loss	—	—	—	—	—	(73,845)	—	—	(73,845)
BALANCE, December 31, 2025	18,349,937	$249,652	5,039,438	$—	$34,661	$(255,576)	$(445)	$(34)	$(221,394)

See accompanying notes to consolidated financial statements.

FACTORIAL INC.

CONSOLIDATED STATEMENTS OF Cash flow

(In thousands, except share and per share data)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(73,845)	$(54,344)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,733	9,131
Non-cash lease expenses and amortization	1,194	1,248
Stock-based compensation	9,449	9,125
Financing costs related to issuance of convertible promissory notes - related parties	4,608	—
Change in fair value of convertible promissory notes - related parties	4,389	—
Change in fair value of warrant liability	2,230	(488)
Loss on disposal of property and equipment	123	100
Loss on impairment and lease termination	17,063	—
Unrealized foreign exchange (gain) loss	(52)	880
Non-cash interest	101	209
Changes in operating assets and liabilities:
Receivables under collaboration agreements	(563)	306
Prepaid expenses and other current assets	(625)	150
Other non-current assets	(160)	—
Accounts payable	270	(1,626)
Accrued expenses	134	(688)
Operating lease liabilities	(1,211)	(1,213)
Net cash used in operating activities	(30,162)	(37,210)
Cash flows from investing activities:
Property and equipment expenditures	(1,049)	(1,023)
Advances on property and equipment	(45)	(960)
Proceeds from disposal of property and equipment from lease termination	2,400	—
Proceeds from disposal of property and equipment	20	106
Net cash provided (used) in investing activities	1,326	(1,877)
Cash flows from financing activities:
Proceeds from stock option exercises	19	13
Payment for termination of finance lease	(2,000)	—
Principal paid on finance lease liability	(611)	(829)
Financing costs related to issuance of convertible promissory notes - related parties	(108)	—
Proceeds from convertible promissory notes	10,000	—
Net cash provided (used) in financing activities	7,300	(816)
Effects of exchange rate change on cash, cash equivalents and restricted cash	(113)	(215)
Net change in cash, cash equivalents and restricted cash	(21,649)	(40,118)
Beginning cash, cash equivalents and restricted cash	51,421	91,539
Ending cash, cash equivalents and restricted cash	$29,772	$51,421
Supplemental disclosures:
Cash paid during the year for:
Interest	$873	$563
Non-cash investing and financing activities:
Purchases of property and equipment included in accrued expenses	$—	$608
Financing costs related to issuance of convertible promissory notes - related parties	$4,500	$—
Deferred transaction costs included in accrued expenses	$1,423	$—
Finance lease ROU assets and lease liabilities derecognized upon lease termination	$6,101	$—
The following table presents the Company’s cash, cash equivalents and restricted cash by category in the Company’s Consolidated Balance Sheets:
Cash and cash equivalents	$28,891	$48,252
Restricted cash	881	3,169
Total cash, cash equivalents and restricted cash	$29,772	$51,421

See accompanying notes to consolidated financial statements.

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Note 1 - The Company

Nature of Operations

Factorial Inc. (“Factorial”, the “Company”, or “we”) is a developer and manufacturer of advanced battery energy storage technologies and solid-state battery (“SSB”) technology. The technologies developed are expected to create a more sustainable future with high-performance batteries for electric vehicles, homes, and critical applications. As of December 31, 2025, the Company had four wholly owned subsidiaries: Factorial Security Corporation, which was formed under the laws of the Commonwealth of Massachusetts in December 2021 as a Massachusetts security corporation; Factorial Korea Ltd., which was formed in Korea in April 2022; Factorial Germany GmbH, which was formed in Germany in April 2022; Factorial Japan KK was formed in Japan in July 2022. Factorial Korea Ltd. is a manufacturing facility, while Factorial Germany GmbH is a sales office. On December 9, 2025, the Company initiated the official dissolution process for Factorial Japan KK. The dissolution notice was published in the Official Gazette dated December 24, 2025. The completion of liquidation can be registered two months after the publication of this notice and is yet to be completed as of the issuance of the 2025 financial statements and the entity financial results are included in the consolidated financial results. As of December 31, 2025, the Company has not derived revenue from its principal business activities.

Risks and Uncertainties

Since its inception, the Company has devoted its efforts principally to research and development activities. The Company is subject to risks and uncertainties common to pre-revenue companies in the clean energy industry, including, but not limited to, the successful development, commercialization and marketing of products, fluctuations in operating results and financial risks, fluctuations in foreign exchange, protection of proprietary knowledge and patent risks, supply chain risks, dependence on key personnel, competition, technological risks, vulnerability to cyber-attacks, customer demand, compliance with governmental regulations and management of organizational and expense growth. Current and future technology programs will require significant research and development efforts, including testing of our constituent materials and designed parts, manufacturing process development and investment in additional plant and equipment for product development, and building prototypes and testing of our battery cells, prior to commercialization of our products. Even if proved commercially viable, we must engage original equipment manufacturers (“OEMs”) to develop products incorporating our SSB technologies and manufactured battery components. Additional discussion of our efforts to engage interested parties in evaluating our future products is provided under the Collaboration Arrangements heading of Note 2 - Summary of Significant Accounting Policies. These efforts will require significant amounts of additional capital and adequate personnel and infrastructure. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

As of December 31, 2025, the Company had approximately $28,891 of cash and cash equivalents and $881 in restricted cash. The Company has a relatively limited operating history, and the revenue and income potential of the Company’s business and market are unproven. The Company has experienced net losses and negative cash flows from operations since its inception and, as of December 31, 2025, the Company had an accumulated deficit of $255,576. During the year ended December 31, 2025, the Company incurred a net loss of $73,845 and had cash used in operations of $30,162. The Company expects it will continue to incur significant costs including research and development expenses related to its ongoing operations until it successfully develops a commercial product and achieves revenues adequately to support the Company’s operations.

From inception to December 31, 2025, the Company has funded its operations primarily with proceeds from the sale of convertible preferred stock and common stock, as well as through funding from its joint development agreements (“JDAs”). Based on its current operating plan, the Company estimates that its cash and cash equivalents as of the issuance of these financial statements will be sufficient to fund its operating expenses and capital expenditure requirements into the fourth quarter of 2026. The Company has based this estimate on assumptions that may prove to be wrong and could deplete its liquid resources sooner than it currently expects. The Company’s liquid resources may not be sufficient to fund operations through at least the next twelve months from the date that these consolidated financial statements are issued based on its expected cash needs, which raises substantial doubt about the Company’s ability to continue as a going concern.

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

As the Company continues to pursue its business plan, it expects to finance its operations through a business combination with Cartesian Growth Corporation III, a special purpose acquisition company (SPAC), which was agreed to on December 17, 2025. The business combination also includes $100,000 in new liquidity committed by institutional investors in a private placement of common stock. However, there can be no assurance that the business combination will successfully close. If events or circumstances occur such that the Company does not obtain additional funding or complete the business combination, it may be necessary to significantly reduce its scope of operations to reduce the current rate of spending through actions such as reductions in staff and the need to delay, limit, reduce research and development or future commercialization efforts.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates continuing of operations along with the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. Management’s plans identified above do not mitigate the conclusion that there is a substantial doubt about the Company’s ability to continue as a going concern.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements and notes to the consolidated financial statements have been prepared in accordance with accounting standards generally accepted in the United States of America (“U.S. GAAP”) as organized in the Accounting Standards Codification (“ASC”) administrated by the Financial Accounting Standards Board (“FASB”).

The accompanying consolidated financial statements include the accounts of the Company and its four wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements in accordance with the provisions under ASC Topic 810 Consolidation.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the amounts of expenses during the reporting period. On an ongoing basis, the Company’s management evaluates its estimates, judgments, and methodologies. Significant estimates and assumptions in the consolidated financial statements include those related to warrant liabilities, convertible promissory notes and stock-based compensation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ materially from these estimates under different assumptions or conditions. Changes in estimates are reflected in reported results in the period in which they become known.

Foreign Currency

The Company measures items included in the consolidated financial statements of each of its entities using the currency of the primary economic environment in which the entity operates. The Company presents these consolidated financial statements in USD.

The Company translates foreign currency transactions into the functional currency using the exchange rates prevailing at the dates of the transactions. The Company recognizes foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates within other income (expense), net, in the consolidated statements of operations. For the years ended December 31, 2025, and 2024, the Company had a gain of $52 and a loss of $880 in foreign exchange unrealized gains and losses, respectively, recorded in other income (expense).

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

For presentation purposes, the Company translates all assets and liabilities denominated in foreign currencies into USD using exchange rates in effect as of the date of the balance sheet date. The Company translates expense transactions at the monthly average exchange rates, and the Company translates certain specific equity transactions at the exchange rate in effect at the time of the transaction. The Company recognizes all resulting exchange differences within currency translation adjustment in the consolidated statements of comprehensive loss and as a separate component of stockholders’ equity.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash in bank deposit and money market accounts (refer to Note 3) which, at times, may exceed the federal insurance limit. Restricted cash are restricted deposits and are pledged in favor of the bank as security for guaranties issued by the bank to the landlords of the Company’s leased office spaces.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated statements of operations as gain or loss on disposal of property and equipment. Major replacements and improvements are capitalized, while general repairs and maintenance are charged to expense as incurred. Costs for capital assets not yet placed in service have been capitalized as construction in progress or advances to fixed asset vendors and are depreciated in accordance with the below guidelines once placed into service.

Long-lived assets, such as property and equipment, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with ASC Topic 360, “Property, Plant, and Equipment.” Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cashflow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed before the end of its estimated useful life.

Recoverability of assets is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by an asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized at the amount by which the carrying amount exceeds the estimated fair value of the asset. The estimated fair value is determined using a discounted cash flow analysis. Any impairment in value is recognized as an expense in the period when the impairment occurs. The Company recognized a loss on impairment and lease termination of $17,063 for the year ended December 31, 2025, see Note 4. The Company did not recognize any impairment charges associated with long- lived assets for the year ended December 31, 2024.

Depreciation is computed using the straight-line method over the following estimated useful lives:

Assets	Years
Leasehold improvements	Lesser of lease term or useful life
Machinery and equipment	7-10
Furniture and fixtures	5
Computer and software	3
Buildings	20
Building Fixtures	7

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Collaboration Arrangements

The Company enters into collaborative arrangements with various parties individually through joint development agreements (“JDAs”) to evaluate and test its technology. The agreements are executed in anticipation of entering into either a purchasing agreement for the Company’s sellable products or jointly developing a commercialized product. As part of the JDAs, the counterparty may either reimburse the Company for certain costs incurred through a fixed fee payment or per unit payment or share certain costs with the Company.

The Company assesses each collaborative arrangement to determine whether it is in scope for ASC Topic 808, Collaborative Arrangements (“ASC 808”). In making the determination, the Company considers whether the arrangement involves joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards that are dependent on the commercial success of such activities. All of the JDAs entered into by the Company have been concluded to be arrangements within the scope of ASC 808. As a result, payments received/paid from/to the counterparties have been netted against the research and development expenses incurred by the Company.

In 2021, the Company entered into JDAs with Hyundai Motor Company and Kia Corporation (collectively, “HMC”), Mercedes-Benz and Stellantis Europe, S.p.A (f/k/a FCA Italy, S.p.A) (“Stellantis Europe”). In August, 2025, the Company amended its JDA with Mercedes-Benz and simultaneously terminated the Stellantis Europe agreement and entered into a new JDA with FCA US LLC, an affiliate of Stellantis Europe and Stellantis Ventures B.V. (collectively, “Stellantis”). For the year ended December 31, 2025, the amounts received from third parties under JDAs were approximately $1,295. As part of the JDA with Stellantis, the Company paid $2,000 for development of demo car services as further described in Note 15.

For the years ended December 31, 2025, and 2024, the amounts received from third parties under JDAs were approximately $1,295 and $3,389, respectively, and were recorded within research and development, net in the consolidated statements of operations.

Reserve for Credit Losses

The Company’s receivables relate to reimbursements due under its JDAs represented as “Receivables under collaboration agreements” on its consolidated balance sheets as of December 31, 2025, and 2024. The reserve for credit losses (“allowance”) is established at the origination of a receivable in accordance with ASC Topic 326 Credit Losses - Measurement of Credit Losses on Financial Instruments (“ASC 326”). ASC 326 requires the Company to estimate the lifetime expected credit losses on such instruments and to record an allowance to offset the receivables. Company’s receivables are recognized when the related reimbursable costs are incurred in accordance with the terms of the respective JDA and collection is considered probable. The Company evaluates such receivables for collectability and records an allowance for expected credit losses in accordance with ASC 326. The allowance is estimated using relevant available information, including historical collection experience, the financial condition of the collaborator, current economic conditions, and reasonable and supportable forecasts.

As of December 31, 2025, and, 2024, the Company determined that any expected credit losses associated with receivables under collaboration agreements were immaterial. Accordingly, no allowance for credit losses has been recorded.

Research and Development

Research and development costs are expensed as incurred. Research and development costs consist of expenses incurred in performing research and development activities, including salaries and benefits, materials and supplies, stock-based compensation expense, contract services, depreciation of fixed assets used to conduct research and development activities, and other outside expenses. Costs for external development activities are recognized based on an evaluation of the progress to completion of specific tasks using information provided to the Company by its vendors. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected on the consolidated balance sheets as prepaid expenses, other current assets, or accrued expenses, and in the consolidated statements of operations as research and development.

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Deferred Transaction Costs

The Company complies with the requirements of ASC 340, Other Assets and Deferred Costs, with regards to transaction costs. Prior to the completion of the transaction (potential business combination with Cartesian Growth Corporation III as mentioned in Note 1), direct transaction costs are capitalized as deferred transaction costs. If the transaction is completed, the deferred transaction costs are charged to additional paid-in capital and offset the proceeds received from the potential business combination. As of December 31, 2025, and 2024, the Company had $1,423 and $0 of deferred transaction costs incurred, respectively.

Redeemable Convertible Preferred Stock Warrant Liabilities

Warrants to purchase shares of redeemable convertible preferred stock are classified as liabilities on the consolidated balance sheets at fair value upon issuance because the underlying shares of redeemable convertible preferred stock are redeemable outside of the control of the Company. The initial liability recorded is adjusted for changes in the fair value at each reporting date and recorded as other income/expense in the accompanying Company’s statement of operations. Factorial will continue to adjust the convertible preferred stock warrant liability for changes in fair value until the earlier of the exercise of the warrants, at which time the liability will be reclassified to redeemable convertible preferred stock, or the expiration of the warrants, at which time the entire remaining amount would be reversed and reflected in the Company’s accompanying statement of operations. The redeemable convertible preferred stock warrant liabilities will increase or decrease each period based on the fluctuations of the fair value of the underlying security.

Changes in the fair value of the redeemable convertible preferred stock warrants are recorded as gains or losses in the Company’s consolidated statements of operations in each reporting period. For the year ended December 31, 2025, and 2024, the Company recorded a loss on the change in fair value of redeemable convertible preferred stock warrants of $2,230 and a gain of $488, respectively.

Convertible Promissory Notes - Related Parties, Fair Value

On August 1, 2025, the Company entered into a total of $10,000 Convertible Promissory Note Agreement (“the August 2025 Notes”) with existing investors. The Company determined that it is eligible for the fair value option election in connection with the Convertible Promissory Note Agreement. The Convertible Promissory Note Agreement meets the definition of a “recognized financial liability” which is an acceptable financial instrument eligible for the fair value option under ASC Topic 825 Financial Instruments (“ASC 825”). At the date of issuance, the fair value of the Convertible Promissory Notes were derived using the scenario-based method (“SBM”) as further described in Note 3. The fair value option election was made to enhance the relevance and transparency of information presented related to the features embedded in the Convertible Promissory Notes. The notes were issued to related parties as further described in Note 15. Due to the terms of the agreement, the fair value of the notes, on the date of issuance, was more than the proceeds received, which was determined to be a cost of financing, and on August 1, 2025, upon issuance, the Company recognized non-cash financing costs related to issuance of convertible promissory notes of $4,500 and an issuance cost of $108.

Changes in the fair value of the Convertible Promissory Notes are recorded as gains or losses in the Company’s consolidated statements of operations in each reporting period. For the year ended December 31, 2025, the Company recorded a loss on the change in fair value of convertible promissory notes of $4,389.

Contingencies

The Company records accruals for contingencies when a loss is probable, and the amount of the loss can be reasonably estimated.

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Leases

The Company is accounting for leases in accordance with ASC Topic 842, Leases (“ASC 842”), which requires lessees to recognize lease liabilities and right-of-use (“ROU”) assets on the balance sheet for leases with lease terms of more than twelve months. The Company determines whether an arrangement contains a lease at contract inception based on whether the arrangement involves the use of a physically distinct identified asset and whether the Company has the right to obtain substantially all of the economic benefits from the use of the asset throughout the period as well as the right to direct the use of the asset.

ROU lease assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments. Both the ROU lease asset and liability are recognized at the lease commencement date based on the present value of the lease payments over the lease term. The Company’s leases do not provide an implicit borrowing rate that can readily be determined. Therefore, the Company applies a discount rate based on the incremental borrowing rate, which is determined using other information available as of the lease commencement date. Lease liabilities are increased by interest and reduced by payments each period, and the ROU asset is amortized over the lease term. An operating lease ROU asset is initially recognized as equal to the lease liability adjusted for any lease prepayments and initial direct costs. For operating leases, interest on the lease liability and the amortization of the ROU asset result in a straight-line expense over the lease term. For finance leases, interest on the lease liability and the amortization of the ROU asset results in front-loaded expense over the lease term.

The lease term of the Company’s leases reflected in these consolidated financial statements may include an option to extend or terminate the lease when it is reasonably certain that the Company will exercise the option. Lease expense for minimum lease payments is recognized on a straight-line basis over the term of the lease. The Company has lease agreements with lease and non-lease components, which are accounted for as a single lease component. Some of the Company’s leases contain variable lease payments, which are expensed as incurred. The Company has elected not to recognize ROU assets and lease liabilities for leases that have a term of twelve months or less. The effect of short-term leases on our ROU assets and lease liabilities was not material for the years ended December 31, 2025, and 2024. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based awards made to employees, directors, and non-employees, including stock options, restricted share units and restricted shares, based on estimated fair values recognized over the requisite service period. For stock-based awards subject to performance conditions, stock-based compensation expense is not recognized until the performance conditions become probable of occurring. Refer below for more details regarding the Company’s policies regarding stock-based awards subject to performance conditions.

The fair values of stock options and restricted stock awards granted with only service conditions or performance and service conditions are estimated on the grant date using the Black-Scholes option pricing model. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgments about the variables used in the calculation, including the expected term (weighted- average period of time that the options granted are expected to be outstanding), the volatility of the Company’s common stock, and an assumed risk-free interest rate. The Company accounts for forfeitures when they occur. For the years ended December 31, 2025, and 2024, no performance conditions have been determined to be probable of achievement and therefore, no stock-based compensation expense has been recorded related to stock options with performance conditions.

The fair values of restricted stock units granted with performance (e.g. business milestone) and market conditions (e.g. stock price target) are estimated at the grant date using a Monte Carlo simulation model. The model determined the grant date fair value of each vesting tranche and the future date when the market condition for such tranche is expected to be achieved. The Monte Carlo valuation requires the Company to make assumptions and judgements about the variables used in the calculation including the expected term, volatility of the Company’s common stock, an assumed risk-free interest rate, and cost of equity.

For performance-based awards with a vesting schedule based entirely on the attainment of both performance and market conditions, each reporting period the Company assesses whether it is probable that it will achieve each performance condition that has

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

not previously been achieved or deemed probable of achievement and if so, the future time when the Company expects to achieve that business milestone, or its “expected business milestone achievement time.” When the Company first determines that a business milestone has become probable of being achieved, the Company allocates the entire expense for the related tranche over the number of reporting periods between the grant date and the then-applicable “expected vesting date.” The “expected vesting date” at any given time is generally the later of (i) the expected time when the performance condition will be achieved (if the related performance condition has not yet been achieved) and (ii) the expected time when the market condition will be achieved (if the related market condition has not yet been achieved). The Company immediately recognizes a cumulative catch-up expense for all accumulated expense for the reporting period from the grant date through the reporting period in which the performance condition was first deemed probable of being achieved. The Company accounts for forfeitures when they occur. For the years ended December 31, 2025, and 2024, no performance conditions have been determined to be probable of achievement and therefore, no stock-based compensation expense has been recorded related to restricted stock units with both performance and market conditions.

Refer to Note 11 for further information.

Redeemable Convertible Preferred Stock

The Company assessed the provisions of the shares of redeemable convertible preferred stock including redemption rights, dividends and voting rights to determine the appropriate classification of these instruments. The Company determined that the shares of redeemable convertible preferred stock are appropriately classified as mezzanine equity because they are contingently redeemable into cash upon the occurrence of an event not solely within the Company’s control.

Concentrations of Credit Risk and Off-Balance Sheet Arrangements

Financial instruments that potentially expose the Company to concentrations of credit risk consist of cash and cash equivalents. The Company maintains its cash and cash equivalents in accredited financial institutions of high credit standing. Deposits in certain accounts may exceed federally insured limits; however, the Company has not experienced any losses in such accounts.

The Company has no off-balance sheet arrangements. For the years ended December 31, 2025 and 2024, the Company did not generate any revenue.

Net Loss Per Share

The Company computes net loss per share in accordance with ASC Topic 260, Earnings per Share. Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding for the period. Diluted net loss per share attributable to common stockholders is computed by dividing the net loss by the weighted-average number of common shares and common share equivalents of potentially dilutive securities outstanding for the period. Potentially dilutive securities include redeemable convertible preferred stock, warrants, convertible promissory notes, restricted stock units and common stock options. Basic net loss per share was the same as diluted net loss per share for all periods presented since the effects of potentially dilutive securities are anti-dilutive.

Income Taxes

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the consolidated financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

temporary differences, projected future taxable income, tax- planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. A valuation allowance is recorded when it is deemed more likely than not that some portion or all of a deferred tax asset will not be realized.

We record uncertain tax positions in accordance with ASC 740, Income Taxes (“ASC 740”) if it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and meet the more-likely-than-not recognition threshold. The positions are measured based on the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

We recognize interest and penalties related to unrecognized tax benefits in the income tax provision in the accompanying consolidated statements of operations. As of December 31, 2025 and, 2024, there are no accrued interest or penalties recorded on the consolidated balance sheets.

Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. After completion of the business combination described in Note 16, the Company expects it will be is considered to be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “Jobs Act”). The Jobs Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to avail itself of this extended transition period and, as a result, the Company will not be required to adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which improves segment disclosure requirements, primarily through enhanced disclosure requirements for significant segment expenses. The improved disclosure requirements apply to all public entities that are required to report segment information, including those with only one reportable segment. The Company adopted the guidance effective January 1, 2024. The Company has included the additional required disclosures in Note 14.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (ASC Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which establishes incremental disaggregation of income tax disclosures pertaining to the effective tax rate reconciliation and income taxes paid. The amendments in this update apply to all entities that are subject to ASC Topic 740, Income Taxes. For public business entities, the amendments in this update are effective for annual periods beginning after December 15, 2024, and early adoption is permitted. The Company adopted the guidance effective January 1, 2025, with prospective application. The Company has included the additional required disclosures in Note 12.

In May 2025, the FASB issued ASU 2025-03 - Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in a Variable-Interest Entity. This standard clarifies that when a business combination is effected primarily by exchanging equity interests and the legal acquiree is a variable-interest entity (“VIE”) that meets the definition of a business, entities must identify the accounting acquirer using the factors in ASC 805-10-55-12 through 55-15, rather than relying solely on the VIE consolidation model. The ASU is effective for years beginning after December 15, 2026, but early adoption is permitted. This ASU should be applied on a prospective basis, although retrospective application is permitted. The Company has elected to early adopt this standard effective January 1, 2024.

New Accounting Pronouncements - Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (DISE) (“ASU 2024-03”), requiring additional disclosure of the nature of expenses included in the income statement. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

about selling expenses. The amendment in this update applies to all public business entities and is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The Company is currently evaluating the provisions of the amendments and the impact on its disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). ASU 2025-05 provides optional practical expedients intended to simplify the application of the current expected credit loss model to current trade accounts receivable and current contract assets arising from revenue transactions under Topic 606. The amendments will be effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted in both interim and annual reporting periods in which financial statements have not yet been issued or made available for issuance. The Company is currently evaluating the impact that this guidance will have on its consolidated financial statements and related disclosures. While that assessment is ongoing, the Company does not expect the adoption of ASU 2025-05 to have a material impact on its accounting policies, financial position, results of operations, or cash flows, given the short-term nature and historically no loss experience of its trade receivables and contract assets.

NOTE 3 - FAIR VALUE MEASURES

Certain assets and liabilities are reported on a recurring basis at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (at exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities.

Level 2 - Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and the level of input utilized to determine such fair values (in thousands):

	Fair value measurements as of December 31, 2025
	Total	Level 1	Level 2	Level 3
Assets:
Money market (included in cash and cash equivalents)	$14,152	$14,152	$—	$—
Money market (included in restricted cash)	881	881	—	—
Total Assets	$15,033	$15,033	$—	$—
Liabilities:
Warrant liability Series B-1	$608	$—	$—	$608
Warrant liability Series D	2,770	—	—	2,770
Convertible promissory notes	18,889	—	—	18,889
Total Liabilities	$22,267	$—	$—	$22,267

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

	Fair value measurements as of December 31, 2024
	Total	Level 1	Level 2	Level 3
Assets:
Money market (included in cash and cash equivalents)	$34,241	$34,241	$—	$—
Money market (included in restricted cash)	3,169	3,169	—	—
Total Assets	$37,410	$37,410	$—	$—
Liabilities:
Warrant liability Series B-1	$114	$—	$—	$114
Warrant liability Series D	1,034	—	—	1,034
Convertible promissory notes	—	—	—	—
Total Liabilities	$1,148	$—	$—	$1,148

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers to/from Levels 1, 2, and 3 during the years ended December 31, 2025, and 2024.

The following table presents a roll-forward of the aggregate fair values of the Company’s Warrant liabilities and the Company’s Convertible promissory notes for which fair value is determined by Level 3 inputs (in thousands):

		Warrant Liability	Warrant Liability	Convertible
	Total	Series B-1	Series D	Promissory Notes
December 31, 2023	$1,636	$165	$1,471	$—
Change in fair value	(488)	(51)	(437)	—
December 31, 2024	$1,148	$114	$1,034	$—
Issuance of convertible promissory notes	$10,000	$—	$—	$10,000
Financing costs related to issuance of convertible promissory notes	4,500	—	—	4,500
Change in fair value	6,619	494	1,736	4,389
December 31, 2025	$22,267	$608	$2,770	$18,889

Certain of the Company’s financial instruments are not measured at fair value on a recurring basis but are recorded at amounts that approximate their fair value due to their liquid or short-term nature, such as accounts payable, accrued expenses, and other current liabilities.

Warrant Liability Series B-1

In connection with the issuance of Series B-1 redeemable convertible preferred stock of the Company (“Series B-1”) on October 28, 2019, the Company entered into a warrant agreement with Massachusetts Development Finance Agency, or its registered assignees to purchase 19,930 Series B-1 redeemable convertible preferred stock (“Series B-1 Warrant Agreements”). The warrant was issued at a purchase price of $0.81 per share, with a maturity date of February 1, 2029, or the closing of the Company’s Initial Public Offering.

Warrant Liability Series D

In connection with the issuance of Series D redeemable convertible preferred stock of the Company (“Series D”) on November 30, 2021, the Company entered into a warrant for preferred stock with each of Mercedes-Benz Investment Company LLC and Stellantis (each a “Holder”) (“Series D Agreement”). Upon closing of the Series D Agreement, Mercedes-Benz Investment Company LLC and its affiliates (“Mercedes-Benz”) and Stellantis became related parties to the Company. During 2022, the Warrant Agreements were amended and restated with both Stellantis and Mercedes-Benz to eliminate certain milestone- based provisions. The Amended Warrants modified the original agreements by setting the number of shares issuable upon exercise at a fixed 137,814 shares per Holder at a fixed price of $27.2105 per share. The warrants have a maturity date of February 1, 2029, or the closing of the

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Company’s Initial Public Offering. The Amended Warrants remain consistent with the Warrant Agreements to require settlement through the issuance of the then most senior redeemable convertible preferred stock of the Company to the Holder. At inception, the monetary value of the obligation is based on a fixed monetary amount known at inception.

To estimate the fair value of the Series B-1 and D Warrant Agreements, the Company applied the Probability Weighted Equity Return Method (“PWERM”). Under this approach, the Company develops multiple scenarios and ascribes a probability weighting to each scenario and related estimated fair value. Key inputs and assumptions in the PWERM include the probability and the estimated value of the security in each liquidity scenario, in addition to scenario specific assumptions. The two scenarios used in the valuation of the Series B-1 and D Warrant Agreements are a SPAC Exit scenario and Option Pricing Method scenario. The Company applied a 75% weighting to the SPAC Exit Scenario and 25% to the Option Pricing Method (“OPM”) scenario as of December 31, 2025.

The following are assumptions used in valuing the Series B-1 and D Warrant Agreements in the SPAC Exit scenario, as of December 31 2025:

	Series B-1	Series D
Discount rate	25%	25%
Expected life (in years)	0.38	0.38
Future projected price per share	$37.76	$37.76
Strike price	$0.08	$27.21

The significant unobservable inputs used in the fair value measurement of the Series B-1 and D warrant liability in the SPAC Exit scenario are the discount rate and the expected life. The future projected price per share is estimated based on the SPAC purchase price as outlined in the Company’s Business Combination Agreement. The discount rate reflects current market assessments of the time of value of money and the risks specific to the Company given its stage of development.

The expected life is based upon the fact that the Warrant Agreements would not persist through a liquidity event, and therefore the expected life is based upon management’s estimated holding period to an exit/liquidity event.

The following are the assumptions used in valuing the Series B-1 and D Warrant Agreements in the OPM scenario, as of December 31, 2025:

	Series B-1	Series D
Share value	$18.14	$33.71
Assumed volatility	90%	37%
Assumed risk-free interest rate	3.5%	3.5%
Expected life (in years)	2	2
Expected dividends	—	—

The significant unobservable inputs used in the fair value measurement of the Series B-1 and D warrant liability in the OPM scenario are the equity value of the Company, the expected life and assumed volatility. The equity value of the Company is derived from a discounted cash flow analysis based on the Company’s best estimates of future cash flows. The assumptions underlying these valuations include projected future revenue and cash flows, discount rates, market adjustments and multiples, selection of comparable companies, the lack of marketability of our equity, and probability of possible future events, including the expected time to liquidity. These underlying assumptions represent our best estimates at the time they were made, which involves inherent uncertainty and the application of judgment. Changes to the key assumptions and estimates used in the valuations could result in materially different fair values of our common and preferred stock at each valuation date.

The expected life is based upon the fact that the Warrant Agreements would not persist through a liquidity event, and therefore the expected life is based upon management’s estimated holding period to an exit/liquidity event. The expected volatility is based upon observed historical volatilities of a cohort of guideline public companies. Equity allocation mechanics are based upon the

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

distribution waterfall as outlined in the Company’s operating agreement. Significant increases (decreases) in the equity value, the expected life, or the assumed volatility, could result in significantly higher (lower) fair value measurements.

To estimate the fair value of the Series B-1 and D Warrant Agreements, the Company applied the OPM allocation model as of December 31, 2024.

The following are the assumptions used in valuing the Series B-1 and D Warrant Agreements, as of December 31, 2024:

	Series B-1	Series D
Assumed volatility	75%	75%
Assumed risk-free interest rate	4.29%	4.29%
Expected life (in years)	2.5	2.5
Expected dividends	—	—

The significant unobservable inputs used in the fair value measurement of the Series B-1 and D warrant liability are the equity value of the Company, the expected life and assumed volatility. The equity value of the Company is derived from the issuance and sale price of D Preferred Stock, including rights and preferences of Series B-1 and D Preferred Stock relative to other equity interests, and is market adjusted based on peer company results from the time of the financing to the time of the valuation.

The expected life is based upon the fact that the Warrant Agreements would not persist through a liquidity event, and therefore the expected life is based upon management’s estimated holding period to an exit/liquidity event. The expected volatility is based upon observed historical volatilities of a cohort of guideline public companies. Equity allocation mechanics are based upon the distribution waterfall as outlined in the Company’s operating agreement. Significant increases (decreases) in the equity value, the expected life, or the assumed volatility, could result in significantly higher (lower) fair value measurements.

As of December 31, 2025, the Company had reserved 295,558 shares of common stock for potential conversion of Series B-1 and D Warrants.

Convertible Promissory Notes

To estimate the fair value of the August 2025 Notes, the Company applied the SBM method. The fair value of the August 2025 Notes includes an estimate of the value of accrued interest. The significant unobservable inputs used in the fair value measurement of the August 2025 Notes are the underlying share value, the expected life, assumed volatility, assumed discount rate, share value, and the probability of scenarios.

The assumptions used in determining the fair value of the August 2025 Notes under the SBM during the year ended December 31, 2025, were as follows:

	Series D, year ended	Series D, August 1,
	December 31, 2025	2025
SPAC Exit Scenario	75%	25%
Qualified Financing Scenario	15%	50%
Dissolution Scenario	10%	25%
Assumed volatility	40%	40%
Assumed risk-free interest rate	3.50%	3.70%
Expected life (in years)	0.75	1.16
Assumed discount rate	20%	20%
Share value	$34.47	$27.66

To estimate the share value of the Series D redeemable convertible preferred stock we used a PWERM. The two scenarios used in the estimation of the Series D redeemable convertible preferred stock are a SPAC Exit scenario and Option Pricing Method scenario.

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

As of August 1, 2025 we applied a 25% weighting to the SPAC Exit scenario and 75% weighting to the Option Pricing Method scenario. As of December 31, 2025, we applied a 75% weighting to the SPAC Exit scenario and 25% weighting to the Option Pricing Method scenario.

Fair Value Measurements on a Non-Recurring Basis

The Company measured certain property and equipment to fair value on a non-recurring basis during the year ended December 31, 2025, related to the exit of a finance lease as further described in Note 7, using Level 3 inputs. Such assets were disposed of upon the Company’s exit from the lease in October 2025 and were derecognized at that time.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment, net consists of the following (in thousands):

	As of December 31,
	2025	2024
Leasehold improvements	$10,680	$32,427
Machinery and equipment	16,315	22,205
Furniture and fixtures	419	415
Computer and software	216	203
Buildings	1,227	1,205
Building Fixtures	1,206	1,143
Land	3,382	3,320
Advances on purchases of property and equipment	632	1,627
Total	$34,077	$62,545
Accumulated depreciation	(12,801)	(14,855)
Total	$21,276	$47,690

Advances on purchases of property and equipment are payments made before the related asset (such as machinery and equipment) are delivered and are not depreciated until the asset is placed in service.

Depreciation expense totaled $6,067 and $8,302 for the years ended December 31, 2025, and 2024, respectively, and was recorded as operating expenses in the consolidated statements of operations. Depreciation expense was allocated as $5,511 and $7,464 to research and development expense, net and $556 and $838 to selling, general and administrative expenses for the years ended December 31, 2025, and 2024, respectively.

The Company recognized $123 and $100 of losses on the sale and disposal of assets during the year ended December 31, 2025, and 2024, respectively, as further described in Note 7. The Company recognized a loss of $17,063 during the year ended December 31, 2025 related to the exit of a lease, as further described in Note 7, which included losses associated with leasehold improvements and machinery and equipment, net of proceeds received for the sale of certain machinery and equipment upon termination of the lease.

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

NOTE 5 - ACCRUED EXPENSES

Accrued expenses consisted of the following (in thousands):

	As of December 31,
	2025	2024
Accrued compensation and benefits	$760	$1,066
Accrued audit and tax services	67	140
Accrued legal and professional	172	29
Accrued transaction costs	1,423	—
Accrued other	559	788
Total accrued expenses	$2,981	$2,023

Note 6 - CONVERTIBLE PROMISSORY NOTES

The following table shows the components of the Company’s indebtedness (in thousands):

	Year ended December 31,
	2025	2024
Convertible promissory notes principal balance	$10,000	$—
Financing costs related to issuance of convertible promissory notes	4,500	—
Change in fair value	4,389	—
Total convertible promissory notes, at fair value	$18,889	$—

On August 1, 2025, the Company entered into a total of $10,000 the August 2025 Notes with existing investors. The August 2025 Notes bear interest of 15% per annum, compounded monthly, and mature on August 1, 2028. The accrued interest is included in the fair value estimate of the August 2025 notes liability. No payments are due until maturity. The Notes principal and interest are convertible into the most senior preferred security at the time of conversion. The Notes provide the holders with certain conversion features including: a mandatory conversion upon a qualified financing event, an optional conversion upon a non-qualified financing event and an optional conversion upon an acquisition of the Company.

The August 2025 notes include an automatic conversion event in connection with a qualified financing event. The principal amount and any unpaid interest on the Note will automatically be converted into shares of the same class and type of securities issued in the qualified financing. The number of shares issued will be calculated by dividing the greater of either i) 110% of the original Note or ii) the total outstanding principal and accrued interest of the Note, by 50% of the cash price per share paid by investors in the qualified financing (excluding conversions of Notes or other convertible instruments). This resulting share total will be rounded down to the nearest whole number of shares, and the conversion price per share will not exceed $34.0131.

A “qualified financing” means the issuance and sale, in a single transaction or series of related transactions, of the Company’s equity securities resulting in aggregate proceeds to the Company of equal to or more than twenty million dollars (including the conversion of the Notes, less any Interest) in exchange for cash. The mandatory conversion feature upon a qualified financing event would automatically convert into stock of the same class and series (the “New Equity”) of the Company’s securities that is issued by the Company in the qualified financing. A “non-qualified financing” means the issuance and sale, in a single transaction or series of related transactions of the Company’s equity securities resulting in aggregate proceeds to the Company of less than twenty million dollars (including the conversion of the Notes, less any Interest) in exchange for cash. An “acquisition event” means a Deemed Liquidation Event as defined in the Company’s Certificate of Incorporation, as amended from time to time.

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Leases

As of December 31, 2025, the Company only has operating leases. In evaluating its lease obligations, the Company considers the current lease term and anticipates changes pertaining to those leases. Where the Company is provided with an option to extend the lease, the periods covered by an option to extend the lease that we are reasonably certain to exercise are contemplated in our calculations. Related to these leases, the landlords generally stipulate in the lease agreements the fixed or escalating monthly rent expense, real estate taxes, operating costs, management fees and other tenant expenses.

The Company leases its corporate office facilities, which include offices, laboratory space and storage space, under a non-cancelable operating lease at 19 Presidential Way in Woburn, Massachusetts. Effective September 16, 2022, the Company amended the lease (the Third Amendment to the Lease) to extend the term of the lease to April 30, 2028.

On February 25, 2022, the Company entered into a three-year lease of a facility in Tallahassee, Florida (“Base Term”), for the Company’s research and development activities. The Company had a one-time option to extend the Base Term for an additional three-year term but opted not to exercise that option. The lease expired at the end of its term in February 2025.

On June 6, 2022, the Company entered into a ten-and-a-half-year lease in Methuen, Massachusetts (“Initial Term”), for production of the Company’s products. The Company had options to extend the Initial Term for two consecutive five-year terms.

In July 2025, the Company significantly reduced its use of its leased facility in Methuen, Massachusetts with the intention to either sublease the space to recover a portion of the total lease costs or terminate the lease and sell the remaining equipment. The Company exited the lease in October 2025 once a new tenant had been identified. The total loss recognized by the Company during the year ended December 31, 2025, to terminate and exit the lease was $17,063, which is comprised of the impairment of certain property and equipment associated with the lease, the write off of the remaining assets abandoned when the lease was terminated, and the payment of the lease termination fee of $2,000. The total loss recognized was reduced by proceeds of $2,400 the Company received upon exiting the lease that were earned from the sale of certain machinery and equipment and leasehold improvements to the new tenant under the lease and the gain associated with the reversal of the lease liability upon termination of the lease.

On June 28, 2022, the Company entered into a two-year lease at a separate location in Woburn, Massachusetts, commencing on August 1, 2022 (“First Term”), for additional office space. The Company had a one-time option to extend the First Term for an additional three-year term but opted not to exercise that option. The lease expired at the of its term in July 2024.

On November 11, 2022, the Company entered into a ten-year sublease in Billerica, Massachusetts (“Term”), for offices and laboratories for research and development of the Company’s products. The Company has no options to extend the Term of this sublease but does have an option to renew or extend a lease of the space directly with the property landlord, for one period of five years.

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The components of lease expenses recorded within the consolidated statements of operations for the years ended December 31, 2025, and 2024 are as follows (in thousands):

	Year Ended December 31,
	2025	2024
Finance lease costs:
Amortization of right-of-use assets	$666	$829
Interest on financing lease liabilities	583	772
Total finance lease costs	1,249	1,601
Operating lease costs:
Operating lease expenses	1,936	2,089
Variable lease expenses	799	947
Short-term lease expenses	18	66
Total operating lease costs	2,753	3,102
Total lease expenses	$4,002	$4,703

Other information related to agreements treated as finance and operating leases was as follows:

	Year Ended December 31,
	2025	2024
Operating cash flows from operating leases	$(1,954)	$(2,053)
Financing cash flows from finance lease	$(1,148)	$(1,391)
Weighted-average remaining lease term - operating leases (years)	5.9	6.8
Weighted-average discount rate - operating leases	8.05%	8.08%
Remaining lease term - finance lease (years)	—	8.8
Discount rate - finance lease	N/A	7.85%

Right-of-use assets obtained in exchange for operating obligations are presented at their present value as of the dates the related leases commenced. Weighted averages presented above are calculated using the remaining prevent values of the related operating leases as of December 31, 2025.

Maturities of lease liabilities as of December 31, 2025, were as follows (in thousands):

Operating lease
Year Ended December 31,	obligations
2026	$1,994
2027	2,053
2028	1,546
2029	1,308
2030	1,348
Thereafter	2,577
Total lease payments	10,826
Imputed interest	(2,289)
Net lease liabilities, short-term and long-term	$8,537
Reported as of December 31, 2025:
Lease liabilities, current portion	1,357
Lease liabilities, net of current portion	7,180
Net lease liabilities, short-term and long-term	$8,537

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Legal Proceedings

From time to time, the Company may be subject to legal claims or be party to legal proceedings arising in the normal course of business. While the outcome of such claims or proceedings cannot be predicted with certainty, the Company’s management expects that any such liabilities, to the extent not provided for by insurance or otherwise, would not have a material effect on the Company’s financial condition, results of operations or cash flows.

The Company is party to an arbitration, initiated on March 14, 2025, before the International Centre for Dispute Resolution and with a hearing scheduled for June 2026, regarding a contractual dispute in which a vendor is seeking $4,900 in damages, interest, and other relief. The Company does not believe that such payment is owed, is defending against such claims, and it has asserted counterclaims. The Company believes that a loss is neither probable nor remote and is unable to reasonably estimate the amount or range of possible loss due to the stage of the proceedings and the uncertainty regarding the resolution of the competing claims.

NOTE 8 - REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company’s Series A-1 redeemable convertible preferred stock (“Series A-1”), Series A-2 redeemable convertible preferred stock (“Series A-2”), Series B-1, redeemable convertible preferred stock (“Series B-1”), Series C-1 redeemable convertible preferred stock (“Series C-1”), Series C-2 redeemable convertible preferred stock (“Series C-2”) and Series D redeemable convertible preferred stock (“Series D”) are collectively referred to as “Preferred Stock.” The holders of Series A-1, Series A-2, Series B-1, Series C-1, Series C-2 and Series D are collectively referred to as “Preferred Stockholders.” The carrying value of Series A-1, Series A-2, and Series B-1 was adjusted in 2019 to reflect the historical distribution of net assets to existing shareholders at that time.

As of December 31, 2025, and 2024, Preferred Stock consisted of the following:

		Common
		Stock Issuable
	Liquidation Value	Upon Conversion
	(In thousands)
Series A-1	$3,000	1,234,568
Series A-2	6,000	2,362,204
Series B-1	22,166	2,718,539
Series C-1	28,423	3,570,724
Series C-2	26,857	2,513,698
Series D	202,385	5,950,204
Total	$288,831	18,349,937

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Significant terms of the Preferred Stock are as follows:

Voting Rights

The Preferred Stockholders have the right to one vote for each share of common stock into which their Preferred Stock could convert.

Dividends

In the event the Company declares, pays, or sets aside any dividends on shares of any class of capital stock of the Company, other than dividends on shares of common stock payable in shares of common stock, the holders of the Series D shall be first entitled to receive a dividend on each outstanding share, before the holders of Series A-1, Series A-2, Series B-1, Series C-1, and Series C-2 Preferred Stock. Dividends are not cumulative.

In the case of a dividend on common stock or any class of stock that is convertible into common stock, the Preferred Stock dividend per share would equal the product of the dividend payable on each share of stock determined and the number of shares of common stock issuable upon conversion of a share of Preferred Stock. In the case of a dividend on any class that is not convertible to common stock, the Preferred Stock dividend per share would be determined by dividing the amount of the dividend payable on each share of capital stock by the original issuance price of such stock and multiplying that fraction by an amount equal to the Preferred Stock original issue price. The dividend payable to the Preferred Stockholders shall be based on the formula which would result in the highest Preferred Stock dividend. No dividends have been declared or paid by the Company.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, the Preferred Stockholders shall be entitled to be paid out an amount per share equal to the greater of (i) the original issuance price of the Preferred Stock, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into common stock. If insufficient assets and funds are available to permit payment to the Preferred Stockholders of the full amount, then all available assets and funds shall be distributed to the holders of Series D on a pro rata basis, and thereafter, among the holders of Series C-2, Series C-1, Series B-1, Series A-2 and Series A-1, on a pro rata basis, and then common stock.

After payment in full to the Preferred Stockholders, the holders of common stock shall be entitled to be paid out of the assets of the Company available for distribution on a pro rata basis based on the number of shares held.

Conversion Rights

Each share of Preferred Stock is convertible at any time at the option of the holder into common stock. Each share shall be converted into such a number of shares of common stock as is determined by dividing the respective original issuance price by the conversion price in effect at the time of the conversion. As of December 31, 2022, and December 31, 2021, the Series A-1, Series A-2, Series B-1, Series C-1, Series C-2, and Series D (with issuances in 2022 and 2021) original issuance and conversion price is $2.43, $2.54, $8.15362, $7.96, $10.6842, and $34.0131 per share, respectively. As such, the shares of Preferred Stock convert on a one-for-one basis.

Conversion is mandatory at the earlier of the closing price of a qualified initial public offering of the Company’s common stock at a price of at least $68.0262 per share, resulting in at least $200,000 of proceeds, or the closing of a SPAC transaction, or the closing of a direct listing with a reference initial trading price announced on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved by the board of directors of the Company (the “Board of Directors”) prior to such listing equal to or greater than $68.0262 per share, or at the election of the majority holders of the outstanding shares of Preferred Stock.

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

NOTE 9 - COMMON STOCK

The Company was authorized to issue 32,000,000 shares of its common stock as of December 31, 2025, and 2024. The voting, dividend, and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preference of the Preferred Stockholders set forth in Note 8 - Redeemable Convertible Preferred Stock.

Each share of common stock entitles the holder to one vote, together with the Preferred Stockholders, on all matters submitted to a vote of the Company’s stockholders.

The Company had reserved the following shares of common stock for potential conversion of outstanding Preferred Stock and exercise of stock options and preferred stock warrants:

	As of December 31,
	2025	2024
Redeemable convertible preferred stock	18,349,937	18,349,937
Options to purchase common stock	5,546,772	5,085,269
Preferred stock warrants	295,559	295,559
Preferred stock issued upon conversion of convertible promissory notes	560,024	—
Restricted stock units	1,394,670	1,446,116
Total	26,146,962	25,176,881
(1)	Due to the multiple conversion options provided for within the Company’s convertible promissory notes, the Company applied the if-converted method to the calculation of the anti-dilutive shares underlying such notes to determine the estimated shares that the notes would convert into as of December 31, 2025. This assumption included consideration of the multiple conversion features and applying probability weightings to an assumed price of approximately $38 per share ($19 per share after applying the 50% discount).
(2)	The table above does not reflect an additional 1,329,263 shares available but not yet issued under the 2019 Stock Incentive Plan discussed in Note 11 - Stock Based Compensation.

NOTE 10 - RETIREMENT PLAN

The Company has a qualified defined contribution retirement plan covering substantially all employees. The Company makes matching contributions to the plan for up to 5% of eligible compensation depending on employee deferral percentages. The Company contributed $682 and $923 to the plan for the years ended December 31, 2025, and 2024, respectively. These expenses were recorded within the operating expenses in the consolidated statements of operations. The retirement plan expense was allocated as $223 and $247 to research and development expense, net and $459 and $676 to selling, general and administrative expense for the years ended December 31, 2025, and 2024, respectively.

NOTE 11 - STOCK BASED COMPENSATION

Equity Compensation Plans

The 2019 Stock Incentive Plan (the “2019 Plan”), was adopted by the Board of Directors to reserve a sufficient number of shares to facilitate the grants of stock options and restricted stock to employees, officers and directors, non-employee advisors and consultants in exchange for certain services. Awards granted under the 2019 Plan are issued at the discretion of the Board of Directors. Awards generally vest over four years; however, vesting terms are subject to terms set forth by the Board of Directors when the award is granted. Stock options granted under the 2019 Plan expire 10 years from the date of grant.

The 2019 Plan was subsequently amended in 2021 and 2023, with each amendment increasing the number of awards issuable under the plan. As of December 31, 2025, and December 31, 2024, there were 8,668,779 shares of common stock authorized to be

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

issued under the 2019 Plan, of which 1,329,263 and 1,702,707 respectively shares of common stock remained available for future grants under the 2019 Plan.

Modification of Awards

In January 2025, the BOD approved a modification to all outstanding awards held by current employees and non-employees, reducing the exercise price to $3.23 per share. A total of 4,663,721 options were modified, incremental expense from the modification was $2,583, of which $2,376 was recorded immediately on the modification date. There were no such modifications in 2024.

Share-Based Compensation Awards

The Company estimates the fair value of stock options with service conditions and performance conditions using the Black-Scholes valuation model. The resulting fair value is recorded as compensation cost on a straight-line basis over the requisite service period. The key inputs and assumptions used to estimate the fair value of stock options include the value of the underlying stock at grant date, expected term, stock price volatility, the appropriate annual risk-free rate, and expected annual dividend yield.

Given the Company’s lack of historical data, the Company’s estimate of the expected term was calculated in accordance with the simplified method. Additionally, the Company has identified publicly traded comparable companies with similar characteristics (e.g., lithium battery manufacturing) whose historical stock price volatilities were used in the estimation of expected volatility. The risk-free interest rate is based on the U.S. Treasury zero coupon instrument with a duration/term that equals the expected term calculated by the Company.

For stock options with performance conditions, vesting is also subject to service conditions; however, the number of options that ultimately vest also depends on the attainment of certain predefined performance criteria. Note that stock options with performance conditions were issued to two strategic consultants of the Company and the performance criteria are related to the achievement of certain third-party purchase orders and contracts. No stock options with performance conditions were granted during the years ended December 31, 2025, or 2024.

The assumptions made for purposes of estimating the fair value under the Black Scholes valuation model for stock options granted during the years ended December 31, 2025, and 2024 were as follows:

Year ended December 31,
	2025	2024
Expected term of options (years)	5.00 - 6.06	5.16 - 6.07
Risk free interest rate	3.72% - 4.43%	3.44% - 4.51%
Volatility	63.34% - 65.81%	62.55% - 63.77%
Expected dividend yield	—	—
Common stock grant date fair value per share	$3.23 - $9.67	$4.80
Grant date fair value per share	$1.87 - $7.29	$2.73 - $2.99

The following table provides stock-based compensation expense by class reflected in the Company’s consolidated statements of operations related to stock options (including stock options with performance conditions) for the years ended December 31, 2025, and 2024 (in thousands):

	Year ended December 31,
	2025	2024
Research and development	$1,001	$677
Selling, general and administrative	8,448	8,448
Total	$9,449	$9,125

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Stock Options

The following table summarizes stock option activity for the year ended December 31, 2025:

			Weighted-Average
		Weighted-	Remaining	Aggregate
	Number of	Average	Contractual	Intrinsic Value
	Options	Exercise Price	Term (Years)	(in thousands)
Outstanding as of December 31, 2024(1)	5,085,269	$6.78	7.28	$1,172
Granted	1,375,868	6.80
Exercised	(5,477)	3.50		26
Cancelled or forfeited(2)	(908,888)	3.63
Outstanding as of December 31, 2025	5,546,722	$3.83	6.94	$31,996
Options vested and expected to vest as of December 31, 2025(3)	5,366,772	$3.76	6.91
Exercisable as of December 31, 2025	4,240,296	$3.01	6.39	$28,248

(1)Includes 245,628 of stock options subject to performance conditions

(2)Includes 30,000 of forfeited stock options subject to performance conditions.

(3)	Does not include 90,000 stock options subject to performance conditions which are improbable as of December 31, 2025.

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had exercise prices lower than the fair value of the Company’s common stock. As of December 31, 2025, and 2024 there was $7,426 and $10,514 of total unrecognized stock-based compensation expense to be recognized over a weighted- average period of 4 years, respectively. As of December 31, 2025, the Company had $656 of total unrecognized stock- based compensation expense included in the total above for stock options with performance conditions currently considered not probable of achievement.

Restricted Stock Units (“RSUs”)

Between February 2024 and July 2024, the Company issued a collective total of 1,446,116 RSUs subject to performance conditions, service conditions, and market conditions. No other RSUs have been historically issued. These awards were issued to several employees and one Director, and vesting is based on the achievement of performance targets, liquidity event targets, continued service requirements, and the Company’s share price. The performance target vesting criteria include business milestones that include development, commercial, financial, and production milestones. These RSUs also have a liquidity event vesting requirement where the Company must conduct a public offering through an IPO or SPAC, or the Company must sell substantially all its outstanding stock for a change of control to occur. Additionally, these RSUs require the recipients to provide continued services through at least the second anniversary of a change in control event. The number of RSUs vest in tranches based upon share price targets of the Company’s common stock as adjusted for in the RSU agreements.

The stock price target ranges of the four tranches of the RSUs are (1) $68.02 to $136.04, (2) $136.05 to $238.06, (3) $238.07 to $340.09, and (4) greater than $340.10. Additionally, the performance conditions, which are a total of 10 discrete development, commercial, financial, and production milestones, vest in the following tranches: completion of (1) 3-4 performance conditions, (2) 5-6 performance conditions, and (3) 7 or more performance conditions.

The fair values of restricted stock units granted with performance (e.g. business milestone) and market conditions (e.g. stock price target) are estimated at the grant date using a Monte Carlo simulation model. The model determined the grant date fair value of each vesting tranche and the future date when the market condition for such tranche is expected to be achieved. The Company estimated expected term based on the midpoint between the time of vesting and the remaining time to expiration of the RSU. Given the limited market trading history of the Company’s common stock, volatility is based on a weighted blend of (i) the average volatility of peer companies within the automotive and energy storage industries multiplied by a ratio of the Company’s volatility based on available stock price data as compared to the average volatility of the Company’s peers over the same period and (ii) our implied volatility from

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

exchange traded options. Cost of equity is calculated using (i) risk-free rate, (ii) average peer group market beta and (iii) the market-risk premium.

The following weighted average assumptions were used as inputs to the Monte Carlo simulation in determining the estimated grant-date fair value of the Company’s RSUs for the year ended December 31, 2024:

Year ended
December 31, 2024
Volatility	75%
Risk-free interest rate	4%
Expected dividend yield	0%
Term (years)	3.0

The Company had 1,394,670 and 1,446,116 RSUs outstanding as of December 31, 2025 and December 31, 2024 respectively, all of which were granted during the year ended December 31, 2024. The grant date value of common stock for each RSU granted was $4.80 per share. The weighted average fair value of these awards on the respective grant dates in 2024 was $1.28 per share.

As of December 31, 2025, none of the vesting conditions were determined to be probable to occur and therefore, the Company did not recognize any stock-based compensation expense related to these RSUs during the year-end December 31, 2025. As of December 31, 2025, the Company had approximately $1,785 of total unrecognized stock-based compensation expense for the RSUs subject to performance conditions considered not probable of achievement.

Restricted Stock Awards (“RSAs”)

During the year ended December 31, 2025, the Company issued 17,910 shares of restricted common stock (RSAs) to a consultant. The RSAs vested immediately and the compensation expense was recognized upon vesting. The fair value of the RSAs was measured based on the fair value of the Company’s common stock on the grant date. The Company recognized RSA-related compensation expense of $86 during the year ended December 31, 2025. There were no outstanding RSAs as of December 31, 2025 and 2024.

NOTE 12 - INCOME TAXES

The components of the Company’s loss before income taxes for the years ended December 31, 2025, and 2024 are as follows:

	Year ended December 31,
	2025	2024
Loss before income taxes:
Domestic	$(74,059)	$(50,284)
Foreign	214	(4,060)
Total	$(73,845)	$(54,344)

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The overall effective tax rate differs from the statutory US federal tax rate for the years ended December 31, 2025, and 2024:

	Year ended December 31, 2025
	Amount
	(in thousands)	Percent
U.S. federal statutory tax rate	$(15,507)	21%
Foreign tax effects
Foreign rate differential	(45)	0.05%
Changes in valuation allowance	12,608	(17)%
Nontaxable or nondeductible items
Change in fair value of convertible promissory notes	1,866	(2.5)%
Other nontaxable or nondeductible items	746	(1)%
Other adjustments	332	(0.55)%
Effective Tax Rate	—	—%

Year ended
December 31, 2024
% of Pretax Loss
Statutory US federal tax rate	21%
Foreign rate differential	(1)%
Stock-based compensation	(1)%
Valuation allowance	(19)%
Effective Tax Rate	—%

Significant components of the Company’s net deferred tax assets as of December 31, 2025, and 2024 are as follows:

	As of December 31,
	2025	2024
Deferred Tax Assets
Depreciation	$707	$69
Lease liability	2,247	5,062
Capitalized research and development costs	8,670	9,445
Stock compensation	3,065	1,549
Other	2	48
Net operating losses	46,467	31,292
Research and development credits	5,063	5,063
Gross Deferred Tax Assets	$66,221	$52,528
Valuation allowance	(64,142)	(48,312)
Deferred tax assets, net	$2,079	$4,216
Deferred Tax Liabilities
Right-of-use assets	$(1,994)	$(4,089)
Unrealized exchange gain	(85)	(127)
Deferred tax liabilities, net	(2,079)	(4,216)
Net Deferred Tax Assets	$—	$—

As of December 31, 2025, the Company had federal net operating loss carryforwards of $172,668, that have no expiration date and can be carried forward indefinitely but are limited in their usage to 80% of annual taxable income. As of December 31, 2025, the Company had state tax net operating loss carryforwards of $157,844, that are subject to begin to expire in 2039. At December 31, 2025, the Company had federal and state research and development tax credit carryforwards of $3,503 and $1,527, which begin to expire in 2039 and 2035, respectively. As of December 31, 2025, the Company had foreign net operating loss carryforwards of $3,867.

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Future realization of the tax benefits of existing temporary differences and net operating loss carryforwards ultimately depends on the existence of sufficient taxable income within the carryforward period. As of December 31, 2025, the Company performed an evaluation to determine whether a valuation allowance was needed. The Company considered all available evidence, both positive and negative, which included the results of operations for the current and preceding years. Management has determined that it is more likely than not that the Company will not recognize the benefits of its federal and state deferred tax assets and, as a result, valuation allowance of $64,142 has been established at December 31, 2025.

The valuation allowance increased by $15,830 and $12,870 during the years ended December 31, 2025 and 2024, respectively. The change in valuation allowance for the year ended December 31, 2025 of $15,830 relates to federal, state, and foreign jurisdictions in the amounts of $12,608, $3,222, and $0, respectively.

The utilization of the Company’s net operating losses and tax credits may be subject to a U.S. federal limitation due to the “change in ownership provisions” under Section 382 of the Internal Revenue Code and other similar limitations in various state jurisdictions. Such limitations may result in the expiration of net operating loss carryforwards or tax credits before their utilization. The Company has not completed a study to assess whether an “ownership change” as defined in Section 382 has occurred or whether there have been multiple ownership changes since the Company’s inception. Future changes in the Company’s stock ownership, which may be outside of the Company’s control, may trigger an “ownership change.” In addition, future equity offerings or acquisitions that have equity as a component of the purchase price could result in an “ownership change.”

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the many states in which we operate or do business in. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. As of December 31, 2025, we have not recorded any uncertain tax positions, accrued interest nor penalties in our consolidated financial statements.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state and foreign jurisdictions, where applicable. There are currently no pending income tax examinations. The Company is open to federal tax examination under statute from 2022 to present. The Company is open to tax examination in other jurisdictions from 2022 to present. Carryforward attributes from prior years may still be adjusted upon examination by federal, state and/or foreign tax authorities to the extent utilized in an open tax year or in future periods.

As of December 31, 2025, the Company has not provided for deferred income taxes on unremitted earnings of its foreign subsidiaries since these earnings are indefinitely reinvested. No deferred taxes have been provided on these amounts. It is impracticable to estimate the amount of the unrecognized deferred tax liability related to these earnings because such liability, if any, is dependent on the manner of repatriation (e.g., dividend, sale, or liquidation), the timing of such events, applicable tax treaties, withholding tax rates in various jurisdictions, and the amount of foreign tax credits available to offset potential U.S. taxes, none of which can be precisely determined at this time. Upon distribution of such earnings in the form of dividends or otherwise, the Company could be subject to taxes.

On July 4, 2025, the One Big Beautiful Bill Act (‘OBBBA’ or the ‘Act’) was enacted into law in the United States. The Act includes, among other provisions, changes to bonus depreciation rules, the treatment of research and experimental expenditures under Section 174A, limitations on the deductibility of interest under Section 163(j), and modifications to certain international tax regimes. The Company is required to account for the effects of changes in tax law in the period that includes the enactment date. Accordingly, during the year ended December 31, 2025, we remeasured our U.S. deferred tax assets and liabilities and corresponding valuation allowances to reflect the tax law changes under OBBBA. The net impact of the remeasurement was insignificant to income tax expense.

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

NOTE 13 - NET LOSS PER COMMON SHARE

Basic and diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period.

Basic and diluted losses per share are calculated as follows (in thousands, except share and per share data):

	Year ended December 31,
	2025	2024
Numerator:
Net loss	$(73,845)	$(54,344)
Net loss attributable to common stockholders - basic and diluted	$(73,845)	$(54,344)
Denominator:
Weighted average number of common shares outstanding	5,026,704	5,009,250
Net loss per share attributable to common stockholders - basic and diluted	$(14.69)	$(10.85)

The following common stock equivalents were excluded from the calculation of diluted loss per share attributable to common stockholders because their inclusion would have been anti-dilutive:

	Year ended December 31,
	2025	2024
Series A-1 redeemable convertible preferred stock	1,234,568	1,234,568
Series A-2 redeemable convertible preferred stock	2,362,204	2,362,204
Series B-1 redeemable convertible preferred stock	2,718,539	2,718,539
Series C-1 redeemable convertible preferred stock	3,570,724	3,570,724
Series C-2 redeemable convertible preferred stock	2,513,698	2,513,698
Series D redeemable convertible preferred stock	5,950,204	5,950,204
Preferred stock warrants	295,558	295,558
Preferred stock issued upon conversion of convertible promissory notes (1)	560,024	—
Options to purchase common stock	5,546,772	5,085,269
Restricted stock units	1,394,670	1,446,116
(1)  Due to the multiple conversion options provided for within the Company’s convertible promissory notes, the Company applied the if-converted method to the calculation of the anti-dilutive shares underlying such notes to determine the estimated shares that the notes would convert into as of December 31, 2025. This assumption included consideration of the multiple conversion features and applying probability weightings to an assumed price of approximately $38 per share ($19 per share after applying the 50% discount).

NOTE 14 - SEGMENT INFORMATION

The Company conducts business as a single operating segment. In reaching this conclusion, management considers the definition of the (“CODM”), how the business is defined by the CODM, the nature of the information provided to the CODM, and how that information is used to make operating decisions, allocate resources, and assess performance. The Company’s CODM is the chief executive officer. The results of operations provided to and analyzed by the CODM are at the consolidated level which is the level that the CODM manages the business, allocates resources, makes key resource decisions, and assesses performance.

The key measure of segment profit and loss that the CODM uses to allocate resources and assess performance is the Company’s net loss. The table below shows a reconciliation of the Company’s net loss, including the significant expense categories regularly

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

provided to and reviewed by the CODM, as computed under U.S. GAAP to the Company’s total net loss in the consolidated statements of operations:

	Year Ended December 31,
	2025	2024
Operating expenses
Reimbursement from JDAs and others	$1,686	$3,570
Payroll expense	(26,375)	(35,638)
Occupancy expense	(6,292)	(7,124)
Professional service expense	(4,146)	(3,671)
Research and development expense	(3,646)	(2,990)
Depreciation expense	(6,067)	(8,302)
Loss on impairment and lease termination	(17,063)	—
Other operating expense	(1,685)	(2,365)
Loss from operations	$(63,588)	$(56,520)
Total other income (expense), net	(10,257)	2,176
Net loss	$(73,845)	$(54,344)

Assets provided to CODM are consistent with those reported on the consolidated balance sheet with particular emphasis on the company’s available liquidity, including its cash and cash equivalents reduced by current liabilities. All long-lived assets are maintained in, and all losses are attributable to the United States of America and South Korea.

We have corrected certain amounts in the table below as of December 31, 2024, to correct an immaterial error in previously issued segment footnote disclosure by reclassifying certain amounts of machinery and equipment and accumulated depreciation that were located in the United States that were disclosed as located in South Korea. There was no impact on consolidated net property, plant and equipment, the consolidated balance sheets, the consolidated statements of operations, consolidated statements of comprehensive loss, or the consolidated statements of cash flows for any period presented.

Long-lived assets by physical geographical location as of December 31, 2025, and 2024, are as follows:

	As of December 31, 2025
Long-Lived Asset Type	South Korea	United States
Leasehold improvements	$—	$10,680
Machinery and equipment	10,609	5,706
Furniture and fixtures	94	325
Computer and software	86	130
Buildings	1,227	—
Building Fixtures	1,206	—
Land	3,382	—
Construction in progress (advances on property and equipment)	—	632
Accumulated depreciation	(4,589)	(8,212)
Net property, plant and equipment	$12,015	$9,261
Operating lease right-of-use assets	—	7,576
Total Long-Lived Assets	$12,015	$16,837

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

	As of December 31, 2024
Long-Lived Asset Type	South Korea	United States
Leasehold improvements	$—	$32,427
Machinery and equipment	9,934	12,271
Furniture and fixtures	90	325
Computer and software	72	131
Buildings	1,205	—
Building Fixtures	1,143	—
Land	3,320	—
Construction in progress (advances on property and equipment)	—	1,627
Accumulated depreciation	(2,448)	(12,407)
Net property, plant and equipment	$13,316	$34,374
Operating lease right-of-use assets	—	8,769
Finance lease right-of-use assets	—	6,767
Total Long-Lived Assets	$13,316	$49,910

The comparative fixed asset by physical geographical location information for the year ended December 31, 2024, presented in these financial statements has been revised to correct this presentation. The correction resulted in an increase in gross machinery and equipment and a decrease of accumulated depreciation for United States asset group and corresponding increases and decreases for South Korea asset group, with no change to the total property, plant and equipment, total accumulated depreciation, or total net book value previously reported.

Capital expenditures by geographical location for the years ended December 31, 2025, and 2024, are as follows:

	Year Ended December 31, 2025
	South Korea	United States	Total
Capital Expenditures, net
Property and equipment expenditures	$118	$931	$1,049
Advances on property and equipment	—	45	45
Proceeds from disposal of property and equipment from lease termination	—	(2,400)	(2,400)
Proceeds from disposal of property and equipment	—	(20)	(20)
Total Capital Expenditures, net	$118	$(1,444)	$(1,326)

	Year Ended December 31, 2024
	South Korea	United States	Total
Capital Expenditures, net
Property and equipment expenditures	$68	$955	$1,023
Advances on property and equipment	—	960	960
Proceeds from disposal of property and equipment	—	(106)	(106)
Total Capital Expenditures, net	$68	$1,809	$1,877

NOTE 15 - RELATED PARTY TRANSACTIONS

Collaboration Arrangements

The Company has established JDAs with various partners with some of the partners also making investments in the Company through the purchase of preferred shares. In connection with the Series D Agreements, the Company entered into both Warrant and JDA agreements with Mercedes-Benz and Stellantis. See Note 3 and Note 2, respectively, for further details regarding those agreements.

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Uwe Keller, a member of the Company’s Board of Directors, represents Mercedes-Benz who is an investor in the Company’s Preferred Stock and holder of Series D Warrants. As mentioned in Note 2, the Company entered into a JDA with Mercedes-Benz during the year-ended December 31, 2021. For the years ended December 31, 2025, and 2024, the Company received $110 and $2,613, respectively, in expense reimbursements for the services provided under the JDA with Mercedes-Benz which are recorded net within research and development expenses on the consolidated statements of operations. There were no amounts due from Mercedes-Benz as of December 31, 2025. Amounts due from Mercedes-Benz totaled $4, which are included in receivables under collaboration agreements on the consolidated balance sheets as of December 31, 2024.

Michael Bly, a member of the Company’s Board of Directors, represents Stellantis who is an investor in the Company’s Preferred Stock and holder of Series D Warrants. As mentioned in Note 2, the Company entered into a JDA with Stellantis during the year-ended December 31, 2021. For the years ended December 31, 2025, and 2024, the Company received $1,185 and $776, respectively in expense reimbursements for the services provided under the JDA with Stellantis which are recorded net within research and development expenses on the consolidated statements of operations. Amounts due from Stellantis totaled $1,000 and $577, which are included in receivables under collaboration agreements on the consolidated balance sheets as of December 31, 2025, and 2024, respectively.

In August 2025, the Company modified its existing JDA with Stellantis. The modified JDA required the Company to make a $2,000 payment to Stellantis for services related to the production and testing of a demo fleet. The Company and Stellantis jointly developed a production timeline as outlined in the agreement, which includes deliverables of Stellantis to the Company through June 2027 such as, module and pack safety reports, battery management system results, installation and retrofitting of test cells, and validation results of the demo fleet. During the year ended December 31, 2025, the Company prepaid $2,000 to Stellantis for these services. As of December 31, 2025, $160 is included in other non-current assets and $950 is included in prepaid expenses and other current assets on the consolidated balance sheets. During the year ended December 31, 2025, $890 of expense was recognized as part of the agreement and is included in research and development expenses on the consolidated statements of operations.

Secondary Share Sale

In 2023, Hermitage Investment Fund 1 LP (“Hermitage”), an existing investor in Factorial, negotiated a sale purchase agreement with certain stockholders in the Company for the Series D price of $34.0131 per share, where the transfer of the shares occurred during the year ended December 31, 2024 (“Secondary Transactions”). Two of the stockholders that were a party of the transaction were certain trusts, of which Alex Yu, CTO, and Siyu Huang, CEO, are trustees, respectively. Specifically, Alex Yu sold 32,693 shares of Factorial Common Stock and Siyu Huang sold 39,930 shares of Factorial Common Stock, respectively. The fair value of the Factorial Common Stock at the time of the Secondary Transactions was $4.80 per share and the shares were sold for price of $34.0131 per share, leading to excess of fair value of $29.2131 per share. Additionally, the Company determined the excess paid over fair value was not for a purpose clearly other than compensation and therefore, recorded stock-based compensation for the year ended December 31, 2024 of $2,122 for the CEO and CTO related to the incremental fair value received by the employees.

Consulting Arrangements

In March of 2020, the Company entered into a consulting services agreement with Joseph Taylor who also serves as Executive Chairman of the Company’s Board of Directors. For the years ended December 31, 2025 and 2024, the Company incurred $350 in expenses for consulting services provided by Joeseph Taylor recorded within selling, general and administrative expenses on the consolidated statements of operations. Amounts due to Joseph Taylor totaled $190 as of December 31, 2025, and are included in accounts payable. There were no amounts due to Joseph Taylor as of December 31, 2024.

Stock Option Issuance

Praveen Sahay, a member of the Company’s Board of Directors, represents WAVE Equity Partners who is an investor in the Company’s Preferred Stock. During the year ended December 31, 2025, the Company granted 50,000 stock options to Praveen Sahay for his services performed as a board member.

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Liad Meidar, a member of the Company’s Board of Directors, represents Gatemore Capital Management who is an investor in the Company’s Preferred Stock. During the year ended December 31, 2025, the Company granted 50,000 stock options to Liad Meidar for his services performed as a board member.

Convertible Promissory Notes

The August 2025 Notes, as further described in Note 6, were issued to related parties with a principal balances as follows, Stellantis $2,000, Mercedes-Benz $2,000, and Gatemore Capital Management controlled entities $6,000.

NOTE 16 - SUBSEQUENT EVENTS

On December 17, 2025, Cartesian Growth Corporation III, a Cayman Islands exempted company (“CGC”), Fenway MS, Inc., a Delaware corporation (“Merger Sub”), and Factorial Inc., a Delaware corporation (“Factorial”), entered into a Business Combination Agreement (“BCA”). Merger Sub will merge with and into Factorial, with Factorial as the surviving company in the merger and, after giving effect to such merger, as a wholly-owned subsidiary of New Factorial (the “Merger”). Under the BCA, each outstanding Class A ordinary share of CGC (each, a “CGC Class A Share”), each outstanding Class B ordinary share of CGC and each outstanding preference share of CGC will be converted into one share of Series A Common Stock, par value $0.00001 per share, (the “PubCo Series A Common Stock”). Each share of Factorial Common Stock (excluding treasury shares, dissenting shares and shares held by the Factorial Founders) issued and outstanding as of immediately prior to the Effective Time, will be automatically canceled and extinguished and exchanged for number of shares of PubCo Series A Common Stock equal to the Consideration Ratio, which is based on an implied Factorial equity value of $1,100,000. Each share of Factorial Common Stock held by the Factorial Founders issued and outstanding as of immediately prior to the Effective Time, will be automatically canceled and extinguished and exchanged for a number of shares of PubCo Series B Common Stock equal to the Consideration Ratio. Each share of Factorial Preferred Stock issued and outstanding as of immediately prior to the Effective Time will be automatically canceled and extinguished and converted into the right to receive a number of shares of PubCo Series A Common Stock, par value $0.00001 per share, equal to the Consideration Ratio.

Each option to purchase Factorial Common Stock (each, a “Factorial Option”), whether vested or unvested, will cease to represent the right to purchase Factorial Common Shares and will be canceled in exchange for options to purchase PubCo Series A Common Stock under the equity incentive plan to be adopted by CGC in advance of the Closing (the “PubCo Equity Incentive Plan”), in an amount equal to the product of (x) the number shares of Factorial Common Stock subject to such Factorial Option immediately prior to the Effective Time, multiplied by (y) the Consideration Ratio, at an exercise price per share equal to the quotient of (i) the exercise price per share of such Factorial Option immediately prior to the Effective Time, divided by (ii) the Consideration Ratio, and generally subject to the same terms and conditions that applied to the corresponding Factorial Option immediately prior to the Effective Time. Each restricted stock unit award that is outstanding with respect to Factorial Common Stock (each, a “Factorial RSU Award”), whether vested or unvested, will cease to have any rights in respect of the Factorial Common Stock and will be canceled in exchange for a restricted stock unit award under the PubCo Equity Incentive Plan that settles in a number of shares of PubCo Series A Common Stock in an amount and subject to such terms and conditions, in each case, as to be set forth on an allocation schedule, that will generally be subject to the same terms and conditions that applied to the corresponding Factorial RSU Award immediately prior to the Effective Time.

The Business Combination is expected to close in mid-2026, following the receipt of the requisite approvals of CGC shareholders and Factorial stockholders and the fulfillment of other customary closing conditions.

FACTORIAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

During January 2026, the Company entered into Convertible Promissory Note Agreements where they can receive proceeds up to $5,340 (“the January 2026 Notes”) from new investors. The January 2026 Notes will bear interest of 5% per annum and mature on January 1, 2029. As of the issuance of these financial statements, the Company has received proceeds of $4,300. The January 2026 Notes provide the holders with certain conversion features including: a mandatory conversion upon a qualified financing event, an optional conversion upon a non-qualified financing event, and an optional conversion upon an acquisition of the Company. The Company has elected the fair value option under ASC 825 for its issued Notes and accordingly measures these instruments at fair value on a recurring basis, with changes in fair value recognized in other income (expense) in the consolidated statements of operations.

In January 2026, the Company entered into a new development agreement with an unaffiliated partner. The development agreement has various terms and conditions and has a term of two years; however, the unaffiliated partner has the right to terminate upon a change of control. The Company entered into this development agreement for purposes of assessing its technology through evaluation and testing of its batteries.

In February 2026, the Company entered into a new development agreement with PowerCo SE (“PowerCo”). The development agreement has various terms and conditions and has a term of fifteen months; however, PowerCo has the right to terminate under certain conditions. The Company entered into this development agreement for purposes of assessing its technology through evaluation and testing of its batteries.

CARTESIAN GROWTH CORPORATION III

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2026	2025
	(Unaudited)
Assets
Current assets
Cash	$396,210	$624,163
Prepaid insurance - current	112,307	112,307
Prepaid expenses	833	3,669
Total current assets	509,350	740,139
Prepaid insurance – long term	9,359	37,435
Investments held in Trust Account	285,868,994	283,377,276
Total Assets	$286,387,703	$284,154,850

Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit
Current Liabilities
Accrued offering costs	$75,000	$75,000
Accrued expenses	1,312,305	759,869
Total current liabilities	1,387,305	834,869
Deferred underwriting fee	13,140,000	13,140,000
Total Liabilities	14,527,305	13,974,869

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 27,600,000 shares at redemption value of approximately $10.36 and $10.27 per share as of March 31, 2026 and December 31, 2025, respectively	285,868,994	283,377,276

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 27,600,000 shares subject to possible redemption as of March 31, 2026 and December 31, 2025, respectively)	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding as of March 31, 2026 and December 31, 2025	690	690
Additional paid-in capital	—	—
Accumulated deficit	(14,009,286)	(13,197,985)
Total Shareholders’ Deficit	(14,008,596)	(13,197,295)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$286,387,703	$284,154,850

The accompanying notes are an integral part of these unaudited condensed financial statements.

CARTESIAN GROWTH CORPORATION III

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,
	2026	2025
General and administrative costs	$811,301	$20,449
Loss from operations	(811,301)	(20,449)

Other income:
Interest earned on investments held in Trust Account	2,491,718	—
Other income	2,491,718	—

Net income (loss)	$1,680,417	$(20,449)

Basic weighted average shares outstanding, Class A ordinary shares subject to redemption	27,600,000	—

Basic and diluted net income (loss) per share, Class A ordinary shares subject to redemption	$0.05	$—

Basic and diluted weighted average shares outstanding, Class B ordinary shares	6,900,000	6,900,000

Basic and diluted net income (loss) per share, Class B ordinary shares	$0.05	$(0.00)

The accompanying notes are an integral part of these unaudited condensed financial statements.

CARTESIAN GROWTH CORPORATION III

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2026

	Class B		Additional		Total
	Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2025	6,900,000	$690	$—	$(13,197,985)	$(13,197,295)

Remeasurement of Class A ordinary shares to redemption amount	—	—	—	(2,491,718)	(2,491,718)

Net income	—	—	—	1,680,417	1,680,417

Balance – March 31, 2026	6,900,000	$690	$—	$(14,009,286)	$(14,008,596)

FOR THE THREE MONTHS ENDED MARCH 31, 2025

	Class B		Additional		Total
	Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2025(1)(2)	6,900,000	$690	$24,310	$(42,620)	$(17,620)

Net loss	—	—	—	(20,449)	(20,449)

Balance – March 31, 2025(1)(2)	6,900,000	$690	$24,310	$(63,069)	$(38,069)
(1)	On May 1, 2025, pursuant to a share recapitalization, the Company issued an additional 1,150,000 founder shares to the Sponsor (with DirectorCo waiving its entitlement to be issued additional founder shares in connection therewith and directing its allotment to be issued to the Sponsor), resulting in the Company’s initial shareholders holding an aggregate of 6,900,000 founder shares. All share and per share data have been retrospectively presented.
(2)	Includes an aggregate of up to 900,000 founder shares that were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On May 2, 2025, the underwriters exercised their over-allotment option in full, which was settled as part of the closing of the Initial Public Offering. As such, 900,000 founder shares are no longer subject to forfeiture by the Sponsor.

The accompanying notes are an integral part of these unaudited condensed financial statements.

CARTESIAN GROWTH CORPORATION III

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2026	2025
Cash Flows from Operating Activities:
Net income (loss)	$1,680,417	$(20,449)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Payment of operation costs through promissory note	—	20,449
Interest earned on marketable securities held in Trust Account	(2,491,718)	—
Changes in operating assets and liabilities:
Prepaid expenses	2,836	—
Long term prepaid insurance	28,076	—
Accrued expenses	552,436	—
Net cash used in operating activities	(227,953)	—

Cash Flows from Investing Activities:
Net cash used in investing activities	—	—

Cash Flows from Financing Activities:
Net cash used in financing activities	—	—

Net Change in Cash	(227,953)	—
Cash - Beginning of period	624,163	—
Cash - End of period	$396,210	$—

Non-Cash investing and financing activities:
Prepaid services contributed by Sponsor through promissory note – related party	$—	$—
Remeasurement of Class A ordinary shares to redemption value	2,491,718	—
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	—	—
Deferred costs included in accrued offering costs	—	273,763
Deferred offering costs paid through promissory note – related party	—	165,299
Deferred offering costs applied to prepaid expense	—	3,202
Deferred underwriting fee payable	—	—

The accompanying notes are an integral part of these unaudited condensed financial statements.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Cartesian Growth Corporation III (the “Company”) is a blank check company incorporated as a Cayman Islands exempted corporation on October 29, 2024. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). Prior to the consummation of its initial public offering (“Initial Public Offering”), the Company had not, nor had anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any Business Combination target with respect to an initial Business Combination with the Company.

As of March 31, 2026, the Company has not commenced any operations. All activity for the period from October 29, 2024 (inception) through March 31, 2026 relates to the Company’s formation and the Initial Public Offering, which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. Subsequent to the Initial Public Offering, the Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering, which have been placed in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is CGC III Sponsor LLC (the “Sponsor”). The registration statements for the Company’s Initial Public Offering became effective on May 1, 2025. On May 5, 2025, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units”), which includes the full exercise by the underwriters of their over-allotment option of 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 6,800,000 Private Placement Warrants (the “Private Placement Warrants”) to the Sponsor and Cantor Fitzgerald & Co. (“Cantor”), the representative of the underwriters of the Initial Public Offering, at a price of $1.00 per warrant, generating gross proceeds of $6,800,000. Of those 6,800,000 Private Placement Warrants, the Sponsor purchased 4,400,000 Private Placement Warrants and Cantor purchased 2,400,000 Private Placement Warrants. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement Warrants, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less deferred underwriting commissions).

Transaction costs amounted to $18,821,468, consisting of $4,800,000 of cash underwriting fee, $13,140,000 of deferred underwriting fee and $881,468 of other offering costs.

The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (excluding the amount of deferred underwriting discounts held and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Following the closing of the Initial Public Offering on May 5, 2025, an amount of $276,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units, and a portion of the net proceeds from the sale of the Private Placement Warrants, was placed in a trust account (the “Trust Account”) and initially invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended Business Combination. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the Trust Account, the Company may, at any time (based on the management team’s ongoing assessment of all factors related to the Company’s potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of the Initial Public Offering, or by such earlier date as the Company’s board of directors may approve, or such other time period in which the Company must complete an initial Business Combination pursuant to an amendment to the Company’s amended and restated memorandum and articles of association (the “Articles”) approved by the Company’s shareholders (the “Completion Window”), subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a shareholder vote to amend the Articles to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company will provide the Company’s public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable, but without deduction for any excise or similar tax that may be due or payable), divided by the number of then-outstanding public shares. The amount in the Trust Account is initially anticipated to be $10.00 per public share.

The ordinary shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

The Company will have only the duration of the Completion Window to complete the initial Business Combination. However, if the Company is unable to complete its initial Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable, but without deduction for any excise or similar tax that may be due or payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will constitute full and complete payment for the public shares and completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

The Sponsor, CGC III Sponsor DirectorCo LLC (“DirectorCo”), and the Company’s officers and directors have entered into letter agreements with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the Articles; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would not be voted in favor of approving the Business Combination) in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company (except for the Company’s independent registered public accounting firm), or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable (but without deduction for any excise or similar tax that may be due or payable), provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 23, 2026. The interim results for the three months ended March 31, 2026 and 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any future periods.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Liquidity and Capital Resources and Going Concern

The Company’s liquidity needs up to March 31, 2026 had been satisfied through the loan from the Sponsor under an unsecured promissory note (the “Sponsor Promissory Note”) of up to $250,000 (see Note 5). As of March 31, 2026, the Company had $396,210 cash and a working capital deficit of $877,955.

In order to fund finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of March 31, 2026 and December 31, 2025, the Company had no borrowings under the Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Codification (“ASC”) 205-40, “Presentation of Financial Statements - Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Completion Window.

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. The Company adopted ASU 2023-07 on January 1, 2024. The amendments will be applied retrospectively to all prior periods presented in the accompanying unaudited condensed financial statements (see Note 9).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $396,210 and $624,163 in cash and no cash equivalents as of March 31, 2026 and December 31, 2025, respectively.

Investments Held in Trust Account

As of March 31, 2026 and December 31, 2025, the assets held in the Trust Account, amounting to $285,868,994 and $283,377,276, respectively, were held in mutual funds primarily invested in U.S. Treasury Bills with a maturity of 185 days or less.

Investments held in the Trust Account are presented at fair value at each condensed balance sheet date, with unrealized gains and losses resulting from changes in fair value included in earnings as a component of interest and dividend income earned on investments held in the Trust Account in the accompanying statements of operations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the relative fair value method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares were charged to temporary equity and offering costs allocated to the public warrants and Private Placement Warrants were charged to shareholder’s deficit as public warrants and Private Placement Warrants after management’s evaluation were accounted for under equity treatment.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to its short-term nature.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2026 and December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Class A Ordinary Shares Subject to Possible Redemption

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and then to accumulated deficit. Accordingly, as of March 31, 2026 and December 31, 2025, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets. As of March 31, 2026 and December 31, 2025, the Class A ordinary shares subject to possible redemption reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$276,000,000
Less:
Proceeds allocated to public warrants	(3,132,600)
Class A ordinary shares issuance cost	(18,586,890)
Plus:
Remeasurement of carrying value to redemption value	29,096,766
Class A ordinary shares subject to possible redemption, December 31, 2025	$283,377,276
Plus:
Remeasurement of carrying value to redemption value	2,491,718
Class A ordinary shares subject to possible redemption, March 31, 2026	$285,868,994

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Warrant Instruments

The Company accounted for the public warrants and Private Placement Warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned values.

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of shares of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as redeemable Class A ordinary shares and non-redeemable Class A and Class B ordinary shares. Remeasurement associated with the redeemable shares of Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement Warrants since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 20,600,000 Class A Ordinary Shares in the aggregate. As of March 31, 2026 and December 31, 2025, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares that then share in the earnings of the Company.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended March 31,
	2026		2025
		Non-		Non-
	Redeemable	redeemable	Redeemable	redeemable
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$1,344,334	$336,083	$—	$(20,449)
Denominator:
Basic and diluted weighted average shares outstanding	27,600,000	6,900,000	—	6,900,000
Basic and diluted net income (loss) per ordinary share	$0.05	$0.05	$—	$(0.00)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statement.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering on May 5, 2025, the Company sold 27,600,000 Units, which includes a full exercise by the underwriters of their over-allotment option of 3,600,000 Units at a purchase price of $10.00 per Unit, generating gross proceeds of $276,000,000. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Warrants — As of March 31, 2026 and December 31, 2025, there were 20,600,000 warrants outstanding, including 13,800,000 public warrants and 6,800,000 Private Placement Warrants. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the Class A ordinary share underlying such Unit.

Under the terms of the warrant agreement, the Company has agreed that, as soon as practicable, but in no event later than 20 business days after the closing of its initial Business Combination, it will use commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the Initial Public Offering or a new registration statement covering the registration under the Securities Act of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Company’s initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their public warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00: The Company may redeem the outstanding warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and
●	if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the Company’s initial Business Combination and ending three business days before the Company sends the notice of redemption to the warrant holders.

In addition, if (x) we issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any founder shares held by our initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances and from our Initial Public Offering), and interest thereon, available for the funding of our initial Business Combination on the date of the consummation of our initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price above be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a subdivision of ordinary shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering on May 5, 2025, the Sponsor and Cantor purchased an aggregate of 6,800,000 Private Placement Warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $6,800,000. Of those 6,800,000 Private Placement Warrants, the Sponsor purchased 4,400,000 Private Placement Warrants and Cantor purchased 2,400,000 Private Placement Warrants. Each Private Placement Warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

The Private Placement Warrants are identical to the public warrants sold in the Initial Public Offering except that, so long as they are held by the Sponsor, Cantor, or their permitted transferees, the Private Placement Warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to Private Placement Warrants held by Cantor and/or its designees, will not be exercisable more than five years from the commencement of sales in the Initial Public Offering in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110(g)(8).

The Sponsor, DirectorCo, and the Company’s officers and directors have entered into letter agreements with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the Articles (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination) in favor of the initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On November 12, 2024, the Sponsor and DirectorCo made a capital contribution of an aggregate of $25,000, or approximately $0.004 per share, to cover certain of the Company’s expenses, for which the Company issued an aggregate of 5,750,000 founder shares to the Sponsor and DirectorCo. On May 1, 2025, pursuant to a share recapitalization, the Company issued an additional 1,150,000 founder shares to the Sponsor (with DirectorCo waiving its entitlement to be issued additional founder shares in connection therewith and directing the Company to issue its allotment to the Sponsor), resulting in the Company’s initial shareholders holding an aggregate of 6,900,000 founder shares. On May 2, 2025, the underwriters exercised their over-allotment option in full, which was settled as part of the closing of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 900,000 founder shares are no longer subject to forfeiture by the Sponsor.

The Company’s initial shareholders have agreed not to transfer, assign or sell any of their founder shares and any Class A ordinary shares issued upon conversion thereof until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial shareholders with respect to any founder shares (the “Lock-up”). Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the founder shares will be released from the Lock-up.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Promissory Note — Related Party

The Sponsor had agreed to loan the Company an aggregate of up to $250,000 to be used for a portion of the expenses of the Initial Public Offering. The loan was non-interest bearing, unsecured and due at the earlier of May 31, 2025 or the closing of the Initial Public Offering. As of May 5, 2025, the Company had borrowed $250,000 under the Sponsor Promissory Note and was simultaneously paid with the closing of the Initial Public Offering. Borrowings under the Sponsor Promissory Note are no longer available.

Administrative Services Agreement

Commencing on May 1, 2025, the effective date of the registration statements for the Initial Public Offering, the Company entered into an agreement with the Sponsor to pay an aggregate of $10,000 per month for office space, utilities, and secretarial and administrative support. For the three months ended March 31, 2026 and 2025, the Company incurred $30,000 and $0, respectively, in fees for these services. As of March 31, 2026 and December 31, 2025, the Company had accrued $60,000 and $30,000 on the condensed balance sheets, respectively.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of March 31, 2026 and December 31, 2025, no such Working Capital Loans were outstanding.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing global conflicts in the Middle East, Europe, and Latin America. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

On July 4, 2025, the U.S. government enacted tax reform, commonly referred to as the One Big Beautiful Bill Act (“OBBB”). OBBB amends U.S. tax law, including provisions related to bonus depreciation, interest expense limitation, research and development, global intangible low-taxed income, foreign derived intangible income and base erosion and anti-abuse tax. The Company evaluated the provisions of the OBBB and determined that adoption of the new law did not have a material impact on its unaudited condensed financial statements or related disclosures.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Registration Rights

The holders of the founder shares (and the Class A ordinary shares issuable upon conversion of the founder shares), Private Placement Warrants (and the Class A ordinary shares underlying such Private Placement Warrants), and private placement equivalent-warrants that may be issued upon conversion of the Working Capital Loans have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the initial Business Combination pursuant to a registration rights agreement signed on May 1, 2025, the effective date of the registration statements for the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. Notwithstanding anything to the contrary, Cantor may only make a demand on one occasion and only during the five-year period beginning from the commencement of sales in the Initial Public Offering. In addition, Cantor may participate in a “piggy-back” registration only during the seven-year period beginning from the commencement of sales in the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from May 1, 2025, the effective date of the registration statements for the Initial Public Offering, to purchase up to an additional 3,600,000 Units to cover over-allotments, if any, at the Initial Public Offering price less underwriting discounts and commissions. On May 2, 2025, the underwriters fully exercised their over-allotment option, closing on the 3,600,000 additional Units simultaneously with the Initial Public Offering.

The underwriters were entitled to a cash underwriting discount of $4,800,000, which was paid in cash to the underwriters at the closing of the Initial Public Offering.

Additionally, the underwriters are entitled to a deferred underwriting discount of 4.50% of the gross proceeds of the Initial Public Offering held in the Trust Account, other than the gross proceeds from Units sold pursuant to the underwriters’ over-allotment option, and 6.50% of the gross proceeds from Units sold pursuant to the underwriters’ over-allotment option, or $13,140,000 in the aggregate upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

On December 17, 2025, the Company entered into a Fee Modification Agreement with Cantor in connection with its contemplated business combination with Factorial Inc., pursuant to which Cantor agreed to modify the previously agreed $13,140,000 deferred underwriting commission. If the business combination with Factorial Inc. is consummated, the Company (or the target or successor) will pay Cantor a non-refundable modified deferred fee payable at closing equal to $3.75 million plus amounts based on the value of public shares not redeemed in the transaction, subject to an aggregate cap of $13.0 million.

Business Combination Agreement

On December 17, 2025, the Company, Fenway MS, Inc., a Delaware corporation (“Merger Sub”), and Factorial Inc., a Delaware corporation (“Factorial”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). The Business Combination Agreement and the transactions contemplated thereby (the “Business Combination”) were unanimously approved by the boards of directors and special committees comprised of independent and disinterested members of the boards of directors of each of the Company and Factorial. The Business Combination is expected to close in mid-2026, following the receipt of the requisite approvals of the Company’s shareholders and Factorial stockholders and the fulfillment of other customary closing conditions.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Amendment to Business Combination Agreement

On March 26, 2026, the Company, Merger Sub and Factorial entered into an Amendment to the Business Combination Agreement (the “BCA Amendment”). The BCA Amendment, among other things, (A) amends the sixth paragraph of the Preamble and inserts a new clause (a) into Section 2.1 of the Business Combination Agreement to provide that the redemption of the Company’s shares in connection with the Closing of the Business Combination (the “Shareholder Redemption”) shall occur at least one day prior to the Domestication, thereby clarifying the timing and sequencing of the Shareholder Redemption relative to the Domestication; (B) amends certain definitions, including the definition of “Ancillary Documents” to remove references to the “CGC Private Warrant Exchange Agreement”, the definition of “Company Convertible Notes” to mean any convertible note or other equity-linked debt instrument convertible into Equity Securities of the Company or any of its subsidiaries outstanding as of the Merger Effective Time; (C) amends clause (b)(iii) of Section 5.8 of the Business Combination Agreement to bifurcate the previously singular “Nasdaq Proposal” into two distinct proposals to be submitted to the Company’s shareholders for approval: (i) the adoption and approval of the issuance of shares in connection with the transactions contemplated by the Business Combination Agreement and (ii) the adoption and approval of the issuance of shares in connection with the PIPE Financing (as defined below), and consequently update the definition of “Nasdaq Proposal” to read “Nasdaq Proposals;” and (D) amend and restate Sections 5.21 and 5.22 of the Business Combination Agreement to remove the provisions related to an exchange of the Company’s Public Warrants and Private Placement Warrants (the “Warrant Exchange”).

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, Sponsor and Factorial entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor, as a holder of the Company’s Class B ordinary shares (the “Sponsor Shares”), has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the Business Combination, (ii) waive any adjustment to the conversion ratio set forth in the governing documents of the Company or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination, (iv) be bound by certain transfer restrictions with respect to its shares in the Company prior to the closing of the Business Combination, (v) be subject to certain transfer restrictions provided in the bylaws to of New Factorial become effective at the closing of the Business Combination, and (vi) waive redemption rights with respect to the Sponsor Shares, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

On March 26, 2026, Sponsor and Factorial entered into an Amendment to the Sponsor Support Agreement (the “SSA Amendment”). The SSA Amendment (a) deletes the provision in Section 1 of the Sponsor Support Agreement that required the Sponsor, until the closing of the Business Combination or the earlier termination of the Business Combination Agreement, to cause all of its Private Placement Warrants to be present for quorum purposes at any meeting or written consent of the Company warrant holders and to vote or consent such warrants in favor of the warrant agreement amendment contemplated by the Warrant Exchange; and (b) amends and restates Section 2 of the Sponsor Support Agreement in its entirety to read “[Reserved.],” thereby removing the provisions relating to the Warrant Exchange.

PIPE Financing

Concurrently with the execution of the Business Combination Agreement, the Company entered into a Stock Purchase Agreement (the “Sponsor Stock Purchase Agreement”) with an affiliate of the Sponsor (the “Sponsor Investor”) and a Stock Purchase Agreement (the “Institutional Investor Stock Purchase Agreement,” and together with the Sponsor Stock Purchase Agreement, “Investor Stock Purchase Agreements”) with a certain institutional investor (the “Institutional Investor,” and together with the Sponsor Investor, the “PIPE Investors”).

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Pursuant to the Investor Stock Purchase Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the PIPE Investors, at the closing of the Business Combination, an aggregate of 9,927,184 shares of New Factorial Series A Common Stock, at an average subscription price of $10.08 per share (assuming a Redemption Price (as defined in the Company’s certificate of incorporation) of $10.30 per share) for aggregate gross proceeds of $100,000,000 (the “PIPE Financing”). The Institutional Investor subscribed for 7,500,000 shares of New Factorial Series A Common Stock at a subscription price of $10.00 per share, and the Sponsor Investor subscribed for 2,427,184 shares of New Factorial Series A Common Stock (assuming a Redemption Price of $10.30 per share) at a subscription price equal to the Redemption Price. Pursuant to the Investor Stock Purchase Agreements, the Sponsor will transfer at the closing of the Business Combination (which transfer may be indirectly through forfeiture and reissuance) an aggregate of 750,000 shares of New Factorial Series A Common Stock to the Institutional Investor and 250,000 shares of New Factorial Series A Common Stock to the Sponsor Investor. The average subscription prices are $9.09 per share and $9.34 per share for the Institutional Investor and the Sponsor Investor, respectively, assuming a Redemption Price of $10.30 per share and taking into account the foregoing transfers from the Sponsor.

Registration Rights Agreement

In connection with the closing of the Business Combination, New Factorial (the resulting post-Closing entity, “New Factorial”), Sponsor, Cantor and certain stockholders of Factorial will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, among other things, New Factorial will agree that, within 30 calendar days following the closing of the Business Combination, New Factorial will file with the SEC (at New Factorial’s sole cost and expense) a registration statement registering the resale of certain shares of New Factorial Series A Common Stock held by or issuable to the parties thereto (the “Resale Registration Statement”), and New Factorial will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each. At March 31, 2026 and December 31, 2025, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 200,000,000 Class A ordinary shares at par value of $0.0001 each. At March 31, 2026 and December 31, 2025, there were no shares of Class A ordinary shares issued or outstanding, excluding the 27,600,000 shares subject to possible redemption, respectively.

Class B Ordinary Shares — The Company is authorized to issue a total of 20,000,000 Class B ordinary shares at par value of $0.0001 each. On November 12, 2024, the Company issued an aggregate of 5,750,000 Class B ordinary shares to the Sponsor and DirectorCo for $25,000, or approximately $0.004 per share. On May 1, 2025, pursuant to a share recapitalization, the Company issued an additional 1,150,000 founder shares to the Sponsor (with DirectorCo waiving its entitlement to be issued additional founder shares in connection therewith and directing the Company to issue its allotment to the Sponsor), resulting in the Company’s initial shareholders holding an aggregate of 6,900,000 founder shares. On May 2, 2025, the underwriters exercised their over-allotment option in full, which was settled as part of the closing of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 900,000 founder shares are no longer subject to forfeiture by the Sponsor.

The founder shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

aggregate, 20% of the sum of (i) the total number of all Class A ordinary shares outstanding upon the completion of the Initial Public Offering (including any Class A ordinary shares issued pursuant to the underwriters’ over-allotment option and excluding the Class A ordinary shares underlying the Private Placement Warrants), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued, in connection with the closing of the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or any of its affiliates or to the Company’s officers or directors upon conversion of Working Capital Loans) minus (iii) any redemptions of Class A ordinary shares; by public shareholders in connection with an initial business combination; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the Articles or as required by the Companies Act (Revised) of the Cayman Islands, as the same may be amended from time to time, or stock exchange rules, an ordinary resolution under Cayman Islands law and the Articles, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company, is generally required to approve any matter voted on by the Company’s shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company, and pursuant to the Articles, such actions include amending the Articles and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the Company’s initial Business Combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the initial Business Combination, only holders of the Class B ordinary shares will (i) have the right to vote on the appointment and removal of directors and (ii) be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the Articles or as required by the Companies Act (Revised) of the Cayman Islands, as the same may be amended from time to time, or stock exchange rules, an ordinary resolution under Cayman Islands law and the Articles, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company, is generally required to approve any matter voted on by the Company’s shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company, and pursuant to the Articles, such actions include amending the Articles and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the Company’s initial Business Combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the initial Business Combination, only holders of the Class B ordinary shares will (i) have the right to vote on the appointment and removal of directors and (ii) be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of the Class A ordinary shares will not be entitled to vote on these matters during such time. These provisions of the Articles may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

	Level	March 31, 2026	December 31, 2025
Investments held in Trust Account	1	$285,868,994	$283,377,276

The fair value of the public warrants at issuance was $3,132,600 or $0.227 per public warrant. The fair value of the private warrants at issuance was $1,567,638 or $0.231 per private warrant. The fair value of public and private warrants were determined using Monte Carlo Simulation Model. The public and private warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance.

The following table presents the quantitative information regarding market assumptions used in the valuation of the public and private warrants

May 5, 2025
Volatility	5.7%
Risk free rate	3.79%
Market implied likelihood of completing a Business Combination	17.2%
Share price	$9.886
Weighted terms (Yrs)	2.86

The market implied likelihood of completing a Business Combination was determined by analyzing the quoted market prices of the rights for similar companies that included rights in their units. The criteria used was:

Criteria	Low	High
IPO proceeds ($M)	55	250
Warrant coverage	—	1
Rights coverage (per unit)	0.05	0.20
Remaining months to complete	9	22

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 9. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss. The measure of segment assets is reported on the condensed balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	March 31, 2026	December 31, 2025
Cash	$396,210	$624,163
Investments held in Trust Account	$285,868,994	$283,377,276

	For the Three Months Ended March 31,
	2026	2025
General and administrative costs	$811,301	$20,449
Interest earned on investments held in Trust Account	$2,491,718	$—

General and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Completion Window. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs are the significant segment expenses provided to the CODM on a regular basis.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date and through the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

FACTORIAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share data)

	As of
	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$25,449	$28,891
Receivables under collaboration agreements (includes $0 and $1,000 as related party as of March 31, 2026, and December 31, 2025, respectively)	3,360	1,152
Deferred transaction costs	3,468	1,423
Prepaid expenses and other current assets (includes $910 and $1,110 as related party as of March 31, 2026, and December 31, 2025, respectively)	1,718	1,425
Total current assets	33,995	32,891
Restricted cash	884	881
Property and equipment, net	20,206	21,276
Operating lease right-of-use assets, net	7,266	7,576
Other non-current assets (related party)	40	160
TOTAL ASSETS	$62,391	$62,784
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable (includes $30 and $190 as related party, as of March 31, 2026, and December 31, 2025, respectively)	$656	$741
Accrued expenses	4,128	2,981
Operating lease liabilities, current portion	1,401	1,357
Total current liabilities	6,185	5,079
Operating lease liabilities, net of current portion	6,817	7,180
Convertible promissory notes - related parties, at fair value	20,296	18,889
Convertible promissory notes, at fair value	4,600	—
Warrant liabilities for Series B-1 and Series D redeemable convertible preferred stock (includes $2,803 and $2,770 to related parties as of March 31, 2026, and December 31, 2025, respectively)	3,484	3,378
Total liabilities	41,382	34,526
Commitments and contingencies (Note 8)
Redeemable convertible preferred stock (Note 9):
Series A-1 redeemable convertible preferred stock, $0.0001 par value; 1,234,568 shares authorized, issued and outstanding as March 31, 2026, and December 31, 2025. Liquidation preference of $3,000 as of March 31, 2026, and December 31, 2025	327	327
Series A-2 redeemable convertible preferred stock, $0.0001 par value; 2,362,204 shares authorized, issued and outstanding as of March 31, 2026, and December 31, 2025. Liquidation preference of $6,000 as March 31, 2026, and December 31, 2025	655	655
Series B-1 redeemable convertible preferred stock, $0.0001 par value; 2,738,469 shares authorized; 2,718,539 shares issued and outstanding as of March 31, 2026, and December 31, 2025. Liquidation preference of $22,166 as of March 31, 2026, and December 31, 2025	2,169	2,169
Series C-1 redeemable convertible preferred stock, $0.0001 par value; 3,570,724 shares authorized, issued and outstanding as of March 31, 2026, and December 31, 2025. Liquidation preference of $28,423 as of March 31, 2026, and December 31, 2025	28,303	28,303
Series C-2 redeemable convertible preferred stock, $0.0001 par value; 2,513,698 shares authorized, issued and outstanding as of March 31, 2026, and December 31, 2025. Liquidation preference of $26,857 as of March 31, 2026, and December 31, 2025	26,013	26,013
Series D redeemable convertible preferred stock, $0.0001 par value; 7,625,734 shares authorized; 5,950,204 shares issued and outstanding as of March 31, 2026, and December 31, 2025. Liquidation preference of $202,385 as of March 31, 2026, and December 31, 2025	192,185	192,185
Total redeemable convertible preferred stock	249,652	249,652
Stockholders’ deficit:
Common stock, $0.0001 par value; 32,000,000 shares authorized as of March 31, 2026, and December 31, 2025. 5,068,690 and 5,039,438 shares issued and outstanding as of March 31, 2026, and December 31, 2025, respectively	—	—
Additional paid-in capital	36,285	34,661
Accumulated deficit	(264,151)	(255,576)
Accumulated other comprehensive loss	(743)	(445)
Treasury stock, at cost; 108,466 shares as of March 31, 2026, and December 31, 2025	(34)	(34)
Total stockholders’ deficit	(228,643)	(221,394)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT	$62,391	$62,784

See accompanying notes to unaudited condensed consolidated financial statements.

FACTORIAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development, net (includes $0 and $24 of related party research and development reimbursement, net, during the three months ended March 31, 2026, and 2025, respectively)	$(1,942)	$(6,754)
Selling, general and administrative (includes $88 and $44 of related party expenses, during the three months ended March 31, 2026, and 2025, respectively)	(4,549)	(6,368)
Loss from operations	(6,491)	(13,122)
Other (expense) income, net:
Financing costs related to issuance of convertible promissory notes	(37)	—
Change in fair value of convertible promissory notes – related parties	(1,407)	—
Change in fair value of convertible promissory notes	(300)	—
Change in fair value of warrant liabilities (includes related party loss of $33 and $0 during the three months ended March 31, 2026, and 2025, respectively)	(106)	—
Other (expenses) income, net	(234)	252
Total other (expenses) income, net	(2,084)	252
Loss before provision for income taxes	(8,575)	(12,870)
Provision for income taxes	—	—
Net loss	$(8,575)	$(12,870)
Net loss attributable to common stockholders - basic and diluted (Note 12)	$(8,575)	$(12,870)
Net loss per share attributable to common stockholders - basic and diluted (Note 12)	$(1.70)	$(2.57)
Weighted-average common stock outstanding - basic and diluted (Note 12)	5,056,994	5,016,149

See accompanying notes to unaudited condensed consolidated financial statements.

FACTORIAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Net loss	$(8,575)	$(12,870)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(298)	8
Other comprehensive income (loss), net of tax	$(298)	$8
Comprehensive loss	$(8,873)	$(12,862)
Comprehensive loss attributable to stockholders	$(8,873)	$(12,862)

See accompanying notes to unaudited condensed consolidated financial statements.

FACTORIAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (UNAUDITED)

(In thousands, except share data)

	REDEEMABLE
	CONVERTIBLE						ACCUMULATED
	PREFERRED STOCK		COMMON STOCK		ADDITIONAL		OTHER	TREASURY	TOTAL
	$0.0001 PAR VALUE		$0.0001 PAR VALUE		PAID-IN	ACCUMULATED	COMPREHENSIVE	STOCK	STOCKHOLDERS’
Three Months Ended March 31, 2026	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	DEFICIT	INCOME (LOSS)	AT COST	DEFICIT
Balance as of December 31, 2025	18,349,937	$249,652	5,039,438	$—	$34,661	$(255,576)	$(445)	$(34)	$(221,394)
Issuance from stock option exercises	—	—	29,252	—	90	—	—	—	90
Stock based compensation	—	—	—	—	1,534	—	—	—	1,534
Foreign currency translation adjustments	—	—	—	—	—	—	(298)	—	(298)
Net loss	—	—	—	—	—	(8,575)	—	—	(8,575)
Balance as of March 31, 2026	18,349,937	$249,652	5,068,690	$—	$36,285	$(264,151)	$(743)	$(34)	$(228,643)

	REDEEMABLE
	CONVERTIBLE						ACCUMULATED
	PREFERRED STOCK		COMMON STOCK		ADDITIONAL		OTHER	TREASURY	TOTAL
	$0.0001 PAR VALUE		$0.0001 PAR VALUE		PAID-IN	ACCUMULATED	COMPREHENSIVE	STOCK	STOCKHOLDERS’
Three Months Ended March 31, 2025	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	DEFICIT	INCOME (LOSS)	AT COST	DEFICIT
Balance as of December 31, 2024	18,349,937	$249,652	5,016,051	$—	$25,193	$(181,731)	$76	$(34)	$(156,496)
Issuance from stock option exercises	—	—	300	—	2	—	—	—	2
Stock based compensation	—	—	—	—	3,857	—	—	—	3,857
Foreign currency translation adjustments	—	—	—	—	—	—	8	—	8
Net loss	—	—	—	—	—	(12,870)	—	—	(12,870)
Balance as of March 31, 2025	18,349,937	$249,652	5,016,351	$—	$29,052	$(194,601)	$84	$(34)	$(165,499)

See accompanying notes to unaudited condensed consolidated financial statements.

FACTORIAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(8,575)	$(12,870)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	882	2,191
Non-cash lease expenses and amortization	310	302
Stock-based compensation	1,534	3,857
Change in fair value and financing cost of convertible promissory notes	337	—
Change in fair value of convertible promissory notes – related parties	1,407	—
Change in fair value of warrant liability	106	—
Loss on disposal of property and equipment	9	7
Unrealized foreign exchange loss	487	51
Non-cash interest	—	39
Changes in operating assets and liabilities:
Receivables under collaboration agreements	(2,208)	545
Prepaid expenses and other current assets	(306)	70
Other non-current assets	120	—
Accounts payable	(174)	5
Accrued expenses	271	(2)
Operating lease liabilities	(320)	(298)
Net cash used in operating activities	(6,120)	(6,103)
Cash flows from investing activities:
Property and equipment expenditures	(482)	(172)
Advances on property and equipment	(5)	—
Net cash used in investing activities	(487)	(172)
Cash flows from financing activities:
Proceeds from stock option exercises	90	2
Principal paid on finance lease liability	—	(207)
Deferred transaction costs paid	(1,051)	—
Financing costs related to issuance of convertible promissory notes	(37)	—
Proceeds from convertible promissory notes	4,300	—
Net cash provided (used) in financing activities	3,302	(205)
Effects of exchange rate change on cash, cash equivalents and restricted cash	(134)	(36)
Net change in cash, cash equivalents and restricted cash	(3,439)	(6,516)
Beginning cash, cash equivalents and restricted cash	29,772	51,421
Ending cash, cash equivalents and restricted cash	$26,333	$44,905
Supplemental disclosures:
Cash paid for interest	$—	$146
Non-cash investing and financing activities:
Deferred transaction costs included in accounts payable and accrued expenses	$1,723	$—
The following table presents the Company’s cash, cash equivalents and restricted cash by category in the Company’s Condensed Consolidated Balance Sheets:
Cash and cash equivalents	$25,449	$41,719
Restricted cash	884	3,186
Total cash, cash equivalents and restricted cash	$26,333	$44,905

See accompanying notes to unaudited condensed consolidated financial statements.

Note 1 - The Company

Nature of Operations

Factorial Inc. (“Factorial”, the “Company”, or “we”) is a developer and manufacturer of advanced battery energy storage technologies and solid-state battery (“SSB”) technology. The technologies developed are expected to create a more sustainable future with high-performance batteries for electric vehicles, homes, and critical applications.

de-SPAC Transaction

On December 17, 2025, Cartesian Growth Corporation III, a Cayman Islands exempted company (“CGC”), Fenway MS, Inc., a Delaware corporation (“Merger Sub”), and Factorial Inc., a Delaware corporation (“Factorial”), entered into a Business Combination Agreement (“BCA”). CGC, a publicly traded special purpose acquisition company (“SPAC”) was listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “CGCT”.

On June 5, 2026, the Merger Sub, a wholly-owned subsidiary of CGC, merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of CGC (the “Merger”). In connection with the Merger, CGC was renamed Factorial Energy Inc. (“PubCo”). PubCo became listed on the Nasdaq under the new ticker symbol “FAC” (“de-SPAC Transaction”). PubCo received gross proceeds of approximately $112,100 in connection with the de-SPAC Transaction and the sale of a private placement of PubCo Series A Common Stock, prior to the payment of transaction expenses (“de-SPAC and PIPE Proceeds”). These unaudited condensed consolidated financial statements do not reflect the impact of the de-SPAC Transaction, since it was closed subsequent to March 31, 2026.

Basis of Presentation

The accompanying interim condensed consolidated financial statements and notes to the condensed consolidated financial statements have been prepared in accordance with accounting standards generally accepted in the United States of America (“U.S. GAAP”) for interim financial information as organized in the Accounting Standards Codification (“ASC”) administrated by the Financial Accounting Standards Board (“FASB”). The accompanying interim Condensed Consolidated Balance Sheet as of March 31, 2026, the interim Condensed Consolidated Statements of Operations, Comprehensive Loss, Redeemable Convertible Preferred Stock and Stockholders’ Deficit, and the interim Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2026 and 2025, are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in management’s opinion, include adjustments consisting of only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of March 31, 2026 and its result of operations for the three months ended March 31, 2026 and 2025 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes included in the Company’s audited annual consolidated financial statements for the year ended December 31, 2025, included in the proxy statement/prospectus filed by CGC on May 6, 2026. The accounting policies applied in the preparation of these interim condensed consolidated financial statements are consistent with those disclosed in the Company’s audited consolidated financial statements and accompanying notes. The disclosures provided herein include only those policies that have been newly adopted or updated during the interim period, if any.

Prior to the receipt of the de-SPAC and PIPE Proceeds, the Company determined that its existing liquidity was not sufficient to fund operations for at least twelve months from the date of issuance of its audited annual consolidated financial statements, which raised substantial doubt about the Company’s ability to continue as a going concern. The Company has experienced net losses and negative cash flows from operations since its inception. The Company expects it will continue to incur significant costs including research and development expenses related to its ongoing operations until it successfully develops a commercial product and achieves revenues adequately to support the Company’s operations. However, Factorial believes that its cash on hand, including the net proceeds from the de-SPAC and PIPE Proceeds will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this filing. Accordingly, management has concluded that the substantial doubt about the Company’s ability to continue as a going concern has been alleviated. Factorial may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated delays in negotiations with Original Equipment Manufacturers (“OEMs”) and tier-one automotive suppliers or other suppliers, supply chain challenges, competitive pressures, and regulatory developments, among other developments. To the extent that Factorial’s current resources are insufficient to satisfy its cash requirements, Factorial may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than Factorial expects, Factorial may be forced to decrease its level of investment in product development or scale back its operations.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its four wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements in accordance with the provisions under ASC Topic 810 Consolidation.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the amounts of expenses during the reporting period. On an ongoing basis, the Company’s management evaluates its estimates, judgments, and methodologies. Significant estimates and assumptions in the consolidated financial statements include those related to warrant liabilities, convertible promissory notes and stock-based compensation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ materially from these estimates under different assumptions or conditions. Changes in estimates are reflected in reported results in the period in which they become known.

Collaboration Arrangements and Partnership Agreements

The Company enters into collaborative arrangements with various parties individually through joint development agreements (“JDAs”) to evaluate and test its technology. The agreements are executed in anticipation of entering into either a purchasing agreement for the Company’s sellable products or jointly developing a commercialized product. As part of the JDAs, the counterparty may either reimburse the Company for certain costs incurred through a fixed fee payment or per unit payment or share certain costs with the Company.

The Company assesses each collaborative arrangement to determine whether it is in scope for ASC Topic 808, Collaborative Arrangements (“ASC 808”). In making the determination, the Company considers whether the arrangement involves joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards that are dependent on the commercial success of such activities. All of the JDAs entered into by the Company have been concluded to be arrangements within the scope of ASC 808. As a result, payments received/paid from/to the counterparties have been netted against the research and development expenses incurred by the Company.

The Company assesses each collaborative arrangement to determine whether it is in scope for ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). In making the determination, the Company considers if some or all aspects of the arrangement represent a transaction with a customer. All of the JDAs entered into by the Company to date have been concluded to be arrangements outside the scope of ASC 606. As a result, no revenue has been recognized by the Company.

For the three months ended March 31, 2026, and 2025, the Company recognized approximately $3,410 and $34, respectively in expense reimbursements from arrangements, which are recorded net within research and development expenses on the condensed consolidated statements of operations. The Company had one partner that accounted for $3,360 in expense reimbursements for the three months ended March 31, 2026.

In February 2026, the Company entered into a new development agreement with PowerCo SE (“PowerCo”). The development agreement has various terms and conditions and has a term of fifteen months; however, PowerCo has the right to terminate under certain conditions. The Company entered into this development agreement for purposes of assessing its technology through evaluation and testing of its batteries.

In January 2026, the Company entered into a partnership agreement with a note holder as further described in Note 7. The partnership agreement includes up to $900 of consideration for the performance of research and development services to the note holder.

Deferred Transaction Costs

The Company complies with the requirements of ASC 340, Other Assets and Deferred Costs, with regards to transaction costs. Prior to the completion of the transaction (potential business combination with Cartesian Growth Corporation III) as mentioned in Note 1 of the audited annual consolidated financial statements for the year ended December 31, 2025, direct transaction costs are capitalized as deferred transaction costs. If the transaction is completed, the deferred transaction costs are charged to additional paid-in capital and offset the proceeds received from the potential business combination. As of March 31, 2026, and December 31, 2025, the Company had $3,468 and $1,423 of deferred transaction costs incurred, respectively.

Convertible Promissory Notes, Fair Value

During January 2026, the Company entered into Note Purchase Agreements and a Convertible Promissory Note Agreement pursuant to which it could receive proceeds up to $5,340 (the “January 2026 Notes”) from new investors. The Company determined that it is eligible for the fair value option election in connection with the Convertible Promissory Notes. The Convertible Promissory Notes meet the definition of a “recognized financial liability” which is an acceptable financial instrument eligible for the fair value option under ASC Topic 825 Financial Instruments (“ASC 825”). At the date of issuance, the fair value of the Convertible Promissory Notes were derived using the scenario-based method (“SBM”) as further described in Note 3. The fair value option election was made to enhance the relevance and transparency of information presented related to the features embedded in the Convertible Promissory Notes.

Changes in the fair value of the Convertible Promissory Notes are recorded as gains or losses in the Company’s consolidated statements of operations in each reporting period. For the three months ended March 31, 2026, the Company recorded a loss on the change in fair value of convertible promissory notes of $300.

Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. After completion of the business combination described in Note 15, the Company expects it will be considered an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “Jobs Act”). The Jobs Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to avail itself of this extended transition period and, as a result, the Company will not be required to adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). ASU 2025-05 provides optional practical expedients intended to simplify the application of the current expected credit loss model to current trade accounts receivable and current contract assets arising from revenue transactions under Topic 606. The amendments will be effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted in both interim and annual reporting periods in which financial statements have not yet been issued or made available for issuance. The Company adopted the guidance effective January 1, 2026. The adoption did not have a material impact on its accounting policies, financial position, results of operations, or cash flows, given the short-term nature and historically no loss experience of its trade receivables and contract assets.

New Accounting Pronouncements – Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (DISE) (“ASU 2024-03”), requiring additional disclosure of the nature of expenses included in the income statement. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. The amendment in this update applies to all public business entities and is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The Company is currently evaluating the provisions of the amendments and the impact on its disclosures.

Note 3 - Fair Value Measures

The Company’s financial assets subject to fair value measurements on a recurring basis. The following table presents information about the Company’s financial assets and liabilities measured at fair value and the level of input utilized to determine such fair values (in thousands):

	Fair value measurements as of March 31, 2026
	Total	Level 1	Level 2	Level 3
Assets:
Money market (included in cash and cash equivalents)	$10,245	$10,245	$—	$—
Money market (included in restricted cash)	884	884	—	—
Total Assets	$11,129	$11,129	$—	$—
Liabilities:
Warrant liability Series B-1	$681	$—	$—	$681
Warrant liability Series D	2,803	—	—	2,803
Convertible promissory notes – related parties	20,296	—	—	20,296
Convertible promissory notes	4,600	—	—	4,600
Total Liabilities	$28,380	$—	$—	$28,380

	Fair value measurements as of December 31, 2025
	Total	Level 1	Level 2	Level 3
Assets:
Money market (included in cash and cash equivalents)	$14,152	$14,152	$—	$—
Money market (included in restricted cash)	881	881	—	—
Total Assets	$15,033	$15,033	$—	$—
Liabilities:
Warrant liability Series B-1	$608	$—	$—	$608
Warrant liability Series D	2,770	—	—	2,770
Convertible promissory notes – related parties	18,889	—	—	18,889
Convertible promissory notes	—	—	—	—
Total Liabilities	$22,267	$—	$—	$22,267

The following table presents a roll-forward of the aggregate fair values of the Company’s Warrant liabilities and the Company’s Convertible promissory notes for which fair value is determined by Level 3 inputs (in thousands):

				Convertible
				Promissory
		Warrant	Warrant	Notes	Convertible
		Liability	Liability	Related	Promissory
	Total	Series B - 1	Series D	Parties	Notes
December 31, 2024	$1,148	$114	$1,034	$—	$—
Issuance of convertible promissory notes	—	—	—	—	—
Loss on issuance	—	—	—	—	—
Change in fair value	—	—	—	—	—
March 31, 2025	$1,148	$114	$1,034	$—	$—
Issuance of convertible promissory notes	10,000	—	—	10,000	—
Loss on issuance	4,500	—	—	4,500	—
Change in fair value	6,619	494	1,736	4,389	—
December 31, 2025	$22,267	$608	$2,770	$18,889	$—
Issuance of convertible promissory notes	4,300	—	—	—	4,300
Loss on issuance	—	—	—	—	—
Change in fair value	1,813	73	33	1,407	300
March 31, 2026	$28,380	$681	$2,803	$20,296	$4,600

Certain of the Company’s financial instruments are not measured at fair value on a recurring basis but are recorded at amounts that approximate their fair value due to their liquid or short-term nature, such as accounts payable, accrued expenses, and other current liabilities.

Warrant Liability Series B-1

In connection with the issuance of Series B-1 redeemable convertible preferred stock of the Company (“Series B-1”) on October 28, 2019, the Company entered into a warrant agreement with Massachusetts Development Finance Agency, or its registered assignees to purchase 19,930 Series B-1 redeemable convertible preferred stock (“Series B-1 Warrant Agreements”). The warrant was issued at a purchase price of $0.81 per share, with a maturity date of February 1, 2029, or the closing of the Company’s Initial Public Offering.

Warrant Liability Series D

In connection with the issuance of Series D redeemable convertible preferred stock of the Company (“Series D”) on November 30, 2021, the Company entered into a warrant for preferred stock with each of Mercedes-Benz Investment Company LLC and Stellantis(each a “Holder”) (“Series D Agreement”). Upon closing of the Series D Agreement, Mercedes-Benz Investment Company LLC and its affiliates (“Mercedes-Benz”) and Stellantis became related parties to the Company. During 2022, the Warrant Agreements were amended and restated with both Stellantis and Mercedes-Benz to eliminate certain milestone-based provisions. The Amended Warrants modified the original agreements by setting the number of shares issuable upon exercise at a fixed 137,814 shares per Holder at a fixed price of $27.2105 per share. The warrants have a maturity date of February 1, 2029, or the closing of the Company’s Initial Public Offering. The Amended Warrants remain consistent with the Warrant Agreements to require settlement through the issuance of the then most senior redeemable convertible preferred stock of the Company to the Holder. At inception, the monetary value of the obligation is based on a fixed monetary amount known at inception.

To estimate the fair value of the Series B-1 and D Warrant Agreements, the Company applied the Probability Weighted Equity Return Method (“PWERM”). Under this approach, the Company develops multiple scenarios and ascribes a probability weighting to each scenario and related estimated fair value. Key inputs and assumptions in the PWERM include the probability and the estimated value of the security in each liquidity scenario, in addition to scenario specific assumptions. The two scenarios used in the valuation of the Series B-1 and D Warrant Agreements are a SPAC Exit scenario and Option Pricing Method scenario. The Company applied a 90% weighting to the SPAC Exit Scenario and 10% to the Option Pricing Method (“OPM”) scenario as of March 31, 2026. The Company applied a 75% weighting to the SPAC Exit Scenario and 25% to the OPM scenario as of December 31, 2025.

The following are assumptions used in valuing the Series B-1 and D Warrant Agreements in the SPAC Exit scenario, as of March 31, 2026:

	Series B-1	Series D
Discount rate	25%	25%
Expected life (in years)	0.20	0.20
Future projected price per share	$37.76	$37.76
Strike price	$0.08	$27.21

The following are assumptions used in valuing the Series B-1 and D Warrant Agreements in the SPAC Exit scenario, as of December 31, 2025:

	Series B-1	Series D
Discount rate	25%	25%
Expected life (in years)	0.38	0.38
Future projected price per share	$37.76	$37.76
Strike price	$0.08	$27.21

The significant unobservable inputs used in the fair value measurement of the Series B-1 and D warrant liability in the SPAC Exit scenario are the discount rate and the expected life. The future projected price per share is estimated based on the SPAC purchase price as outlined in the Company’s Business Combination Agreement. The discount rate reflects current market assessments of the time of value of money and the risks specific to the Company given its stage of development.

The expected life is based upon the fact that the Warrant Agreements would not persist through a liquidity event, and therefore the expected life is based upon management’s estimated holding period to an exit/liquidity event.

The following are the assumptions used in valuing the Series B-1 and D Warrant Agreements in the OPM scenario, as of March 31, 2026:

	Series B-1	Series D
Share value	$18.16	$33.61
Assumed volatility	90%	37%
Assumed risk-free interest rate	3.8%	3.8%
Expected life (in years)	2	2
Expected dividends	—	—

The following are the assumptions used in valuing the Series B-1 and D Warrant Agreements in the OPM scenario, as of December 31, 2025:

	Series B-1	Series D
Share value	$18.14	$33.71
Assumed volatility	90%	37%
Assumed risk-free interest rate	3.5%	3.5%
Expected life (in years)	2	2
Expected dividends	—	—

The significant unobservable inputs used in the fair value measurement of the Series B-1 and D warrant liability in the OPM scenario are the equity value of the Company, the expected life and assumed volatility. The equity value of the Company is derived from a discounted cash flow analysis based on the Company’s best estimates of future cash flows. The assumptions underlying these valuations include projected future revenue and cash flows, discount rates, market adjustments and multiples, selection of comparable companies, the lack of marketability of our equity, and probability of possible future events, including the expected time to liquidity. These underlying assumptions represent our best estimates at the time they were made, which involves inherent uncertainty and the application of judgment. Changes to the key assumptions and estimates used in the valuations could result in materially different fair values of our common and preferred stock at each valuation date.

The expected life is based upon the fact that the Warrant Agreements would not persist through a liquidity event, and therefore the expected life is based upon management’s estimated holding period to an exit/liquidity event. The expected volatility is based upon observed historical volatilities of a cohort of guideline public companies. Equity allocation mechanics are based upon the distribution waterfall as outlined in the Company’s operating agreement. Significant increases (decreases) in the equity value, the expected life, or the assumed volatility, could result in significantly higher (lower) fair value measurements.

As of March 31, 2026, the Company had reserved 295,558 shares of common stock for potential conversion of Series B-1 and D Warrants.

Convertible Promissory Notes – Related Parties

To estimate the fair value of the August 2025 Notes, the Company applied the SBM method. The fair value of the August 2025 Notes includes an estimate of the value of accrued interest. The significant unobservable inputs used in the fair value measurement of the August 2025 Notes are the underlying share value, the expected life, assumed volatility, assumed discount rate, share value, and the probability of scenarios.

The assumptions used in determining the fair value of the August 2025 Notes under the SBM during the three months ended March 31, 2026, were as follows:

Series D
Three Months Ended
March 31, 2026
SPAC Exit Scenario	85%
Qualified Financing Scenario	7.5%
Dissolution Scenario	7.5%
Assumed volatility	40%
Assumed risk-free interest rate	3.7%
Expected life (in years)	0.50
Assumed discount rate	20%
Share value	$37.35

The assumptions used in determining the fair value of the August 2025 Notes under the SBM as of December 31, 2025, were as follows:

Series D
December 31, 2025
SPAC Exit Scenario	75%
Qualified Financing Scenario	15%
Dissolution Scenario	10%
Assumed volatility	40%
Assumed risk-free interest rate	3.50%
Expected life (in years)	0.75
Assumed discount rate	20%
Share value	$34.47

To estimate the share value of the Series D redeemable convertible preferred stock we used a PWERM. The two scenarios used in the estimation of the Series D redeemable convertible preferred stock are a SPAC Exit scenario and Option Pricing Method scenario. As of March 31, 2026, we applied a 85% weighting to the SPAC Exit scenario and 15% weighting to the Option Pricing Method scenario.

Convertible Promissory Notes

To estimate the fair value of the January 2026 Notes, the Company applied the SBM method. The fair value of the January 2026 Notes includes an estimate of the value of accrued interest. The significant unobservable inputs used in the fair value measurement of the January 2026 Notes are the underlying share value, the expected life, assumed volatility, assumed discount rate, share value, and the probability of scenarios.

The assumptions used in determining the fair value of the January 2026 Notes under the SBM during the three months ended March 31, 2026, were as follows:

	Three Months Ended
	March 31, 2026	January 26, 2026
SPAC Exit Scenario	85%	80%
Qualified Financing Scenario	7.5%	10%
Dissolution Scenario	7.5%	10%
Expected life (in years)	0.50	0.68
Assumed discount rate	20%	20%

Note 4 - Property and Equipment

Property and equipment, net consists of the following (in thousands):

	As of
	March 31, 2026	December 31, 2025
Leasehold improvements	$10,680	$10,680
Machinery and equipment	16,081	16,315
Furniture and fixtures	414	419
Computer and software	211	216
Buildings	1,160	1,227
Building Fixtures	1,256	1,206
Land	3,196	3,382
Advances on purchases of property and equipment	617	632
Total	$33,615	$34,077
Accumulated depreciation	(13,409)	(12,801)
Total	$20,206	$21,276

Advances on purchases of property and equipment are payments made before the related asset (such as machinery and equipment) are delivered and are not depreciated until the asset is placed in service.

Depreciation expense totaled $882 and $1,984 for the three months ended March 31, 2026, and 2025, respectively, and was recorded as operating expenses in the condensed consolidated statements of operations. Depreciation expense was allocated as $850 and $1,775 to research and development expense, net and $32 and $209 to selling, general and administrative expenses for the three months ended, March 31, 2026, and 2025, respectively.

Note 5 - Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	As of
	March 31, 2026	December 31, 2025
Accrued compensation and benefits	$838	$760
Accrued audit and tax services	166	67
Accrued legal and professional	320	172
Accrued transaction costs	2,327	1,423
Accrued other	477	559
Total accrued expenses	$4,128	$2,981

NOTE 6 – CONVERTIBLE PROMISSORY NOTES – RELATED PARTIES

The following table shows the components of the Company’s indebtedness (in thousands):

Three Months Ended
March 31, 2026
Total convertible promissory notes - related parties, at fair value as of December 31, 2025	$18,889
Change in fair value	1,407
Total convertible promissory notes - related parties, at fair value	$20,296

NOTE 7 – CONVERTIBLE PROMISSORY NOTES

During January 2026, the Company issued the January 2026 Notes pursuant to which it could receive proceeds up to $5,340. The January 2026 Notes bear interest of 5% per annum and mature on either August 1, 2028 or January 1, 2029. The January 2026 Notes provide the holders with certain conversion features including: a mandatory conversion upon a qualified financing event, an optional conversion upon a non-qualified financing event and an optional conversion upon an acquisition of the Company.

Concurrently with the issuance of the January 2026 Notes, the Company entered into a partnership agreement with a note holder. Pursuant to the partnership agreement, the Company may receive up to $2,240 in total consideration. The deliverables of the partnership agreement coincide with payments to the Company on the convertible note. Deliverables under the partnership agreement are aligned with, and contingent upon, funding milestones under the convertible note, which provide for up to $1,340 in aggregate principal funding to the Company of which $300 in proceeds have been received as of March 31, 2026, with an issuance cost of $37. The note holder had the option to request funding in part or in full. Subsequently, on May 18, 2026, the Company received the remaining proceeds of $1,040. In addition, the partnership agreement includes up to $900 of consideration for the performance of research and development services to the note holder.

The following table shows the components of the Company’s indebtedness (in thousands):

Three Months Ended
March 31, 2026
Convertible promissory notes principal balance	$4,300
Change in fair value	300
Total convertible promissory notes, at fair value	$4,600

Note 8 - Commitments and Contingencies

Leases

The Company’s leases include various operating leases for offices, laboratory space, and storage space, expiring at various dates through November 2032. Many leases include one or more options to renew. The Company does not assume renewals in the determination of the lease term unless the renewals are deemed to be reasonably certain. The Company’s finance lease for the facility in Methuen, Massachusetts was terminated in October 2025. Fixed rent generally escalates each year, and the Company is responsible for a portion of the landlords’ operating expenses such as property tax, insurance, and common area maintenance.

The components of lease expenses recorded within the condensed consolidated statements of operations for the three months ended March 31, 2026, and 2025 are as follows (in thousands):

	Three Months Ended March 31,
	2026	2025
Finance lease costs:
Amortization of right-of-use assets	$—	$207
Interest on financing lease liabilities	—	185
Total finance lease costs	—	392
Operating lease costs:
Operating lease expenses	480	497
Variable lease expenses	217	199
Short-term lease expenses	—	18
Total operating lease costs	697	714
Total lease expenses	$697	$1,106

Other information related to agreements treated as finance and operating leases was as follows:

	Three Months Ended March 31,
	2026	2025
Operating cash flows from operating leases	$(489)	$(493)
Financing cash flows from finance lease	$—	$(353)

	As of
	March 31, 2026	December 31, 2025
Weighted-average remaining lease term – operating leases (years)	5.5	5.9
Weighted-average discount rate – operating leases	8.04%	8.05%
Remaining lease term – finance lease (years)	—	—
Discount rate – finance lease	N/A	N/A

The remaining lease obligations are substantially unchanged from year end.

Legal Proceedings

From time to time, the Company may be subject to legal claims or be party to legal proceedings arising in the normal course of business. While the outcome of such claims or proceedings cannot be predicted with certainty, the Company’s management expects that any such liabilities, to the extent not provided for by insurance or otherwise, would not have a material effect on the Company’s financial condition, results of operations or cash flows.

The Company is party to an arbitration, initiated on March 14, 2025, before the International Centre for Dispute Resolution. A hearing was conducted in June 2026, and post-hearing submission are due in July 2026. The hearing is regarding a contractual dispute in which a vendor is seeking $4,900 in damages, interest, and other relief. The Company does not believe that such payment is owed, is defending against such claims, and it has asserted counterclaims. The Company believes that a loss is neither probable nor remote and is unable to reasonably estimate the amount or range of possible loss due to the stage of the proceedings and the uncertainty regarding the resolution of the competing claims.

Note 9 - Redeemable Convertible Preferred Stock

No redeemable convertible preferred stock was issued, converted, or redeemed during the three months ended March 31, 2026. Total carrying value remains $249,652. Terms and rights are unchanged from the audited annual consolidated financial statements for the year ended December 31, 2025.

Note 10 - Common Stock

The Company was authorized to issue 32,000,000 shares of its common stock as of March 31, 2026, and December 31, 2025. The voting, dividend, and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preference of the Preferred Stockholders set forth in Note 9 - Redeemable Convertible Preferred Stock.

Each share of common stock entitles the holder to one vote, together with the Preferred Stockholders, on all matters submitted to a vote of the Company’s stockholders. Terms and rights are unchanged from the audited annual consolidated financial statements for the year ended December 31, 2025.

Total common shares issued and outstanding were 5,068,690 as of March 31, 2026.

Note 11 - Stock Based Compensation

Equity Compensation Plans

The 2019 Stock Incentive Plan (the “2019 Plan”), was adopted by the Board of Directors to reserve a sufficient number of shares to facilitate the grants of stock options and restricted stock to employees, officers and directors, non-employee advisors and consultants in exchange for certain services. Awards granted under the 2019 Plan are issued at the discretion of the Board of Directors. Awards generally vest over four years; however, vesting terms are subject to terms set forth by the Board of Directors when the award is granted. Stock options granted under the 2019 Plan expire 10 years from the date of grant, which was subsequently amended.

Share-Based Compensation Awards

The Company estimates the fair value of stock options with service conditions and performance conditions using the Black-Scholes valuation model. The resulting fair value is recorded as compensation cost on a straight-line basis over the requisite service period. The key inputs and assumptions used to estimate the fair value of stock options include the value of the underlying stock at grant date, expected term, stock price volatility, the appropriate annual risk-free rate, and expected annual dividend yield.

Given the Company’s lack of historical data, the Company’s estimate of the expected term was calculated in accordance with the simplified method. Additionally, the Company has identified publicly traded comparable companies with similar characteristics (e.g., lithium battery manufacturing) whose historical stock price volatilities were used in the estimation of expected volatility. The risk-free interest rate is based on the U.S. Treasury zero coupon instrument with a duration/term that equals the expected term calculated by the Company.

For stock options with performance conditions, vesting is also subject to service conditions; however, the number of options that ultimately vest also depends on the attainment of certain predefined performance criteria. Note that stock options with performance conditions were issued to two strategic consultants of the Company and the performance criteria are related to the achievement of certain third-party purchase orders and contracts. No stock options with performance conditions were granted during the three months ended March 31, 2026.

The assumptions made for purposes of estimating the fair value under the Black Scholes valuation model for stock options granted during the three months ended March 31, 2026 and 2025 were as follows:

Three Months Ended March 31,
	2026	2025
Expected term of options (years)	5.00 - 6.07	5.00 - 6.06
Risk free interest rate	3.83% - 3.98%	4.02% - 4.43%
Volatility	60.92% - 65.79%	64.37% - 65.81%
Expected dividend yield	—	—
Common stock grant date fair value per share	$25.18 - $27.78	$3.23
Option grant date fair value per share	$13.89 - $17.42	$1.87 - $2.03

For the three months ended March 31, 2026, and 2025, the Company recorded stock-based compensation expense of $1,534 and $3,857, respectively. The following table provides stock-based compensation expense by class reflected in the Company’s condensed consolidated statements of operations related to stock options (including stock options with performance conditions) for the three months ended March 31, 2026, and 2025 (in thousands):

	Three Months Ended March 31,
	2026	2025
Research and development	$240	$347
Selling, general and administrative	1,294	3,510
Total	$1,534	$3,857

Stock Options

The following table summarizes stock option activity for the three months ended March 31, 2026, and 2025:

			Weighted-
			Average
			Remaining
		Weighted-	Contractual	Aggregate
	Number of	Average	Term	Intrinsic Value
	Options	Exercise Price	(Years)	(in thousands)
Outstanding as of December 31, 2024 (1)	5,085,269	$6.78	7.28	$1,172
Granted	594,691	3.23
Exercised	(300)	8.21		—
Cancelled or forfeited	(555,215)	3.86
Outstanding as of March 31, 2025	5,124,445	$3.00	7.11	$1,172
Options vested and expected to vest as of March 31, 2025 (2)	5,004,445	$3.00	7.08
Exercisable as of March 31, 2025	3,696,298	$2.91	6.68	$1,172

			Weighted-
			Average
			Remaining
		Weighted-	Contractual	Aggregate
	Number of	Average	Term	Intrinsic Value
	Options	Exercise Price	(Years)	(in thousands)
Outstanding as of December 31, 2025 (3)	5,546,772	$3.83	6.94	$31,996
Granted	33,580	25.45
Exercised	(29,252)	3.10	667
Cancelled or forfeited	(12,179)	5.08
Outstanding as of March 31, 2026	5,538,921	$4.03	6.72	$131,528
Options vested and expected to vest as of March 31, 2026 (4)	5,448,921	$4.05	6.71
Exercisable as of March 31, 2026	4,436,262	$3.06	6.18	$109,673
(1)	Includes 245,628 of stock options subject to performance conditions
(2)	Does not include 120,000 stock options subject to performance conditions which are improbable as of March 31, 2025.
(3)	Includes 215,628 of stock options subject to performance conditions
(4)	Does not include 90,000 stock options subject to performance conditions which are improbable as of March 31, 2026.

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had exercise prices lower than the fair value of the Company’s common stock. As of March 31, 2026 there was $6,803 of total unrecognized stock-based compensation expense to be recognized over a weighted-average period of 4 years, respectively. As of March 31, 2026, the Company had $656 of total unrecognized stock-based compensation expense included in the total above for stock options with performance conditions currently considered not probable of achievement.

Note 12 - Net Loss Per Common Share

Basic and diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period.

Basic and diluted losses per share are calculated as follows (in thousands, except share and per share data):

	Three Months Ended March 31,
	2026	2025
Numerator:
Net loss	$(8,575)	$(12,870)
Net loss attributable to common stockholders—basic and diluted	$(8,575)	$(12,870)
Denominator:
Weighted average number of common shares outstanding	5,056,994	5,016,149
Net loss per share attributable to common stockholders—basic and diluted	$(1.70)	$(2.57)

The following common stock equivalents were excluded from the calculation of diluted loss per share attributable to common stockholders because their inclusion would have been anti-dilutive:

	Three Months Ended March 31,
	2026	2025
Series A‑1 redeemable convertible preferred stock	1,234,568	1,234,568
Series A‑2 redeemable convertible preferred stock	2,362,204	2,362,204
Series B‑1 redeemable convertible preferred stock	2,718,539	2,718,539
Series C‑1 redeemable convertible preferred stock	3,570,724	3,570,724
Series C‑2 redeemable convertible preferred stock	2,513,698	2,513,698
Series D redeemable convertible preferred stock	5,950,204	5,950,204
Preferred stock warrants	295,558	295,558
Preferred stock issued upon conversion of convertible promissory notes (1)	560,024	—
Options to purchase common stock	5,538,921	5,124,445
Restricted stock units	1,394,670	1,414,922
(1)	Due to the multiple conversion options provided for within the Company’s convertible promissory notes, the Company applied the if-converted method to the calculation of the anti-dilutive shares underlying such notes to determine the estimated shares that the notes would convert into as of March 31, 2026. This assumption included consideration of the multiple conversion features and applying probability weightings to an assumed price of approximately $38 per share ($19 per share after applying the 50% discount).

NOTE 13 – SEGMENT INFORMATION

The Company conducts business as a single operating segment. In reaching this conclusion, management considers the definition of the (“CODM”), how the business is defined by the CODM, the nature of the information provided to the CODM, and how that information is used to make operating decisions, allocate resources, and assess performance. The Company’s CODM is the chief executive officer. The results of operations provided to and analyzed by the CODM are at the consolidated level which is the level that the CODM manages the business, allocates resources, makes key resource decisions, and assesses performance.

The key measure of segment profit and loss that the CODM uses to allocate resources and assess performance is the Company’s net loss. The table below shows a reconciliation of the Company’s net loss, including the significant expense categories regularly provided to and reviewed by the CODM, as computed under U.S. GAAP to the Company’s total net loss in the condensed consolidated statements of operations:

	Three Months Ended March 31,
	2026	2025
Operating expenses
Reimbursement from JDAs and others	$3,410	$34
Payroll expense	(5,860)	(8,133)
Occupancy expense	(859)	(1,497)
Professional service expense	(916)	(606)
Research and development expense	(933)	(537)
Depreciation expense	(882)	(1,984)
Other operating expense	(451)	(399)
Loss from operations	$(6,491)	$(13,122)
Total other income (expense), net	(2,084)	252
Net loss	$(8,575)	$(12,870)

Assets provided to CODM are consistent with those reported on the condensed consolidated balance sheet with particular emphasis on the company’s available liquidity, including its cash and cash equivalents reduced by current liabilities. All long-lived assets are maintained in, and all losses are attributable to the United States of America and South Korea.

NOTE 14 - Related Party Transactions

Collaboration Arrangements

The Company has established JDAs with various partners with some of the partners also making investments in the Company through the purchase of preferred shares. In connection with the Series D Agreements, the Company entered into both Warrant and JDA agreements with Mercedes-Benz and Stellantis.

Uwe Keller, a member of the Company’s Board of Directors, represents Mercedes-Benz who is an investor in the Company’s Preferred Stock and holder of Series D Warrants. For the three months ended March 31, 2026, the Company recognized no expense reimbursements for the services provided under the JDA with Mercedes-Benz. For the three months ended March 31, 2025, the Company recognized $24 in expense reimbursements for the services provided under the JDA with Mercedes-Benz, which are recorded net within research and development expenses on the condensed consolidated statement of operations. There were no amounts due from Mercedes-Benz as of March 31, 2026, and December 31, 2025.

Michael Bly, a member of the Company’s Board of Directors, represents Stellantis who is an investor in the Company’s Preferred Stock and holder of Series D Warrants. For the three months ended March 31, 2026, and 2025, the Company recognized no expense reimbursements for the services provided under the JDA with Stellantis. There were no amounts due from Stellantis as of March 31, 2026. Amounts due from Stellantis totaled $1,000 which are included in receivables under collaboration agreements on the condensed consolidated balance sheets as of December 31, 2025.

In August 2025, the Company modified its existing JDA with Stellantis. The modified JDA required the Company to make a $2,000 payment to Stellantis for services related to the production and testing of a demo fleet. The Company and Stellantis jointly developed a production timeline as outlined in the agreement, which includes deliverables of Stellantis to the Company through June 2027 such as, module and pack safety reports, battery management system results, installation and retrofitting of test cells, and validation results of the demo fleet. In December 2025, the Company prepaid $2,000 to Stellantis for these services. As of March 31, 2026, and December 31, 2025, $40 and $160 are included in other non-current assets, respectively on the condensed consolidated balance sheets. As of March 31, 2026, and December 31, 2025, $910 and $950 are included in prepaid expenses and other current assets, respectively on the condensed consolidated balance sheets. During the three months ended March 31, 2026, $160 of expense was recognized as part of the agreement and is included in research and development expenses on the condensed consolidated statements of operations.

Consulting Arrangements

In March of 2020, the Company entered into a consulting services agreement with Joseph Taylor who also serves as Executive Chairman of the Company’s Board of Directors. For the three months ended March 31, 2026 and 2025, the Company incurred $88 and $44, respectively in expenses for consulting services provided by Joseph Taylor recorded within selling, general and administrative expenses on the condensed consolidated statements of operations. Amounts due to Joseph Taylor totaled $30 and $190 as of March 31, 2026, and December 31, 2025, respectively and are included in accounts payable.

Note 15 - Subsequent Events

The Company has evaluated subsequent events through June 10, 2026.

As discussed in Note 1, on June 5, 2026, upon the closing of the de-SPAC Transaction, the Company became a wholly-owned subsidiary of CGC. Under the BCA, each outstanding Class A ordinary share of CGC (each, a “CGC Class A Share”), each outstanding Class B ordinary share of CGC and each outstanding preference share of CGC was converted into one share of Series A Common Stock, par value $0.00001 per share, (the “PubCo Series A Common Stock”). Each share of Factorial Common Stock (excluding treasury shares, dissenting shares and shares held by the Factorial founders) issued and outstanding as of immediately prior to the Effective Time, was automatically canceled and extinguished and exchanged for a number of shares of PubCo Series A Common Stock equal to the consideration ratio of approximately 3.67 (the “Consideration Ratio”), which was based on an implied Factorial equity value of $1,100,000. Each share of Factorial Common Stock held by the Factorial Founders issued and outstanding as of immediately prior to the Effective Time, was automatically canceled and extinguished and exchanged for a number of shares of Series B Common Stock, par value $0.00001 per share (the “PubCo Series B Common Stock”) equal to the Consideration Ratio. Each share of Factorial Preferred Stock issued and outstanding as of immediately prior to the Effective Time was automatically canceled and extinguished and converted into the right to receive a number of shares of PubCo Series A Common Stock, par value $0.00001 per share, equal to the Consideration Ratio. PubCo received gross proceeds of approximately $112,100 in connection with the de-SPAC Transaction and the sale of a private placement of PubCo Series A Common Stock, prior to the payment of transaction expenses.

Additionally, and in congruence with the consummation of the de-SPAC transaction, each option to purchase Factorial Common Stock (each, a “Factorial Option”), whether vested or unvested, ceased to represent the right to purchase Factorial Common Shares and was canceled in exchange for options to purchase PubCo Series A Common Stock under the equity incentive plan adopted by CGC in advance of the Closing (the “PubCo Equity Incentive Plan”), in an amount equal to the product of (x) the number shares of Factorial Common Stock subject to such Factorial Option immediately prior to the Effective Time, multiplied by (y) the Consideration Ratio, at an exercise price per share equal to the quotient of (i) the exercise price per share of such Factorial Option immediately prior to the Effective Time, divided by (ii) the Consideration Ratio, and generally subject to the same terms and conditions that applied to the corresponding Factorial Option immediately prior to the Effective Time. Each restricted stock unit award that was outstanding with respect to Factorial Common Stock (each, a “Factorial RSU Award”), whether vested or unvested, ceased to have any rights in respect of the Factorial Common Stock and was canceled in exchange for a restricted stock unit award under the PubCo Equity Incentive Plan that settled in a number of shares of PubCo Series A Common Stock in an amount and subject to such terms and conditions, in each case, as set forth on the allocation schedule, that was generally subject to the same terms and conditions that applied to the corresponding Factorial RSU Award immediately prior to the Effective Time.

On April 1, 2026, the Company modified an outstanding equity award granted to a consultant that included performance based vesting conditions. As a result of the modification, 90,000 previously granted stock options were forfeited. Pursuant to the modification, and contingent upon the closing of the Company’s pending business combination, the Company is required to grant the consultant RSUs with an aggregate grant date fair value of $250. Additionally, the modification provides for the issuance of 100,000 RSUs subject to performance conditions as defined in the amended agreement.

On April 27, 2026, the Company entered into a definitive agreement to sell its wholly-owned subsidiary Factorial Germany GmbH for a total consideration of $6. The transaction will close at a later date, subject to the satisfaction of customary closing conditions in accordance with German law and registration with the German Commercial Register.

On May 18, 2026, the Company received $1,040 of proceeds related to the January 2026 Notes.

On June 5, 2026, the Company entered into an agreement with Clear Street LLC (“Clear Street”), pursuant to which Clear Street agreed to act as capital markets advisor to the Company for a term of twelve months. As consideration for these services, the agreement provides for the issuance to Clear Street of 100,000 shares of PubCo Series A Common Stock.

Factorial Energy Inc.

86,441,489 Shares of Series A Common Stock by the Selling Securityholders

13,800,000 Shares of Series A Common Stock Issuable Upon the Exercise of Public Warrants

PROSPECTUS

      , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses will be paid by us in connection with the issuance and distribution of the securities being registered. We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us, if any, upon the exercise of the Options or the Warrants to the extent such Options or Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. In addition, we may incur additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. If required, any such additional expenses will be disclosed in a prospectus supplement.

All amounts are estimates, except for the SEC registration fee.

Amount
SEC registration fee		$155,737.69
Accounting fees and expenses		*
Legal fees and expenses		*
Miscellaneous fees and expenses		*
Total expenses	$	*

* These fees will be determined based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

ITEM 14.INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our Factorial Energy Charter, which became effective upon completion of the Business Combination, provides that, to the fullest extent permitted by the DGCL, no director or officer of ours shall be personally liable to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director or officer, as applicable; provided, however, that, with respect to directors, such limitation of liability does not apply to liability (a) for any breach of the director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit; and, with respect to officers, such limitation of liability does not apply to liability (a) for any breach of the officer’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of Factorial Energy. Our Factorial Energy Charter further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of ours shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Factorial Energy Charter further provides that any repeal or modification of such article by its stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director or officer, as applicable, serving at the time of such repeal or modification.

Our Factorial Energy Bylaws provide that each Director and Officer shall be indemnified and held harmless by Factorial Energy to the fullest extent authorized by the DGCL against any and all Expenses and Liabilities incurred in connection with any Proceeding (other than a Proceeding by or in the right of Factorial Energy) by reason of such person’s Corporate Status, provided that such Director or Officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Factorial Energy and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to Proceedings brought by or in the right of Factorial Energy, each Director and Officer shall be indemnified against Expenses incurred in connection therewith, except that no indemnification shall be made in respect of any claim as to which such Director or Officer shall have been finally adjudged liable to Factorial Energy, unless the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought determines that, despite such adjudication of liability, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses as the court deems proper. Non-Officer Employees may, in the discretion of the Board of Directors, be indemnified on similar terms to the fullest extent authorized by the DGCL. The Factorial Energy Bylaws further provide that Factorial Energy shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding within thirty (30) days after receipt of a written request therefor, subject to an undertaking by such Director to repay such amounts if it is ultimately determined that such Director is not entitled to indemnification; advancement of Expenses to Officers and Non-Officer Employees is available at the discretion of the Board of Directors on similar terms. The rights to indemnification and advancement of Expenses provided under the Factorial Energy Bylaws are deemed contractual in nature, vest at the time of the act or omission in question, and shall not be reduced or eliminated by any subsequent amendment, repeal or modification of the Factorial Energy Bylaws.

In connection with the Business Combination, we entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our Factorial Energy Charter and our Factorial Energy Bylaws.

We also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of ours arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 15.RECENT SALES OF UNREGISTERED SECURITIES.

Founder Shares

On November 12, 2024, CGC issued an aggregate of 5,750,000 founder shares to the Sponsor and DirectorCo for a total subscription price of $25,000, or approximately $0.004 per share. On May 1, 2025, pursuant to a share recapitalization, we issued an additional 1,150,000 founder shares to the sponsor, resulting in the company’s initial shareholders holding an aggregate of 6,900,000 founder shares.

CGC’s sponsor and Cantor purchased an aggregate of 6,800,000 private placement warrants at a price of $1.00 per warrant ($6,800,000 in the aggregate), in a private placement that occurred simultaneously with the closing of our initial public offering. Among the private placement warrants, 4,400,000 warrants were purchased by our sponsor and 2,400,000 warrants were purchased by Cantor. Each private placement warrant is exercisable for one Class A ordinary share at $11.50 per share.

On June 5, 2026, the Company sold 7,519,404 shares of common stock to the PIPE Investors pursuant to certain subscription agreements, dated as of December 17, 2025, between CGC, on the one hand, and the PIPE Investors, on the other hand. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

ITEM 16.EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

Exhibit No.	Description

2.1†

Business Combination Agreement, dated as of December 17, 2025, by and among Cartesian Growth Corporation III, Fenway MS, Inc., and Factorial Inc. (incorporated by reference to Annex A-1 in the Registrant’s proxy statement/prospectus filed on May 6, 2026).

2.2

Amendment No. 1 to Business Combination Agreement, dated as of March 26, 2026, by and among Cartesian Growth Corporation III, Fenway MS, Inc., and Factorial Inc. (incorporated by reference to Annex A-2 in the Registrant’s proxy statement/prospectus filed on May 6, 2026).

2.3

Amendment No. 2 to Business Combination Agreement, by and among Cartesian Growth Corporation III, Factorial Inc. and Fenway MS, Inc., dated as of May 18, 2026 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).

3.1	Factorial Energy Inc. Certificate of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
3.2	Factorial Energy Inc. Bylaws (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
4.1	Specimen PubCo Series A Common Stock Certificate of Factorial Energy Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
4.2

Amended and Restated Warrant Agreement, dated June 5, 2026, between Factorial Energy Inc. and Continental Stock Transfer & Trust Company. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).

5.1*	Opinion of Goodwin Procter LLP.
10.1

Amended and Restated Registration Rights Agreement, dated as of June 5, 2026, by and between the Registrant, CGC III Sponsor LLC, CGC III Sponsor DirectorCo LLC, Cantor Fitzgerald & Co., certain former stockholders of Factorial Inc., and other persons and entities (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).

10.2

Form of Investor Stock Purchase Agreement, dated December 17, 2025, by and between the Registrant and each PIPE Investor (incorporated by reference to Annex E in the Registrant’s proxy statement/prospectus filed on May 6, 2026).

10.3# ˄

Common Development Agreement, dated November 26, 2021, by and between Factorial Inc. and Mercedes-Benz Research & Development North America, Inc., as amended by that certain Amendment #1, dated August 1, 2025 (incorporated by reference to the exhibit 10.26 to Registrant’s Registration Statement on Form S-4/A filed on April 14, 2026).

10.4# ˄

Joint Development Agreement, dated August 20, 2021, by and between Factorial Inc. and Hyundai Motor Company (incorporated by reference to the exhibit 10.27 to Registrant’s Registration Statement on Form S-4/A filed on April 14, 2026).

10.5# ˄

Collaboration Agreement, dated August 1, 2025, by and between Factorial Inc. and FCA US LLC (incorporated by reference to the exhibit 10.25 to Registrant’s Registration Statement on Form S-4/A filed on April 14, 2026).

10.6# ˄

Joint Development Agreement, dated February 2, 2026, by and between Factorial Inc. and PowerCo SE (incorporated by reference to the exhibit 10.24 to Registrant’s Registration Statement on Form S-4 filed on March 27, 2026).

10.7 ˄

Sublease, by and among 805 Middlesex Turnpike Owner LLC, ClearMotion, Inc. and Factorial Inc., dated November 11, 2022 (incorporated by reference to the exhibit 10.25 to Registrant’s Registration Statement on Form S-4 filed on March 27, 2026).

10.8+	Employment Agreement by and between the Registrant and Siyu Huang (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
10.9+	Employment Agreement by and between the Registrant and Alex Yu (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
10.10+	Employment Agreement by and between the Registrant and Jason Duva (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
10.11+	Employment Agreement by and between the Registrant and Richard Wei (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
10.12+	Employment Agreement by and between the Registrant and Joseph Taylor (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
10.13+	Form of Restrictive Covenant Agreement (incorporated by reference to the exhibit 10.20 to Registrant’s Registration Statement on Form S-4/A filed on April 14, 2026).

Exhibit No.	Description

10.14+	Factorial Inc. 2019 Stock Incentive Plan, as amended, and forms of award agreements thereunder (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
10.15+	2026 Equity Incentive Plan of Factorial Energy Inc., and forms of award agreements thereunder (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
10.16+	2026 Employee Stock Purchase Plan of Factorial Energy Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
10.17+	Executive Change in Control Severance Plan of Factorial Energy Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
10.18+	Senior Executive Cash Incentive Bonus Plan of Factorial Energy Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
10.19+	Form of Director Indemnification Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
10.20+	Form of Officer Indemnification Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
10.21+	Non-Employee Director Compensation Policy of Factorial Energy Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
16.1

Letter from CBIZ CPAs P.C. to the U.S. Securities and Exchange Commission dated June 10, 2026 (incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
23.1*	Consent of CBIZ CPAs P.C.
23.2*	Consent of RSM US LLP.
23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on signature page to this Registration Statement).
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107*	Filing Fee Table.
*	Filed Herewith.
†

Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

#	Portions of this exhibit have been omitted because they are both (i) not material and (ii) the type of information that the registrant treats as private or confidential.
˄

Certain schedules and similar attachments to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted schedules and similar attachments to the Commission upon its request.

+	Indicates management contract or compensatory plan.

ITEM 17.UNDERTAKINGS.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Billerica, Massachusetts on June 30, 2026.

FACTORIAL ENERGY INC.

By:	/s/ Siyu Huang
Name:	Siyu Huang
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Siyu Huang and Richard Wei, and each of them, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution and full power to act without the other, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Siyu Huang	Chief Executive Officer and Director	June 30, 2026
Siyu Huang	(Principal Executive Officer)

/s/ Richard Wei	Chief Financial Officer	June 30, 2026
Richard Wei	(Principal Financial Officer)

/s/ Jay Scuteri	VP, Finance	June 30, 2026
Jay Scuteri	(Principal Accounting Officer)
/s/ Alex Yu	Co-Founder, Chief Technical Officer and Director	June 30, 2026
Alex Yu
/s/ Joseph M. Taylor	Executive Chairperson	June 30, 2026
Joseph M. Taylor

/s/ Uwe Keller	Director	June 30, 2026
Uwe Keller

/s/ Liad Meidar	Director	June 30, 2026
Liad Meidar

/s/ Jon K. Nelson	Director	June 30, 2026
Jon K. Nelson

/s/ Dieter Zetsche	Director	June 30, 2026
Dieter Zetsche